Filed Pursuant to Rule 424(b)(5) and 424(b)(7)
Registration No. 333-201608

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated January 20, 2015

Preliminary prospectus supplement (To prospectus dated January 20, 2015)

4,700,000 Shares

Common Stock

We are offering 3,275,000 shares of our common stock. The selling stockholder named in this prospectus supplement is offering an additional 1,425,000 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholder.

Our common stock is listed on the Global Select Market of The NASDAQ Stock Market LLC and is traded under the symbol “ABCO.” On January 16, 2015, the last reported sale price of our common stock on the NASDAQ was $48.08 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling stockholder	$	$

The selling stockholder has granted the underwriters a 30-day option to purchase up to an additional 705,000 shares of common stock.

Investing in our common stock involves risks. See “Risk factors ” beginning on page S-12 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the shares will be made to investors on or about                     , 2015.

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch	Morgan Stanley	Barclays

Co-managers

SunTrust Robinson Humphrey	Wells Fargo Securities

Piper Jaffray	William Blair

Raymond James	Stifel

Mitsubishi UFJ Securities	Regions Securities LLC

January     , 2015.

Prospectus Supplement

Prospectus

S-i

About This Prospectus Supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information” in this prospectus supplement and the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus or documents incorporated by reference herein.

Unless the context indicates otherwise, when we refer to the “Advisory Board,” “we,” “our,” and “us” in this prospectus supplement, we mean The Advisory Board Company and its consolidated subsidiaries. When we refer to the “common stock,” we refer to shares of our common stock, par value $0.01 per share.

We, the selling stockholder and the underwriters have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus or any document incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

S-ii

Summary

This summary highlights some of the information contained elsewhere in this prospectus supplement. Please read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement, before you decide whether to invest.

Until our most recent fiscal year, our fiscal year was the 12-month period ending on March 31. Our 2014 fiscal year ended on March 31, 2014 and our 2013 fiscal year ended on March 31, 2013. In November 2014, we elected to change our fiscal year-end from March 31 to December 31. As a result, our most recently-completed fiscal period is a nine-month transition period that began on April 1, 2014 and ended on December 31, 2014.

We have derived some of the information contained in this prospectus supplement concerning the markets and industry in which we operate and the members we serve from publicly available information and from industry sources. Although we believe that this publicly available information and the information provided by these industry sources are reliable, we have not independently verified the accuracy of any of this information.

Unless the context indicates otherwise, references in this prospectus supplement to the “Advisory Board,” “we,” “our,” and “us” mean The Advisory Board Company and its consolidated subsidiaries.

On June 18, 2012, we completed a two-for-one split of our outstanding shares of common stock in the form of a stock dividend. Each stockholder of record received one additional share of common stock for each share of common stock owned at the close of business on May 31, 2012. Share numbers and per share amounts presented in this prospectus supplement for dates before June 18, 2012 have been restated to reflect the impact of the stock split.

Our Company

We are a leading provider of insight-driven performance improvement software and solutions to the rapidly changing health care and higher education industries. Through our subscription-based membership programs, we leverage our intellectual capital to help our clients, which we refer to as our members, solve their most critical business problems. As of September 30, 2014, we served over 4,500 members, including over 3,900 hospitals, health systems and other health care organizations, and approximately 600 colleges and universities.

We launched our first health care program in 1986 and our first higher education program in 2007. Since becoming a public company in 2001, we have increased the number of discrete programs we offer from 13 to 63 as of September 30, 2014. Our health care programs address a range of clinical and business issues, including physician alignment and engagement, network management and growth strategy, value-based care and population health, revenue cycle, clinical operations, and supply chain. Our higher education programs support colleges and universities in enrollment management, academic programming and student learning, faculty recruitment and retention, student advising and success, alumni affairs and advancement, and college and university operations. All of our programs are rooted in best practices and extend across four key areas:

•	Best practices research and insight. Our best practices research and insight programs provide the foundation for all of our other programs. These programs are focused on understanding industry dynamics, identifying best-demonstrated management practices, critically evaluating widely-followed but ineffective practices, and analyzing emerging trends within the health care and education industries.

•	Performance technology software. Our cloud-based business intelligence and software applications allow members to combine insights derived from our best practices research with their own operational and financial data to identify and assess revenue-maximizing, cost-saving, or performance improvement opportunities.

•	Consulting and management services. Our consulting and management services programs assist our members’ own efforts to adopt and implement best practices to improve their performance.

•	Data- and tech-enabled managed services. Our data- and tech-enabled managed services draw on our extensive data resources, distinctive technology platforms, and deep expertise gained over years of experience to apply best practices on behalf of our members and deliver superior results.

For the six months ended September 30, 2014 and the year ended March 31, 2014, the Advisory Board generated revenues of $286.0 million and $520.6 million, respectively.

Our Acquisition of Royall

Acquisition Overview

On January 9, 2015, we completed our acquisition of Royall Acquisition Co. by purchasing 100% of Royall Acquisition Co.’s outstanding capital stock from Royall Holdings, LLC. As a result of this transaction, Royall Acquisition Co. and its three wholly-owned subsidiaries became wholly-owned subsidiaries of the Advisory Board. Unless the context indicates otherwise, references in this prospectus supplement to “Royall” mean Royall Acquisition Co. and its three subsidiaries.

The purchase price for the acquisition, before taking into account specified adjustments, was approximately $871 million, consisting of $750 million in cash and 2,428,364 shares of our common stock, valued at approximately $121 million based on our closing stock price of $49.92 on January 9, 2015, as reported on the NASDAQ Global Select Market. We funded the cash portion of the purchase price and the costs and expenses related to the acquisition with cash on hand and the proceeds from our new $775 million senior secured credit facilities, consisting of a $725 million senior secured term loan facility and a $50 million undrawn revolving credit facility.

Royall Holdings, LLC, or Royall Holdings, is the selling stockholder named in this prospectus supplement and is offering shares it received as part of the acquisition purchase price.

Royall Overview

Royall is a leading provider of strategic, data-driven student engagement and enrollment management, financial aid optimization, and alumni fundraising solutions to the higher education industry. Royall’s goal is to help traditional, non-profit colleges and universities strengthen their national reputations, broaden student enrollment, improve overall academic profiles, and enhance revenue. Over its 25-year history, Royall has developed an effective approach to setting institution-specific engagement and enrollment strategies, using data-driven insights to develop effective messaging, leveraging its tech-enabled platform across multiple communication channels, and deploying analytics to optimize the student enrollment process. We believe this tested approach delivers exceptional outcomes to approximately 290 clients through a renewable and scalable business model.

For the three months ended September 30, 2014 and the year ended June 30, 2014, Royall generated revenues of $22.3 million and $104.6 million, respectively.

Strategic Rationale

With our acquisition of Royall, we are a full-service provider to the nation’s colleges and universities of solutions to help our members address their rapidly evolving challenges. Throughout its 35-year history, the Advisory Board has focused on providing differentiated, renewable, and scalable solutions to transforming industries, namely health care and higher education. Our growth strategy includes adding new members, expanding relationships with existing members, and introducing new programs and solutions across both health care and higher education. Central to our higher education growth strategy is developing products and services that support our members across the entire student lifecycle: finding and enrolling the right students; optimally allocating financial aid; providing effective learning; and graduating students on time to employment and positive contributions in their communities. Our acquisition of Royall furthers this strategy by adding new front-end student engagement and enrollment management capabilities to our existing offerings, including Royall’s Student Success Collaborative, which utilizes predictive analytics to help institutions positively influence outcomes with at-risk and off-path students. Combining these assets creates a large data resource and analytical engine for promoting both student engagement and student success.

We believe our growth prospects will be enhanced by Royall’s market leadership in higher education, track record of delivering measurable return on investment for its clients, exceptional and experienced staff, and tech-enabled, analytics-driven business model. Over time, we aim to realize additional value by expanding member relationships across our portfolio and developing new programs based on our joint assets. Royall’s expected contribution to our revenue growth, operating margin, net income, and cash flows from operations will provide us with additional flexibility to continue investing in both health care and higher education.

Financing Transactions

We intend to use the net proceeds to us from this offering, which we estimate to be approximately $150 million, to repay $150 million of our $725 million senior secured term loan facility. In addition, subject to market conditions, we intend to refinance our existing senior secured credit facilities with new senior secured credit facilities, consisting of a $575 million term loan facility and a $50 million undrawn revolving credit facility. We expect that the annual interest rate on the new term loan facility will be up to approximately 2.00% lower than the annual interest rate on our existing term loan facility. We cannot assure you that we will complete this refinancing or that we will complete it on these terms.

Our Strengths

We are a mission-driven organization with core values, a service ethic, and a results-oriented approach dedicated to helping health care and higher education institutions solve their most pressing problems. Our competitive strengths include the following:

•	Market leader in rapidly changing markets. We are a market leader in both the health care and higher education markets, serving a majority of U.S. hospitals and health systems and a large number of U.S. colleges and universities. Our expertise in health care and higher education allows us to attract into our membership base progressive and highly-regarded institutions where many industry issues are first recognized and where many best practices originate. We believe that our acquisition of Royall significantly enhances our market leadership in higher education and allows us to better serve our members through a variety of new offerings across the student lifecycle.

•	A superior value proposition to members. We believe that our programs offer access to best practices and software at a fraction of the cost that other business services firms charge to provide a comparable customized analysis or solution. Members use our programs to improve the effectiveness of their organizations by increasing productivity, reducing operating costs, and enhancing revenue. We believe that our program prices generally represent a small percentage of the potential benefit members can achieve through successful application of even a portion of the best practices and software that they receive.

•	Extensive membership base and longstanding member relationships. Our membership includes some of the largest and most prestigious health care and higher education institutions in the United States,

including all of the 2013-2014 U.S. News and World Report honor roll hospitals and 88% of the U.S. News and World Report’s top 100 universities for 2014. As of September 30, 2014, our programs reached more than 9,700 chief executive and chief operating officers and 114,000 other senior executives, clinical leaders, department heads, and product-line managers.

•	Broad, insight-driven offerings. We provide a distinctively broad and deep set of best practices research programs, performance technology software programs, consulting and management services, and tech-enabled services, allowing us to assist our members in a variety of ways depending on their specific needs and problem areas. Our health care programs address a wide range of issues, including physician performance, network management, value-based care, revenue cycle, and clinical operations. Our higher education programs focus on such topics as enrollment management, academic programming, faculty productivity, student success, and advancement.

•	Highly renewable, visible, and scalable business model. We derive most of our revenue from multi-year, renewable memberships across our discrete annual programs. Our member institution renewal rate has equaled or exceeded 89% for each of the last five fiscal years through March 31, 2014, which we believe reflects our members’ recognition of the value they derive from participating in our programs. Our economic model, which features a standardized set of services and a highly fixed program cost structure, enables us to add new members to our programs for a low incremental delivery cost, thereby increasing revenue, disproportionately increasing operating profit, and funding investment in new programs for our members.

•	Consistent financial performance and strong cash flows. Since becoming a public company in 2001, we have increased our number of members, contract value per member, total contract value, and revenue nearly every year, including during economic downturns. Over the last five fiscal years, our number of members has grown by an average of 10% annually from 2,761 to 4,534, while our contract value per member has expanded by an average of 8% annually, from approximately $80,000 to approximately $120,000. Our revenue has increased by an average of 19% each year over the same period. The combination of revenue growth, profitable operations, and payment for memberships in advance of accrual revenue typically results in our cash flows from operations exceeding our net income and often approximating our adjusted EBITDA. For additional information about our use of adjusted EBITDA, which is a non-GAAP financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures.”

•	Experienced management team. We have a proven management team with deep expertise in health care and higher education. Our senior executives have averaged 17 years of service with us and have held various roles across our research, technology, and consulting programs and in functional areas ranging from new product development and marketing to finance and human resources. The management team has overseen our growth and been instrumental in expanding our program and service offerings and achieving industry-wide recognition for our company.

Growth Strategy

We believe we are well positioned to capitalize on the favorable characteristics in our target markets and deploy our competitive strengths to continue growing our business. As part of our growth strategy, we plan to:

•	Add new health care and higher education members. We operate in robust markets. We believe there are over 15,000 potential members in the health care market and over 5,000 potential members in the higher education market. Although we currently have an established membership base in these markets, which has been significantly enhanced by our recent acquisition of Royall, we actively seek to continue adding new members. We believe that our business model and existing membership base represent significant assets that we can use to attract additional non-provider health care members and international health care and higher education members.

•	Expand relationships with and create additional value for existing members. We have developed broad and deep relationships with over 4,500 members and over 200,000 executives across our health care and higher education programs. As members recognize benefits from one program, they may seek out or become strong candidates for other programs and services. In addition, our steady interaction with members through sales force visits, program development and delivery, and account management provides us with insight into which of our programs would be most suitable for them.

•	Continue innovating through member-driven product development. As our markets rapidly evolve, we seek to expand our portfolio of programs and services through development of new programs and successful execution and integration of acquisitions and strategic partnerships. Each year, we pursue a rigorous research process involving extensive member feedback, in which we build a large pipeline of potential new program concepts before concentrating our efforts on specific program launches of greatest interest to our members. Over the last several years, we have added four to five new programs annually, which we offer to existing members and use to attract new members. We currently plan to continue introducing a comparable number of programs on an annual basis through a mixture of internal development activities and acquisitions.

•	Use differentiated data and expertise to provide comprehensive solutions to members. As the health care and higher education industries continue their transformation, our members increasingly are looking to consolidate and replace their individual vendors and products with strategic partners, integrated technology platforms, and comprehensive solutions. We believe many of our members will consider us particularly well suited to respond to this demand based on our differentiated data acquisition and standardization capabilities, compiled robust data sets across thousands of physicians, patients, and students, and reputation for deep industry expertise and a strategic approach to solving issues.

•	Leverage recent acquisitions as platforms for growth. We have a track record of leveraging acquisitions to promote future growth. For example, since acquiring Crimson in 2008, we have increased Crimson-related revenue from $2 million to over $140 million. We expect our recent acquisition of Royall to present significant expansion prospects, as we serve our members comprehensively across the student lifecycle. We believe that combining our data and expertise in promoting student success with Royall’s experience in fostering student engagement and advancement should create substantial new product development opportunities.

Our Corporate Information

We were incorporated in Maryland in 1979 and reincorporated in Delaware in 2001. The address of our principal executive offices is 2445 M Street, N.W., Washington, D.C., 20037, and our telephone number is (202) 266-5600.

We maintain a corporate Internet website at www.advisory.com. The contents of our website are not a part of this prospectus supplement.

The Offering

Issuer	The Advisory Board Company

Selling stockholder	Royall Holdings, LLC

Common stock offered by us	3,275,000 shares

The number of shares offered by us has been determined, based on the last reported sale price of our common stock shown on the cover page of this prospectus supplement, to result in our receipt of net offering proceeds, after deducting the underwriters’ discount, of approximately $150 million. If the offering price is higher or lower than such last reported sale price, the number of shares offered by us will be reduced or increased, as applicable, to result in our receipt of such amount of net offering proceeds.

Common stock offered by selling stockholder

1,425,000 shares (2,130,000 shares if the underwriters exercise in full their option to purchase additional shares)

The number of shares offered by the selling stockholder may be increased by an amount equal to any reduction in the number of shares offered by us and decreased by an amount equal to any increase in the number of shares offered by us.

Common stock to be outstanding after the offering (1)

41,796,118 shares

Option to purchase additional shares	The selling stockholder has granted the underwriters an option to purchase up to an additional 705,000 shares of common stock from it, within 30 days from the date of this prospectus supplement.

Dividends	We have not paid dividends on our common stock, and we do not currently anticipate paying any dividends on our common stock in the foreseeable future.

Use of proceeds	We estimate that the net proceeds to the Advisory Board from the sale by us of our common stock will be approximately $150 million, after deducting the underwriters’ discount and estimated offering expenses. We intend to use the net proceeds to us from this offering to repay approximately $150 million principal amount of loans outstanding under our senior secured term loan facility.

We will not receive any of the proceeds from the sale of shares by the selling stockholder, including any sales by the selling stockholder pursuant to an exercise by the underwriters of their option to purchase additional shares.

Listing	Our common stock is listed on the NASDAQ Global Select Market and is traded under the symbol “ABCO.”

Conflicts of interest	Because affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Barclays Capital Inc. are lenders under our credit facility and could receive at least 5% of the net proceeds of this offering due to the repayment by us of a portion of the loans under our credit facility, each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Barclays Capital Inc. could be deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. For additional information about these matters, see “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Risk factors	Investing in our common stock involves risks. These risks are discussed more fully in “Risk Factors” beginning on page S-12 of this prospectus supplement, and in the documents incorporated by reference in this prospectus supplement.

(1)	Unless expressly stated otherwise, the information set forth above and throughout this prospectus supplement excludes shares of common stock that may be issued in the future under our equity incentive plans, including the following shares (as of January 12, 2015):

a.	4,497,024 shares of our common stock issuable pursuant to the exercise of outstanding options awarded under our equity incentive plans, of which options to purchase 853,965 shares of our common stock are exercisable at a weighted average exercise price of $26.17;

b.	1,192,199 shares of common stock issuable pursuant to the vesting of outstanding restricted stock units awarded under our equity incentive plans; and

c.	1,304,906 shares of common stock available for future grant under our equity incentive plans.

Summary Historical Consolidated and Pro Forma Combined Financial Data

We present below a summary of our historical consolidated financial data for the periods and as of the dates indicated. The summary financial data presented below as of March 31, 2012, 2013, and 2014 and for the three fiscal years in the period ended March 31, 2014 have been derived from our financial statements, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. The summary financial data presented below as of September 30, 2014 and for the six-month periods ended September 30, 2013 and 2014 are unaudited, but include, in the opinion of the Advisory Board’s management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. You should read the summary financial data presented below in conjunction with our consolidated financial statements, the notes to the consolidated financial statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement.

The tables below in some cases also include summary unaudited pro forma combined financial statements and data of the Advisory Board as of September 30, 2014, and for the fiscal year ended March 31, 2014 and the six months ended September 30, 2014. This information was derived from the separate unaudited pro forma combined financial statements and the accompanying notes appearing elsewhere in this prospectus supplement and described below. In preparing the unaudited pro forma combined statement of operations for the fiscal year ended March 31, 2014, the statement of operations for the year ended March 31, 2014 for the Advisory Board was combined with the statement of operations for the year ended June 30, 2014 for Royall Acquisition Co. In preparing the unaudited pro forma combined statement of operations for the six months ended September 30, 2014, the statement of operations for the six months ended September 30, 2014 for the Advisory Board was combined with the statement of operations for the quarters ended September 30, 2014 and June 30, 2014 for Royall Acquisition Co., respectively. The pro forma amounts in the tables below are based on such historical consolidated financial data and the notes thereto of the Advisory Board after giving effect to the acquisition of Royall Acquisition Co. and the related financing, each of which were completed on January 9, 2015. The unaudited pro forma combined statements of operations for the fiscal year ended March 31, 2014 and for the six months ended September 30, 2014 give effect to the acquisition and related financing as if they had occurred on April 1, 2013. The unaudited pro forma combined balance sheet adjusts the historical consolidated balance sheet of the Advisory Board to give effect to the acquisition and related financing as if they had occurred on September 30, 2014.

The allocation of the purchase price paid for Royall Acquisition Co. to the assets acquired and liabilities assumed is preliminary and subject to change based on the completion of various valuations and analyses, including the impact of income taxes. Changes resulting from the completion of these valuations and analyses may be material.

The summary unaudited pro forma combined financial data in the tables below should be read in conjunction with the following items, each of which is included elsewhere in this prospectus supplement:

•	unaudited pro forma combined financial statements and the accompanying notes;

•	audited consolidated financial statements of the Advisory Board as of March 31, 2014 and 2013 and for each of the three years in the period ended March 31, 2014 and the related notes;

•	unaudited consolidated financial statements of the Advisory Board as of September 30, 2014 and for the three and six months ended September 30, 2014 and 2013 and the related notes;

•	audited consolidated financial statements of Royall as of June 30, 2012, 2013, and 2014 and for the period December 23, 2011 to June 30, 2012 and years ended June 30, 2013 and 2014 (Successor) and the period from July 1, 2011 to December 22, 2011 (Predecessor) and the related notes; and

•	unaudited consolidated financial statements of Royall as of September 30, 2014, June 30, 2014, and September 30, 2013 and the three-month periods ended September 30, 2014 and 2013 and the related notes.

The summary unaudited pro forma combined financial statements and data are provided for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s results of operations actually would have been if the acquisition of Royall Acquisition Co. and related financing had been completed at the date indicated. In addition, the unaudited pro forma combined financial statements and data do not purport to project the future financial position or operating results of the Advisory Board after such transactions.

	Year Ended March 31,			Pro Forma Year Ended March 31,	Six Months Ended September 30,		Pro Forma Six Months Ended September 30,
	2012 (1)(2)	2013 (1)(2)	2014	2014	2013	2014	2014
(In thousands, except per share amount(s))
Statements of Income Data:
Revenue	$370,345	$450,837	$520,596	$625,228	$251,557	$286,040	$335,982
Costs and expenses:
Cost of services, excluding depreciation and amortization	197,937	237,605	272,523	313,378	135,807	148,296	167,515
Member relations and marketing	73,875	85,264	96,298	101,364	44,386	53,368	56,144
General and administrative	47,892	62,185	74,169	90,256	35,996	47,285	56,343
Depreciation and amortization	14,269	20,308	30,420	51,293	13,240	18,757	29,247

Total costs and expenses	333,973	405,362	473,410	556,291	229,429	267,706	309,249

Operating income	36,372	45,475	47,186	68,937	22,128	18,334	26,733
Other income (loss), net	3,034	2,604	2,706	(39,625)	1,614	(141)	(20,844)
Income from continuing operations before provision for income taxes and equity in loss of unconsolidated entities	39,406	48,079	49,892	29,312	23,742	18,193	5,889

Provision for income taxes	(15,207)	(18,023)	(19,208)	(10,440)	(9,140)	(4,643)	541
Equity in loss of unconsolidated entities	(1,337)	(6,756)	(6,051)	(6,051)	(1,907)	(3,347)	(3,347)

Net income from continuing operations	22,862	23,300	24,633	12,821	12,695	10,203	3,083
Discontinued operations:
(Loss) / income from discontinued operations, net of tax	286	—	—	—	—	—	—

Gain on sale of discontinued operations, net of tax	2,155	—	—	—	—	—	—

Net (loss) / income from discontinued operations	2,441	—	—	—	—	—	—
Net income before allocation to noncontrolling interest	25,303	23,300	24,633	12,821	12,695	10,203	3,083
Net loss (gain) attributable to noncontrolling interest	—	108	119	119	—	(6,890)	(6,890)

Net income (loss) attributable to common stockholders	$25,303	$23,408	$24,752	$12,940	$12,695	$3,313	$(3,807)

Earnings per share—basic:
Net income (loss) from continuing operations attributable to common stockholders	$0.70	$0.67	$0.69	$0.34	$0.36	$0.09	$(0.10)
Net income from discontinued operations attributable to common stockholders	$0.07	—	—	—	—	—	—
Net income (loss) attributable to common stockholders per share—basic	$0.77	$0.67	$0.69	$0.34	$0.36	$0.09	$(0.10)

	Year Ended March 31,			Pro Forma Year Ended March 31,	Six Months Ended September 30,		Pro Forma Six Months Ended September 30,
	2012 (1)(2)	2013 (1)(2)	2014	2014	2013	2014	2014
(In thousands, except per share amount(s))
Earnings per share—diluted:
Net income (loss) from continuing operations attributable to common stockholders	$0.66	$0.64	$0.67	$0.33	$0.35	$0.09	$(0.10)
Net income from discontinued operations attributable to common stockholders	$0.07	—	—	—	—	—	—
Net income (loss) attributable to common stockholders per share—diluted	$0.73	$0.64	$0.67	$0.33	$0.35	$0.09	$(0.10)
Weighted average number of shares outstanding:
Basic	32,808	34,723	35,909	38,337	35,686	36,301	38,729
Diluted	34,660	36,306	36,959	39,387	36,758	36,871	38,729

	Year Ended March 31,				Six Months Ended September 30,
	2012 (1)(2)	2013 (1)(2)	2014		2013	2014
(In thousands, except per share amount(s))
Stock-based compensation expense included in Statements of Income:
Costs and expenses:
Cost of services	$3,440	$3,975	$5,527		$2,689	$4,005

Member relations and marketing	2,133	2,643	3,688		1,901	2,222
General and administrative	6,413	7,295	9,002		4,476	5,489
Total costs and expenses	11,986	13,913	18,217		9,066	11,716
Operating income	(11,986)	(13,913)	(18,217)		(9,066)	(11,716)
Net income attributable to common stockholders	$(7,359)	$(8,686)	$(11,204)		$(5,576)	$(8,994)

Impact on earnings per share:
Net income attributable to common stockholders per share—diluted	$(0.21)	$(0.24)	$(0.30)		$(0.15)	$(0.24)

	March 31,			September 30,	Pro Forma September 30,
	2012 (1)(2)	2013 (1)(2)	2014	2014	2014
(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$60,642	$57,829	$23,129	$26,886	$60,297
Marketable securities	127,444	156,839	164,396	87,420	—
Total assets	706,307	897,933	1,041,335	1,022,581	1,953,243
Deferred revenue	391,920	503,025	587,359	598,201	611,405
Total stockholders’ equity	217,302	282,820	337,059	314,723	429,114

	Year Ended March 31,
	2012 (1)(2)	2013 (1)(2)	2014
Other Operating Data:
Membership programs offered	53	57	62
Total members	3,726	4,114	4,534
Member institution renewal rate (3)	92%	90%	90%
Contract value (in thousands) (4)	$398,313	$466,329	$541,903
Contract value per member (5)	$106,901	$113,352	$119,520

(1)	These periods were restated due to errors attributable to the omission of certain payroll-related benefits from the Company’s capitalization of software development costs and the recording of accounts receivable and deferred revenue. See Note 2, “Summary of significant accounting policies” to our consolidated financial statements included elsewhere in this prospectus supplement for additional information.
(2)	These periods were restated due to an error related to the timing of a prior period acquisition-related earn-out fair value adjustment. See Note 2, “Summary of significant accounting policies” to our consolidated financial statements included elsewhere in this prospectus supplement for additional information.
(3)	Indicates the percentage of member institutions at the beginning of a fiscal year that hold one or more memberships in any of our programs at the beginning of the next fiscal year, adjusted to reflect mergers and other acquisitions or different affiliations of members that result in changes of control of individual institutions.
(4)	Represents the aggregate annualized revenue attributable to all agreements in effect at a particular date, without regard to the initial term or remaining duration of any such agreement.
(5)	Represents total contract value divided by the number of members.

Risk Factors

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into each such document, before deciding whether to invest in shares of our common stock.

We describe below what we believe are currently the material risks and uncertainties we face, but they are not the only risks and uncertainties we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that could adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Company and Our Industry

Factors that adversely affect the financial condition of the health care industry could have a negative impact on us.

We historically have derived most of our revenue from members in the health care industry. As a result, our business, financial condition, and results of operations could be adversely affected by conditions affecting the health care industry generally and hospitals and health systems in particular. Our ability to grow will depend upon the economic environment of the health care industry as well as our ability to increase the number of programs and services that we sell to our members. There are many factors that could affect the purchasing practices, operations, and, ultimately, the operating funds of health care organizations, such as reimbursement policies for health care expenses, consolidation in the health care industry, and regulation, litigation, and general economic conditions. Because of current macro-economic conditions, many health care delivery organizations continue to experience deteriorating cash flow, access to credit, and budgets. It is unclear what long-term effects general economic conditions will have on the health care industry and in turn on us.

The health care industry is highly regulated and is subject to changing political, legislative, regulatory, and other influences. Existing and new federal and state laws and regulations affecting the health care industry could create unexpected liabilities for us, could cause us or our members to incur additional costs, and could restrict our or our members’ operations. Many health care laws are complex and their application to us, our members, or the specific services and relationships we have with our members is not always clear. In addition, federal and state legislatures periodically have considered programs to reform or amend the U.S. health care system at both the federal and state level, such as the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010.

Because of the significant implementation issues arising under these laws, it is unclear what long-term effects they will have on the health care industry and in turn on our business, financial condition, and results of operations. Among other effects, we could be required to make unplanned modifications of our products and services or could suffer delays or cancellations of orders or reductions in demand for our products and services as a result of changes in regulations affecting the health care industry, such as any increased regulation by governmental agencies of the purchase and sale of medical products, changes to the Health Insurance Portability and Accountability Act of 1995, and the regulations that have been issued under it, which we refer to collectively as HIPAA, and other federal or state privacy laws, laws relating to the tax-exempt status of many of our members, or restrictions on permissible discounts and other financial arrangements. Our failure to anticipate accurately the application of these laws and regulations, or our failure to comply with them, could create liability for us, result in adverse publicity, and negatively affect our business.

Federal and state regulations governing our members in the education industry may negatively affect our members’ businesses, marketing practices, and budgets, any or all of which could have a material adverse effect on our ability to generate revenue.

As a result of our recent acquisition of Royall, we will derive an increasing amount of revenue from post-secondary educational institutions. Such educational institutions are subject to extensive federal and state regulation, including the Higher Education Act, Department of Education regulations and individual state higher education regulations. The regulations govern many aspects of the operations of our higher education members, including marketing and recruiting activities, as well as their eligibility to participate in Title IV federal student financial aid programs, which is the principal source of funding for many of our members. There have been significant changes to these regulations in the recent past, and a high level of regulatory activity and heightened legislative scrutiny is expected to continue. Changes in, or new interpretations of, or noncompliance with, applicable laws, regulations, standards, or policies applicable to our members could have a material adverse effect on their accreditation, authorization to operate in various states, or receipt of funds under Title IV programs, any of which, in turn, may harm our ability to generate revenue from these members and thereby negatively affect our financial results.

Our revenue and results of operations may suffer if we are unable to sustain high renewal rates on our memberships.

We derive most of our revenue from renewable memberships in our discrete annual programs. Our prospects therefore depend on our ability to achieve and sustain high renewal rates on existing programs. Our success in securing renewals depends upon the continuity of our principal contacts at a member organization, our members’ budgetary environment, and our ability to deliver consistent, reliable, high-quality, and timely research, tools, and analysis with respect to issues, developments, and trends that members view as important. We may not be able to sustain the level of performance necessary to achieve a high rate of renewals and, as a result, may not increase our revenue or even maintain our current revenue levels.

If we are unable to maintain our reputation and expand our name recognition, we may have difficulty attracting new business and retaining current members.

Our professional reputation is an important factor in attracting and retaining our members and in building relationships with the progressive health care and education organizations that supply many of the best practices we feature in our research. We believe that establishing and maintaining a good reputation and name recognition are critical for attracting and retaining members. Promotion and enhancement of our reputation will depend largely on our success in continuing to provide effective solutions. Our brand name and reputation will suffer, and our ability to attract new members or retain existing members could be adversely affected, if members do not perceive our solutions to be effective or of high quality or if there inaccuracies or defects in our solutions.

If we are not able to offer new and valuable products and services, our business may suffer.

Our ability to increase our revenue depends on our ability to develop new products and services that serve specific constituencies, to anticipate changing market trends, and to adapt our research, tools, and analysis to meet the changing needs of our members. We may not be able to provide helpful and timely research and analysis of developments and trends in a manner that meets market needs. Any such failure could cause some of our existing products and services to become obsolete, particularly in the health care industry, where needs continue to evolve rapidly with the introduction of new technology and the obsolescence of old technology, changing payment systems and regulatory requirements, shifting strategies and market positions of major industry participants, and changing objectives and expectations of health care consumers. This environment of rapid and continuous change presents significant challenges to our ability to provide our members with timely research, business intelligence and software tools, and consulting and management services for issues and topics of importance. As a result, we must continue to invest resources in development of new programs and services in order to enhance our existing products and services and introduce new high-quality products and services that will appeal to members and potential members. Many of our member relationships are non-exclusive or terminable after a specified term. If our new or modified product and service innovations are not responsive to user preferences or industry or regulatory changes, are not appropriately timed with market opportunity, or are not effectively brought to market, we may lose existing members, be unable to obtain new members, or incur impairment of capitalized software development assets.

Because our programs offer a standardized set of services that allows us to spread our largely fixed program cost structure across our membership base of participating organizations, we may lose money on or terminate a program if we are unable to attract or retain a sufficient number of members in that program to cover our costs. Terminating a program could adversely affect our business by causing dissatisfaction among members of the terminated program and impairing our reputation with current and potential members.

Competition may adversely affect our business.

Any failure by us adequately to identify, understand, or address competitive pressures could have a material adverse effect on our business. We compete in discrete programs and for discretionary dollars against health care-focused, higher education-focused, and multi-industry firms. These include consulting and strategy firms; market research, data, benchmarking and forecasting providers; technology vendors and services firms; health care information technology firms; technology advisory firms; and specialized providers of educational and training services. Other entities, such as state and national trade associations, group purchasing organizations, non-profit think-tanks, and database companies, also may offer research, consulting, tools, and education services to health care and education organizations that are competitive with our programs.

We compete on the basis of several factors, including breadth, depth, and quality of product and service offerings, ability to deliver clinical, financial, and operational performance improvement through the use of products and services, quality and reliability of services, ease of use and convenience, brand recognition, and the ability to integrate services with existing technology. Some of our competitors are more established, benefit from greater name recognition, have larger member bases, and have substantially greater financial, technical, and marketing resources. Other of our competitors have proprietary technology that differentiates their product and service offerings from ours. As a result of these competitive advantages, our competitors and potential competitors may be able to respond more quickly to market forces, undertake more extensive marketing campaigns for their brands, products and services, and make more attractive offers to our members.

We also compete on the basis of price. We may be subject to pricing pressures as a result of, among other factors, competition within the industry, consolidation of healthcare industry participants, practices of managed care organizations, government action affecting reimbursement, government action affecting access to student loans, and financial stress experienced by our members. If our pricing experiences significant downward pressure, our business will be less profitable and our results of operations will be adversely affected.

We cannot be certain that we will be able to retain our current members or expand our member base in this competitive environment. If we do not retain current members or expand our member base, our business, financial condition, and results of operations will be harmed. Moreover, we expect that competition will continue to increase as a result of consolidation in both the healthcare information technology and healthcare industries. If one or more of our competitors or potential competitors were to merge or partner with another of our competitors, the change in the competitive landscape also could adversely affect our ability to compete effectively and could harm our business, financial condition, and results of operations.

Our prospects will suffer if we are not able to hire, train, motivate, manage, and retain a significant number of highly skilled employees.

Our future success depends upon our ability to hire, train, motivate, manage, and retain a significant number of highly skilled employees, particularly research analysts, technical experts, and sales and marketing staff. We have experienced, and expect to continue to experience, competition for professional personnel from management consulting firms and other producers of research, technology, and analysis services. Hiring, training, motivating, managing, and retaining employees with the skills we need is time-consuming and expensive. Any failure by us to address our staffing needs in an effective manner could hinder our ability to continue to provide high-quality products and services, implement tools, complete existing member engagements, or attract new members.

Unsuccessful design or implementation of our software may harm our future financial results.

Software development and implementation can take long periods of time and require significant capital investments. If our business intelligence and software tools are less effective, cost-efficient, or attractive to our members than they anticipate or do not function as expected or designed, we may not recover the development costs, and our competitive position, operations, or financial results could be adversely affected. In addition, any defects in our business intelligence and software tools or other intellectual property could result in additional development costs, the diversion of technical and other resources from our other development efforts, significant cost to resolve the defect, loss of members, harm to our reputation, risk of nonpayment, loss of revenue, and exposure to liability claims. We also rely on technology and implementation support provided by others in certain of our programs that offer business intelligence and software tools. Our business could be harmed by defects in this technology or by the failure of third parties to provide timely and accurate services.

Some of our products and services are complex and require significant work to implement. If the member implementation process is not executed successfully or if execution is delayed, our relationships with some of our members may be adversely impacted, and our results of operations may be negatively affected. In addition, cancellation of any of our products and services after implementation has begun may involve loss to us of time, effort, and resources invested in the canceled implementation as well as lost opportunity for acquiring other members over the same period.

We may experience significant delays in generating, or an inability to generate, revenue if potential members take a long time to evaluate our products and services.

A key element of our strategy is to market our products and services directly to health care providers, such as health systems and acute care hospitals, and education institutions, such as colleges and research universities, to increase the number of our products and services utilized by existing members. If we are unable to sell additional products and services to existing hospital, health system, and education members, or enter into and maintain favorable relationships with other health care providers or education organizations, our ability to increase our revenue could be materially adversely affected. We do not control many of the factors that will influence the decisions of these organizations regarding the purchase of our products and services. The evaluation process sometimes can be lengthy and involve significant technical evaluation and commitment of personnel by these organizations. The use of our products and services also may be delayed due to reluctance to change or modify existing procedures.

Unsuccessful delivery of our consulting and management services may harm our future financial success.

Several of our programs provide strategic and operational support to our member institutions to help them achieve key clinical quality and financial performance goals, as well as to accelerate the implementation of best practices profiled in our research studies. If the member delivery process is not executed successfully or if execution is delayed, our relationships with some of our members and our results of operations may be negatively affected. We also are subject to loss of revenue arising from the fact that these consulting and management memberships are not individually renewable. To maintain our annual revenue and contract value from these programs, we will have to enroll new members each year as other members complete their program terms. We may not be successful in selling these programs in the future as a result of a lack of continued market acceptance of the programs or other factors.

Federal and state privacy and security laws may increase the costs of operation and expose us to civil and criminal sanctions.

We must comply with extensive federal and state requirements regarding the use, disclosure, retention, and security of patient health care information. Failure by us to comply with any of the applicable federal and state laws regarding patient privacy, identity theft prevention and detection, breach notification, and data security may subject us to penalties, including civil monetary penalties and, in some circumstances, criminal penalties or contractual liability under our agreements with our members. In addition, any such failure may harm our reputation and adversely affect our ability to retain existing members and attract new members.

The Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (or the HITECH Act, which was enacted as part of the American Recovery and Reinvestment Act of 2009), and the implementing regulations that have been issued under these statutes contain substantial restrictions and requirements with respect to the use and disclosure of individuals’ protected health information. These restrictions and requirements are set forth in the Privacy Rule and Security Rule portions of HIPAA. The HIPAA Privacy Rule prohibits a covered entity from using or disclosing an individual’s protected health information unless the use or disclosure is authorized by the individual or is specifically required or permitted under the Privacy Rule and requires covered entities to provide individuals with certain rights with respect to their protected health information. The Privacy Rule imposes a complex system of requirements on covered entities for complying with these basic standards. Under the HIPAA Security Rule, covered entities must establish administrative, physical, and technical safeguards to protect the confidentiality, integrity, and availability of electronic protected health information maintained or transmitted by them or by others on their behalf.

The HIPAA Privacy and Security Rules historically have applied directly to covered entities, such as our members who are health care providers that engage in HIPAA-defined standard electronic transactions or health plans. Because some of our members disclose protected health information to us so that we may use that information to provide certain services to them, we are a “business associate” of those members. To provide members with services that involve the use or disclosure of protected health information, the HIPAA Privacy and Security Rules require us to enter into business associate agreements with our members. Such agreements must, among other things, provide adequate written assurances:

•	as to how we will use and disclose the protected health information;

•	that we will implement reasonable administrative, physical, and technical safeguards to protect such information from misuse;

•	that we will enter into similar agreements with our agents and subcontractors that have access to the information;

•	that we will report security incidents and other inappropriate uses or disclosures of the information; and

•	that we will assist the covered entity with certain of its duties under the Privacy Rule.

In February 2009, the U.S. Congress enacted the HITECH Act. On January 25, 2013, the United States Department of Health and Human Services, Office for Civil Rights, published a final rule modifying the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules, referred to as the Final HIPAA Omnibus Rule, that implemented many of the provisions of the HITECH Act. Under the Final HIPAA Omnibus Rule, the privacy and security requirements of HIPAA have been modified and expanded. The Final HIPAA Omnibus Rule applies certain of the HIPAA privacy and security requirements directly to business associates of covered entities. We must now directly comply with certain aspects of the Privacy and Security Rules, and are also subject to enforcement for a violation of HIPAA. The Final HIPAA Omnibus Rule also imposes mandatory federal requirements for both covered entities and business associates regarding notification of breaches of unsecured protected health information. The Final HIPAA Omnibus Rule became effective on March 26, 2013, and covered entities and business associates were required to comply with it by September 23, 2013.

Any failure or perception of failure of our products or services to meet HIPAA and related regulatory requirements could expose us to risks of investigation, notification, litigation, penalty, and/or enforcement, could adversely affect demand for our products and services, and force us to expend significant capital and other resources to modify our products or services to address the privacy and security requirements of our members and HIPAA.

In addition to our obligations under HIPAA, most states have enacted patient confidentiality laws that protect against the disclosure of confidential medical information, and many states have adopted or are considering adopting further legislation in this area, including privacy safeguards, security standards, and data security breach notification requirements. We may be required to comply with these state laws, if they are more stringent than HIPAA requirements and therefore not preempted by the federal requirements.

We are unable to predict what changes to HIPAA or other federal or state laws or regulations might be made in the future or how those changes could affect our business, products, services, or the associated costs of compliance.

Federal or state governmental authorities may impose additional data security standards or additional privacy or other restrictions on the collection, use, transmission, and other disclosures of health information that would limit, forbid, or regulate the use or transmission of health information pertaining to U.S. patients outside of the United States. Such legislation, if adopted, could render operations outside of the United States impracticable or substantially more expensive. In addition, although most of our business is conducted in the United States, some of our businesses and operations are international in nature and are consequently subject to regulation in the jurisdictions in which we conduct those operations. We may be obligated to comply with these regulatory regimes, which include, among other matters, privacy and data protection regulations (including requirements for cross-border data transfers) that vary from jurisdiction to jurisdiction.

We or our members or other third parties with whom we conduct business may experience difficulties in complying with or interpreting federal regulations governing certain electronic transactions, which may negatively affect our service levels or result in enforcement actions against us.

HIPAA and its implementing regulations mandate format, data content, and provider identifier standards that must be used in certain electronic transactions, such as claims, payment advice, and eligibility inquiries. Although our systems are capable of transmitting transactions that comply with these requirements, some members or other third parties with whom we conduct business may interpret HIPAA transaction requirements differently than we do or may require us to use legacy formats or include legacy identifiers as they make the transition to full compliance. In cases where members or other third parties require conformity with their interpretations or require us to accommodate legacy transactions or identifiers as a condition of successful transactions, we may attempt to comply with their requirements, but may be subject to enforcement actions as a result. We are actively working to modify our systems for the implementation of updated standard code sets for diagnoses and procedures that are currently scheduled to take full effect in October 2015. We may not be successful in responding to the new requirements and any changes that we make to our transactions and software may result in errors or otherwise negatively affect our service levels. We may also experience complications in supporting clients that have not fully complied with the revised requirements as of the applicable compliance date.

Our higher education industry members are required to comply with The Family Educational Rights and Privacy Act, or FERPA, and if we violate obligations relating to such members’ FERPA compliance, our reputation and business could suffer.

FERPA generally prohibits an institution of higher education from disclosing personally identifiable information from a student’s education records without the student’s consent. Our members disclose to us certain information that originates from or constitutes a student education record under FERPA and must make such disclosures to us in compliance with FERPA. As an entity that provides services to institutions, we are indirectly subject to FERPA and may not transfer or otherwise disclose any personally identifiable information from a student record to another party other than in a manner permitted under the statute. Any violation of us by FERPA could result in a material breach of contract with one or more of our members and could harm our reputation. Further, if we disclose student information in violation of FERPA, the Department of Education could require one or more members to suspend our access to student information for an extended period.

If we or our subcontractors or agents cause a violation of the Higher Education Act and corresponding regulations established by the Department of Education as they relate to the ban on incentive compensation, we could be liable to our members for substantial fines, sanctions, or other liabilities.

Many of our higher education members are subject to the ban on incentive compensation established under the Higher Education Act and corresponding regulations established by the Department of Education. Such institutions are prohibited from providing any incentive payments based directly or indirectly on success in securing enrollments or financial aid to any persons or “entities” engaged in any student recruiting or admission activities or in making decisions regarding the award of student financial assistance. Such entities would include us to the extent that we are engaged in any student recruiting or admission activities, or in making decisions regarding financial aid, for a member. Moreover, the ban on incentive compensation extends to incentive payments, based directly or indirectly on success in securing enrollments or financial aid, to the employees of such entities if the employees are involved with or responsible for admissions, recruiting, or financial aid activities. If we or our subcontractors or agents act in a manner that causes a violation of the incentive compensation rule, we could be liable to our members for substantial fines, sanctions, or other liabilities, including liabilities related to “whistleblower” claims under the federal False Claims Act. Any such claims, even if without merit, could require us to incur significant costs to defend the claim, distract management’s attention from our operations, and damage our reputation.

If we or our subcontractors or agents act in a manner that causes a violation of the Department of Education’s misrepresentation rule, or similar federal and state regulatory requirements, we could face fines, sanctions, and other liabilities.

Many of our higher education members are subject to other regulations promulgated by the Department of Education that affect our student recruitment activities, including the misrepresentation rule. The misrepresentation rule is broad in scope and may apply to certain statements our employees, subcontractors, or agents may make on behalf of or at the direction of a higher education member about the nature of a member’s program, a member’s financial charges, or the employability of graduates of a member’s program. A violation of this rule, or other federal or state regulations applicable to our activities, based on statements or conduct by us or by an employee, subcontractor, or agent performing services for members could negatively affect our reputation, result in the termination of member contracts, require us to pay the fees associated with indemnifying a member from private claims or government investigations, or require us to pay substantial fines, sanctions, or other liabilities.

We could suffer a loss of revenue and increased costs, exposure to significant liability, reputational harm, and other serious negative consequences if we sustain cyber attacks or other data security breaches that disrupt our operations or result in the dissemination of proprietary or confidential information about us or our members or other third parties.

We manage and store various proprietary information and sensitive or confidential data relating to our operations. We may be subject to breaches of the information technology systems we use for these purposes. Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information or that of third parties, create system disruptions, or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms, and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the system.

The costs to us to eliminate or address the foregoing security problems and security vulnerabilities before or after a cyber incident could be significant. Our remediation efforts may not be successful and could result in interruptions, delays, or cessation of service, and loss of existing or potential members that may impede our critical functions. In addition, breaches of our security measures and the unapproved dissemination of proprietary information or sensitive or confidential data about us or our members or other third parties could expose us, our members, or other third parties affected to a risk of loss or misuse of this information, result in litigation and potential liability for us, damage our brand and reputation, or otherwise harm our business. In addition, we rely in certain limited capacities on third-party data management providers whose possible security problems and security vulnerabilities may have similar effects on us.

Our business could be harmed by disruptions in service or operational or security failures at our data centers or at other service provider locations related to the storage, transmission, and presentation of member data.

Our data centers and service provider locations store and transmit critical member data that is essential to our business. While these locations are chosen for their stability, failover capabilities, and system controls, we do not directly control the continued or uninterrupted availability of every location. Interruptions in service or damage to locations may be caused by natural disasters, power loss, Internet or network failures, operator error, security breaches, computer viruses, denial-of-service attacks, or similar events, and could result in service interruptions, delays in access, or the destruction of data. Disaster recovery, data backups, and business continuity planning address many of these possible service interruptions, but the varied types and severity of the interruptions that could occur may render our safeguards inadequate. These service interruption events could impair our ability to deliver services or deliverables or cause us to miss service level agreements in our agreements with our members, which could negatively affect our ability to retain existing members and attract new members.

We may be liable to our members and may lose members if we are unable to collect and maintain member data or if we lose member data.

Because of the large amount of data that we collect and manage from our members and other third parties and the increasing use of technology in our programs, hardware failures or errors in our processes or systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our members regard as significant. Further, our ability to collect and report data may be interrupted or limited by a number of factors, including the failure of our network, software systems, or business intelligence tools, or the terms of our members’ contracts with their third-party suppliers. In addition, computer viruses may harm our systems, causing us to lose data, and the transmission of computer viruses could expose us to litigation. In addition to potential liability, if we supply inaccurate information or experience interruptions in our ability to capture, store, supply, utilize, and report information, our reputation could be harmed and we could lose existing members and experience difficulties in attracting new members.

Failure by our members to obtain proper permissions and waivers for use and disclosure of the information we receive from them or on their behalf may result in claims against us or may limit or prevent our use of data, which could harm our business.

We require our members to provide necessary notices and to obtain necessary permissions and waivers for use and disclosure of the information that we receive, and we require contractual assurances from them that they have done so and will do so. If they do not obtain necessary permissions and waivers, our use and disclosure of information that we receive from them or on their behalf may be limited or prohibited by state or federal privacy laws or other laws. Any such failure to obtain proper permissions and waivers could impair our functions, processes, and databases that reflect, contain, or are based upon such data and may prevent our use of such data. In addition, such a failure could interfere with or prevent creation or use of rules and analyses or limit other data-driven activities that benefit us. Moreover, we may be subject to claims or liability for use or disclosure of information by reason of our lack of a valid notice, permission, or waiver. These claims or liabilities could subject us to unexpected costs and adversely affect our operating results.

Our sources of data might restrict our use of or refuse to license us such data, which could adversely affect our ability to provide certain products or services.

A portion of the data that we use is either purchased or licensed from third parties or is obtained from our members for specific engagements. We also obtain a portion of the data that we use from public records. If a substantial number of data providers, including our members, were to withdraw or no longer provide their data to us, our ability to provide products and services to our members could be materially adversely affected. We believe that we currently have the rights necessary to use the data that are incorporated into our products and services. In the future, however, data providers could seek to withdraw their data from us if there is a competitive reason to do so, if legislation is passed restricting the use of the data, or if judicial interpretations are issued restricting use of the data. Further, our licenses for information may not allow us to use that information for all potential or contemplated applications and products.

If our products or services fail to provide accurate information, or if our content or any other element of our products or services is associated with incorrect, inaccurate, or faulty coding, billing, or claims submissions to Medicare or any other third-party payor, we could be liable for damages to customers or the government.

Our products and content were developed based on the laws, regulations, and third-party payor rules in existence at the time such software and content was developed. Members could assert claims against us or the government, or qui tam relators on behalf of the government could assert claims against us under the Federal False Claims Act or similar state laws, if we interpret those laws, regulations, or rules incorrectly; the laws, regulations, or rules materially change at any point after the software and content was developed; we fail to provide up-to-date, accurate information; or our products or services are otherwise associated with incorrect, inaccurate, or faulty coding, billing, or claims submissions by our members. The assertion of such claims and ensuing litigation, regardless of the resolution, could result in substantial costs to us, divert management’s attention from operations, damage our reputation, and decrease market acceptance of our services. Although we attempt to limit by contract our liability to customers for damages, the allocations of responsibility and limitations of liability set forth in our contracts may not be enforceable or otherwise protect us from liability for damages. We cannot limit liability the government could seek to impose on us under the False Claims Act.

If we fail to comply with federal and state laws governing health care fraud and abuse or reimbursement, we may be subject to civil and criminal penalties or loss of eligibility to participate in government health care programs.

A number of federal and state laws, including physician self-referral laws, anti-kickback restrictions, and laws prohibiting the submission of false or fraudulent claims, apply to health care providers, physicians, and others that make, offer, seek, or receive referrals or payments for products or services that may be paid for through any federal or state health care program and, in some instances, private programs. These laws are complex and change rapidly and may be applied to our business in ways that we do not anticipate. Federal and state regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other health care reimbursement laws and rules. From time to time, participants in the health care industry receive inquiries or subpoenas to produce documents in connection with government investigations. We could be required to expend significant time and resources to comply with these requests, and the attention of our management team could be diverted from operations by these efforts.

These laws and regulations may change rapidly, and it is frequently unclear how they apply to our business. Errors created by our proprietary applications or that relate to claims or cost report information or services that relate to relationships between our members and other health care providers, including physicians, may be determined or alleged to be in violation of these laws and regulations. Any failure of our proprietary applications or services to comply with these laws and regulations could result in substantial civil or criminal liability and could, among other things, adversely affect demand for our services, invalidate all or portions of some of our contracts with our members, require us to change or terminate some portions of our business, cause us to be disqualified from serving customers doing business with government payors, and give our members the right to terminate our contracts with them.

If we are unable to maintain our third-party providers or strategic alliances, or enter into new alliances, we may be unable to expand our current business.

Our business strategy includes entering into strategic alliances and affiliations with leading service providers. If existing alliances are terminated or we are unable to enter into alliances with such providers, we may be unable to maintain or increase our market presence. We work closely with our strategic partners either to expand our penetration in certain areas or to expand our market capabilities. We may not achieve our objectives through these alliances. Many of these companies have multiple relationships and they may not regard us as significant to their business. Moreover, these companies, in certain circumstances, may pursue relationships with our competitors or develop or acquire products and services that compete with our products and services.

Our business could be harmed if we are no longer able to license or integrate third-party technologies and data.

We depend upon licenses from third-party vendors for some of the technology and data used in our business intelligence and software tools, for some of the technology platforms upon which these tools operate. We also use third-party software to maintain and enhance content generation and delivery, and to support our technology infrastructure. These technologies might not continue to be available to us on commercially reasonable terms, or at all. Most of these licenses can be renewed only by mutual agreement and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period. Our inability to obtain any of these licenses could delay our ability to provide services until alternative technology can be identified, licensed, and integrated, which may harm our financial condition and results of operations. Some of our third-party licenses are non-exclusive, and our competitors may obtain the right to use any of the technology covered by these licenses to compete directly with us.

Our use of third-party technologies exposes us to increased risks, including risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own proprietary technology, and the generation of revenue from licensed technology sufficient to offset associated procurement and maintenance costs. In addition, if our vendors choose to discontinue support of the licensed technology in the future, we might not be able to modify or adapt our own solutions to operate as effectively without this technology.

Potential liability claims may adversely affect our business.

Our services, which involve recommendations and advice to organizations regarding complex business and operational processes, regulatory and compliance issues, and labor practices, may give rise to liability claims by our members or by third parties who bring claims against our members. Health care and education organizations often are the subject of regulatory scrutiny and litigation, and we may also become the subject of such litigation based on our advice and services. Any such litigation, whether or not resulting in a judgment against us, may adversely affect our reputation and could have a material adverse effect on our financial condition and results of operations. We may not have adequate insurance coverage for claims against us.

If the protection of our intellectual property is inadequate, our competitors may gain access to our intellectual property and we may lose our competitive advantage.

Our success as a company depends in part upon our ability to protect our intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including trade secrets, copyrights, and trademarks, as well as customary contractual protections with employees, contractors, members, and partners. The steps we have taken to protect our intellectual property rights may not be adequate to deter misappropriation of our rights and may not be able to detect unauthorized uses and take timely and effective steps to enforce our rights. Our financial condition and results of operations could be negatively affected if we lose our competitive advantage because others are able to use our intellectual property. If unauthorized uses of our proprietary products and services were to occur, we might be required to engage in costly and time-consuming litigation to enforce our rights. We may not prevail in any such litigation.

If we are alleged to infringe, misappropriate, or violate the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

We could be subject to intellectual property infringement, misappropriation or other intellectual property violation claims as our research content and applications’ functionality overlaps with competitive products, and third parties may claim that we do not own or have rights to use all intellectual property rights used in the conduct of our business. We do not believe that we have infringed or are infringing on any valid or enforceable proprietary rights of third parties. However, we cannot assure you that infringement, misappropriation, or claims alleging intellectual property violations will not be asserted against us. Also, we cannot assure you that any such claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any such claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all. Such claims also might require indemnification of our members at significant expense.

In addition, a number of our contracts with our members contain indemnity provisions whereby we indemnify them against certain losses that may arise from third-party claims that are brought in connection with the use of our products.

Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions, as we have limited visibility into the development process with respect to such technology or the care taken to safeguard against infringement risks. In addition, third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.

Our use of open source technology could impose limitations on our ability to commercialize our software applications.

Many of our software applications incorporate open source software components that are licensed to us under various public domain licenses. Some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software or make available any derivative works of the open source code on unfavorable terms or at no cost. There is little or no legal precedent governing the interpretation of many of the terms of these licenses and therefore the potential impact of such terms on our business is somewhat unknown. There is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our software applications. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur and we may be required to release our proprietary source code, pay damages for breach of contract, re-engineer our offering, discontinue sales of our offering in the event re-engineering cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from our development efforts, any of which could cause us to breach customer contracts, harm our reputation, result in customer losses or claims, increase our costs, or otherwise adversely affect our business and operating results.

We make estimates and assumptions in connection with the preparation of our consolidated financial statements, and any changes to those estimates and assumptions could have a material adverse effect on our operating results.

In connection with the preparation of our consolidated financial statements, we use certain estimates and assumptions based on historical experience and other factors. Our most critical accounting estimates are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement. In addition, as discussed in Note 2 to our audited annual consolidated financial statements for the fiscal year ended March 31, 2014 included in this prospectus supplement, we make certain estimates, including decisions related to provisions for uncollectible revenue, income taxes, and other contingencies. While we believe that these estimates and assumptions are reasonable under the circumstances, they are subject to significant uncertainties, some of which are beyond our control. Should any of these estimates and assumptions change or prove to have been incorrect, our reported operating results could be materially adversely affected.

Any significant increase in bad debt in excess of recorded estimates would have a negative impact on our business, financial condition, and results of operations.

Our operations may incur unexpected losses from unforeseen exposures to member credit risk. We initially evaluate the collectability of our accounts receivable based on a number of factors, including a specific member’s ability to meet its financial obligations to us, the length of time the receivables are past due, and historical collections experience. Based on these assessments, we record a reserve for specific account balances as well as a general reserve based on our historical experience for bad debt to reduce the related receivables to the amount we expect to collect from members. If circumstances related to specific members change as a result of the current economic climate or otherwise, such as a limited ability to meet financial obligations due to bankruptcy, or if conditions deteriorate to the extent that our past collection experience is no longer relevant, the amount of accounts receivable that we are able to collect may be less than our previous estimates as we experience bad debt in excess of reserves previously recorded.

We may fail to realize the anticipated benefits of our acquisition of Royall.

Our future success will depend in part on our ability to realize the new revenue opportunities and other benefits that we expect to achieve from the integration of our and the Royall businesses. Our operating results and financial condition will be adversely affected if we are unable to integrate successfully Royall’s operations into our own, fail to achieve new revenue opportunities, incur unforeseen costs and expenses, or experience unexpected operating difficulties that offset anticipated benefits. In particular, the integration of our and the Royall businesses will involve, among other matters, integration of sales, marketing, billing, accounting, management, personnel, payroll, and other systems.

Integrating Royall’s business and our business may divert our management’s attention away from other operations.

Successful integration of Royall’s operations, services, and personnel into our own may place a significant burden on our management and internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could otherwise harm our business, financial condition, and operating results. The integration will require efforts from each company, including the coordination of their general and administrative functions, including employee benefits, payroll, financial reporting, and purchasing functions. Delays in successfully integrating and managing employee benefits could lead to dissatisfaction and employee turnover. Problems in integrating purchasing and financial reporting could result in control issues, including unplanned costs.

We may pursue other acquisition opportunities, which could subject us to considerable business and financial risk.

We evaluate potential acquisitions of complementary businesses on an ongoing basis and may from time to time pursue acquisition opportunities. We may not be successful in identifying acquisition opportunities, assessing the value, strengths, and weaknesses of these opportunities, or completing acquisitions on acceptable terms. Future acquisitions may result in dilution to our earnings, including as a result of dilutive issuances of equity securities we may pay as acquisition consideration. Acquisitions may expose us to particular business and financial risks, including risks that we may:

•	suffer the diversion of financial and management resources from existing operations;

•	incur indebtedness and assume additional liabilities, known and unknown, including liabilities relating to the use of intellectual property we acquire;

•	incur significant additional capital expenditures, transaction expenses, operating expenses, and non-recurring acquisition-related and integration charges;

•	experience an adverse impact on our earnings from the amortization or impairment of acquired goodwill and other intangible assets;

•	fail to integrate successfully the operations and personnel of the acquired businesses;

•	enter new markets or market new products with which we are not entirely familiar; and

•	fail to retain key personnel of, vendors to, and clients of the acquired businesses.

If we are unable to manage the risks associated with acquisitions, or if we experience unforeseen expenses, difficulties, complications, or delays frequently encountered in connection with the integration of acquired entities and the expansion of operations, we may fail to achieve expected cost savings, revenue opportunities, and other expected benefits of our acquisition strategy and may be required to focus resources on integrating the acquired operations rather than on our primary product and service offerings.

Any significant impairment of our goodwill would lead to a decrease in our assets and a reduction in our net operating performance.

As of September 30, 2014, after giving pro forma effect to our acquisition of Royall, we had goodwill of approximately $812.1 million, which constituted approximately 42% of our total assets as of that date. If we make changes in our business strategy or if market or other conditions adversely affect our business operations, we may be forced to record an impairment change, which would lead to a decrease in our assets and a reduction in our net operating performance. If the testing performed indicates that impairment has occurred, we will be required to record an impairment charge for the difference between the carrying value of the goodwill and the implied fair value of the goodwill in the period in which the determination is made. The testing of goodwill for impairment requires us to make significant estimates about the future performance and cash flows of our company, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry, or market conditions, changes in underlying business operations, future reporting unit operating performance, existing or new product market acceptance, changes in competition, or changes in technologies. Any changes in key assumptions, or actual performance compared with those assumptions, about our business and its future prospects or other assumptions could affect the fair value of one or more reporting units, and result in an impairment charge.

We may invest in companies for strategic reasons and may not realize a return on our investments.

From time to time, we may make investments in companies to further their strategic objectives and support our key business initiatives. Such investments could include equity or debt instruments in private companies, and many of these instruments may be non-marketable at the time of our initial investment. These companies may range from early-stage companies that are often still defining their strategic direction to more mature companies with established revenue streams and business models. The success of these companies may depend on product development, market acceptance, operational efficiency, and other key business factors. The companies in which we invest may fail because they may not be able to secure additional funding, obtain favorable investment terms for future financings, or take advantage of liquidity events such as public offerings, mergers, and private sales. If any of these private companies fails, we could lose all or part of our investment in that company. If we determine that impairment indicators exist and that there are other-than-temporary declines in the fair value of the investments, we may be required to write down the investments to their fair value and recognize the related write-down as an investment loss.

Our level of debt and interest payment obligations may limit our growth and operational flexibility.

As of January 16, 2015, we had approximately $725 million in aggregate principal amount of outstanding indebtedness, consisting of the $725 million senior secured term loan facility we obtained on January 9, 2015 to fund the cash portion of the Royall acquisition purchase price, as described elsewhere in this prospectus supplement. We may incur an additional $50 million of indebtedness under our undrawn senior secured revolving credit facility. This substantial level of indebtedness may have important consequences. For example, it may:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

•	limit our ability to obtain additional financing to expand our business or alleviate liquidity constraints, as a result of financial and other restrictive covenants in our indebtedness;

•	limit our ability to pursue our acquisition strategy;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage relative to companies that have less indebtedness.

Covenants under our senior secured credit agreement may restrict our future operations.

Our senior secured credit agreement imposes operating and financial restrictions that limit our discretion on certain business matters, which could make it more difficult for us to expand, finance our operations, and engage in other business activities that may be in our interest. These restrictions include a requirement that we comply on a quarterly basis with a maximum first lien leverage ratio. Our debt covenants limit our ability and the ability of our subsidiaries to:

•	incur indebtedness;

•	create liens on assets;

•	pay cash dividends;

•	repurchase shares of our common stock or make other restricted payments;

•	make investments in or loans to other parties;

•	sell assets;

•	engage in mergers and acquisitions;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	engage in businesses other than businesses of the type we conduct currently.

We may incur indebtedness in addition to the foregoing indebtedness. Any additional indebtedness we may incur in the future may subject us to similar or even more restrictive conditions.

If we are required to collect sales and use taxes on the programs we sell in additional jurisdictions, we may be subject to liability for past sales and incur additional related costs and expenses and may experience a decrease in our future sales.

We may lose sales or incur significant expenses if states are successful in imposing state sales and use taxes on our services. A successful assertion by one or more states that we should collect sales or other taxes on the sale of our services could result in substantial tax liabilities for past sales, decrease our ability to compete with software vendors subject to sales and use taxes, and otherwise harm our business. Each state has different rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that may change over time. We review these rules and regulations periodically and, when we believe that our services are subject to sales and use taxes in a particular state, may approach state tax authorities to determine how to comply with their rules and regulations. We may become subject to sales and use taxes and related interest and penalties for past sales in states where we believe no compliance is necessary. If we are required to collect and pay back taxes and the associated interest and penalties, and if our members fail or refuse to reimburse us for all or a portion of these amounts, we will incur unplanned expenses that may be substantial. Moreover, imposition of such taxes on our future services will effectively increase the cost of such services to our members and may adversely affect our ability to retain existing clients or to gain new members in the states in which such taxes are imposed.

We may not be able to fully realize our deferred tax assets.

For tax purposes, we have deferred income tax assets consisting primarily of state income tax credit and net operating loss carryforwards. As of March 31, 2014, our deferred income tax assets totaled approximately $43.0 million, which constituted approximately 4.1% of our total assets as of that date. If our future taxable income is less than we believe it will be, we may not be able to fully realize our deferred tax assets. In estimating future tax consequences, we do not consider the effect of future changes in existing tax laws or rates in the determination and evaluation of deferred tax assets and liabilities until the new tax laws or rates are enacted. We have established our deferred income tax assets and liabilities using currently enacted tax laws and rates, including the estimated effects of our status as a Qualified High Technology Company on our Washington, D.C. deferred tax assets. We will recognize an adjustment to income for the impact of new tax laws or rates on the existing deferred tax assets and liabilities when and if new tax laws or rates are enacted that have an impact on our deferred income taxes.

If our members who operate as not-for profit entities lose their tax-exempt status, those members would suffer significant adverse tax consequences which, in turn, could adversely affect their ability to purchase products or services from us.

State tax authorities have challenged the tax-exempt status of hospitals and other health care facilities claiming such status on the basis that they are operating as charitable and/or religious organizations. The outcome of these cases has been mixed with some facilities retaining their tax-exempt status and others being denied the ability to continue operating as not-for profit, tax-exempt entities under state law. In addition, many states have removed sales tax exemptions previously available to not-for-profit entities, and both the Internal Revenue Service and the U.S. Congress are investigating the practices of non-for profit hospitals. Those facilities denied tax exemptions could be subject to the imposition of tax penalties and assessments which could have a material adverse impact on their cash flow, financial strength, and, in some cases, continuing viability. If the tax-exempt status of any of our members is revoked or compromised by new legislation or interpretation of existing legislation, that member’s financial health could be adversely affected, which could negatively affect our sales to those members.

We could become subject to regulation by the Food and Drug Administration if functionality in one or more of our software tools causes the software to be considered a medical device.

The overall framework of the laws and regulations administered by the Food and Drug Administration, or FDA, applies to all products that meet the definition of a “medical device.” To the extent that functionality in one or more of our current or future software products causes the software to be considered a medical device under existing FDA regulations or policies or under regulations and policies now under active consideration by the FDA, we, as a provider of application functionality, could be required, depending on the functionality, to:

•	register our company and list products with the FDA;

•	notify the FDA and demonstrate substantial equivalence to other products on the market before marketing our functionality;

•	obtain FDA approval by demonstrating the safety and effectiveness of the regulated products prior to marketing; and

•	comply with various FDA regulations, including the agency’s quality system regulation, medical device reporting regulations, corrections and removal reporting regulations, and post-market surveillance regulations.

The FDA can impose extensive requirements governing pre- and post-market conditions, such as service investigation and conditions relating to approval, labeling, and manufacturing. In addition, the FDA can impose extensive requirements governing development controls and quality assurance processes. Any application of FDA regulations to our business could adversely affect our financial results by increasing our operating costs, slowing our time to market for regulated software products, and making it uneconomical to offer some software products.

Our growing operations in India expose us to risks that could have an adverse effect on our costs of operations.

As of September 30, 2014, we employed approximately 250 employees in India through our Indian subsidiary, ABCO Advisory Services India Private Ltd., which expects to continue adding personnel. While there are cost advantages to operating in India, significant growth in the technology sector in India has increased competition to attract and retain skilled employees and has led to a commensurate increase in compensation expense. In the future, we may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure in India. In addition, our reliance on a workforce in India exposes us to disruptions in the business, political, and economic environment in that region. Maintenance of a stable political environment is important to our operations, and terrorist attacks and acts of violence or war may directly affect our physical facilities and workforce or contribute to general instability. Our operations in India require us to comply with complex local laws and regulatory requirements and expose us to foreign currency exchange rate risk. Our Indian operations may also subject us to trade restrictions, reduced or inadequate protection for intellectual property rights, security breaches, and other factors that may adversely affect our business. Negative developments in any of these areas could increase our costs of operations or otherwise harm our business.

As a result of the inherent limitations in our internal control over financial reporting, misstatements due to error or fraud may occur and not be detected.

Our disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by us in reports we file with or submit to the SEC under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. In addition, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls.

Risks Related to This Offering and Ownership of Our Common Stock

The price of our common stock may be volatile or may decline.

The trading price of our common stock may fluctuate as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	fluctuations in our operating results and financial condition;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors;

•	actions by institutional or activist stockholders;

•	fluctuations in the stock price and operating results of our competitors;

•	general market conditions or conditions in the markets in which we or our clients operate;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us; and

•	domestic and international economic factors unrelated to our performance.

The trading price of the shares of our common stock will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, and future sales of our equity or equity-related securities. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans, or otherwise could adversely affect the market price of our common stock.

Our charter authorizes us to issue up to 135,000,000 shares of common stock and up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors. Subject to compliance with applicable rules and regulations, we may issue our shares of common stock or securities convertible into our common stock from time to time in connection with a financing, acquisition, investment, our stock incentive plans, or otherwise. We may issue additional shares of common stock at a discount from the market price of our common stock on the issue date. Any issuance of stock could result in substantial dilution to our existing stockholders and cause the market price of our common stock to decline.

Provisions in our charter and bylaws could discourage takeover attempts we oppose even if our stockholders might benefit from a change in control of our company.

Provisions in our charter and bylaws may make it difficult and expensive for a third party to pursue a takeover attempt we oppose even if a change in control of our company would be beneficial to the interests of our stockholders. These provisions also could make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you support. The charter and bylaw provisions:

•	provide that the number of directors that will constitute the entire board of directors will be determined by a resolution of a majority of the board;

•	provide that any vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office;

•	provide that a special meeting of stockholders may be called only by a majority of the directors then in office, by the chairman of the board of directors, or by any holder or holders of at least 40% of the outstanding shares of capital stock then entitled to vote on any matter for which the special meeting is being called;

•	prohibit stockholders from taking action by written consent in lieu of a meeting with respect to any actions that are required or permitted to be taken by stockholders at any annual or special meeting of stockholders;

•	provide authority for our board of directors without stockholder approval to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more classes or series, with terms and conditions, and having rights, privileges and preferences, to be determined by the board of directors; and

•	establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special stockholder meeting.

We do not pay dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

We have not declared or paid any cash dividends on our common stock since we became a public company in 2001. We do not currently anticipate declaring or paying any cash dividends. The timing and amount of future cash dividends, if any, is periodically evaluated by our board of directors and would depend on, among other factors, our earnings, financial condition, cash requirements, and restrictions on dividend payments under our senior secured credit agreement. Because we do not anticipate paying cash dividends for the foreseeable future, holders of shares of our common stock will not realize a return on their investment unless the market price of our common stock appreciates.

Any failure by us to maintain effective internal control over financial reporting may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We are required under Section 404 of the Sarbanes-Oxley Act to furnish a report by management on the effectiveness of our internal control over financial reporting and to include a report by our independent auditors attesting to such effectiveness. Any failure by us to maintain effective internal control over financial reporting could adversely affect our ability to report accurately our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent auditors determine that we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, also could restrict our future access to the capital markets. In our Quarterly Report on Form 10-Q for the three months ended December 31, 2013, we reported our management’s conclusion that there was a material weakness in our internal control over financial reporting related to capitalization of software development costs as of December 31, 2013. We subsequently remediated that material weakness.

Special Note Regarding Forward-Looking Statements

Some of the statements in this prospectus supplement and the accompanying prospectus and in the information incorporated by reference into this prospectus and the accompanying prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, financial position, levels of activity, performance, or achievements to be materially different from any future results, financial position, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or similar words or phrases. You should read statements that contain these words carefully because they discuss our expectations concerning our future results of operations or financial position, or state other forward-looking information. There may be events in the future, however, that we are not able to control or predict accurately. The risks described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended March 31, 2014, and in the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations that we describe in the forward-looking statements. The occurrence of the events described in such risks and other information could have a material adverse effect on our business, results of operations and financial position.

We cannot guarantee future results, levels of activity, performance, or achievements. You should not place undue reliance on any forward-looking statement included or incorporated by reference into this prospectus supplement or the accompanying prospectus, which applies only as of the date appearing on the cover page of the applicable document. Except as required by applicable law, we expressly disclaim any duty to update our forward-looking statements, and the estimates and assumptions associated with them, after the date on which we make such statements, whether to reflect changes in circumstances or our expectations, the occurrence of unanticipated events, or otherwise.

Use of Proceeds

We estimate that the net proceeds to the Advisory Board from the sale by us of our common stock will be approximately $150 million, after deducting the underwriters’ discount and estimated offering expenses.

We intend to use the net proceeds to us from this offering to repay approximately $150 million principal amount of loans outstanding under our $725 million senior secured term loan facility, which we obtained on January 9, 2015 to fund the cash portion of the Royall acquisition purchase price, as described elsewhere in this prospectus supplement.

The senior secured term loan facility will mature, and all outstanding term loans under the facility will become due and payable, on the seventh anniversary of the facility closing date. Amounts drawn under the senior secured term loan facility bear interest at the London interbank offered rate, subject to a 1.00% floor, plus an initial margin of 4.00%. As of the date of this prospectus supplement, the outstanding term loans accrued interest at an annual rate of 5.00%. We may prepay outstanding term loans in connection with this offering without premium or penalty.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder named in this prospectus supplement. The selling stockholder will receive all of the net proceeds from the sale of its shares of our common stock.

Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Barclays Capital Inc. are lenders under our senior secured term loan facility and could receive at least 5% of the net proceeds of this offering due to the repayment by us of a portion of the loans under the facility with the proceeds of this offering. For additional information, see “Underwriting (Conflicts of Interest).”

Market Price of Common Stock and Dividend Policy

Our common stock is listed on the NASDAQ Global Select Market and is traded under the symbol “ABCO.” The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share of our common stock as reported on the NASDAQ Global Select Market.

	High	Low
Fiscal Period Ended December 31, 2014:
First quarter	$66.04	$46.58
Second quarter	$55.22	$43.00
Fiscal Year Ended March 31, 2014:
First quarter	$55.31	$44.20
Second quarter	$60.43	$52.86
Third quarter	$70.55	$59.14
Fourth quarter	$70.14	$54.79
Fiscal Year Ended March 31, 2013:
First quarter	$50.97	$41.76
Second quarter	$51.93	$39.73
Third quarter	$50.04	$42.72
Fourth quarter	$55.06	$47.51

On January 16, 2015, the last reported sale price of our common stock on the NASDAQ Global Select Market was $48.08 per share.

We have not declared or paid any cash dividends on our common stock since we became a public company in 2001. We do not currently anticipate declaring or paying any cash dividends. The timing and amount of future cash dividends, if any, are periodically evaluated by our board of directors and would depend on, among other factors, our earnings, financial condition, cash requirements, and restrictions on dividend payments under our senior secured credit facilities.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014:

•	on an actual basis;

•	on a pro forma basis to give effect to the completion of our acquisition of Royall and the related financing as if such transactions had occurred on September 30, 2014; and

•	on a pro forma as adjusted basis to give effect to the sale of the common stock by us pursuant to this offering and the application of the net proceeds to us from the offering as described in “Use of Proceeds.”

	As of September 30, 2014
(in thousands)			Pro forma
	Actual	Pro forma	as adjusted
Cash and cash equivalents	$26,886	$60,297	$
Long-term debt, including current maturities
Senior secured credit facilities (1)	—	725,000
Stockholders’ equity	314,723	429,114
Total capitalization	314,723	1,154,114

(1)	Our new senior secured credit facilities, which we obtained on January 9, 2015 in connection with our acquisition of Royall, consist of (a) a new $50,000 revolving credit facility with a five-year maturity and (b) a new $725,000 term loan facility with a seven-year maturity. The amount shown excludes original issue discount and capitalized fees paid to lenders.

Unaudited Pro Forma Combined Financial Statements

As discussed elsewhere in this prospectus supplement, on January 9, 2015, after the end of our most recent fiscal period, we completed our acquisition of Royall, a leading provider of strategic, data-driven student engagement and enrollment management, financial and optimization, and alumni fundraising solutions to the higher education industry. For additional information about Royall, the terms of the acquisition and related transactions, see “Summary – Our Acquisition of Royall,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

In connection with the acquisition, all outstanding shares of Royall common stock were acquired for the sum of (1) an amount of cash equal to (a) $750.0 million, minus (b) the amount by which Royall’s working capital exceeded estimated net working capital, estimated to be $6.2 million on the closing date of the acquisition, and (2) 2,428,364 shares of common stock of the Advisory Board, estimated to be valued at $121.2 million on January 9, 2015 based on the closing price of Advisory Board common stock on such date as reported on the NASDAQ Global Select Market.

The aggregate consideration for acquisition accounting purposes, including extinguishment of Royall’s debt of approximately $250.8 million, is calculated as follows (in thousands):

Net cash paid (1)	$743,849
Fair value of shares issued	121,224

Fair value of consideration transferred	$865,073

(1) Net of estimated working capital adjustment of $6,151.

The following unaudited pro forma combined financial information has been prepared to give effect to the acquisition of Royall and the related financing as discussed further below.

The unaudited pro forma combined balance sheet as of September 30, 2014 gives effect to the acquisition and related financing as if they had been completed on September 30, 2014. The unaudited pro forma combined statements of operations for the year ended March 31, 2014 and for the six months ended September 30, 2014 give effect to the acquisition and related financing as if they had occurred on April 1, 2013. We intend to use all of the net proceeds to us from this offering to repay approximately $150 million principal amount of loans outstanding under our $725 million senior secured term loan facility. The estimated impact of this repayment will be presented in the pro forma as adjusted column in our unaudited pro forma combined financial statements. Royall’s historical year-end was June 30. As a result, the pro forma combined financial statements for the year ended March 31, 2014 reflect the Advisory Board’s historical results for the year ended March 31, 2014, while the Royall historical results are for the year ended June 30, 2014.

In preparing the unaudited pro forma combined statement of operations for the six months ended September 30, 2014, the statement of operations for the six months ended September 30, 2014 for the Advisory Board was combined with the statement of operations for the quarters ended September 30, 2014 and June 30, 2014 for Royall Acquisition Co., respectively.

The unaudited pro forma combined financial statements, referred to as the unaudited pro forma financial statements, were derived from and should be read in conjunction with the following items, each of which appears elsewhere in this prospectus supplement:

•	audited consolidated financial statements of the Advisory Board as of March 31, 2014 and 2013 and for each of the three years in the period ended March 31, 2014 and the related notes;

•	unaudited consolidated financial statements of the Advisory Board as of September 30, 2014 and for the three and six months ended September 30, 2014 and 2013 and the related notes;

•	audited consolidated financial statements of Royall as of June 30, 2012, 2013, and 2014 and for the period December 23, 2011 to June 30, 2012 and years ended June 30, 2013, and 2014 (Successor) and the period from July 1, 2011 to December 22, 2011 (Predecessor) and the related notes; and

•	unaudited consolidated financial statements of Royall as of September 30, 2014, June 30, 2014, and September 30, 2013 and the three-month periods ended September 30, 2014 and 2013 and the related notes.

The Advisory Board has been treated as the acquirer for accounting purposes. The allocation of the purchase price was based upon the estimated fair value of the assets acquired and liabilities assumed.

The unaudited pro forma financial statements have been prepared in a manner consistent with the Advisory Board’s accounting policies. The unaudited pro forma adjustments were based on the best information available and certain assumptions and estimates that the Advisory Board believes are reasonable under the circumstances. Pro forma adjustments have been included only to the extent adjustments are directly attributable to the acquisition of Royall and related financing, and appropriate information is known, factually supportable, and reasonably available to the Advisory Board. There were no transactions between the Advisory Board and Royall during the periods presented in the unaudited pro forma financial statements that needed to be eliminated. The accompanying unaudited pro forma financial statements are presented in accordance with Article 11 of the SEC’s Regulation S-X. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma financial statements.

The unaudited pro forma financial statements are presented for illustrative and informational purposes only and are not intended to represent or be indicative of what the Advisory Board’s results of operations or financial position would have been if the Royall acquisition and related financing had actually occurred on the dates indicated. The unaudited pro forma financial statements should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements included elsewhere in this prospectus supplement. The unaudited pro forma financial statements also should not be considered representative of our future results of operations or financial position.

The unaudited pro forma financial statements have been prepared using the acquisition method of accounting under generally accepted accounting principles in the United States. Under the acquisition method of accounting, the purchase price is allocated to the underlying assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation has been derived from estimates of the fair market value of the tangible and intangible assets and liabilities of Royall based upon management’s estimates using established valuation techniques. The Advisory Board judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially affect the Advisory Board’s results of operations. The total purchase price has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based upon valuation procedures performed to date. As of the date of this prospectus supplement, the valuation studies necessary to determine the fair market value of the assets acquired and liabilities assumed and the related allocations of purchase price are preliminary. A final determination of fair values will be based on the actual identifiable tangible and intangible assets acquired and liabilities assumed that existed as of the closing date of the acquisition. The final purchase price allocation will be based, in part, on third-party appraisals and may be different than that reflected in the pro forma purchase price allocation, and any differences may be material. The Advisory Board will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the acquisition date.

Our unaudited pro forma financial statements have been adjusted to give effect to events that are (1) directly attributable to the acquisition and related transaction, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on us. The unaudited pro forma combined statements of operations do not reflect any non-recurring charges directly related to the acquisition and the related transaction that have already been incurred by us. These non-recurring charges are further described in the accompanying notes to the unaudited pro forma financial statements and include transaction-related costs such as financial advisory, legal, and regulatory filing fees. The unaudited pro forma financial statements should be read in conjunction with the accompanying notes.

36

Unaudited Pro Forma Combined Balance Sheet

as of September 30, 2014

(in thousands)

	Historical Advisory Board	Royall Historical	Reclassifications		Transaction adjustments		Pro forma	Offering adjustments	Pro Forma as adjusted
ASSETS
Current assets:
Cash and cash equivalents	$26,886	$14,177	$—		$19,234	(b)(c)	$60,297	$	$
Marketable securities, current	2,402	—	—		(2,402	)(c)	—
Membership fees receivable, net	476,908	—	30,590	(a)	—		507,498
Accounts receivable, net	—	30,590	(30,590	)(a)	—		—
Prepaid expenses and other current assets	26,553	881	4,410	(a)	—		31,844
Deferred income taxes, current	6,944	—	—		1,762	(d)	8,706
Costs advanced for clients	—	4,410	(4,410	)(a)	—		—

Total current assets	539,693	50,058	—		18,594		608,345
Property and equipment, net	116,252	9,020	—		(2,815	)(e)	122,457
Intangible assets, net	32,909	—	71,286	(a)	207,714	(f)	311,909
Deferred incentive compensation and other charges	77,802	—	—		—		77,802
Marketable securities, net of current portion	85,018	—	—		(85,018	)(c)	—
Goodwill	153,028	296,287	—		362,786	(g)	812,101
Investments in and advances to unconsolidated entities	12,509	—	—		—		12,509
Deferred financing costs	—	3,585	(3,585	)(a)	—		—
Customer relationships, net	—	70,560	(70,560	)(a)	—		—
Other intangible assets, net	—	726	(726	)(a)	—		—
Other non-current assets	5,370	—	3,585	(a)	(835	)(h)	8,120

Total assets	$1,022,581	$430,236	$—		$500,426		$1,953,243	$	$

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue, current	$460,312	$24,914	$—		$(11,710	)(i)	$473,516	$	$
Accounts payable and accrued liabilities	70,122	—	11,064	(a)	(1,833	)(j)	79,353
Accrued incentive compensation	16,624	—	—		—		16,624
Current maturities of note payable	—	1,830	—		5,420	(k)	7,250
Accounts payable	—	3,599	(3,599	)(a)	—		—
Accrued expenses	—	7,465	(7,465	)(a)	—		—
Current taxes payable	—	1,374	—		—		1,374

Total current liabilities	547,058	39,182	—		(8,123)		578,117
Deferred revenue, net of current portion	137,889	—	—		—		137,889
Deferred income taxes, net of current portion	7,515	17,645	—		73,632	(l)	98,792
Deferred rent	—	829	—		(829	)(m)	—
Notes payable, less current portion	—	247,007	—		446,928	(k)	693,935
Other long-term liabilities	8,633	—	—		—		8,633

Total liabilities	701,095	304,663	—		511,608		1,517,366

Redeemable noncontrolling interest	6,763	—	—		—		6,763

The Advisory Board Company’s stockholders’ equity:
Preferred stock, par value $0.01; 5,000,000 shares authorized, zero shares issued and outstanding	—	—	—		—		—
Common stock, par value $0.01; 135,000,000 shares authorized, 35,996,976 and 36,321,825 shares issued and outstanding as of September 30, 2014 and March 31, 2014, respectively	360	—	—		24	(n)	384
Additional paid-in capital	432,178	202,251	—		(81,051	)(n)	553,378
Accumulated deficit	(117,498)	(76,678)	—		69,528	(n)	(124,648)
Accumulated other comprehensive (loss) income	(317)	—	—		317	(c)	—

Total stockholders’ equity (deficit)	314,723	125,573	—		(11,182)		429,114

Total liabilities and stockholders’ equity	$1,022,581	$430,236	$—		$500,426		$1,953,243	$	$

Unaudited Pro Forma Combined Statement of Income

for the Year Ended March 31, 2014

(in thousands, except per share amounts)

	Historical Advisory Board	Pre-acquisition historical results of Royall and Co. 7/1/13—6/30/14	Reclassifications		Transaction adjustments		Pro forma	Offering adjustments	Pro forma as adjusted
Revenue	$520,596	$104,632	$—		$—		$625,228	$	$
Cost and expenses:
Cost of services, excluding depreciation and amortization	272,523	—	39,506	(a)	1,349	(b)	313,378
Member relations and marketing	96,298	—	4,167	(a)	899	(b)	101,364
General and administrative	74,169	—	15,376	(a)	711	(b)(c)	90,256
Depreciation and amortization	30,420	7,339	—		13,534	(d)	51,293
Postage expenses	—	8,091	(8,091	)(a)	—		—
Printing, mailshop, data processing and other production expenses	—	11,745	(11,745	)(a)	—		—
Personnel and benefits expenses	—	31,612	(31,612	)(a)	—		—
Occupancy expenses	—	1,756	(1,756	)(a)	—		—
Travel and workshop expenses	—	1,822	(1,822	)(a)	—		—
Selling, general and administrative expenses	—	4,023	(4,023	)(a)	—		—

Operating income	47,186	38,244	—		(16,493)		68,937
Other income (expenses):
Other income (expense), net	2,706	—	—		(2,750	)(e)	(44)
Interest expense	—	(15,769)	(5,351	)(a)	(18,409	)(f)	(39,529)
Amortization of deferred financing costs	—	(5,351)	5,351	(a)	—		—
Other loss	—	(52)	—		—		(52)

Income from continuing operations before provision for income taxes and equity in loss of unconsolidated entities	49,892	17,072	—		(37,652)		29,312
Provision for income taxes	(19,208)	(6,669)	—		15,437	(h)	(10,440)
Equity in loss of unconsolidated entities	(6,051)	—	—		—		(6,051)

Net income from continuing operations	24,633	10,403	—		(22,215)		12,821
Net loss attributable to noncontrolling interest	119	—	—		—		119

Net income attributable to common stockholders	$24,752	$10,403	$—		$(22,215)		$12,940	$	$

Earnings per share:
Net income attributable to common stockholders per share—basic	$0.69						$0.34		$
Net income attributable to common stockholders per share—diluted	$0.67						$0.33		$
Weighted average number of shares outstanding:
Basic	35,909						38,337 (i)
Diluted	36,959						39,387 (i)

Unaudited Pro Forma Combined Statement of Operations

for the Six Months Ended September 30, 2014

(in thousands, except per share amounts)

	Historical Advisory Board	Pre-acquisition historical results of Royall 4/1/14—9/30/14	Reclassifications		Transaction adjustments		Pro forma	Offering adjustments	Pro forma as adjusted
Revenue	$286,040	$49,942	$—		$—		$335,982	$	$
Cost and expenses:
Cost of services, excluding depreciation and amortization	148,296	—	18,545	(a)	674	(b)	167,515
Member relations and marketing	53,368	—	2,326	(a)	450	(b)	56,144
General and administrative	47,285	—	8,692	(a)	366	(b)(c)	56,343
Depreciation and amortization	18,757	3,868	—		6,622	(d)	29,247
Postage expenses	—	2,696	(2,696	) (a)	—		—
Printing, mailshop, data processing and other production expenses	—	4,295	(4,295	) (a)	—		—
Personnel and benefits expenses	—	18,116	(18,116	) (a)	—		—
Occupancy expenses	—	905	(905	) (a)	—		—
Travel and workshop expenses	—	1,411	(1,411	) (a)	—		—
Selling, general and administrative expenses	—	2,140	(2,140	) (a)	—		—

Operating income	18,334	16,511	—		(8,112)		26,733
Other income (expenses):
Other income (loss), net	(141)	—	—		(1,025	)(e)	(1,166)
Interest expense	—	(8,893)	(510	) (a)	(10,276	)(f)	(19,679)
Transaction expenses	—	(318)	—		318	(g)	—
Amortization of deferred financing costs	—	(510)	510	(a)	—		—
Other loss	—	1	—		—		1

Income from continuing operations before provision for income taxes and equity in loss of unconsolidated entities	18,193	6,791	—		(19,095)		5,889
Provision for income taxes	(4,643)	(2,646)	—		7,830	(h)	541
Equity in loss of unconsolidated entities	(3,347)	—	—		—		(3,347)

Net income from continuing operations	10,203	4,145	—		(11,265)		3,083
Net loss and accretion to redemption value of noncontrolling interest	(6,890)	—	—		—		(6,890)

Net income (loss) attributable to common stockholders	$3,313	$4,145	$—		$(11,265)		$(3,807)

Earnings per share:
Net income attributable to common stockholders per share—basic	$0.09						$(0.10)		$
Net income attributable to common stockholders per share—diluted	$0.09						$(0.10)		$
Weighted average number of shares outstanding:
Basic	36,301						38,729 (i)
Diluted	36,871						38,729 (i)

Notes to unaudited pro forma combined financial information

(in thousands, except per share amounts)

Balance Sheet Adjustments

(a)     The following adjustments represent the reclassification of Royall’s balance sheet amounts as of September 30, 2014 to conform to our unaudited pro forma combined presentation:

	Historical Advisory Board	Historical Royall	Reclassifications	Historical combined as reclassified before pro forma adjustments
Membership fees receivable, net	$476,908	$—	$30,590	$507,498
Accounts receivable, net	—	30,590	(30,590)	—
Prepaid expenses and other current assets	26,553	881	4,410	31,844
Costs advanced for clients	—	4,410	(4,410)	—
Intangible assets, net	32,909	—	71,286	104,195
Customer relationships, net	—	70,560	(70,560)	—
Deferred financing costs	—	3,585	(3,585)	—
Other intangible assets, net	—	726	(726)	—
Other non-current assets	5,370	—	3,585	8,955
Accounts payable and accrued liabilities	70,122	—	11,064	81,186
Accounts payable	—	3,599	(3,599)	—
Accrued expenses	—	7,465	(7,465)	—

(b)     The following table illustrates the sources and uses of cash in the acquisition and related financing, assuming they had occurred on September 30, 2014:

Sources:		Uses:
New senior secured credit facilities (1)
New revolving credit facility	$—	Net cash purchase price (3)	$743,849
New senior secured term loan facility	725,000	Financing costs (4)	26,565
Cash from balance sheet (2)	54,009	Estimated fees and expenses (5)	8,595

Total Sources	$779,009	Total Uses	$779,009

(1)	Our new senior secured credit facilities, which we entered into on January 9, 2015 in conjunction with our acquisition of Royall, consist of (A) a new $50,000 revolving credit facility with a five-year maturity and (B) a new $725,000 term loan facility with a seven-year maturity.
(2)	Represents the estimated cash contribution from our balance sheet used to partially fund our acquisition of Royall and pay financing costs, fees and expenses. The amount of the cash contribution may be further adjusted pursuant to the working capital adjustment in the acquisition agreement. Does not reflect (A) our pro forma adjustment to re-characterize our marketable securities to cash and cash equivalents (see note (c) below) and (B) $14,177 of Royall cash we did not acquire, as the acquisition of Royall was cash free/debt free.
(3)	Represents the consideration paid to Royall stockholder net of the estimated working capital adjustment. The amount of the purchase price may be further adjusted pursuant to the working capital adjustment required under the acquisition agreement. At the closing of the acquisition, the Royall stockholder used $241,986 of the cash received and $19,030 of Royall cash on hand to repay $250,834 of existing indebtedness and $10,182 of seller transaction costs.

(4)	Represents the capitalization of estimated financing fees and initial purchaser discounts that were incurred in connection with the new senior secured credit facilities. Of this balance, $2,750 is presented as a long-term asset, with the balance of $23,815 presented net of our new senior secured term loan facility on our unaudited pro forma balance sheet.
(5)	Represents our estimate of acquisition-related fees and expenses associated with our acquisition of Royall.

(c)     In connection with the acquisition, we liquidated all our marketable securities to partially fund the Royall purchase price. This adjustment reflects the re-characterization of our marketable securities to cash and cash equivalents as well as the recognition of our net unrealized losses from the liquidation of our marketable securities of approximately $317, net of taxes. Actual cash proceeds we received subsequent to September 30, 2014 totaled approximately $89,500.

(d)     This adjustment reflects an increase in the current deferred income tax asset of $1,762 that will be generated from approximately $8,595 of transaction costs that we expect to expense as part of the acquisition, of which approximately 50% of the transaction costs are estimated not to be tax deductible. The pro forma adjustment to the current deferred income tax asset generated from transaction costs was based on a statutory tax rate of 41%.

(e)     For purposes of the unaudited pro forma financial statements, we estimated that the net book value of our property and equipment was equal to fair value. The final purchase price allocation will be based on a complete appraisal and may result in a materially different allocation for our property and equipment than that presented in the unaudited pro forma combined financial statements. This adjustment represents the elimination of the net book value of Royall’s historical internally developed software, which is now included as part of the intangible assets, net. See the pro forma balance sheet adjustment in note (f) below.

(f)     A summary of the effects of the preliminary purchase price allocation to other identifiable intangible assets is as follows:

	Historical net book value	Estimate fair value	Purchase accounting adjustments
Trade name	$—	$9,000	$9,000
Technology-database and analytics	—	7,000	7,000
Technology-developed software	726	30,000	29,274
Customer relationships	70,560	233,000	162,440

Total intangibles	$71,286	$279,000	$207,714

The fair value and useful lives assigned to Royall’s trade names, technology, and customer relationships intangible assets have been estimated based on preliminary valuation studies utilizing widely accepted valuation methodologies and principles. The final purchase price allocation will be based on a complete appraisal and may result in a materially different allocation for intangible assets than that presented in the unaudited pro forma combined financial information. Any change in the amount of the final purchase price allocated to amortizable, definite-lived intangible assets could materially affect the amount of amortization expense.

(g)     This adjustment is to reflect the estimated goodwill from the preliminary purchase price allocation resulting from the acquisition of Royall. Except for the specific fair value adjustments discussed below, we assumed that the historical carrying value of all other assets acquired and liabilities assumed reflect fair value. The preliminary allocation of purchase price is as follows (in thousands):

Costs to acquire (see (b) above):
Cash payment to holders of Royall common stock (1)	$743,849
Fair value of shares issued	121,224

Total fair value of consideration transferred	$865,073

Allocated to:
Membership fees receivable, net	30,590
Prepaid expenses and other current assets	5,291
Property and equipment, net	6,205
Intangible assets, net	279,000
Current taxes payable	(1,374)
Deferred revenue, current	(13,204)
Accounts payable and accrued liabilities	(9,231)
Deferred income taxes, net of current portion	(91,277)

Preliminary net assets acquired	206,000

Preliminary allocation to goodwill	$659,073

(1) Net of estimated working capital adjustment of $6,151.

A summary of the effects of the preliminary purchase price allocation to goodwill is as follows:

	Historical net book value	Estimated fair value	Purchase accounting adjustment
Goodwill	$296,287	$659,073	$362,786

(h)     This adjustment represents the net impact from the elimination of the historical Royall capitalized deferred financing costs of $3,585 and the new capitalized financing costs related to the new senior secured credit facilities totaling $2,750.

(i)     This represents an adjustment to decrease Royall’s recorded value of deferred revenue to its estimated remaining future service obligations as part of the purchase price allocation based on the preliminary valuation. The fair value and estimated future service obligation assigned to deferred revenue has been estimated based on a preliminary valuation. The final purchase price allocation will be based on a complete analysis and may result in a materially different allocation for deferred revenue than that presented in these unaudited pro forma financial statements. However, this adjustment is not reflected in the unaudited pro forma combined statement of income, since it is directly related to the acquisition but will not have a recurring effect. This adjustment will result in a reduction of revenue during the twelve months subsequent to the acquisition of Royall on January 9, 2015.

(j)     This adjustment is to eliminate the historical Royall accrued interest balance of $1,515 and to eliminate accrued transaction costs of $318, both of which were paid by the sellers from the cash proceeds they received.

(k)     These adjustments give effect to the repayment of Royall’s existing debt as of September 30, 2014 and the incurrence of new debt (see note (b) above) to fund the acquisition. Royall’s existing debt was paid by the Royall stockholder using $241,986 of the cash proceeds it received and $19,030 of Royall cash on January 9, 2015.

The following table presents the short- and long-term debt outstanding of the Advisory Board as a result of the acquisition and related financing:

New senior secured credit facilities:
New term loan, current portion	$7,250
New term loan, long-term portion (1)	693,935

Total debt	$701,185

(1)	Net of original issue discount and finance fees paid to lenders totaling $23,815.

(l)     Represents the purchase accounting adjustments to record an incremental deferred tax liability to account for the difference between the revised book basis (i.e., fair value) of the Royall intangible assets, other than goodwill, and liabilities recorded under purchase accounting and the carryover tax basis of those assets and liabilities. The pro forma adjustment to the deferred tax liabilities was based on a statutory tax rate of 41%.

(m)     Represents a purchase accounting adjustment to reverse the remaining accrued straight-line rent balance at September 30, 2014 that Royall recorded for each operating lease to recognize rental expense on a straight-line basis over the life of each operating lease.

(n)     Represents (1) the elimination of the Royall stockholder’s equity balances resulting from the acquisition of the Royall outstanding common stock; (2) the issuance of 2,428,364 shares of common stock to the seller of Royall, valued at $121,224 on January 9, 2015, and (3) a reduction of stockholders’ equity of $6,833 related to non-recurring transaction costs net of related tax benefit (see note (d) above).

Statements of Operation Adjustments

(1)     As Royall was acquired on January 9, 2015, the Advisory Board historical results for the year ended March 31, 2014 and the six months ended September 30, 2014 exclude any Royall results, and have been adjusted to include the Royall results for the year ended June 30, 2014 and the six months ended September 30, 2014. The following table presents Royall’s statements of operations for the six months ended September 30, 2014, which have been derived from Royall’s unaudited statements of operations for the fourth quarter of Royall’s fiscal year 2014 and the unaudited statements of operations for the first quarter of Royall’s fiscal year 2015, respectively.

		Three Months	Pre-acquisition
	Three Months	Ended	historical results of
	Ended June 30,	September 30,	Royall
	2014	2014	4/1/14 - 9/30/14
Revenue	$27,612	$22,330	$49,942
Cost and expenses:
Depreciation and amortization	1,891	1,977	3,868
Postage expenses	1,078	1,618	2,696
Printing, mailshop, data processing and other production expenses	245	4,050	4,295
Personnel and benefits expenses	8,878	9,238	18,116
Occupancy expenses	449	456	905
Travel and workshop expenses	597	814	1,411
Selling, general and administrative expenses	1,244	896	2,140

Operating income	13,230	3,281	16,511
Other income (expenses):
Other income, net	—	—	—
Interest expense	(4,426)	(4,467)	(8,893)
Transaction expenses	—	(318)	(318)
Amortization of deferred financing costs	(255)	(255)	(510)
Other gain (loss)	(6)	7	1

Income from continuing operations before provision for income taxes and equity in loss of unconsolidated entities	8,543	(1,752)	6,791
Provision for income taxes	(3,337)	691	(2,646)
Equity in loss of unconsolidated entities	—	—	—

Net income from continuing operations	5,206	(1,061)	4,145
Net loss and accretion to redemption value of noncontrolling interest	—	—	—

Net income attributable to common stockholders	$5,206	$(1,061)	$4,145

(a)     The following adjustments represent the estimated allocation of Royall’s statement of operations amounts to conform to the Advisory Board’s presentation:

Year Ended March 31, 2014:
	Historical Advisory Board	Historical Royall	Reclassifications	Historical as reclassified before pro forma adjustments
Cost of services, excluding depreciation and amortization	$272,523	$—	$39,506	$312,029
Member relations and marketing	96,298	—	4,167	100,465
General and administrative	74,169	—	15,376	89,545
Postage expenses	—	8,091	(8,091)	—
Printing, mailshop, data processing and other production expenses	—	11,745	(11,745)	—
Personnel and benefits expenses	—	31,612	(31,612)	—
Occupancy expenses	—	1,756	(1,756)	—
Travel and workshop expenses	—	1,822	(1,822)	—
Selling, general and administrative expenses	—	4,023	(4,023)	—
Interest expense	—	(15,769)	(5,351)	(21,120)
Amortization of deferred financing costs	—	(5,351)	5,351	—

Six Months Ended September 30, 2014:
	Historical Advisory Board	Historical Royall	Reclassifications	Historical as reclassified before pro forma adjustments
Cost of services, excluding depreciation and amortization	$148,296	$—	$18,545	$166,841
Member relations and marketing	53,368	—	2,326	55,694
General and administrative	47,285	—	8,692	55,977
Postage expenses	—	2,696	(2,696)	—
Printing, mailshop, data processing and other production expenses	—	4,295	(4,295)	—
Personnel and benefits expenses	—	18,116	(18,116)	—
Occupancy expenses	—	905	(905)	—
Travel and workshop expenses	—	1,411	(1,411)	—
Selling, general and administrative expenses	—	2,140	(2,140)	—
Interest expense	—	(8,893)	(510)	(9,403)
Amortization of deferred financing costs	—	(510)	510	—

(b)     A portion of this adjustment is to record the recognition of the estimated stock-based compensation the Advisory Board expects to recognize as a result of the issuance of certain stock-based compensation awards related to the acquisition. In connection with the acquisition, the Advisory Board adopted The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees to provide for inducement grants of equity awards to certain continuing Royall employees, to attract and retain their services following the acquisition. In connection with the closing of the acquisition, inducement awards were made to approximately 60 continuing employees of Royall, and consisted of performance-based stock options to purchase an aggregate of 1,760,000 shares of common stock, and performance-based restricted stock units for an aggregate of 146,667 shares of common stock. Stock options granted under the inducement plan have an exercise price equal to $49.92, the closing price of the Advisory Board’s common stock on January 9, 2015 as reported on the NASDAQ Global

Select Market. The stock options have a seven-year term and are eligible to vest, if performance-based vesting criteria are satisfied, in installments commencing in January 2017 and ending in January 2020. The restricted stock units were also valued at $49.92 and are also eligible to vest in installments commencing in January 2017 and ending in January 2020, subject to satisfaction of performance-based vesting criteria. The vesting criteria in both cases are based on performance of the Royall programs and services. The aggregate grant date fair value of the performance-based stock options, assuming all performance targets are met, is estimated to be approximately $20.6 million. The aggregate grant date fair value of the performance-based restricted stock units, assuming all performance targets are met, is estimated at approximately $7.3 million. Based on the current estimates of future performance against the targets, the Advisory Board currently expects 50% of the performance-based stock options and restricted stock units to vest, respectively. For pro forma purposes, the stock-based compensation we have recorded during the year ended March 31, 2014 and the six months ended September 30, 2014 estimates Royall will achieve 70-99% of the performance targets. The actual stock-based compensation expense we will recognize is dependent upon, but not limited to, Royall satisfying certain performance conditions and continued employment of award recipients at the time performance conditions are met. The actual amount we will recognize may increase or decrease based on the actual results of Royall and employment conditions at the time performance conditions are met. The following average key assumptions were used in the valuation of the stock options issued to Royall employees using the Black-Scholes model:

Risk-free interest rate: 0.69%—1.67%

Expected lives in years: 2—5

Expected volatility: 30.10%—32.85%

Dividend yield: –%

Estimated forfeitures: 5.2%

Fair value of stock options issued: $9.45—$15.16

Total pro forma stock-based compensation expense attributable to The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees is as follows:

	Year Ended March 31, 2014	Six Months Ended September 30, 2014
Cost of services, excluding depreciation and amortization	$1,349	$674
Member relations and marketing	899	450
General and administrative	2,248	1,124

Total	$4,496	$2,248

(c)     This adjustment is to eliminate the annual management fee Royall previously paid to its owner totaling $1,537 and $758 for the year ended March 31, 2014 and the six months ended September 30, 2014, respectively.

(d)     This adjustment is to reflect the estimated incremental amortization expense based on the preliminary estimates of fair value and useful lives of identified, finite-lived intangible assets (see note (f) to the unaudited pro forma combined balance sheet above).

	Estimated fair value	Estimated life	Annual amortization expense
Trade name	$9,000	10 years	$900
Technology	7,000	4 years	1,750
Developed software	30,000	11 years	2,727
Customer relationships	233,000	16 years	14,563

Total	$279,000		$19,940

A summary of the effects of the adjustments to amortization expense is as follows:

	Year Ended March 31, 2014	Six Months Ended September 30, 2014
Estimated amortization expense based on above	$19,940	$9,970
Elimination of historical depreciation and amortization expense	(6,406)	(3,348)

Incremental amortization expense related to finite-lived intangibles	$13,534	$6,622

(e)     This adjustment reflects the elimination of our interest income and net realized gains associated with our marketable securities that were liquidated as part of the acquisition (see pro forma balance sheet note (c)).

(f)     This adjustment is to record: (1) the incremental estimated interest expense recognized on our new senior secured credit facilities as calculated using the estimated interest expense of 5.00% and including the unused credit line fees under the new revolving credit facility; and (2) the incremental amortization of original issue discount, or OID, and capitalized debt issuance costs associated with the newly-issued debt as computed below. A change of one-eighth of one percent (12.5 basis points) in the interest rates, to the extent that LIBOR is in excess of the 1.00% floor rate applicable to our new senior secured credit facilities, would result in additional annual interest expense (if the interest rate increases) or a reduction to annual interest expense (if the interest rate decreases) of approximately $906. Subsequent to this offering and related repayment of a portion of our new term loan, we anticipate refinancing the balance of our new term loan from the proceeds of this offering, which we expect will significantly decrease our cash interest expense. OID and debt issuance costs will be amortized over the life of the related debt using the effective interest method. A summary of the effects of the adjustments to incremental interest expense are as follows:

	Year Ended March 31, 2014	Six Months Ended September 30, 2014
Estimated interest expense related to newly issued debt (per above)	$36,114	$17,921
Amortization of OID and estimated capitalized debt issuance costs related to the newly issued debt (per above)	3,415	1,758
Historical interest expense	(21,120)	(9,403)

Net increase in interest expense	$18,409	$10,276

(g)     This adjustment is to eliminate transaction expenses incurred by Royall related to its sale to the Advisory Board, due to the non-recurring nature of this expense.

(h)     This adjustment is to reflect the tax effect of the pro forma adjustments described in the unaudited pro forma combined statement of operations above, based on our estimated statutory tax rate of 41.0%. Because the tax rate used for these unaudited pro forma financial statements is an estimate, it may vary from the actual effective rate in periods subsequent to the acquisition.

(i)     Pro forma basic earnings per share is computed by dividing net income attributable to common stockholders by the number of weighted average common shares outstanding during the period. Pro forma diluted earnings per share is computed by dividing net income attributable to common stockholders by the number of weighted average common shares and potentially dilutive common shares outstanding during the period. The number of potential common shares outstanding is determined in accordance with the treasury stock method, using the Advisory Board’s prevailing tax rates. Certain potential common share equivalents were not included in the computation because their effect was anti-dilutive.

A reconciliation of pro forma basic to pro forma diluted weighted average common shares outstanding is as follows (in thousands):

	Year Ended March 31, 2014	Six Months Ended September 30, 2014
Basic weighted average common shares outstanding	35,909	36,301
Pro forma shares (1)	2,428	2,428

Pro forma basic weighted average common shares outstanding	38,337	38,729
Effect of dilutive outstanding stock-based awards	1,050	—

Pro forma diluted weighted average common shares outstanding	39,387	38,729

(1)	Represents the shares of our common stock used to partially fund our acquisition of Royall.

In the year ended March 31, 2014, 1,000 shares related to share-based compensation awards have been excluded from the calculation of the effect of pro forma dilutive outstanding stock-based awards shown above because their effect was anti-dilutive. For the six months ended September 30, 2014, all outstanding restricted stock units and stock options have been deemed anti-dilutive and excluded from the computation of diluted EPS as the Advisory Board has reported a pro forma loss for the period.

Management’s Discussion and Analysis of Financial

Conditions and Results of Operations

The following management’s discussion and analysis should be read in conjunction with the Advisory Board’s audited and unaudited consolidated financial statements included in this prospectus supplement.

Until our most recent fiscal year, our fiscal year was the 12-month period ending on March 31. Our 2014 fiscal year ended on March 31, 2014 and our 2013 fiscal year ended on March 31, 2013. In November 2014, we elected to change our fiscal year-end from March 31 to December 31. As a result, our most recently-completed fiscal period is a nine-month transition period that began on April 1, 2014 and ended on December 31, 2014.

Acquisition of Royall

As discussed elsewhere in this prospectus supplement, on January 9, 2015, after the end of our most recent fiscal year, we completed our acquisition of Royall, a leading provider of strategic, data-driven student engagement and enrollment management, financial aid optimization, and alumni fundraising solutions to the higher education industry. For additional information about Royall, the terms of the acquisition and related transactions, and the pro forma impact of the acquisition on our financial condition and results of operations, see “Summary—Our Acquisition of Royall,” “Unaudited Pro Forma Combined Financial Statements,” “Business,” and “—Liquidity and Capital Resources” below.

Overview of Our Operations

We are a leading provider of insight-driven performance improvement software and solutions to the rapidly changing health care and higher education industries. Through our subscription-based membership programs, we leverage our intellectual capital to help members solve their most critical business problems. As of September 30, 2014, we served over 4,500 members, including over 3,900 hospitals, health systems and other health care organizations, and nearly 600 colleges and universities.

Our growth has been driven by the addition of new members, strong renewal rates, expansion of our relationships with existing members, new program launches, acquisition activity, and annual price increases. Our member institution renewal rate was 92%, 90%, and 90% for fiscal 2012, 2013, and 2014, respectively. We believe high renewal rates reflect of our members’ recognition of the value they derive from participating in our programs.

Our revenue grew 21.7% in fiscal 2013 over fiscal 2012, 15.5% in fiscal 2014 over fiscal 2013, and 13.7% in the six months ended September 30, 2014 over the prior corresponding period. Our contract value increased 17.1% to $466.3 million as of March 31, 2013 from March 31, 2012, 16.2% to $541.9 million as of March 31, 2014 from March 31, 2013, and 14.3% to $561.6 million as of September 30, 2014 from September 30, 2013. We define contract value as the aggregate annualized revenue attributable to all agreements in effect at a particular date, without regard to the initial term or remaining duration of any such agreement. In each of our programs, we generally invoice and collect fees in advance of accrual revenue recognition.

Our operating costs and expenses consist of cost of services, member relations and marketing expense, general and administrative expenses, and depreciation and amortization expenses.

•	Cost of services includes the costs associated with the production and delivery of our products and services, consisting of compensation for research personnel, in-house faculty, software developers, and consultants; costs of the organization and delivery of membership meetings, teleconferences, and other events; production of published materials; technology license fees; costs of developing and supporting our cloud-based content and performance technology software; and fair value adjustments to acquisition-related earn-out liabilities.

•	Member relations and marketing expense includes the costs of acquiring new members and the costs of account management, and includes compensation (including sales incentives), travel and entertainment expenses, and costs for training of personnel, sales and marketing materials, and associated support services.

•	General and administrative expense includes the costs of human resources and recruiting; finance and accounting; legal support; management information systems; real estate and facilities management; corporate development; new program development; and other administrative functions.

•	Depreciation and amortization expense includes the cost of depreciation of our property and equipment; amortization of costs associated with the development of software and tools that are offered as part of certain of our membership programs; and amortization of acquired intangibles.

Our operating costs for each period include stock-based compensation expenses and expenses representing additional payroll taxes for compensation expense as a result of the taxable income employees recognize upon their exercise of common stock options and the vesting of restricted stock units issued under our stock incentive plans.

Non-GAAP Financial Presentation

This management’s discussion and analysis presents supplemental measures of our performance that are derived from our consolidated financial information but are not presented in our consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” We refer to these financial measures, which are considered “non-GAAP financial measures” under SEC rules, as adjusted EBITDA, adjusted net income, and non-GAAP earnings per diluted share. See “Non-GAAP Financial Measures” below for information about our use of these non-GAAP financial measures, including our reasons for including these measures, material limitations with respect to the usefulness of the measures, and reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Results of Operations

Six Months Ended September 30, 2014 Compared to Six Months Ended September 30, 2013

The following table shows consolidated statements of income data expressed as a percentage of revenue for the periods indicated:

	Six Months Ended September 30,
	2014	2013
Revenue	100.0%	100.0%
Costs and expenses:
Cost of services, excluding depreciation and amortization	51.8%	54.0%
Member relations and marketing	18.7%	17.6%
General and administrative	16.5%	14.3%
Depreciation and amortization	6.6%	5.3%
Total costs and expenses	93.6%	91.2%
Operating income	6.4%	8.8%
Other (expense) income, net	—%	0.6%
Income before provision for income taxes and equity in loss of unconsolidated entities	6.4%	9.4%
Provision for income taxes	(1.6)%	(3.6)%
Equity in loss of unconsolidated entities	(1.2)%	(0.8)%
Net income before allocation to noncontrolling interest	3.6%	5.0%
Net loss and accretion to redemption value of noncontrolling interest	(2.4)%	—%
Net income attributable to common stockholders	1.2%	5.0%

Net Income Attributable to Common Stockholders. Net income attributable to common stockholders was $3.3 million in the six months ended September 30, 2014 compared to $12.7 million in the six months ended September 30, 2013. The decrease in net income was primarily attributable to a non-cash accretion of $6.9 million associated with the change in the redemption value of our redeemable noncontrolling interest. Other factors contributing to the decrease in net income included an increase in cost of services of $12.5 million incurred for new and growing programs, an increase of $11.3 million in general and administrative expense related to increased human resources and recruitment expenses, increased investments to support organizational scale and integration of recent acquisitions, as well as a vacation liability adjustment resulting from the change in fiscal year end, an increase of $9.0 million in marketing and member relations costs attributable to the addition of new sales teams, an increase of $5.5 million in depreciation and amortization due to increased capital expenditures and an increase in amortization of newly acquired intangibles, a decrease in Other (expense) income, net of $1.8 million due to the effect of fluctuating currency rates on our receivable balances denominated in foreign currencies, and a gain of $4.0 million recognized on the conversion into equity securities of all outstanding principal and accrued interest under our note receivable from Evolent Health, Inc. during the six months ended September 30, 2013. The effect of these factors was partially offset by a 13.7% increase in revenue from the prior year period.

Adjusted Net Income and Adjusted EBITDA. Adjusted net income increased to $26.9 million for the six months ended September 30, 2014 from $22.7 million for the six months ended September 30, 2013, while adjusted EBITDA increased 10.4% to $49.4 million for the six months ended September 30, 2014 from $44.8 million for the six months ended September 30, 2013. The increase in adjusted EBITDA was attributable to our increased revenue and was partially offset by increased investment in our general and administrative infrastructure to support our growing employee base, higher marketing and member relations costs attributable to an increase in the number of new sales teams, and the costs of new and growing programs.

Revenue. Total revenue increased 13.7% to $286.0 million in the six months ended September 30, 2014 from $251.6 million in the six months ended September 30, 2013, while contract value increased 14.3% to $561.6 million as of September 30, 2014 from $491.3 million as of September 30, 2013. The increases in revenue and contract value were primarily attributable to our cross-selling of existing programs to existing members, the introduction and expansion of new programs, and, to a lesser degree, price increases. We offered 63 membership programs as of September 30, 2014 compared to 59 membership programs as of September 30, 2013.

Cost of Services. Cost of services increased to $148.3 million for the six months ended September 30, 2014 from $135.8 million for the six months ended September 30, 2013. The increase in cost of services for the six months ended September 30, 2014 was primarily due to growth and expansion of our Crimson programs, as well as our recent acquisitions of Care Team Connect, Inc., or Care Team Connect, Medical Referral Source, Inc., or MRS, and HealthPost, Inc., or HealthPost. Cost of services in the current period also reflected increased costs associated with the delivery of program content and tools to our expanded membership base, including increased staffing, licensing fees, and other costs. As a percentage of revenue, cost of services was 51.8% and 54.0% for the six months ended September 30, 2014 and September 30, 2013, respectively. Cost of services included fair value adjustments to our acquisition-related earn-out liabilities consisting of a $0.5 million decrease and a $0.3 million decrease in the six months ended September 30, 2014 and 2013, respectively.

Member Relations and Marketing. Member relations and marketing expense increased to $53.4 million in the six months ended September 30, 2014 from $44.4 million in the six months ended September 30, 2013. As a percentage of revenue, member relations and marketing expense in the six months ended September 30, 2014 and 2013 was 18.7% and 17.6%, respectively. The increase in member relations and marketing expense was primarily attributable to an increase in sales staff and related travel and other associated costs, as well as to an increase in member relations personnel and related costs required to serve our expanding membership base.

General and Administrative Expense. General and administrative expense increased to $47.3 million in the six months ended September 30, 2014 from $36.0 million in the six months ended September 30, 2013. As a percentage of revenue, general and administrative expense increased to 16.5% in the six months ended

September 30, 2014 from 14.3% in the six months ended September 30, 2013. The increases in general and administrative expense in the current periods were primarily attributable to increased human resources and recruitment expenses, to increased investments to support organizational scale and integration of recent acquisitions, as well as to a vacation liability adjustment resulting from the change in fiscal year end.

Depreciation and Amortization. Depreciation expense increased to $18.8 million, or 6.6% of revenue in the six months ended September 30, 2014, from $13.2 million, or 5.3% of revenue in the six months ended September 30, 2013. The increases in depreciation and amortization in the current periods were primarily attributable to increased amortization expense from developed capitalized internal use software, acquired intangibles relating to the Care Team Connect, MRS, and HealthPost acquisitions, and depreciation of improvements made to our Austin, San Francisco, and Nashville offices and of an expansion floor of our Washington, D.C. headquarters.

Other (Expense) Income, Net. Other (expense) income, net decreased to a $0.1 million loss in the six months ended September 30, 2014, from a $1.6 million gain in the six months ended September 30, 2013. Lower average cash and investment balances due to our recent acquisition and investment activity contributed to a decrease in interest income to $0.9 million in the six months ended September 30, 2014 from $2.0 million in the six months ended September 30, 2013. We recognized foreign exchange losses of $0.8 million and $0.1 million during the six months ended September 30, 2014 and 2013, respectively, as a result of the effect of fluctuating currency rates on our receivable balances denominated in foreign currencies. During the six months ended September 30, 2014, we recognized a $0.2 million loss on our investment in common stock warrants. During each of the six months ended September 30, 2014 and 2013, we incurred $0.3 million of fees under our revolving credit facility.

Provision for Income Taxes. Our provision for income taxes was $4.6 million and $9.1 million in the six months ended September 30, 2014 and 2013, respectively. Our effective tax rate in the six months ended September 30, 2014 was 25.5% compared to 38.5% in the six months ended September 30, 2013. The decrease in effective tax rate in the current period was primarily attributable to a discrete tax benefit in the six months ended September 30, 2014 relating to federal research and development tax credits that we applied for during the six months ended September 30, 2014 related to previous tax years.

Equity in Loss of Unconsolidated Entities. Our proportionate share of the losses of Evolent Health LLC, or “Evolent LLC,” net of tax during the six months ended September 30, 2014 was $3.3 million. Our proportionate share of the losses of Evolent Health, Inc., or, “Evolent,” during the six months ended September 30, 2013 was $5.9 million, partially offset by a gain of $4.0 million recognized on the conversion into equity securities of all outstanding principal and accrued interest under our note receivable from Evolent during the six months ended September 30, 2013. Evolent was established in August 2011 and continues to operate as an early-stage business. As a result, we expect Evolent Health Holdings, Inc. and Evolent LLC to incur losses in the future.

Net Income (Loss) and Accretion to Redemption Value of Noncontrolling Interest. During the three months ended June 30, 2014, we determined that it was probable that the put option related to our noncontrolling interest would become exercisable prior to its expiration. The redemption value is updated each reporting period. As a result, we recorded an accretion charge to the estimated redemption amount of our redeemable noncontrolling interest of $6.9 million in the six months ended September 30, 2014.

Stock-Based Compensation Expense. We recognized the following stock-based compensation expense in the consolidated statements of income line items for stock options and restricted stock units, or RSUs, issued under our stock incentive plans for the six months ended September 30, 2014 and 2013 (in thousands, except per share amounts):

	Six Months Ended September 30,
	2014	2013
Stock-based compensation expense included in:
Costs and expenses:
Cost of services	$4,005	$2,689
Member relations and marketing	2,222	1,901
General and administrative	5,489	4,476
Depreciation and amortization	—	—
Total costs and expenses	11,716	9,066
Operating income	(11,716)	(9,066)
Net income	$(8,994)	$(5,576)
Impact on diluted earnings per share	$(0.24)	$(0.15)

There are no stock-based compensation costs capitalized as part of the cost of an asset.

As of September 30, 2014, $62.0 million of total unrecognized compensation cost related to outstanding options and non-vested RSUs was expected to be recognized over a weighted average period of 3.2 years.

Fiscal Years Ended March 31, 2012, 2013, and 2014

The following table shows statements of income data expressed as a percentage of revenue for the last three fiscal years:

	Year Ended March 31,
	2012	2013	2014
Revenue	100.0%	100.0%	100.0%
Costs and expenses:
Cost of services, excluding depreciation and amortization	53.4	52.7	52.3
Member relations and marketing	19.9	18.9	18.5
General and administrative	12.9	13.8	14.2
Depreciation and amortization	3.9	4.5	5.8
Total costs and expenses	90.1	89.9	90.8

Operating income	9.9	10.1	9.2
Other income, net	0.8	0.6	0.5

Income from continuing operations before provision for income taxes and equity in loss of unconsolidated entities	10.7	10.7	9.7
Provision for income taxes	(4.1)	(4.0)	(3.7)
Equity in loss of unconsolidated entities	(0.3)	(1.5)	(1.2)

Net income from continuing operations	6.3	5.2	4.8
Discontinued operations:
Income from discontinued operations, net of tax	0.1	—	—
Gain on sale of discontinued operations, net of tax	0.5	—	—

Net income from discontinued operations	0.6	—	—

Net income before allocation to noncontrolling interest	6.9	5.2	4.8
Net loss attributable to noncontrolling interest	—	—	—

Net income attributable to common stockholders	6.9	5.2	4.8

Net Income Attributable to Common Stockholders. Net income attributable to common stockholders decreased (7.5)% from $25.3 million in fiscal 2012 to $23.4 million in fiscal 2013, and increased 5.7% to $24.8 million in fiscal 2014. Factors that offset a 21.7% increase in revenue and contributed to the lower net income attributable to common stockholders in fiscal 2013 included increases of $39.7 million in cost of services to support four newly developed programs, three acquired companies as well as growth from existing programs, increases of $14.3 million in general and administrative expense related to increased new product development costs, increases in finance, information technology, and human resources expense incurred to support our growing employee base, increases of $11.4 million in marketing and member relations expense from the addition of new sales teams and their related expense, increases of $6.0 million in depreciation and amortization related to increased capital expenditures, including internally developed software and an increase in amortization of newly acquired intangibles, and an increase in our proportionate share of the net loss of unconsolidated entities from $1.3 million in fiscal 2012 to $6.8 million in fiscal 2013. The increase in net income attributable to common stockholders in fiscal 2014 was primarily due to a 15.5% increase in revenue from $450.8 million to $520.6 million and a $4.4 million decrease in fair value charges related to acquisition-related earn-out liabilities as compared to a $3.8 million increase in fair value changes in fiscal 2013. The effect of these factors was partially offset by an increase in cost of services of $34.9 million incurred for five newly developed programs, four acquired companies, and growth of existing programs, increases of $12.0 million in general and administrative expense related to increased investment in certain of our administration groups to support our growing employee base and number of offices, increases of $11.0 million in marketing and member relations costs attributable to the addition of new sales teams, and an increase of $10.1 million in depreciation and amortization due to increased capital expenditures, including internally developed software and an increase in amortization of newly acquired intangibles.

Adjusted Net Income, Non-GAAP Earnings Per Diluted Share, and Adjusted EBITDA. Adjusted net income increased 13.6% from $40.0 million, or $1.15 non-GAAP earnings per diluted share, in fiscal 2012 to $45.4 million, or $1.25 non-GAAP earnings per diluted share, in fiscal 2013, and decreased (1.2)% to $44.9 million, or $1.22 non-GAAP earnings per diluted share, in fiscal 2014. Adjusted EBITDA increased 18.1% from $71.5 million in fiscal 2012 to $84.4 million in fiscal 2013, and increase 9.2% to $92.2 million in fiscal 2014. The increases in adjusted net income for fiscal 2013 and adjusted EBITDA in fiscal 2013 and 2014 were due to increased revenue, the effect of which was partially offset by the costs of new and growing programs, increased investment in our general and administrative infrastructure to support our growing employee base, and an increase in the number of new sales teams. The decrease in adjusted net income for fiscal 2014 was attributable to additional costs to integrate four acquired companies over the last 18 months, as well as to increased investment in our general and administrative infrastructure to support our growing employee base, including an increase in the number of new sales teams.

Revenue. Revenue increased 21.7% from $370.3 million in fiscal 2012 to $450.8 million in fiscal 2013, and 15.5% to $520.6 million in fiscal 2014. Our contract value increased 17.1% from $398.3 million as of March 31, 2012 to $466.3 million as of March 31, 2013, and 16.2% to $541.9 million as of March 31, 2014.

The increase in revenue in fiscal 2013 over fiscal 2012 was primarily attributable to the introduction and expansion of new internally-developed and acquired programs, our cross-selling of existing programs to existing members, and, to a lesser degree, price increases. The increase in revenue in fiscal 2014 over fiscal 2013 was primarily attributable to our cross-selling of existing programs to existing members, the introduction and expansion of new programs, including a full year of revenue from our acquisitions of ActiveStrategy, Inc., or ActiveStrategy, and 360Fresh, Inc., or 360Fresh, and revenue from our fiscal 2013 acquisitions of Care Team Connect and MRS, and, to a lesser degree, price increases.

We offered 53 membership programs as of March 31, 2012, 57 membership programs as of March 31, 2013, and 62 membership programs as of March 31, 2014. Our membership base consisted of 3,726 member institutions as of March 31, 2012, 4,114 member institutions as of March 31, 2013, and 4,534 member institutions as of March 31, 2014. Our average contract value per member of $106,901 as of March 31, 2012, increased to $113,352 as of March 31, 2013 and to $119,520 as of March 31, 2014.

Cost of Services. Cost of services increased 20.0% from $197.9 million in fiscal 2012 to $237.6 million in fiscal 2013, and 14.7% to $272.5 million in fiscal 2014. As a percentage of revenue, cost of services was 53.4% for fiscal 2012, 52.7% for fiscal 2013, and 52.3% for fiscal 2014. The increase of $39.7 million in cost of services for fiscal 2013 over fiscal 2012 was primarily attributable to increases of $30.2 million in expenses related to our new and growing physician related software programs and an increase of $7.2 million in expenses related to our Southwind programs, which included a full year of PivotHealth, LLC, or PivotHealth, expenses. The increase of $34.9 million in cost of services for fiscal 2014 over fiscal 2013 was primarily attributable to growth and expansion of our physician related software programs of $13.7 million, as well as costs incurred in connection with our recent acquisitions of ActiveStrategy, 360Fresh, MRS, and Care Team Connect. The increases in cost of services over the three fiscal years also reflected increased costs associated with the delivery of program content and tools to our expanded membership base, including increased staffing expenses and licensing fees. Cost of services included fair value adjustments to our acquisition-related earn-out liabilities of $6.7 million, $3.8 million, and ($4.4) million in fiscal 2012, 2013, and 2014, respectively.

Member Relations and Marketing Expense. Member relations and marketing expense increased 15.4% from $73.9 million in fiscal 2012 to $85.3 million in fiscal 2013, and 12.9% to $96.3 million in fiscal 2014. As a percentage of revenue, member relations and marketing expense in fiscal 2012, 2013, and 2014 was 19.9%, 18.9%, and 18.5%, respectively. The total dollar increases in member relations and marketing expense over the three fiscal years were primarily attributable to an increase in sales staff and related travel and other associated costs, as well as to an increase in member relations personnel and related costs required to serve our expanding membership base. We had an average of 148, 172, and 188 new business development teams during fiscal 2012, 2013, and 2014, respectively.

General and Administrative Expense. General and administrative expense increased 29.8% from $47.9 million in fiscal 2012 to $62.2 million in fiscal 2013, and 19.3% to $74.2 million in fiscal 2014. As a percentage of revenue, general and administrative expense in fiscal 2012, 2013, and 2014 was 12.9%, 13.8%, and 14.2%, respectively. The increase of $14.3 million in general and administrative expense for fiscal 2013 was primarily attributable to an increase of $8.0 million in costs incurred to improve our finance, human resources, and information technology infrastructure to support our growing employee base and number of office locations; increased legal infrastructure costs; an increase in share-based compensation expense of $0.9 million; and external advisory spending of $0.6 million related to our new credit facility. The increase of $12.0 million in general and administrative expense for fiscal 2014 was primarily attributable to an increase of $6.1 million in costs incurred to improve our human resources, information technology, and infrastructure costs to support our growing employee base and number of office locations; and increased investments in our legal and corporate development groups; and an increase in share-based compensation expense of $1.7 million. As of March 31, 2014, we had approximately 2,800 employees compared to approximately 2,400 employees as of March 31, 2013 and approximately 1,850 employees as of March 31, 2012.

Depreciation and Amortization. Depreciation and amortization expense increased from $14.3 million, or 3.9% of revenue, in fiscal 2012, to $20.3 million, or 4.5% of revenue, in fiscal 2013, and to $30.4 million, or 5.8% of revenue, in fiscal 2014. The increase in fiscal 2013 was primarily due to increased amortization expense attributable to developed capitalized internal-use software, amortization expense on intangibles acquired in our fiscal 2013 acquisitions of 360Fresh and ActiveStrategy, and depreciation on expansion of our Washington, D.C. headquarters. The increase in fiscal 2014 was primarily due to increased amortization expense from developed capitalized internal-use software, the ActiveStrategy, 360Fresh, MRS, and Care Team Connect acquisitions, and depreciation of our newly renovated Austin, San Francisco, and Nashville offices and an expansion floor of our Washington, D.C. headquarters.

Other Income, Net. Other income, net decreased from $3.0 million in fiscal 2012 to $2.6 million in fiscal 2013, and increased to $2.7 million in fiscal 2014. Other income, net consists of interest income, revolving credit facility fees, gains and losses on investment in common stock warrants, and foreign currency gains and losses. Other income, net consisted of interest income of $2.4 million, a foreign exchange rate gain of $0.1 million, and a gain of $0.5 million on an investment in common stock warrants in fiscal 2012; interest income of $3.4 million, revolving credit facility fees of $0.4 million, a foreign exchange rate loss of $0.5 million, and a gain of $0.1 million on an investment in common stock warrants in fiscal 2013; and interest income of $3.3 million, revolving credit facility fees of $0.6 million, a foreign exchange rate loss of $0.2 million, and a realized gain of $0.2 million on sale of marketable securities in fiscal 2014. Higher average cash and investment balances contributed to an increase in interest income from $2.4 million in fiscal 2012 to $3.4 million in fiscal 2013, while consistent average cash and investment balances between fiscal 2013 and 2014 resulted in investment income of $3.3 million in fiscal 2014. During fiscal 2012, 2013, and 2014, we recognized a foreign exchange gain of $0.1 million and foreign exchange losses of $0.5 million and $0.2 million, respectively, as a result of the effect of fluctuating currency rates on our receivable balances denominated in foreign currencies.

Provision for Income Taxes. Our provision for income taxes was $15.2 million, $18.0 million, and $19.2 million in fiscal 2012, 2013, and 2014, respectively. Our effective tax rate in fiscal 2012, 2013, and 2014 was 38.6%, 37.5%, and 38.5%, respectively. The decrease in our effective tax rate in fiscal 2013 was primarily due to a higher balance of tax-exempt investments and an increase in Washington, D.C. tax credits that we received under the New Economy Transformation Act of 2000, partially offset by a slight increase in our effective state tax rate due to changes in apportionment of revenue. The increase in our effective tax rate in fiscal 2014 was primarily attributable to a lower balance of tax-exempt investments and a slight increase in our effective state tax rate due to changes in apportionment of revenue.

Equity in Loss of Unconsolidated Entities. Our proportionate share of the losses of Evolent or Evolent LLC was $1.3 million, $6.8 million, and $6.1 million in fiscal 2012, 2013, and 2014, respectively. Evolent was established in August 2011. Our initial Series A investment in Evolent was accounted for under the equity method until Evolent completed a restructuring in connection with a financing round in September 2013. Following the restructuring and financing, it was determined that our Series A investment should be accounted for using the cost method. As such, we no longer recognize our percentage of the entity’s losses related to our Series A investment.

In September 2013, we invested in the Series B convertible preferred stock of Evolent LLC. Subsequent to September 2013, equity in loss of unconsolidated entities includes only our portion of Evolent LLC’s losses related to our Series B investment. The losses recognized during fiscal year 2013 were partially offset by a $1.1 million gain on investment recognized in connection with additional equity investment from certain early customers in July 2012. The losses recognized during fiscal year 2014 were partially offset by a $4.0 million gain on the conversion into equity securities of all outstanding principal and accrued interest under notes outstanding to Evolent as of March 31, 2013. Evolent LLC continues to be in the early stages of its business plan, and as a result, we expect Evolent LLC to incur losses in the future.

Income from Discontinued Operations, Net of Tax. On January 20, 2012, we sold substantially all of the assets of our OptiLink business. As a result, the net income generated by OptiLink of $0.3 million in fiscal 2012 has been presented as discontinued operations.

Gain on Sale of Discontinued Operations. In fiscal 2012, we recorded a gain of $2.2 million from the sale of OptiLink, after tax.

Net loss Attributable to Noncontrolling Interest. On July 5, 2012, we entered into an agreement with an entity created for the sole purpose of providing consulting services for us on an exclusive basis. We determined that this entity meets the definition of a variable interest entity over which we have significant influence and, as a result, have consolidated the results of this entity into our consolidated financial statements. As of March 31, 2014, we have a 0% ownership interest in this entity. In fiscal 2013 and 2014, $0.1 million of income was recorded in the allocation of losses to the noncontrolling interest. There was no income allocated to us in fiscal 2012.

Stock-Based Compensation Expense. We recognized the following stock-based compensation expense in the consolidated statements of income line items for stock options and RSUs issued under our stock incentive plans and for shares issued under our employee stock purchase plan for fiscal 2012, 2013, and 2014 (in thousands except per share amounts):

	2012	2013	2014
Stock-based compensation expense included in:
Costs and expenses:
Cost of services	$3,440	$3,975	$5,527
Member relations and marketing	2,133	2,643	3,688
General and administrative	6,413	7,295	9,002
Depreciation and amortization	—	—	—

Total costs and expenses	11,986	13,913	18,217

Operating income	(11,986)	(13,913)	(18,217)

Net income attributable to common stockholders	$(7,359)	$(8,686)	$(11,204)

Impact on diluted earnings per share	$(0.21)	$(0.24)	$(0.30)

Stock-based compensation expense by award type for fiscal 2012, 2013, and 2014 was as follows (in thousands):

	2012	2013	2014
Stock-based compensation expense by award type:
Stock options	$5,072	$5,000	$4,846
Restricted stock units	6,914	8,913	13,371
Employee stock purchase rights	—	—	—

Total stock-based compensation	$11,986	$13,913	$18,217

As of March 31, 2014, $43.4 million of total unrecognized compensation cost related to stock-based compensation is expected to be recognized over a weighted average period of 2.9 years.

Non-GAAP Financial Measures

We use non-GAAP financial measures to supplement the financial information presented on a GAAP basis. The non-GAAP financial measures presented in this prospectus supplement include adjusted EBITDA, adjusted net income, and non-GAAP earnings per diluted share. We define “adjusted EBITDA” as net income attributable to common stockholders before adjustment for the items set forth in the first table below. We define “adjusted net income” as net income attributable to common stockholders excluding the net of tax effect of the items set forth in the second table below. We define “non-GAAP earnings per diluted share” as earnings per diluted share excluding the net of tax effect of the items set forth in the third table below.

Our management believes that providing information about adjusted EBITDA, adjusted net income, and non-GAAP earnings per diluted share facilitates an assessment by our investors of our fundamental operating trends and addresses concerns of management and investors that the various gains and expenses excluded from these measures may obscure such underlying trends. Our management uses these non-GAAP financial measures, together with financial measures prepared in accordance with GAAP, to enhance its understanding of our core operating performance, which represents our views concerning our performance in the ordinary, ongoing, and customary course of our operations. In the future, we are likely to incur income and expenses similar to the items for which the applicable GAAP measures have been adjusted and to disclose non-GAAP financial measures excluding such items. Accordingly, the exclusion of those and similar items in our non-GAAP presentation should not be interpreted as implying that the items are non-recurring, infrequent, or unusual.

The information about our core operating performance provided by our non-GAAP financial measures is used by management for a variety of purposes. Management uses the non-GAAP financial measures for internal budgeting and other managerial purposes in part because the measures enable management to evaluate projected operating results and make comparative assessments of our performance over time while isolating the effects of items that vary from period to period without any or with limited correlation to core operating performance, such as tax rates, interest income and foreign currency exchange rates, periodic costs of certain capitalized tangible and intangible assets, share-based compensation expense, and certain non-cash and special charges. The effects of the foregoing items also vary widely among similar companies, and affect the ability of management and investors to make company-to-company comparisons. In addition, merger and acquisition activity can have inconsistent effects on earnings that are not related to core operating performance due, for instance, to charges relating to acquisition costs, the amortization of acquisition-related intangibles, and fluctuations in the fair value of contingent earn-out liabilities. Companies also exhibit significant variations with respect to capital structure and cost of capital (which affect relative interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. By eliminating some of the foregoing variations, management believes that Advisory Board’s non-GAAP financial measures allow management and investors to evaluate more effectively our performance relative to that of our competitors and peer companies. Similarly, our management believes that because of the variety of equity awards used by companies, the varying methodologies for determining both share-based compensation and share-based compensation expense among companies, and from period to period, and the subjective assumptions involved in those determinations, excluding share-based compensation from our non-GAAP financial measures enhances company-to-company comparisons over multiple fiscal periods.

Our non-GAAP measures may be calculated differently from similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits their usefulness as comparative measures. In addition, there are other limitations associated with the non-GAAP financial measures we use, including the following:

•	the non-GAAP financial measures generally do not reflect all depreciation and amortization, and although the assets being depreciated and amortized will in some cases have to be replaced in the future, the measures do not reflect any cash requirements for such replacements;

•	the non-GAAP financial measures do not reflect the expense of equity awards to employees;

•	the non-GAAP financial measures do not reflect the effect of earnings or charges resulting from matters that management considers not indicative of our ongoing operations, but which may recur from year to year; and

•	to the extent that we change our accounting for certain transactions or other items from period to period, our non-GAAP financial measures may not be directly comparable from period to period.

Our management compensates for these limitations by relying primarily on our GAAP results and using the non-GAAP financial measures only as a supplemental measure of our operating performance, and by considering independently the economic effects of the foregoing items that are or are not reflected in the non-GAAP measures. Because of their limitations, our non-GAAP financial measures should be considered by our investors only in addition to financial measures prepared in accordance with GAAP, and should not be considered to be a substitute for, or superior to, the GAAP measures as indicators of operating performance.

Six Months Ended September 30, 2014 Compared to Six Months Ended September 30, 2013

A reconciliation of our non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below (unaudited, in thousands).

	Six Months Ended September 30,
	2014	2013
Net income attributable to common stockholders	$3,313	$12,695
Equity in loss of unconsolidated entities	3,347	1,907
Accretion of noncontrolling interest to redemption value	6,890	—
Provision for income taxes	4,643	9,140
Other expense (income), net	141	(1,614)
Depreciation and amortization	18,757	13,240
Acquisition and similar transaction charges	268	573
Fair value adjustments to acquisition-related earn-out liabilities	(500)	(250)
Vacation accrual adjustment (1)	850	—
Stock-based compensation expense	11,716	9,066
Adjusted EBITDA	$49,425	$44,757

	Six Months Ended September 30,
	2014	2013
Net income attributable to common stockholders	$3,313	$12,695
Equity in loss of unconsolidated entities	3,347	1,907
Accretion of noncontrolling interest to redemption value	6,890	—
Amortization of acquisition-related intangibles, net of tax	3,713	2,367
Acquisition and similar transaction charges, net of tax	162	352
Fair value adjustments to acquisition-related earn-out liabilities, net of tax	(427)	(154)
Loss on investment in common stock warrants, net of tax	108	—
Vacation accrual adjustment, net of tax (1)	777	—
Stock-based compensation, net of tax	8,994	5,576
Adjusted net income	$26,877	$22,743

	Six Months Ended September 30,
	2014	2013
GAAP earnings per diluted share	$0.09	$0.35
Equity in loss of unconsolidated entities	0.09	0.05
Accretion of noncontrolling interest to redemption value	0.19	—
Amortization of acquisition-related intangibles, net of tax	0.11	0.06
Acquisition and similar transaction charges, net of tax	—	0.01
Fair value adjustments to acquisition-related earn-out liabilities, net of tax	(0.01)	—
Loss on investment in common stock warrants, net of tax	—	—
Vacation accrual adjustment, net of tax (1)	0.02	—
Stock-based compensation, net of tax	0.24	0.15
Non-GAAP earnings per diluted share	$0.73	$0.62

(1)	We maintain a “use it or lose it” employee vacation policy based on a March 31 fiscal year end. During the quarter, and in anticipation of the fiscal year end change announced herein, we recorded an incremental adjustment to vacation accrual at September 30, 2014. We expect that this liability will be utilized by March 31, 2015 as employees either use or lose vacation. Prior amounts were not material.

Fiscal Years Ended March 31, 2012, 2013, and 2014

A reconciliation of our non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below (unaudited, in thousands).

	Year Ended March 31,
	2012	2013	2014
Net income attributable to common stockholders	$25,304	$23,408	$24,752
Equity in loss of unconsolidated entities	1,337	6,756	6,051
Gain on sale of discontinued operations, net of tax	(2,155)	—	—
Provision for income taxes from continuing operations	15,206	18,023	19,208
Income from discontinued operations, net of tax	(286)	—	—
Other income, net	(3,034)	(2,604)	(2,706)
Depreciation and amortization	14,817	20,308	30,420
Acquisition and transaction charges	648	851	573
Fair value adjustments to acquisition-related earn-out liabilities	7,678	3,759	(4,350)
Share-based compensation expense	11,987	13,913	18,217

Adjusted EBITDA	$71,502	$84,414	$92,165

	Year Ended March 31,
	2012	2013	2014
Net income attributable to common stockholders	$25,304	$23,408	$24,752
Equity in loss of unconsolidated entities	1,337	6,756	6,051
Gain on sale of discontinued operations, net of tax	(2,155)	—	—
Income from discontinued operations, net of tax	(286)	—	—
Amortization of acquisition-related intangibles, net of tax	3,502	3,804	5,221
Acquisition and similar transaction charges, net of tax	405	525	352
Fair value adjustments to acquisition-related earn-out liabilities, net of tax	4,777	2,331	(2,675)
Gain on investment in common stock warrants, net of tax	(263)	(68)	—
Share-based compensation expense, net of tax	7,388	8,686	11,204

Adjusted net income	$40,009	$45,442	$44,905

	Year Ended March 31,
	2012	2013	2014
GAAP earnings per diluted share	$0.73	$0.64	$0.67
Equity in loss of unconsolidated entities	0.04	0.19	0.17
Gain on sale of discontinued operations, net of tax	(0.06)	—	—
Income from discontinued operations, net of tax	(0.01)	—	—
Amortization of acquisition-related intangibles, net of tax	0.10	0.11	0.14
Acquisition and similar transaction charges, net of tax	0.01	0.01	0.01
Fair value adjustments to acquisition-related earn-out liabilities, net of tax	0.14	0.06	(0.07)
Gain on investment in common stock warrants, net of tax	(0.01)	—	—
Share-based compensation expense, net of tax	0.21	0.24	0.30

Non-GAAP earnings per diluted share	$1.15	$1.25	$1.22

Liquidity and Capital Resources

See “Unaudited Pro Forma Combined Financial Statements” for information about the pro forma impact of our acquisition of Royall on January 9, 2015 on our financial condition.

Cash Flows for Six Months Ended September 30, 2014 Compared to Six Months Ended September 30, 2013

Cash flows generated from operating activities represent our primary source of liquidity. We believe that existing cash, cash equivalents, marketable securities balances, and operating cash flows will be sufficient to support our expected operating and capital expenditures, as well as share repurchases, for at least the next 12 months. We had cash, cash equivalents, and marketable securities balances of $114.3 million as of September 30, 2014 and $187.5 million as of March 31, 2014. We expended $36.0 million and $11.2 million in cash to purchase shares of our common stock through our share repurchase program during the six months ended September 30, 2014 and 2013, respectively. In addition, we invested $25.8 million in our acquisition of HealthPost during the six months ended September 30, 2014. We had no long-term indebtedness as of September 30, 2014 or March 31, 2014. See “—Senior Secured Credit Facilities” below for information about our indebtedness following our acquisition of Royall on January 9, 2015.

Cash Flows from Operating Activities. The combination of revenue growth, profitable operations, and payment for memberships in advance of accrual revenue typically results in operating activities that generate cash flows in excess of net income on an annual basis. Cash flows from operating activities fluctuate from quarter to quarter based on the timing of new and renewal contracts as well as certain expenses. Net cash flows provided by operating activities were $19.6 million in the six months ended September 30, 2014, compared to net cash flows provided by operating activities of $35.6 million in the six months ended September 30, 2013. The decrease in net cash flows provided by operating activities in the current periods was primarily attributable to larger employee bonuses paid during the six months ended September 30, 2014 compared to the prior period, as well as the timing of certain vendor payments and a slight deceleration in cash collection growth during the current period.

Cash Flows from Investing Activities. Our cash management and investment strategy and capital expenditure programs affect investing cash flows. Net cash flows provided by investing activities were $23.0 million in the six months ended September 30, 2014 and net cash flows used in investing activities were $29.7 million in the six months ended September 30, 2013. Investing activities during the six months ended September 30, 2014 consisted of capital expenditures of $29.2 million, payment of $25.8 million in our acquisition of HealthPost, and net redemptions of marketable securities of $78.0 million. Investing activities during the six months ended September 30, 2013 consisted of capital expenditures of $25.9 million, payment of $11.5 million in our acquisition of MRS, the purchase of $15.6 million in notes receivable and Series B convertible preferred stock from Evolent LLC, and net redemptions of marketable securities of $23.4 million.

Cash Flows from Financing Activities. We had net cash flows used in financing activities of $38.8 million and net cash flows provided by financing activities of $9.6 million in the six months ended September 30, 2014 and 2013, respectively. Cash flows from financing activities during the six months ended September 30, 2014 primarily consisted of $2.4 million of proceeds from the issuance of common stock upon the exercise of stock options and $2.1 million in additional tax benefits related to stock-based compensation arrangements, offset by the repurchase of $36.0 million of shares under our stock repurchase program and the withholding of $7.6 million in shares to satisfy the minimum employee tax withholding for vested restricted stock units. Financing activities during the six months ended September 30, 2013 primarily consisted of $13.5 million of proceeds from the issuance of common stock upon the exercise of stock options and $12.8 million in additional tax benefits related to stock-based compensation arrangements, offset by the repurchase of $11.2 million in shares under our stock repurchase program and the withholding of $5.8 million in shares to satisfy the minimum employee tax withholding for vested restricted stock units.

Cash Flows for Fiscal Years Ended March 31, 2012, 2013, and 2014

Cash flows generated from operating activities represent our primary source of liquidity. We believe that existing cash, cash equivalents, marketable securities balances, and operating cash flows will be sufficient to support our expected operating and capital expenditures, as well as share repurchases, during at least the next 12 months. We had cash, cash equivalents, and marketable securities balances of $214.7 million as of March 31, 2013 and $187.5 million as of March 31, 2014. We expended $18.0 million and $21.9 million in cash to purchase shares of our common stock through our share repurchase program during fiscal 2013 and 2014, respectively. We had no long-term indebtedness as of March 31, 2013 or 2014.

Cash Flows from Operating Activities. The combination of revenue growth, profitable operations, and payment for memberships in advance of accrual revenue typically results in operating activities that generate cash flows in excess of net income attributable to common stockholders on an annual basis. Net cash flows provided by operating activities were $93.9 million in fiscal 2012, $83.3 million in fiscal 2013, and $76.7 million in fiscal 2014. The decrease in net cash flows provided by operating activities in fiscal 2013 was due to the timing of payments received and, to a lesser extent, an increase in certain acquisition-related earn-out payments classified as cash flows used in operating activities. The decrease in net cash flows provided by operating activities in fiscal 2014 was primarily due to the timing of certain vendor payments.

Cash Flows from Investing Activities. Our cash management, investment, and acquisition strategy and capital expenditure programs affect investing cash flows. Net cash flows used in investing activities were $88.7 million in fiscal 2012, $106.9 million in fiscal 2013, and $125.6 million in fiscal 2014.

In fiscal 2012, investing activities used $88.7 million in cash, primarily consisting of net purchases of marketable securities of $40.5 million, capital expenditures of $33.2 million, expenditure of $16.9 million in our acquisition of PivotHealth, and our initial capital contribution of $10.0 million to Evolent. The effect of these expenditures was partially offset by the net proceeds of $7.8 million realized on the sale of discontinued operations and the receipt of $4.0 million in previously escrowed funds relating to the acquisition of Concuity Services, Inc.

In fiscal 2013, investing activities used $106.9 million in cash, primarily consisting of capital expenditures of $40.4 million, expenditure of $31.9 million in our acquisitions of 360Fresh and ActiveStrategy, net purchases of $31.3 million of marketable securities, and the purchase of a $4.4 million note receivable from Evolent offset by $1.1 million received from the sale of OptiLink.

In fiscal 2014, investing activities used $125.6 million in cash, primarily consisting of capital expenditures of $49.1 million, expenditures of $46.0 million in our acquisitions of Care Team Connect and MRS, a contribution of a $15.6 million to Evolent LLC, and net purchases of $14.8 million of marketable securities.

Cash Flows From Financing Activities. We had net cash flows provided by financing activities of $25.1 million in fiscal 2012, $20.8 million in fiscal 2013, and $14.2 million in fiscal 2014.

In fiscal 2012, we had net cash flows provided by financing activities of $25.1 million, consisting of $31.0 million from the exercise of stock options, $7.6 million in excess tax benefits resulting from the exercise of employee options, and $0.2 million received from the issuance of common stock under our employee stock purchase plan. The effect of those items was partially offset by our repurchase of 111,719 shares of our common stock for approximately $6.6 million, our use of $2.4 million to satisfy minimum employee tax withholding for vested restricted stock units and $4.8 million of acquisition-related earn-out payments.

In fiscal 2013, we had net cash flows provided by financing activities of $20.8 million, consisting of $24.1 million from the exercise of stock options, $20.5 million in excess tax benefits resulting from the exercise of employee options, and $0.4 million received from the issuance of common stock under our employee stock purchase plan. The effect of those items was partially offset by our repurchase of 98,433 shares of our common stock for approximately $18.0 million, our use of $4.1 million to satisfy minimum employee tax withholding for vested restricted stock units, $1.4 million expended in acquisition-related earn-out payments, and $0.8 million used to pay credit facility issuance costs.

In fiscal 2014, we had net cash flows provided by financing activities of $14.2 million, consisting of $22.0 million from the exercise of stock options, $19.5 million in excess tax benefits resulting from the exercise of employee options, and $0.5 million received from the issuance of common stock under our employee stock purchase plan. The effect of those items was partially offset by our repurchase of 376,532 shares of our common stock for approximately $21.9 million, and our use of $5.9 million to satisfy minimum employee tax withholding for vested restricted stock units.

Senior Secured Credit Facilities

On January 9, 2015, in connection with our acquisition of Royall, we terminated our $150 million senior secured revolving credit facility, under which no loans were outstanding, and obtained new $775 million senior secured credit facilities, consisting of a $725 million senior secured term loan facility and a $50 million undrawn revolving credit facility. The new credit facilities were used to fund the cash portion of the acquisition purchase price and to provide for future corporate needs.

We obtained the credit facilities under a credit agreement dated as of January 9, 2015 with the lenders party to the agreement and JPMorgan Chase Bank, N.A., as administrative agent.

The Advisory Board Company is the borrower under the credit facilities. With certain exceptions, all of The Advisory Board Company’s obligations under the credit facilities are guaranteed by each of its material direct and indirect majority-owned domestic subsidiaries. The credit facilities contain customary negative covenants restricting certain actions that may be taken by us and our subsidiaries, as well as customary affirmative covenants. Under the revolving credit facility, we are required to maintain quarterly compliance with a maximum first lien leverage ratio.

The credit facilities also contain customary events of default, including an event of default upon a change of control of The Advisory Board Company.

Senior Secured Term Loan Facility. All $725 million of term loans available under the term facility was drawn at the closing of our acquisition of Royall. The credit agreement provides that we may elect, subject to pro forma compliance with specified financial tests and other customary conditions, to solicit the lenders under the credit facilities or other prospective lenders to add one or more incremental term loan facilities to the credit facilities or to increase commitments under the revolving credit facility in an aggregate amount of at least $100 million.

The term facility will mature, and all outstanding term loans under the facility will become due and payable, on January 9, 2022. The term loans are repayable in equal quarterly installments of 1% per year until the maturity date. We are required to make principal prepayments under the term facility from (a) specified excess cash flows from operations and (b) the net proceeds of specified types of asset sales, casualty events, and incurrences of debt. We may prepay outstanding term loans without premium or penalty, except that a prepayment fee equal to 1% of the aggregate amount of any prepayment will be required during the first year of the facility in connection with prepayments that involve specified types of repricings. The prepayment fee does not apply to prepayments in connection with this offering or our intended refinancing of the credit facilities, as described elsewhere in this prospectus supplement.

Amounts drawn under the term facility generally bear interest, payable quarterly, at an annual rate calculated, at our option, on the basis of either (a) an alternate base rate plus an initial margin of 3.00% or (b) the applicable London interbank offered rate, or LIBO rate, subject to a 1.00% floor, plus an initial margin of 4.00%, subject in each case to decreases based on a financial test. The interest rate on the alternate base rate loans will fluctuate as the base rate fluctuates, while the interest rate on LIBO rate loans will be adjusted at the end of each applicable interest period. Interest on alternate base rate loans and LIBO rate loans will be payable quarterly in arrears.

Revolving Credit Facility. No amounts available under the revolving credit facility were drawn at the closing of our acquisition of Royall. The revolving credit facility will mature on January 9, 2020. The revolving facility loans may be borrowed, repaid, and reborrowed from time to time during the term of the facility. We may use the proceeds of borrowings under the revolving facility, when drawn, to finance working capital needs and for general corporate purposes, including permitted acquisitions.

Amounts drawn under the revolving facility generally will bear interest, payable quarterly, at an annual rate calculated, at our option, on the basis of either (a) an alternate base rate plus an initial margin of 2.50% or (b) the applicable LIBO rate plus an initial margin of 3.50%, subject in each case to decreases based on compliance with a financial test.

Contractual Obligations

The following table summarizes our contractual obligations as of March 31, 2014, as adjusted on a pro forma basis to give effect to our acquisition of Royall. These obligations relate to principal repayments and cash interest expense associated with our $775 million senior secured credit facilities, leases for our headquarters and other offices, and a non-cancelable agreement for the purchase of data. These obligations, other than those associated with the credit facilities, are more fully described in Note 17, “Commitments and contingencies,” to our audited annual consolidated financial statements for our 2014 fiscal year included elsewhere in this prospectus supplement.

	As of March 31, 2014
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$725,000	$7,250	$14,500	$14,500	$688,750
Cash interest	246,726	36,336	71,580	70,130	68,680
Non-cancelable operating leases	80,188	15,122	29,307	24,244	11,515
Purchase obligation	16,000	5,000	8,000	3,000	—

Total pro forma contractual obligation	$1,067,414	$63,708	$123,387	$111,874	$768,445

In addition to the contractual obligations above, as of March 31, 2014, we had payments of up to $8.8 million contingently payable through December 31, 2014 related to business acquisitions. For additional information, see Note 5, “Fair value measurements,” to our audited annual consolidated financial statements for our 2014 fiscal year included elsewhere in this prospectus supplement.

Our December 2009 acquisition of Southwind Health Partners, L.L.C. and Southwind Navigator, LLC included a contingent obligation to make additional cash or common stock payments if certain milestones were met. As of September 30, 2014, based on current facts and circumstances, the estimated aggregate fair value of the remaining contingent obligation to be earned over the remaining evaluation period, which extends through December 31, 2014, was $2.9 million. If earned, the remaining estimated fair value will be paid at various intervals, with the final payment to occur in February 2016. As of September 30, 2014, $17.8 million had been earned and paid to the former owners of this business.

Our November 2012 acquisition of 360Fresh included a contingent obligation to make additional cash payments if certain revenue targets are achieved over evaluation periods beginning at the acquisition date and extending through December 31, 2015. As of September 30, 2014, the estimated aggregate fair value of the contingent obligation for 360Fresh was $2.2 million.

Share Repurchase Program

In January 2004, our board of directors authorized the repurchase by us from time to time of up to $50 million of our common stock. This authorization was increased in cumulative amount to $100 million in October 2004, to $150 million in February 2006, to $200 million in January 2007, to $250 million in July 31, 2007, to $350 million in April 2008 and up to $450 million in May 2013. We intend to fund any future share repurchases with cash on hand and with cash generated from operations. No minimum number of shares for repurchase has been fixed, and the share repurchase authorization has no expiration date. All repurchases have been made in the open market pursuant to this publicly announced repurchase program. As of September 30, 2014, the remaining authorized repurchase amount was $52 million. Our ability to repurchase shares is restricted by covenants under our senior secured credit facilities.

Exercise of Stock Options and Purchases Under Our Employee Stock Purchase Plan

Options granted to participants under our stock-based incentive compensation plans that were exercised to acquire shares in fiscal 2012, 2013, and 2014 generated cash of approximately $31.0 million, $24.1 million, and $22.0 million, respectively, from payment of option exercise prices. In addition, in fiscal 2012, 2013, and 2014, cash flows of approximately $0.2 million, $0.4 million, and $0.5 million, respectively, were provided by discounted stock purchases by participants under our employee stock purchase plan.

Off-Balance Sheet Arrangements

As of September 30, 2014, we had no off-balance sheet financing or other arrangements with unconsolidated entities or financial partnerships (such as entities often referred to as structured finance or special purpose entities) established for purposes of facilitating off-balance sheet financing or other debt arrangements or for other contractually limited purposes.

Summary of Critical Accounting Policies

We have identified the following policies as critical to our business operations and the understanding of our results of operations. This listing is not a comprehensive identification of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP, with no need for management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. Certain of our accounting policies are particularly important to the presentation of our financial condition and results of operations and may require the application of significant judgment by our management. In applying those policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical experience, our observation of trends in the industry, information provided by our members, and information available from other outside sources, as appropriate. For a more detailed discussion on the application of these and other accounting policies, see Note 2, “Summary of significant accounting policies,” to our audited annual consolidated financial statements for our 2014 fiscal year included elsewhere in this prospectus supplement. Our critical accounting policies are discussed below.

Revenue Recognition. Revenue is recognized when (a) there is persuasive evidence of an arrangement, (b) the fee is fixed or determinable, (c) services have been rendered and payment has been contractually earned, and (d) collectability is reasonably assured. Fees are generally billable when a letter of agreement is signed by the member, and fees receivable during the subsequent twelve month period and related deferred revenue are recorded upon the commencement of the membership or collection of fees, if earlier. In many of our higher priced programs and membership agreements with terms that are greater than one year, fees may be billed on an installment basis.

Our membership agreements with our customers generally include more than one deliverable. Deliverables are determined based upon the availability and delivery method of the services and may include: best practices research; executive education curricula; cloud-based content, databases, and calculators; performance or benchmarking reports; diagnostic tools; interactive advisory support; and performance technology software. Access to such deliverables is generally available on an unlimited basis over the membership period. When an agreement contains multiple deliverables, we review the deliverables to determine if they qualify as separate units of accounting. In order for deliverables in a multiple-deliverable arrangement to be treated as separate units of accounting, the deliverables must have standalone value upon delivery, and delivery or performance of undelivered items in an arrangement with a general right of return must be probable. If we determine that there are separate units of accounting, arrangement consideration at the inception of the membership period is allocated to all deliverables based on the relative selling price method in accordance with the selling price hierarchy. Because of the unique nature of our products, neither vendor specific objective evidence nor third-party evidence is available. Therefore, we utilize best estimate of selling price to allocate arrangement consideration in multiple element arrangements. Best estimate of selling price is an estimate and as such, could change over time.

Our membership programs may contain certain deliverables that do not have standalone value and therefore are not accounted for separately. In general, the deliverables in membership programs are consistently available throughout the membership period, and, as a result, the consideration is recognized ratably over the membership period. When a service offering includes unlimited and limited service offerings, revenue is recognized over the appropriate service period, either ratably, if the service is consistently available, or, if the service is not consistently available, upon the earlier of the delivery of the service or the completion of the membership period, provided that all other criteria for recognition have been met.

Certain membership programs incorporate hosted performance technology software. In many of these agreements, members are charged set-up fees in addition to subscription fees for access to the hosted cloud-based performance technology software and related membership services. Both set-up fees and subscription fees are recognized ratably over the term of the membership agreement, which is generally three years, and is consistent with the pattern of the delivery of services under these arrangements. Upon launch of a new program that incorporates software, all program revenue is deferred until the program is generally available for release to our membership, and then recognized ratably over the remainder of the contract term of each agreement.

We also perform professional services sold under separate agreements that include management and consulting services. We recognize professional services revenues on a time-and-materials basis as services are rendered.

Although we believe that our approach to estimates and judgments with respect to revenue recognition is reasonable, actual results could differ and we may be exposed to increases or decreases in revenue that could be material.

Allowance for Uncollectible Revenue. Our ability to collect outstanding receivables from our members has an effect on our operating performance and cash flows. We maintain an allowance for uncollectible revenue as a reduction of revenue based on our ongoing monitoring of members’ credit and the aging of receivables. To determine the allowance for uncollectible revenue, we examine our collections history, the age of accounts receivable in question, any specific member collection issues that have been identified, general market conditions, and current economic trends.

Basis of Presentation and Consolidation. We may enter into various agreements with unrelated third parties to provide, directly or indirectly, services to our members or prospective members. We must determine for each of these business arrangements, which could include an investment by us in the third party, whether to consolidate the third party or account for our investment under the equity or cost basis of accounting. We determine whether to consolidate certain entities based on our rights and obligations under the agreements, applying the applicable accounting guidance. For investment interests that we do not consolidate, we evaluate the guidance to determine the accounting framework to apply. The application of the rules in evaluating the accounting treatment for each agreement is complex and requires substantial management judgment. Therefore, we believe the decision to choose an appropriate accounting framework is a critical accounting estimate. We evaluate our accounting for investments on a regular basis including when a significant change in the design of an entity occurs.

Property and Equipment. Property and equipment consists of leasehold improvements, furniture, fixtures, equipment, capitalized internal use software development costs, and acquired developed technology. Property and equipment is stated at cost, less accumulated depreciation and amortization. In certain membership programs, we provide performance technology software under a hosting arrangement where the software application resides on our service providers’ hardware. The members do not take delivery of the software and only receive access to the software during the term of their membership agreement.

Computer software development costs that are incurred in the preliminary project stage for internal use software are expensed as incurred. During the development stage, direct consulting costs and payroll and payroll-related costs for employees that are directly associated with each project are capitalized and amortized over the estimated useful life of the software once it is placed into operation. Capitalized software is amortized using the straight-line method over its estimated useful life, which is generally five years. Replacements and major improvements are capitalized, while maintenance and repairs are charged to expense as incurred.

Acquired developed technology is classified as property and equipment because the developed software application resides on our service providers’ hardware. Amortization for acquired developed software is included in the depreciation and amortization line item of our consolidated statements of income. Acquired developed software is amortized over its estimated useful life of six years based on the cash flow estimate used to determine the value of the intangible asset.

Furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term.

Business Combinations. We record acquisitions using the purchase method of accounting. All of the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration are recognized at their fair value on the acquisition date. All subsequent changes to a valuation allowance or uncertain tax position that relate to the acquired company and existed at the acquisition date that occur both within the measurement period and as a result of facts and circumstances that existed at the acquisition date are recognized as an adjustment to goodwill. All other changes in a valuation allowance are recognized as a reduction or increase to expense or as a direct adjustment to additional paid-in capital as required. We capitalize any acquired in-process research and development as an intangible asset and amortize it over its estimated useful life. Acquisition-related costs are recorded as expenses in the consolidated financial statements. Increases or decreases in the fair value of contingent consideration obligations resulting from changes in the estimates of earn-out results can materially impact the financial statements. As of September 30, 2014, we had a liability of $5.1 million for contingent consideration related to acquisitions.

Goodwill and Other Intangible Assets. The excess cost of an acquisition over the fair value of the net assets acquired is recorded as goodwill. Goodwill and other intangible assets with indefinite lives are not amortized, but rather tested for impairment on an annual basis as of March 31, or more frequently if events or changes in circumstances indicate potential impairment. We have concluded that our reporting units we use to assess goodwill impairment are the same as our operating segments.

When testing for impairment, we first perform a qualitative assessment on a reporting unit to determine whether further quantitative impairment testing is necessary. If an initial qualitative assessment identifies that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is performed. If the quantitative testing indicates that goodwill is impaired, the carrying value of goodwill is written down to fair value. We determine the fair value of our reporting units based on the income approach, under which the fair value of a reporting unit is calculated based on the present value of estimated future cash flows. Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, discount rates, and future economic and market conditions. Our estimates are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. These valuations require the use of management’s assumptions, which would not reflect unanticipated events and circumstances that may occur. Based on our qualitative assessment as of March 31, 2014, we had no reporting unit that our management believed was at risk of failing an impairment test that would result in an impairment charge. No quantitative testing was deemed necessary.

Other intangible assets consist of capitalized software for sale and acquired intangibles. We capitalize consulting costs and payroll and payroll-related costs for employees directly related to building a software product once technological feasibility is established. We determine that technological feasibility is established by the completion of a detailed program design or, in its absence, completion of a working model. Once the software product is ready for general availability, we cease capitalizing costs and begin amortizing the intangible asset on a straight-line basis over its estimated useful life through cost of services on our consolidated statements of income. The weighted average estimated useful life of capitalized software is five years. Other intangible assets include assets that arise from business combinations and that consist of developed technology, non-competition covenants, trademarks, contracts, and customer relationships that are amortized, on a straight-line basis, over six months to ten years. Finite-lived intangible assets are required to be amortized over their useful lives and are evaluated for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Future business and economic conditions, as well as differences related to any of the assumptions discussed herein, could materially affect the financial statements through impairment of goodwill and intangibles and/or acceleration of the amortization period of the purchased intangibles, which are finite-lived assets.

Recovery of Long-Lived Assets (Excluding Goodwill). We record our long-lived assets, such as property and equipment, at cost. We review the carrying value of our long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be fully recoverable. The test for recoverability is made using an estimate of the undiscounted expected future cash flows and, if required, the impairment loss, if any, is measured as the amount that the carrying value of the asset exceeds the asset’s fair value if the asset is not recoverable. We consider expected cash flows and estimated future operating results, trends, and other available information in assessing whether the carrying value of assets is impaired. If we determine that an asset’s carrying value is impaired, we will record a write-down of the carrying value of the identified asset and charge the impairment as an operating expense in the period in which the determination is made. Although we believe that the carrying values of our long-lived assets are appropriately stated, changes in our business strategy or market conditions or significant technological developments could significantly affect these judgments and require adjustments to recorded asset balances.

Deferred Incentive Compensation and Other Charges. Incentive compensation to our employees related to the negotiation of new and renewal memberships, license fees to third-party vendors for tools, data, and software incorporated in specific memberships that include performance technology software, and other direct and incremental costs associated with specific memberships are deferred and amortized over the term of the related memberships.

Income taxes. Deferred income taxes are determined using the asset and liability method. Under this method, temporary differences arise as a result of the difference between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in our management’s opinion, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax law and tax rates on the date of the enactment of the change.

Stock-Based Compensation. We measure and recognize stock-based compensation cost based on the estimated fair values of the stock-based awards on the grant date. Stock-based compensation costs are recognized as an expense in the consolidated statements of income over the vesting periods of the awards. We calculate the grant date estimated fair value of all stock options, with the exception of the stock options issued with market-based conditions, using a Black-Scholes valuation model. The fair value of stock options issued with both performance-based and market-based conditions is calculated on the date of grant using a Monte Carlo model.

Determining the estimated fair value of stock-based awards is subjective in nature and involves the use of significant estimates and assumptions, including the term of the stock-based awards, risk-free interest rates over the vesting period, expected dividend rates, the price volatility of our shares, forfeiture rates of the awards, and the impact of market conditions. The probability of achieving performance conditions and the estimated time to achieve such performance conditions are significant estimates in determining when and in what amount to recognize stock-based awards with performance conditions. Such estimates are made based on the historical achievement of similar conditions and our estimated operating plan. As these factors change, the estimates of probability and estimated time to achieve performance conditions are updated. Forfeitures are estimated at the time of grant and adjusted, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The forfeiture rate is based on historical experience. Our fair value estimates are based on assumptions we believe are reasonable but that are inherently uncertain. The fair value of all restricted stock units, with the exception of the restricted stock units issued with market-based conditions, is determined as the fair market value of the underlying shares on the date of grant. The fair value of restricted stock units issued with both performance-based and market-based conditions is calculated on the date of grant using a Monte Carlo model. To the extent we change the terms of our employee stock-based compensation programs, experience market volatility in the pricing of our common stock that increases the implied volatility calculation, or refine different assumptions in future periods such as the probability or timing of achieving performance conditions and forfeiture rates that differ from our current estimates, among other potential factors, the stock-based compensation expense that we record in future periods and the tax benefits that we realize may differ significantly from the expense and the tax benefits we have recorded in previous reporting periods.

Redeemable Noncontrolling Interest. Noncontrolling interests with redemption features, such as put options, that are not solely within our control are considered a redeemable noncontrolling interest. A redeemable noncontrolling interest is considered to be temporary equity and is therefore reported in the mezzanine section between liabilities and equity on our consolidated balance sheets at the greater of the initial carrying amount adjusted for the noncontrolling interest’s share of net income or loss or its redemption value.

The redemption value is calculated, based on contractual agreements, in the period when it is determined to be probable that the noncontrolling interest will be redeemed. The difference between the carrying amount and the redemption value will be recorded as a reduction to additional paid-in capital on the balance sheet and in net income attributable to common stockholders on the consolidated statements of income. Subsequent changes in the redemption value could occur based on achievement of criteria specified in the applicable agreements, in which event such changes in the redemption value will be recorded in the period they occur.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk. We are exposed to interest rate risk through our portfolio of cash, cash equivalents, and marketable securities, which is designed for safety of principal and liquidity, and, from January 9, 2015, on our variable-rate debt outstanding under our senior secured loan facility. Cash and cash equivalents include investments in highly liquid U.S. Treasury obligations with maturities of three months or less. As of September 30, 2014, our marketable securities consisted of $77.5 million in tax-exempt notes and bonds issued by various states and $9.9 million in U.S. government-sponsored enterprise securities. The weighted average maturity on all our marketable securities as of September 30, 2014 was approximately 8.0 years. We perform periodic evaluations of the relative credit ratings related to our cash, cash equivalents, and marketable securities. Our portfolio is subject to inherent interest rate risk as investments mature and are reinvested at current market interest rates. We currently do not use derivative financial instruments to adjust our portfolio risk or income profile.

We also are exposed to interest rate risk associated with the $725 million principal amount of variable-rate debt we incurred in January 9, 2015 under the senior secured term loan facility we obtained in connection with our acquisition of Royall. Amounts drawn under the term facility generally bear interest, payable quarterly, at an annual rate calculated, at our option, on the basis of either (a) an alternate base rate plus an initial margin of 3.00% or (b) the applicable London interbank offered rate, subject to a 1.00% floor, plus an initial margin of 4.00%, subject in each case to decreases based on a financial test. As of the date of this prospectus supplement, our outstanding term loans accrued interest at an annual rate of 5%. A 10 percent increase in LIBOR would increase our annual cash interest expense on our variable-rate debt by approximately $0.7 million.

Foreign Currency Risk. Our international operations, which account for approximately 4% of our revenue, subject us to risks related to currency exchange fluctuations. Prices for our services sold to members located outside the United States are sometimes denominated in local currencies (primarily British Pound Sterling). As a consequence, increases in the value of the U.S. dollar against local currencies in countries where we have members would result in a foreign exchange transaction loss recognized by us. We recorded foreign currency exchange losses of $1.1 million and $0.8 million during the three and six months ended September 30, 2014, respectively, which are included in other (expense) income, net in our consolidated statements of income. In the three and six months ended September 30, 2013, we recorded foreign currency exchange gains of $0.1 million and losses of $0.1 million, respectively. A hypothetical 10% change in foreign currency exchange rates would not have had a material impact on our financial position as of September 30, 2014.

Our Business

Unless the context indicates otherwise, references below to “Advisory Board,” “we,” “our,” and “us” mean The Advisory Board Company and its consolidated subsidiaries.

Overview

We are a leading provider of insight-driven performance improvement software and solutions to the rapidly changing health care and higher education industries. Through our subscription-based membership programs, we leverage our intellectual capital to help members solve their most critical business problems. As of September 30, 2014, we served over 4,500 members, including over 3,900 hospitals, health systems and other health care organizations, and approximately 600 colleges and universities.

We launched our first health care program in 1986 and our first higher education program in 2007. Since becoming a public company in 2001, we have increased the number of discrete programs we offer from 13 to 63 as of September 30, 2014. Our health care programs address a range of clinical and business issues, including physician alignment and engagement, network management and growth strategy, value-based care and population health, revenue cycle, clinical operations, and supply chain. Our higher education programs support colleges and universities in enrollment management, academic programming and student learning, faculty recruitment and retention, student advising and success, alumni affairs and advancement, and college and university operations. All of our programs are rooted in best practices and extend across four key areas:

•	Best practices research and insight. Our best practices research and insight programs provide the foundation for all of our other programs. These programs are focused on understanding industry dynamics, identifying best-demonstrated management practices, critically evaluating widely-followed but ineffective practices, and analyzing emerging trends within the health care and education industries.

•	Performance technology software. Our cloud-based business intelligence and software applications allow members to combine insights derived from our best practices research with their own operational and financial data to identify and assess revenue-maximizing, cost-saving, or performance improvement opportunities.

•	Consulting and management services. Our consulting and management services programs assist our members’ own efforts to adopt and implement best practices to improve their performance.

•	Data- and tech-enabled managed services. Our data- and tech-enabled managed services draw on our extensive data resources, distinctive technology platforms, and deep expertise gained over years of experience to apply best practices on behalf of our members and deliver superior results.

Our Markets

Over our 35-year history, we have focused on providing differentiated, scalable, and renewable solutions to the rapidly transforming health care and higher education industries. Within the health care market, we primarily serve U.S. hospitals and health systems, and also sell programs to pharmaceutical, biotechnology, and medical device companies, as well as to health care insurers. The Centers for Medicare and Medicaid Services estimated that spending in the United States for health care services would be $3.1 trillion in 2014 and expects that such spending would grow at a compound annual growth rate of 6% through 2021. Within the higher education market, we serve a range of public and private colleges and universities. The U.S. Department of Education estimates post-secondary education to be a $488 billion market involving the participation of more than 21 million students and 7,200 institutions, including both degree-granting and other education organizations.

Both health care and higher education organizations rely on external service providers to help them develop strategies, consolidate and analyze data, improve operations and processes, and train staff in order to remain competitive in a dynamic industry environment. We believe that certain characteristics of the health care and higher education industries make them especially suited for our business model of standardized delivery of information services and software rooted in shared best practices:

•	Undergoing transformation: Both the health care and higher education industries are undergoing tremendous change. Health care providers are facing an aging population, increasing cost and margin pressures, new regulations related to the Affordable Care Act, and movement from fee-for-service to value-based reimbursement. Colleges and universities are confronting a slower growing student population, shrinking state budgets, rising cost concerns, heightened attention on value and outcomes, and a movement towards performance-based funding. According to Inside Higher Ed, 61% of colleges and universities missed their undergraduate enrollment targets in 2014. During these times of significant change, health care and higher education institutions are in greater need of, and are actively seeking out, best practices to address their mounting challenges.

•	Common and complex industry-wide issues: Health care and higher education organizations of all types and sizes face many of the same complex strategic, operational, and management issues. Institutions are working to increase revenue, reduce costs, improve productivity and performance, manage innovation, reengineer business processes, and comply with new government regulations. Because the delivery of health care and higher education services is based on complex, interrelated processes, there is widespread interest in and broad applicability of standardized programs that address the major challenges facing the industries.

•	Fragmented target industries: We believe that our target health care market consists of over 15,000 organizations, while our target higher education market consists of over 5,000 institutions. Many of these organizations deliver services primarily on a local or regional basis. As a result of this fragmentation, best practices that are pioneered in local or regional markets are rarely widely known throughout the industry. In addition, best practices for one type of organization may not provide the same positive results for a different type of organization.

•	Willingness to share best practices: We believe that health care and higher education organizations display a relatively high propensity to share best practices. Many health systems and universities are non-profit organizations or compete in a limited geographic market and do not consider organizations outside their market to be their competitors. In addition, the health care and higher education industries have a charter above commerce in serving their communities and their end customers and have a long tradition of disseminating information as part of ongoing research and education activities.

•	Need for data and analytics: Health care data reside in numerous source systems both within and dispersed across a variety of organizations, including hospitals, physician practices, and government and commercial payers. Higher education data similarly are derived from a broad range of sources, which encompass students, parents, employers, high schools, colleges and universities, and other non-traditional education institutions. To achieve higher-quality outcomes and control costs, organizations within these markets exhibit a strong and continuing need for data and the systematic analysis of data, or analytics, to help them understand their current performance and identify opportunities for improvement.

•	Value orientation: A membership model that provides access to best practices and performance technology software on a shared-cost basis appeals to many value-focused health care and higher education organizations that may be reluctant to make discretionary investments in an exclusive, higher-priced, customized engagement or software solution to address their critical issues.

Our Strengths

We are a mission-driven organization with core values, a service ethic, and a results-oriented approach dedicated to helping health care and higher education institutions solve their most pressing problems. Our competitive strengths include the following:

•	Market leader in rapidly changing markets. We are a market leader in both the health care and higher education markets, serving a majority of U.S. hospitals and health systems and a large number of U.S. colleges and universities. The ongoing transformation of these industries is presenting new challenges and creating demand for new programs and services. Our expertise in health care and higher education allows us to attract into our membership base progressive and highly-regarded institutions where many industry issues are first recognized and where many best practices originate. We believe our reputation and success to date have positioned us as a premier source and partner for identifying, evaluating, communicating, and providing solutions that respond to evolving market needs. Our acquisition of Royall significantly enhances our market leadership in higher education and allows us to better serve our members through a variety of new offerings across the student lifecycle.

•	A superior value proposition to members. We believe our programs offer access to best practices and software at a fraction of the cost that other business services firms charge to provide a comparable customized analysis or solution. Members use our programs to improve the effectiveness of their organizations by increasing productivity, reducing operating costs, and enhancing revenue. We believe that our program prices generally represent a small percentage of the potential benefit members can achieve through successful application of even a portion of the best practices and software that they receive. In addition, our fixed-fee pricing promotes frequent use of our programs by our members, which we believe increases both the value members receive and their loyalty to our programs.

•	Extensive membership base and longstanding member relationships. Our membership includes some of the largest and most prestigious health care and higher education institutions in the United States, including all of the 2013-2014 U.S. News and World Report honor roll hospitals and 88% of the U.S. News and World Report’s top 100 universities for 2014. As of September 30, 2014, our programs reached more than 9,700 chief executive and chief operating officers and 114,000 other senior executives, clinical leaders, department heads, and product-line managers. Royall’s customer base is similarly distinguished and loyal, with Royall having served its 20 largest clients for an average of 13 years. Our membership-based model, in which members participate in our research on an annual basis, gives us privileged access to our members’ business practices, proprietary data, and strategic plans, enabling us not only to identify and share emerging best practices but also to develop first-in-class and best-in-class new programs and services to meet our members’ changing needs.

•	Broad, insight-driven offerings. We provide a distinctively broad and deep set of best practices research programs, performance technology software programs, consulting and management services, and tech-enabled services, allowing us to assist our members in a variety of ways depending on their specific needs and problem areas. Our health care programs address a wide range of issues, including physician performance, network management, value-based care, revenue cycle, and clinical operations. Our higher education programs focus on such topics as enrollment management, academic programming, faculty productivity, student success, and advancement. Our performance technology software programs and tech-enabled services differ from those of our competitors in that they are rooted in best practices, aggregate and standardize data from disparate source systems, and are part of a complementary suite of offerings.

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Highly renewable, visible, and scalable business model. We derive most of our revenue from multi-year, renewable memberships across our discrete annual programs. Our member institution renewal rate has equaled or exceeded 89% for each of the last five fiscal years through March 31, 2014, which we believe reflects our members’ recognition of the value they derive from participating in our programs. Royall has a comparable recurring revenue business and has achieved net revenue renewal rates in its core undergraduate enrollment management business at or above 90% over each of its last five fiscal years. In addition, we can identify approximately 85% of our annual revenues at the beginning of the calendar year by considering our deferred revenues and renewals based on recent experience. Our economic model, which features a standardized set of services and a highly fixed program cost structure, enables us to add new members to our programs for a low incremental delivery cost, thereby increasing revenue, disproportionately increasing operating profit, and funding investment in new programs for our members.

•	Consistent financial performance and strong cash flows. Since becoming a public company in 2001, we have increased our number of members, contract value per member, total contract value, and revenue nearly every year, including during economic downturns. Over the last five fiscal years, our number of members has grown by an average of 10% annually from 2,761 to 4,534, while our contract value per member has expanded by an average of 8% annually, from approximately $80,000 to approximately $120,000. Our revenue has increased by an average of 19% each year over the same period. The combination of revenue growth, profitable operations, and payment for memberships in advance of accrual revenue typically results in our cash flows from operations exceeding our net income and often approximating our adjusted EBITDA.

•	Experienced management team. We have a proven management team with deep expertise in health care and higher education. Our senior executives have averaged 17 years of service with us and have held various roles across our research, technology, and consulting programs and in functional areas ranging from new product development and marketing to finance and human resources. The management team has overseen our growth and been instrumental in expanding our program and service offerings and achieving industry-wide recognition for our company.

Growth Strategy

We believe we are well positioned to capitalize on the favorable characteristics in our target markets and deploy our competitive strengths to continue growing our business. As part of our growth strategy, we plan to:

•	Add new health care and higher education members. We operate in robust markets. We believe there are over 15,000 potential members in the health care market and over 5,000 potential members in the higher education market. Although we currently have an established membership base in these markets, which has been significantly enhanced by our recent acquisition of Royall, we actively seek to continue adding new customers. We believe that our business model and existing membership base represent significant assets that we can use to attract additional non-provider health care members and international health care and higher education members. We currently serve approximately 400 non-U.S. health care organizations through programs that rely on research and analysis primarily derived from our work with U.S. health care organizations. In addition, we are seeking to expand our work with pharmaceutical, biotechnology, medical device, and health insurance companies, as well as with other organizations with an interest in U.S. hospital and health system operations, performance, and data.

•	Expand relationships with and create additional value for existing members. We have developed broad and deep relationships with over 4,500 members and over 200,000 executives across our health care and higher education programs. As members recognize benefits from one program, they may seek out or become strong candidates for other programs and services. In addition, our steady interaction with members through sales force visits, program development and delivery, and account management provides us with insight into which of our programs would be most suitable for them. Since 2009, we have increased contract value per member by 50%, from approximately $80,000 to approximately $120,000, by selling additional programs to existing members, but $120,000 remains a small portion of many institutions’ expenditures on professional services. Our acquisition of Royall, which generated average net revenue per client of approximately $403,000 in its most recent fiscal year from its core undergraduate enrollment management business, enables us to offer important new student engagement and enrollment management programs to Advisory Board members.

•	Continue innovating through member-driven product development. As our markets rapidly evolve, we seek to expand our portfolio of programs and services through development of new programs and successful execution and integration of acquisitions and strategic partnerships. Each year, we pursue a rigorous research process involving extensive member feedback, in which we build a large pipeline of potential new program concepts before concentrating our efforts on specific program launches of greatest interest to our members. Our research and development process benefits from the involvement of industry thought-leaders from progressive and well-known organizations that act as advisors, as well as from information we gather from hundreds of member interviews. Before officially rolling out a new program, we typically convert a high percentage of our advisors to paying members, which gives us a recognizable group of early partners to champion our programs and services to others. Over the last several years, we have added four to five new programs annually, which we offer to existing members and use to attract new members. We currently plan to continue introducing a comparable number of programs on an annual basis through a mixture of internal development activities and acquisitions.

•	Use differentiated data and expertise to provide comprehensive solutions to members. As the health care and higher education industries continue their transformation, our members increasingly are looking to consolidate and replace their individual vendors and products with strategic partners, integrated technology platforms, and comprehensive solutions. We believe many of our members will consider us particularly well suited to respond to this demand based on our differentiated data acquisition and standardization capabilities, compiled robust data sets across thousands of physicians, patients, and students, and reputation for deep industry expertise and a strategic approach to solving issues.

•	Leverage recent acquisitions as platforms for growth. We have a track record of leveraging acquisitions to promote future growth. For example, since acquiring Crimson in 2008, we have increased Crimson-related revenue from $2 million to over $140 million. We expect our recent acquisition of Royall to present significant expansion prospects, as we serve our members comprehensively across the student lifecycle. We believe that combining our data and expertise in promoting student success with Royall’s experience in fostering student engagement and advancement should create substantial new product development opportunities.

Our Offerings

As of September 30, 2014, we offered 63 distinct membership programs, rooted in best practices and extending across the four key areas of best practices research and insight, performance technology software, consulting and management services, and data- and tech-enabled services.

Program Attributes

Our programs are targeted at serving member executives and using our insights and deep programmatic resources to produce tangible and significant results for our members. Our insight-driven programs include best practices research studies, executive education, proprietary content databases and online tools, daily online executive briefings, original executive inquiry services, business intelligence and software applications, consulting and management services, and tech-enabled services. We typically charge a separate annual membership fee for each program that is fixed for the duration of the membership agreement and entitles participating members to access all of a program’s membership services. Most programs are renewable, multi-year contracts. The specific membership services vary by program and change over time as services are periodically added or removed. Institutions may access our services within a program only if they are members of that program. The types of services provided include those described below.

Best Practices Research and Insights Programs

We focus the senior management teams of our member organizations on important problems by providing an analysis of best practices used by some of the most successful organizations to solve those problems, and by providing tools and services to accelerate the adoption of best practices within our member institutions. Each of our best practices research programs is targeted at a specific member executive and addresses for each year the executive’s specific strategic challenges, operational issues, and management concerns. Each program includes access to studies, executive education, proprietary databases and online services, and executive briefings, among other services, as we continue to enhance the programs with innovative features. For each best practices research program, we typically publish two to four best practices research studies or modules annually. We published a total of approximately 100 best practices research studies and produced approximately 1,000 customized research reports in fiscal 2014. We design each study and module to present the conclusions and supporting best practices in a graphical format, enabling the intended audience to assimilate quickly the 100 to 250 pages of research content. Consistent application of our research methodology and extensive staff member training across all programs enable us to maintain research quality in the programs.

In addition to our research studies, we deliver an executive education curriculum based on our proprietary research to member institutions nationwide through four channels: general membership meetings; presentations conducted on-site at member organizations; on-call access to experts; and frequent teleconferences. In all four settings, we use interactive discussions to provide a deeper understanding and facilitate practical application of the best practices we have identified. In the fiscal year ended March 31, 2014, our staff of approximately 31 full- and part-time faculty delivered executive education services to approximately 2,900 member organizations, reaching more than 82,000 executive and managerial participants through more than 270 member meetings, over 2,400 on-site seminars, and over 280 webconferences. These interactions serve as an important building block for our relationships with members, allowing us the opportunity to gather input about our research agendas and services, generate leads for cross-selling additional programs to existing members, and identify ideas for potential new programs.

Across our research programs, we also offer a variety of databases, cloud-based content, and online tools and calculators to increase the utility of our research, facilitate analysis of an organization’s current performance, and assist the adoption of best practices at member institutions. Each research program has a dedicated section on our password-protected member website, accessible only to members of the program, that includes such items as best practices, executive modules, online data, audit toolkits, and market forecasting instruments. Through the website, members of each program may search and access program-specific content, which includes the ability to access an electronic library of past and current research studies, review executive education modules, view meeting schedules, and communicate with our staff and other members.

Performance Technology Software Programs

Each of our performance technology software programs is anchored by cloud-based software applications that are regularly updated with member-specific data and provide all member institutions with access to specific performance improvement metrics. The software applications pull data from disparate legacy information systems through standardized data extracts and, with analytics and proprietary metrics informed by our best practices research and insights, transform hard-to-access legacy data into performance reports and benchmarks offering actionable insight for managers and executives. Members in these programs receive best practices from our research and benchmarking against peer organizations, and engage in regular interaction with our employees who are tasked with helping our members analyze their institution-specific data and with suggesting tactics for improving performance.

The software programs are renewable and address perennial problems in areas in which we have developed significant knowledge through our research programs. In health care, these include revenue cycle efficiency, assistance with physician management, supply and other cost optimization, throughput in the emergency department and surgical suites, utilization management, workforce management and optimization, and improvement in quality of outcomes. Our primary software program for higher education helps institutions improve student advising and increase student success by identifying and positively influencing choices by at-risk and off-path students.

Our software programs are cloud-based, allowing members to derive value with minimal upfront investment costs. Cloud-based software allows continual access via the Internet and can quickly be updated, delivering new program content and functionality to all members with minimal disruption. Our software is built to be flexible and easy to use, offering members ad hoc querying, performance alerts, drill-down analysis, and comparative benchmarking. Our performance technology membership model allows our members to benchmark themselves against each other and learn how other members captured value from our software applications.

Through the combination of our research and access to the software, members gain insight into areas of opportunity for operational or financial improvement, receive best practices toolkits to capture the improvement, and directly use our resources to inform front-line decisions on an hourly, daily, and weekly basis. Our programs allow members to transform their data into information they can use to enhance performance, enabling them to quantify areas of opportunity and identify value captured through use of our programs.

Consulting and Management Services

Through our consulting and management services, we provide on-the-ground support for major turnaround and performance improvement initiatives, as well as best practice, day-in-day-out professional management of key areas of the hospital or medical group. We assist in three primary ways: expert counsel, including business planning and strategy development; dedicated support, including interim senior management to oversee a specific change management process for a defined period; and long-term management, involving a seasoned group of senior executives on-site for an extended period to provide hands-on, practical advice and execution against financial and operational goals.

Our consulting engagements deliver meaningful insights and results on issues such as value-based care and population health, clinical quality and care redesign, operational capacity and workforce efficiency, and revenue cycle optimization. Our clients benefit from outcomes-focused consultants experienced in change management, access to best practice performance criteria, industry standard and proprietary benchmarks, implementation-oriented recommendations, and an objective third-party perspective.

Data- and Tech-Enabled Managed Services

For some critical and complex business functions, we offer members data- and tech-enabled managed services as a means to deliver results when our best practices cannot be as effectively implemented directly by our members and their staff. The outsourced services are end-to-end and iterative by nature: we work closely with the member to understand the challenge and clarify the member’s objectives in addressing the challenge; we apply strategic data analytics to segment the problem and identify specific opportunities and strategies; we use various technology platforms and solutions to implement those strategies; and we measure the effectiveness of the adopted strategies. A key focus is continuously improving and optimizing the outcomes.

Our data- and tech-enabled managed services draw on our considerable data resources, distinctive technology platforms, and deep expertise gained over years of experience, all of which are difficult or costly to transfer to members. Our data sets often include over one billion records or interactions and are constantly updated and enhanced. Our technology platforms are proprietary and multi-faceted, allowing us to work with a range of members on a particular type of issue. Our know-how expands each year with new learnings from our best practices research as well as new experiences solving similar problems on behalf of hundreds of organizations.

The focus of our data- and tech-enabled managed services is hospital and health system supply chain optimization and, with the acquisition of Royall, student engagement and enrollment management. These services are often delivered under one-year, renewable contracts, and, given the importance of the functions provided and the strength of the results delivered, tend to evolve into extended relationships. For example, Royall has served its 20 largest clients for an average of 13 years.

Our Membership

As of September 30, 2014, our membership consisted of approximately 4,500 members, composed primarily of hospitals and health systems and colleges and universities, as well as selected other health care and higher education institutions. We served approximately 3,900 health care members and approximately 600 higher education members. Each of our programs targets the issues of a specific executive constituency or business function. Our programs serve a range of constituencies, including both the most senior executives and the broader management team. As of September 30, 2014, our programs reached over 9,700 chief executive and chief operating officers and more than 114,000 other senior executives, clinical leaders, department heads, and product-line managers. No one member accounted for more than 1.5% of our revenue in any of our fiscal years ended March 31, 2012, 2013, or 2014. We generated approximately 3%, 4%, and 3% of our revenue from members outside the United States for fiscal 2012, 2014, and 2014, respectively.

We seek to involve the country’s most progressive health care and education organizations in our membership. The participation of these members provides us with a window into the latest challenges confronting the industries we serve and the most innovative best practices that we can share broadly throughout our membership. As of September 30, 2014, we served all 18 of the honor roll hospitals listed in the 2013-2014 U.S. News and World Report ranking, all of the largest 100 health care delivery systems, 30 of the world’s largest pharmaceutical and medical device companies, and 88 of the U.S. News and World Report top 100 universities for 2014.

The following table sets forth information with respect to membership programs, members, and renewals as of the dates shown and for the fiscal years indicated:

	March 31,
	2010	2011	2012	2013	2014
Membership programs offered	44	49	53	57	62
Total members	2,916	3,179	3,726	4,114	4,534
Member renewal rate (1)	89%	91%	92%	90%	90%
Contract value (in thousands of dollars) (2)	$253,267	$304,299	$398,313	$466,329	$541,903

(1)	For the fiscal year indicated. Shows the percentage of member institutions at the beginning of a fiscal year that hold one or more memberships in any of our programs at the beginning of the next fiscal year, adjusted to reflect mergers, acquisitions, or different affiliations of members that result in changes of control of individual institutions.
(2)	Shows the aggregate annualized revenue attributable to all agreements in effect on the last day of the fiscal year, without regard to the initial term or remaining duration of any such agreement.

Pricing and Contracts

We typically charge a separate fixed annual membership fee for each program that covers all the services in the program. Annual fees vary by program based on the target executive constituency and the specific combination of services we provide to participating members. Annual fees for best practices research programs generally are payable in advance. Annual fees for programs that offer consulting and management services or software are higher than annual fees for research and insights programs. The annual fees paid by members within the same program also vary based on the size of the member institution and the total number of program memberships the member purchases. On average, we increase membership fees 2% to 3% per year. Membership fees also may be lower for the initial members of new programs. In some of our programs, we charge our members for certain direct billable expenses, such as travel expenses. Most of our memberships are multi-year agreements.

Sales and Marketing

As of September 30, 2014, our sales force consisted of 203 new business development teams that are responsible for selling new memberships. Each new business development team generally consists of two employees, one of whom travels to meet in person with prospective members, and a second who provides support from the office. Our new business development teams sell programs to new members as well as cross-sell additional programs to existing members of other programs.

We maintain separate member services teams that are responsible for servicing and renewing existing memberships. The separation of responsibility for new membership sales and membership renewals reflects the varying difficulty and cost of the functions, as well as the different skills required for each. New business development representatives are compensated with a base salary and variable, goal-based incentive bonuses and typically travel at least 60% of the time, conducting face-to-face meetings with senior executives at current and prospective member institutions. Member services representatives assume more of an in-house relationship management role and perform most of their responsibilities over the telephone.

Intellectual Property

We offer our members a range of products to which we claim intellectual property rights, including research content, online services, databases, electronic tools, cloud-based applications, performance metrics, and software products. We own and control a variety of trade secrets, confidential information, trademarks, trade names, copyrights, and other intellectual property rights that, in the aggregate, are of material importance to our business. We are licensed to use certain technology and other intellectual property rights owned and controlled by others, and license other companies to use certain technology and other intellectual property that we control. We consider our trademarks, service marks, databases, software, and other intellectual property to be proprietary, and rely on a combination of copyright, trademark, trade secret, non-disclosure, and contractual safeguards to protect our intellectual property rights. We have been granted federal registration for some of our trademarks and service marks.

Competition

We are not aware of any other organization that offers services to health care or education organizations for fixed annual fees across as broad a range of best practices and performance technology software as those offered by our company. We compete in some discrete programs and for discretionary expenditures against health care-focused, education-focused, and multi-industry firms. These include consulting and strategy firms; market research, data, benchmarking, and forecasting providers; technology vendors and services firms; health care information technology firms; technology advisory firms; and specialized providers of educational and training services. Other organizations, such as state and national trade associations, group purchasing organizations, non-profit think-tanks, and database companies, also may offer research, consulting, tools, and education services to health care and education organizations.

We believe that the principal competitive factors in our market include quality and timeliness of research and analysis, applicability and efficacy of recommendations, strength and depth of relationships with member senior executives, reliability and effectiveness of software applications, distinctiveness of dashboards and user interfaces, depth and quality of the customer network, ability to meet the changing needs of current and prospective members, measurable returns on customer investment, and service and affordability. We believe we compete favorably with respect to each of these factors.

In February 2014, we extended the collaboration agreement with The Corporate Executive Board Company to enhance our services to members and explore new product development opportunities. To advance these efforts, which require our two companies to share proprietary information related to best practices products and services, the agreement includes a limited non-competition provision.

Properties

Our headquarters is located in approximately 290,000 square feet of office space in Washington, D.C. The facilities accommodate research, delivery, marketing and sales, software development, information technology, administration, and operations personnel. Approximately 73% of our headquarters facilities are occupied under an operating lease that expires in June 2019. The lease contains provisions for rental escalation and requires us to pay our portion of our executory costs such as taxes, insurance, and operating expenses. The remaining space in our headquarters facility is under a sublease expiring in 2017. The sublease contains provisions for annual rental escalations with no obligation to pay the additional executory costs noted above.

As of September 30, 2014, we leased office space under operating leases in Austin, Texas; Nashville, Tennessee; Vernon Hills, Illinois; Evanston, Illinois; San Francisco, California; Ann Arbor, Michigan; Plymouth Meeting, Pennsylvania; Tucson, Arizona; and London, England. We also lease office space in Chennai, India through our Indian subsidiary, ABCO Advisory Services India Private Ltd. For information about our leases, see Note 17, “Commitments and contingencies,” to our audited annual consolidated financial statements for the fiscal year ended March 31, 2014 included elsewhere in this prospectus supplement.

We believe that our facilities are adequate for our current needs and that additional facilities will be available for lease on a commercially reasonable basis to accommodate our anticipated growth.

Legal Proceedings

From time to time, we are subject to ordinary routine litigation incidental to our normal business operations. We are not currently a party to, and our property is not subject to, any material legal proceedings.

Employees

As of December 31, 2014, we employed approximately 3,100 professionals, approximately 2,000 of whom are based in our headquarters in Washington, D.C. None of our employees are represented by a collective bargaining arrangement.

We added approximately 340 employees as a result of our acquisition of Royall on January 9, 2015.

Government Regulation

The health care and higher education industries are highly regulated and subject to changing political, legislative, regulatory, and other influences. Existing and new federal and state laws and regulations affecting the health care and higher education industries could create unexpected liabilities for us, could cause us or our members to incur additional costs and could restrict our or our members’ operations. Many of the laws are complex and their application to us, our members, or the specific services and relationships we have with our members are not always clear. Our failure to anticipate accurately the application of these laws and regulations, or our other failure to comply, could create liability for us, result in adverse publicity, and otherwise negatively affect our business. See the “Risk Factors” section of this prospectus supplement for more information about the impact of government regulation on our company.

Management

Executive Officers

The following table sets forth, as of December 31, 2014, the names, ages, and positions of the persons who serve as our executive officers.

Name	Age	Position
Robert W. Musslewhite	45	Chief Executive Officer and Chairman
David L. Felsenthal	44	President and Director
Michael T. Kirshbaum	38	Chief Financial Officer and Treasurer
Evan R. Farber	42	General Counsel and Corporate Secretary
Cormac F. Miller	41	Executive Vice President
Richard A. Schwartz	49	President, Performance Technologies and Consulting
Mary D. Van Hoose	50	Chief Talent Officer

Our executive officers are appointed by, and serve at the pleasure of, our board of directors.

Robert Musslewhite has served as our Chief Executive Officer since September 2008. Mr. Musslewhite joined us in 2003, initially serving in executive roles in strategic planning and new product development. In 2007, Mr. Musslewhite was named Executive Vice President and general manager in charge of software-based programs, and he became CEO the following year. Before joining us, Mr. Musslewhite was an Associate Principal in the Washington, D.C., Amsterdam, and Dallas offices of McKinsey & Company, an international consulting firm, where he served a range of clients across the consumer products industry and other industries and was a co-leader of McKinsey’s Pricing Center. Mr. Musslewhite received an A.B. degree in Economics from Princeton University and a J.D. from Harvard Law School.

David L. Felsenthal became our President in September 2008. Mr. Felsenthal first joined us in 1992. He served as Chief Financial Officer, Secretary, and Treasurer from April 2001 through February 2006 before his service as an Executive Vice President beginning in February 2006 and as Chief Operating Officer from January 2007 to September 2008. From September 1999 to March 2001, Mr. Felsenthal was Vice President of an affiliated company, eHospital Inc., focused on developing and delivering health care content to patients and providers via the Internet. From 1997 to 1999, Mr. Felsenthal worked as Director of Business Development and Special Assistant to the CEO/ CFO of Vivra Specialty Partners, a private health care services and technology firm. From 1992 through 1995, Mr. Felsenthal held various positions with us in research and new product development. Mr. Felsenthal received an A.B. degree from Princeton University and an M.B.A. from Stanford University.

Michael T. Kirshbaum became our Chief Financial Officer in February 2006 and Treasurer in March 2007. Mr. Kirshbaum joined us in 1998, and before his current role held a variety of positions in the finance group, most recently serving as Senior Director of Finance. In that role, Mr. Kirshbaum was responsible for most of our finance operations, including our overall financial strategy and budgeting process, as well as a number of other accounting functions. Mr. Kirshbaum received a B.S. degree in Economics from Duke University.

Evan R. Farber joined us in October 2007 as General Counsel and also has served as Corporate Secretary since November 2007. Before joining us, Mr. Farber was a partner at Hogan & Hartson L.L.P. (now Hogan Lovells US LLP), an international law firm, where he practiced corporate, securities, transactional, and commercial law. Mr. Farber received a B.A. degree from Binghamton University, State University of New York, and a J.D. from The George Washington University Law School.

Cormac F. Miller was named Executive Vice President in August 2011, with responsibility for corporate strategy and new product development. Before his promotion to Executive Vice President, he served as our Executive Director, Strategic Planning and New Product Development since January 2007. Mr. Miller joined us in 1996 and held various management positions within our research programs, including Executive Director, Research from October 2005 to December 2006, and Managing Director from October 2002 through October 2005. Mr. Miller received a B.S. degree from the University of Wisconsin-Madison.

Richard A. Schwartz became our President, Performance Technologies and Consulting in March 2014. He previously served as Executive Vice President since February 2006, responsible for strategic planning and general management of our physician-oriented programs. Mr. Schwartz joined us in 1992 and held various management positions within our research programs, including Executive Director, Research from June 1996 to March 2000. In addition, Mr. Schwartz served as our General Manager, Research from 2001 to 2006. Mr. Schwartz received a B.A. degree from Stanford University and an M.B.A. from Duke University.

Mary D. Van Hoose has served as Chief Talent Officer since 2009. In this role Ms. Van Hoose oversees recruiting, retention, engagement, and development of our staff worldwide, and works closely with the executive team on a broad range of issues that include organizational planning, goal setting, leadership development, and firm communication. Ms. Van Hoose joined us in 1991 and initially served as a research analyst focusing on certain clinical best practices for hospitals and health care providers. From 2000 to 2009, Ms. Van Hoose served as our Executive Director of Career Management. Ms. Van Hoose received a B.A. degree from the University of Virginia.

Directors

The following table presents information as of December 31, 2014 concerning our directors.

Name	Age	Principal Occupation	Director Since
Robert W. Musslewhite	45	Chairman of the Board and Chief Executive Officer, The Advisory Board Company	2008
Sanju K. Bansal	49	Chief Executive Officer, Hunch Analytics	2009
David L. Felsenthal	44	President, The Advisory Board Company	2013
Peter J. Grua	60	Partner, HLM Venture Partners	2007
Nancy Killefer	61	Director Emeritus, McKinsey & Company	2013
Kelt Kindick	59	Senior Advisor, Bain & Company	2001
Mark R. Neaman	64	President and Chief Executive Officer, NorthShore University HealthSystem	2004
Leon D. Shapiro	56	Chief Executive Officer, Vistage International, Inc.	2004
Frank J. Williams	48	Chief Executive Officer, Evolent Health, Inc.	2001
LeAnne M. Zumwalt	56	Group Vice President, DaVita Healthcare Partners Inc.	2001

Set forth below is biographical information about each of the directors, other than Robert Musslewhite and David Felsenthal, whose biographical information is presented above under “—Executive Officers.”

Sanju K. Bansal has served as a member of our board of directors since November 2009. Mr. Bansal has served as Chief Executive Officer of Hunch Analytics, LLC, a data analytics company, since November 2013. Prior to founding Hunch Analytics, Mr. Bansal served in various executive leadership positions with MicroStrategy Incorporated, a worldwide provider of business intelligence software, from 1990 to 2013. He held the positions of Executive Vice President from 1993 to 2013 and Chief Operating Officer from 1994 to 2012, and served as a member of MicroStrategy’s board of directors from 1997 to 2013. Mr. Bansal served as Vice Chairman of the MicroStrategy board of directors from November 2000 to November 2013. Prior to joining MicroStrategy, Mr. Bansal was a consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal is currently a director of Cvent, Inc., which is listed on the New York Stock Exchange. Mr. Bansal received a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University.

Peter J. Grua has served as a member of our board of directors since January 2007. Mr. Grua is a Partner of HLM Venture Partners, a venture capital investment firm, where his investment activities focus on health services, medical technologies, and health care information technologies. Before joining HLM in 1992, Mr. Grua was a Managing Director at Alex. Brown & Sons, an investment banking firm, where he directed research in health care services and managed care. Previously, he was a research analyst at William Blair Company, an investment banking firm, and a strategy consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm. Mr. Grua is currently a director of Health Care REIT, which is listed on the New York Stock Exchange. Mr. Grua received an A.B. degree from Bowdoin College and an M.B.A. from Columbia University.

Nancy Killefer has served as a member of our board of directors since September 2013. She served as a Director at McKinsey & Company, an international management consulting firm, from 1992 through August 31, 2013. Ms. Killefer is currently a Director Emeritus at McKinsey & Company. She joined McKinsey & Company in 1979 and served in a number of leadership roles, including as a member of the firm’s governing board. She led the firm’s recruiting and chaired several of the firm’s personnel committees. From 2000 to 2007, she ran McKinsey & Company’s Washington, D.C. office. From 1997 through 2000, Ms. Killefer served as Assistant Secretary for Management, Chief Financial Officer and Chief Operating Officer at the U.S. Department of the Treasury. In 2000, she returned to McKinsey & Company to establish and lead the firm’s Public Sector Practice. She also served as a member of the IRS Oversight Board from 2000 to 2005 and as chair of that body from 2002 to 2004. Ms. Killefer is currently a director of Avon Products Inc. and Computer Sciences Corporation, each of which is listed on the New York Stock Exchange. Ms. Killefer received a B.A. degree from Vassar College and an M.B.A. from the MIT Sloan School of Management.

Kelt Kindick has served as a member of our board of directors since November 2001, and was named Lead Director in November 2004. Since January 2009, Mr. Kindick served as Chief Financial Officer at Bain & Company, a management consulting firm, until his retirement on December 31, 2012. Mr. Kindick is currently serving as Senior Advisor for Bain & Company. He joined Bain & Company in 1980, was elected a partner of the firm in 1986, and served as Managing Director of the firm’s Boston office from 1991 to 1996, and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick also served as the Chief Financial Officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick is a director of WPX Energy, Inc., which is listed on the New York Stock Exchange. Mr. Kindick received a B.A. degree from Franklin & Marshall College and an M.B.A. from Harvard Business School.

Mark R. Neaman has served as a member of our board of directors since November 2004. Since 1992, Mr. Neaman has served as President and Chief Executive Officer of NorthShore University HealthSystem, a $1.9 billion integrated provider of healthcare services which includes four hospitals, a multi-specialty physician group practice with 900 physicians, and a multi-million dollar research institute. NorthShore also is an academic affiliate of The University of Chicago Pritzker School of Medicine, where Mr. Neaman holds an academic appointment as a Biomedicine Fellow. From 1984 to 1991, Mr. Neaman served as the organization’s Executive Vice President and Chief Operating Officer. Mr. Neaman received a B.S. in Business Administration and an M.S. in Business and Healthcare Administration from The Ohio State University.

Leon D. Shapiro has served as a member of our board of directors since November 2004. Since December 2012, Mr. Shapiro has served as Chief Executive Officer of Vistage International, Inc., a for-profit membership organization for chief executive officers, other executives, and business owners, and served as Vistage International, Inc.’s Chairman between December 2012 and June 2014. From September 2011 to December 2012, Mr. Shapiro served as a strategic advisor and consultant to private equity, research, and software firms. From May 2011 to August 2011, Mr. Shapiro served as Executive Vice President of Client Relations for LogicSource, a sourcing solutions firm. Between 2007 and March 2011, Mr. Shapiro served as Senior Vice President, Strategy and Operations at Warner Music Group Corp. From 2005 to 2006, Mr. Shapiro served as Group President of The NPD Group, Inc., a global provider of consumer and retail market research. From 1989 to 2004, Mr. Shapiro was with Gartner, Inc., a provider of research and analysis on the global information technology industry, where he served as President, Gartner Executive Programs and was a member of the Gartner Leadership Team. He received his bachelor’s degree in economics and political science from the Hebrew University of Jerusalem in Israel.

Frank J. Williams has served as a member of our board of directors since June 2001. Mr. Williams joined us as an Executive Vice President in September 2000 and was our Chief Executive Officer from June 2001 through August 2008. Effective August 31, 2011, Mr. Williams became the Chief Executive Officer and a director of Evolent Health, Inc., a joint business venture between our company and University of Pittsburgh Medical Center that provides a platform for population and health plan management to hospital systems. Mr. Williams served as Chairman of our board of directors from November 2004 through August 2008 and was appointed Executive Chairman in September 2008. He began serving as Chairman of our board of directors again when he joined Evolent Health, Inc. in August 2011 and became Vice Chairman of our board in April 2013. From 2000 through January 2001, Mr. Williams was the President of an affiliated company, eHospital Inc., whose business focused on developing and delivering health care content to patients and providers via the Internet. From 1999 through May 2000, Mr. Williams served as the President of MedAmericaOnCall, a provider of outsourced services to physician organizations, hospitals, and managed care entities. Prior to 1999, Mr. Williams held a leadership role within Vivra Specialty Partners, a private health care services and technology firm, and, prior to that service, was employed by Bain & Company, a management consulting firm. Mr. Williams received a B.A. degree from University of California, Berkeley, and an M.B.A. from Harvard Business School.

LeAnne M. Zumwalt has served as a member of our board of directors since November 2001. Ms. Zumwalt has served as a Vice President of DaVita Healthcare Partners Inc. (formerly known as DaVita, Inc.), a publicly-held provider of dialysis services, since 2000 and was promoted to Group Vice President in 2011. From 1997 through 1999, Ms. Zumwalt was the Chief Financial Officer of Vivra Specialty Partners, a private health care services and technology firm. From 1991 to 1997, Ms. Zumwalt held several executive positions, including Chief Financial Officer and Treasurer, with Vivra Incorporated, a publicly-held provider of dialysis services. Ms. Zumwalt also served on the board of directors of Vivra Incorporated from 1994 to 1997. Before joining Vivra Incorporated, Ms. Zumwalt was associated with Ernst & Young LLP, an international accounting firm, for ten years. Ms. Zumwalt received a B.S. degree from Pacific Union College.

Security Ownership of Certain Beneficial Owners and Management

The following table presents, as of January 12, 2015 (except as otherwise indicated below), information based upon filings with the SEC and our records, regarding the beneficial ownership of our common stock by the following persons:

•	each person known to us to own beneficially more than 5% of our common stock;

•	each member of our board of directors;

•	each executive officer named in the Summary Compensation Table of our definitive proxy statement on Schedule 14A, filed with the SEC on July 28, 2014, under “Executive Compensation”; and

•	all directors and executive officers of the Advisory Board as a group.

As of January 12, 2015, there were 38,521,118 shares of common stock outstanding.

The following beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant, or other right or the vesting of any restricted stock unit, or RSU, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities.

Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is presented following the table.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class (%)
Robert W. Musslewhite	339,619	*
Sanju K. Bansal	19,372	*
Peter J. Grua	12,800	*
Nancy Killefer	3,751	*
Kelt Kindick	13,352	*
Mark R. Neaman	13,400	*
Leon D. Shapiro	7,300	*
Frank J. Williams	27,735	*
LeAnne M. Zumwalt	6,736	*
David L. Felsenthal	119,405	*
Michael T. Kirshbaum	115,641	*
Cormac F. Miller	51,420	*
Richard A. Schwartz	61,287	*
T. Rowe Price Associates, Inc. and other	4,679,584	12.1
Morgan Stanley and other	2,658,837	6.9
Royall Holdings, LLC	2,428,364	6.3
Times Square Capital Management, LLC	2,115,653	5.5
The Vanguard Group	2,113,886	5.5
BlackRock, Inc.	2,000,831	5.2
All directors and executive officers as a group (15 people)	902,259	2.3

*	Indicates ownership of less than 1%.

The percentage of beneficial ownership as to any person as of January 12, 2015 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of January 12, 2015 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of the common stock listed in the table have sole voting and investment power with respect to the shares shown.

The information concerning T. Rowe Price Associates, Inc. and other is based on a Schedule 13G/A filed with the SEC on February 11, 2014 by T. Rowe Price Associates, Inc., or Price Associates, and by T. Rowe Price New Horizons Fund, Inc., or Price Horizons. The reporting persons report that, as of December 31, 2013, Price Associates had sole voting power with respect to 990,430 of the shares shown and sole dispositive power with respect to 4,679,584 shares of the shares shown, and Price Horizons had sole voting power with respect to 2,553,500 of the shares shown and dispositive power over none of the shares shown. The reporting persons have advised us that the shares shown in the above table are owned by various individual and institutional investors, including Price Horizons (which beneficially owned 7.0% of the shares outstanding as of December 31, 2013), for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote such securities, Price Associates expressly disclaims beneficial ownership of such securities. The address of the reporting persons is 100 East Pratt Street, Baltimore, Maryland 21202.

The information concerning Morgan Stanley and other is based on a Schedule 13G/A filed with the SEC on February 11, 2014 by Morgan Stanley and by Morgan Stanley Investment Management Inc., or Morgan Stanley Investment. The reporting persons report that, as of December 31, 2013, Morgan Stanley had sole voting power with respect to 2,657,037 of the shares shown and sole dispositive power with respect to 2,658,837 of the shares shown, and Morgan Stanley Investment had sole voting power with respect to 2,657,037 of the shares shown and sole dispositive power with respect to 2,658,837 of the shares shown. The reporting persons report that the securities beneficially owned by Morgan Stanley as a parent holding company may be deemed to be beneficially owned by Morgan Stanley Investment, which is an investment adviser and wholly-owned subsidiary of Morgan Stanley. The address of the reporting persons is 1585 Broadway, New York, New York 10036.

See “Selling Stockholder” for information about the beneficial ownership of our common stock by Royall Holdings, LLC.

The information concerning TimesSquare Capital Management, LLC is based on a Schedule 13G/A filed with the SEC on February 10, 2014, in which the reporting person reports that, as of December 31, 2013, it had sole voting power with respect to 1,781,953 of the shares shown and sole dispositive power with respect to 2,115,653 of the shares shown. The address of TimesSquare Capital Management, LLC is 7 Times Square, 42nd Floor, New York, New York 10036.

The information concerning The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 10, 2014, in which the reporting person reports that, as of December 31, 2012, it had sole voting power with respect to 50,539 of the shares shown, sole dispositive power with respect to 2,065,847 of the shares shown, and shared dispositive power with respect to 48,039 of the shares shown. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

The information concerning BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on January 28, 2014, in which the reporting person reports that, as of December 31, 2013, it had sole voting power with respect to 1,896,964 of the shares shown and dispositive power with respect to 2,000,831 of the shares shown. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

The shares of common stock shown as beneficially owned by the following directors and executive officers include all stock options and RSUs held by a stockholder that are exercisable as of January 12, 2015 or that will become exercisable or will vest within 60 days of January 12, 2015, as follows: Mr. Musslewhite, 291,292 shares; Ms. Killefer, 3,751 shares; Mr. Williams, 17,730 shares; Ms. Felsenthal, 86,820 shares; Mr. Kirshbaum, 88,984 shares; Mr. Miller, 42,201 shares; Mr. Schwartz, 45,525 shares; and all directors and executive officers as a group, 659,196 shares.

Selling Stockholder

The following table sets forth as of January 12, 2015 information about the ownership of our common stock by Royall Holdings, which is the selling stockholder:

•	the number of shares of common stock the selling stockholder beneficially owned before this offering;

•	the number of shares of common stock to be sold in this offering by the selling stockholder assuming the underwriters do not exercise their option to purchase additional shares from the selling stockholder;

•	the number of shares of our common stock that will be beneficially owned by the selling stockholder after this offering assuming the underwriters do not exercise their option to purchase additional shares from the selling stockholder; and

•	the number of shares of our common stock that will be beneficially owned by the selling stockholder after this offering assuming the underwriters exercise in full their option to purchase additional shares from the selling stockholder.

The number of shares of our common stock outstanding as of January 12, 2015 was 38,521,118.

The following beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities.

	Shares beneficially owned prior to offering		Number of shares offered	Shares beneficially owned after offering		Shares beneficially owned after offering (assuming full exercise of the underwriters’ option to purchase additional shares)
Selling stockholder	Number	Percentage		Number	Percentage	Number	Percentage
Royall Holdings, LLC (1)	2,428,364	6.3%	1,425,000	1,003,364	2.4%	298,364	0.7%

(1)	CHS Private Equity V, LP, or CHS V, has the power to appoint members holding a majority of the voting power to the board of managers of Royall Holdings. As a result, CHS V may be deemed to share voting and dispositive power with respect to the shares of Advisory Board common stock held of record by Royall Holdings. CHS Management Equity V, LP, or CHS Management, is the general partner of CHS V, and CHS Capital LLC, or CHS, is the general partner of CHS Management. The address for Royall Holdings, CHS V, CHS Management, and CHS is c/o CHS Capital LLC, 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606. Each of CHS V, CHS Management, and CHS may be deemed to share voting and dispositive power with respect to the shares of our common stock held of record by Royall Holdings.

On January 9, 2015, we completed our acquisition of Royall Acquisition Co. through our purchase of all of Royall’s outstanding capital stock from the selling stockholder. As described under “Summary—Our Acquisition of Royall,” the consideration paid to Royall Holdings included 2,428,364 shares of our common stock.

Upon the completion of our acquisition of Royall, the Advisory Board and Royall Holdings entered into a registration rights and governance agreement. The agreement obligates us, for a maximum period of one year, to register under the Securities Act the shares of our common stock paid to Royall Holdings for resale in the public market upon demand by Royall Holdings or in connection with other registered offerings of common stock by us. The exercise by Royall Holdings of its registration rights is subject to notice requirements, timing restrictions and volume limitations that may be imposed by the underwriter of an offering. We generally will be required to bear the expenses of any such registrations, except for underwriting discounts and commissions. Except as otherwise provided in the agreement, Royall Holdings is prohibited from selling, transferring, or otherwise disposing of any of our common stock for 180 days after the acquisition closing date without our prior written consent.

Royall Holdings also has agreed, for so long as it may exercise registration rights under the registration rights and governance agreement, to take all such action as may be required so that, solely with respect to any routine matters to be voted on by our stockholders, all shares of our common stock acquired in the acquisition and beneficially owned by Royall Holdings and its affiliates are voted either (a) in accordance with the recommendations of our board of directors or (b) for or against any such matter in the same proportion as the shares owned by all other stockholders (excluding Royall Holdings and each of its affiliates that is a stockholder of Advisory Board) are voted with respect to such matter. Royall Holdings also has agreed that it and all of its affiliates beneficially owning any shares of our common stock acquired in the acquisition will be present (or cause all record holders of such shares to be present), in person or by proxy, at all meetings of our stockholders so that all such shares beneficially owned by Royall Holdings and any such affiliate may be counted for the purposes of determining the presence of a quorum at such meeting.

The shares being sold in this offering by Royall Holdings are being registered by us in the registration statement of which this prospectus supplement and the accompanying prospectus form a part in accordance with our obligations under the registration rights and governance agreement.

U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders

The following summary describes material U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock acquired in this offering by Non-U.S. Holders, as defined below. This discussion does not address all aspects of U.S. federal income and estate taxes and does not discuss any foreign, state, and local consequences, nor does it address U.S. federal tax consequences other than income and estate taxes (such as gift taxes or the Medicare tax on certain investment income). Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code, such as financial institutions, insurance companies, tax-exempt entities, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them. Further, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to a Non-U.S. Holder that holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code, which, generally, is property held for investment.

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal tax consequences of acquiring, owning, and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local, or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate, or trust, but is not any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If any entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. A partner of a partnership considering an investment in shares of our common stock should consult its own tax advisors.

Distributions

Distributions of cash or other property (other than certain distributions of our stock), if any, made on our common stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes. To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, these distributions will constitute a non-taxable return of capital and will first reduce the Non-U.S. Holder’s adjusted basis in our common stock (determined on a share-by-share basis), but not below zero, and then will be treated as gain and taxed in the same manner as gain realized from a disposition of common stock, as described below.

Subject to the discussion below on backup withholding and FATCA withholding, dividends generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. U.S. federal withholding tax generally is imposed on the gross amount of a distribution because of the difficulty of determining whether the payer has sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes.

To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN or W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder should contact its tax advisor regarding the possibility of obtaining a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to such U.S. federal withholding tax, if a properly executed IRS Form W-8ECI (or other applicable form), stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, you will be required to pay U.S. federal income tax on such effectively connected dividends, on a net income basis at the regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends also may be subject to an additional “branch profits tax,” which is imposed at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

Gain on Disposition of Our Common Stock

Subject to the discussion below on backup withholding and FATCA withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale, exchange, or other disposition of our common stock unless:

(a)	the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States);

(b)	the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

(c)	we are or have been a “United States real property holding corporation” within the meaning of Code section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

In general, we would be a United States real property holding corporation if interests in U.S. real property constituted (by fair market value) at least half of the sum of the fair market value of our worldwide real property interests and other assets used or held for use in a trade or business. We believe that we are not currently, and we do not currently anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, any gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, actually or constructively, no more than 5% of our outstanding common stock at all times within the shorter of (A) the five-year period preceding the disposition or (B) the holder’s holding period and (2) our common stock continues to be regularly traded on an established securities market.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay U.S. federal income tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (a) above also may be subject to the additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, on their effectively connected earnings and profits, subject to certain adjustments. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on any gain derived from the disposition, which gain may be offset by certain U.S. source capital losses, even though you are not considered a resident of the United States.

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any dividends we pay on our common stock, including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid to a Non-U.S. Holder also may be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise establishes an exemption. The current backup withholding rate is 28%.

U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such backup withholding requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. For information reporting purposes, certain brokers with substantial U.S. ownership or operations generally will be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability if the required information is timely furnished to the IRS.

Legislation Affecting Taxation of Our Common Stock Held by or Through Foreign Entities

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% U.S. federal withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

As a general matter, FATCA imposes a 30% U.S. federal withholding tax on dividends on, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity (whether such foreign entity is the beneficial owner or an intermediary) unless either:

•	the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement;

•	the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors; or

•	the foreign entity otherwise is exempted under FATCA.

An intergovernmental agreement between the United States and an applicable non-U.S. government may modify these rules.

If withholding is required under FATCA on a payment related to our common stock, under certain circumstances a Non-U.S. Holder may be eligible for a refund or credit from the IRS of such withholding tax, and may be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

U.S. Federal Estate Tax

An individual Non-U.S. Holder who owns (or is deemed to own) shares of our common stock at the time of such Non-U.S. Holder’s death will be required to include the value of the shares in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, and therefore may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the United States at the time of the individual’s death.

Underwriting (Conflicts of Interest)

We and the selling stockholder are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Barclays Capital Inc. are acting as joint book-running managers of the offering and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are as acting as the representatives of the underwriters. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholder have severally agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Barclays Capital Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Piper Jaffray & Co.
William Blair & Company, L.L.C.
Raymond James & Associates, Inc.
Stifel, Nicolaus & Company, Incorporated
Mitsubishi UFJ Securities (USA), Inc.
Regions Securities LLC

Total	4,700,000

The underwriters are committed to purchase all the shares of common stock offered by us and the selling stockholder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 705,000 additional shares of common stock from the selling stockholder to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling stockholder per share of common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option exercise	With full option exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, for a period of 90 days after the date of this prospectus, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, we will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other agreement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any such transaction is to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), except that such restrictions do not apply to:

•	the shares of our common stock to be sold by us in this offering;

•	the issuance by us of shares of our common stock upon the exercise of a stock option or the vesting of any other equity incentive award outstanding on the date of this prospectus supplement;

•	the grant of stock options or other equity incentive awards or the issuance of shares of our common stock by us to employees, officers, directors, advisors or consultants pursuant to any equity incentive plan;

•	the filing by us of one or more registration statements with the SEC on Form S-8 in respect of any shares issuable under any equity incentive plan or the grant of any equity incentive award; or

•	the sale or issuance of or entry into an agreement to sell or issue shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock in connection with any (a) mergers, (b) acquisition of securities, businesses, property or other assets, (c) joint ventures, (d) strategic alliances or (e) partnerships with experts or other talent to develop or provide content, so long as, as of the date of any agreement for such a transaction, the total number of shares issuable in connection with all such transactions does not exceed 10% of the outstanding common stock.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, regardless of whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, except that such restrictions do not apply to:

•	transactions relating to shares of common stock acquired in this offering or acquired in open market transactions after the completion of this offering, so long as no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of the common stock acquired in such open market transactions;

•	transfers of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock (a) by will or intestacy, (b) by bona fide gift or (c) to an immediate family member of such director or officer or to a trust formed for the benefit of one or more immediate family members, so long as, in the case of clauses (b) and (c), no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of our common stock or other public announcement is required or is voluntarily made during the restricted period;

•	transfers of shares of our common stock or any securities convertible into or exercisable for our common stock to us upon a vesting event of equity incentive awards or upon the exercise of stock options to purchase our securities, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise, so long as the underlying shares of common stock continue to be subject to the restrictions set forth herein and, if such director or officer is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of our common stock during the restricted period related to such disposition of shares of our common stock to us solely to satisfy tax withholding obligations, such director or officer includes a statement in such report to the effect that the filing relates to the satisfaction of tax withholding obligations;

•	the exercise of stock options to purchase our common stock for cash, so long as the underlying shares of our common stock continue to be subject to the restrictions set forth herein;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the sales of shares of our common stock, so long as (a) such plan does not provide for the sale of our common stock during the restricted period and (b) to the extent a public announcement or filing under the Exchange Act regarding the establishment of such plan is required of or will be voluntarily made by or on behalf of such director or officer or the Advisory Board, such announcement or filing includes a statement to the effect that no transfer of common stock may be made under such plan during the restricted period and the representatives receive notice of such public announcement or public filing at least two business days prior to such announcement or filing;

•	sales of our common stock under a trading plan established prior to the date of this prospectus supplement pursuant to Rule 10b5-1 under the Exchange Act;

•	the transfer of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock that occurs by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement; or

•	the transfer of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock pursuant to a bona fide third party tender offer, merger,

consolidation or other similar transaction made to all holders of our common stock involving a change of control of the Advisory Board (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which such director or officer may agree to transfer, sell, tender or otherwise dispose of our common stock or such other securities in connection with any such transaction, or vote any securities in favor of any such transaction) that has been approved by our board of directors, so long as, if the tender offer, merger, consolidation or other such transaction is not completed, the common stock owned by such director or officer remains subject to the restrictions of the lock-up agreement.

The selling stockholder has entered into a lock-up agreement with the underwriters prior to the commencement of this offering pursuant to which it, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by the selling stockholder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, regardless of whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, except that such restrictions do not apply to:

•	exercising demand or piggyback registration rights under the registration rights and governance agreement with the Advisory Board after the expiration of the 90-day lock-up period and making preparations in connection therewith;

•	the shares of our common stock to be sold by the selling stockholder in this offering;

•	transfers of shares of our common stock as a bona fide gift or gifts;

•	subject to certain conditions, distributions of shares of common stock to (1) members, limited partners, or stockholders of the selling stockholder or (2) another corporation, limited liability company, partnership or other business entity that is an affiliate of the selling stockholder and controls or is controlled by, or manages or is managed by, the selling stockholder;

•	transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock involving a change of control of the Advisory Board; or

•	subject to certain conditions, the establishment or amendment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ABCO.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be

“covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Stock Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The NASDAQ Stock Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Stock Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (1) persons who are outside the United Kingdom or (2) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, which we refer to as the Order, or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons together we refer to as relevant persons. The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression“2010 PD Amending Directive” means Directive 2010/73/EU.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement and the accompanying base prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying base prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Advisory Board or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act. The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Because affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Barclays Capital Inc. are lenders under our credit facility and could receive at least 5% of the net proceeds of this offering due to the repayment of a portion of the loans under our credit facility by us, each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Barclays Capital Inc. could be deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, none of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Barclays Capital Inc. will confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds” on page S-31 for information about our proposed use of the net proceeds of this offering.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Under our credit agreement, dated as of January 9, 2015, (a) JPMorgan Chase Bank, N.A., Bank of America, N.A., Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC act as term loan lenders, providing a senior secured term loan facility in the original principal amount of $725 million, (b) JPMorgan Chase Bank, N.A., Bank of America, N.A., Morgan Stanley Bank, N.A. and Barclays Bank PLC act as revolving lenders, providing a revolving credit facility under which up to $50 million principal amount of borrowings and other credit extensions may be outstanding at any time, and (c) JPMorgan Chase Bank, N.A., Bank of America, N.A. and Morgan Stanley Bank, N.A. act as issuing banks with respect to letters of credit of up to $10 million. Morgan Stanley & Co. LLC acted as financial advisor to the Advisory Board in connection with our acquisition of Royall. Barclays Capital Inc. acted as financial advisor to Royall in connection with our acquisition of Royall. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal Matters

The validity of the shares offered by this prospectus supplement has been passed upon for us by Hogan Lovells US LLP. The underwriters have been represented by Cahill Gordon & Reindel LLP. The selling stockholder has been represented by Kirkland & Ellis LLP.

Experts

The consolidated financial statements of The Advisory Board Company and subsidiaries at March 31, 2014 and March 31, 2013, and for each of the three years in the period ended March 31, 2014, appearing in this prospectus supplement and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of The Advisory Board Company and subsidiaries appearing in The Advisory Board Company and subsidiaries’ Annual Report (Form 10-K) for the year ended March 31, 2014, including the schedule appearing therein, and the effectiveness of The Advisory Board Company and subsidiaries’ internal control over financial reporting as of March 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of Royall Acquisition Co. as of June 30, 2014, 2013 and 2012 and for each of the two years in the period ended June 30, 2014 and the period from December 23, 2011 to June 30, 2012, and of Royall & Company Holding, Inc. for the period from July 1, 2011 to December 22, 2011, included in this prospectus supplement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find Additional Information

The Advisory Board Company files annual, quarterly and special reports, proxy and information statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also may obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a website that contains reports, proxy and information statements and other information that the Advisory Board files electronically with the SEC. The address of that website is www.sec.gov.

We are “incorporating by reference” into this prospectus supplement specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), including filings made after the date of this prospectus supplement, to the extent not superseded, until this offering is complete:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2014;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and September 30, 2014;

•	our Current Reports on Form 8-K filed on September 5, 2014, December 11, 2014, January 9, 2015, January 12, 2015 (as amended by the Current Report on Form 8-K/A filed on January 20, 2015) and January 20, 2015; and

•	the description of our common stock contained in our Current Report on Form 8-K filed on January 20, 2015, and any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered copies of any of the documents incorporated by reference into this prospectus supplement, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference into those documents, without charge, by written or oral request directed to:

The Advisory Board Company

2445 M Street, NW

Washington, D.C. 20037

Attention: Investor Relations

Telephone: 202-266-7538

Index To Consolidated Financial Statements

The Advisory Board Company and Subsidiaries

The Advisory Board Company and Subsidiaries

Royall Acquisition Co. and Subsidiaries

(including the consolidated statements of comprehensive

income, changes in stockholder’s equity and cash flows for

Royall & Company Holding, Inc. and its subsidiaries (the

“Predecessor Company”) for the period from July 1, 2011 to

December 22, 2011)

Royall Acquisition Co. and Subsidiaries

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements

The Board of Directors and Stockholders

The Advisory Board Company and subsidiaries

We have audited the accompanying consolidated balance sheets of The Advisory Board Company and subsidiaries as of March 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Advisory Board Company and subsidiaries at March 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Advisory Board Company’s internal control over financial reporting as of March 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework) and our report dated May 30, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Baltimore, Maryland

May 30, 2014

THE ADVISORY BOARD COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31,
	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$57,829	$23,129
Marketable securities, current	16,611	2,452
Membership fees receivable, net	370,321	447,897
Prepaid expenses and other current assets	15,477	27,212
Deferred income taxes, current	7,664	5,511

Total current assets	467,902	506,201
Property and equipment, net	73,572	102,457
Intangible assets, net	32,381	33,755
Deferred incentive compensation and other charges	73,502	86,147
Deferred income taxes, net of current portion	2,993	—
Marketable securities, net of current portion	140,228	161,944
Goodwill	95,540	129,424
Investments in and advances to unconsolidated entities	6,265	15,857
Other non-current assets	5,550	5,550

Total assets	$897,933	$1,041,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue, current	$398,541	$459,827
Accounts payable and accrued liabilities	75,089	77,815
Accrued incentive compensation	21,033	28,471

Total current liabilities	494,663	566,113
Deferred revenue, net of current portion	104,484	127,532
Deferred income taxes, net of current portion	—	1,556
Other long-term liabilities	15,866	8,975

Total liabilities	615,013	704,176

Redeemable noncontrolling interest	100	100
The Advisory Board Company’s stockholders’ equity:
Preferred stock, par value $0.01; 5,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, par value $0.01; 135,000,000 shares authorized, 35,138,465 and 36,321,895 shares issued as of March 31, 2013 and 2014, respectively, and 35,138,465 and 36,321,825 shares outstanding as of March 31, 2013 and 2014, respectively	351	363
Additional paid-in capital	375,622	429,932
Accumulated deficit	(94,306)	(91,468)
Accumulated other comprehensive (loss) income	1,261	(1,541)

Total stockholders’ equity controlling interest	282,928	337,286
Equity attributable to noncontrolling interest	(108)	(227)

Total stockholder’s equity	282,820	337,059

Total liabilities and stockholders’ equity	$897,933	$1,041,335

The accompanying notes are an integral part of these consolidated balance sheets.

THE ADVISORY BOARD COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Year Ended March 31,
	2012	2013	2014
Revenue	$370,345	$450,837	$520,596

Costs and expenses:
Cost of services, excluding depreciation and amortization	197,937	237,605	272,523
Member relations and marketing	73,875	85,264	96,298
General and administrative	47,892	62,185	74,169
Depreciation and amortization	14,269	20,308	30,420

Operating income	36,372	45,475	47,186
Other income, net	3,034	2,604	2,706

Income from continuing operations before provision for income taxes and equity in loss of unconsolidated entities	39,406	48,079	49,892
Provision for income taxes	(15,207)	(18,023)	(19,208)
Equity in loss of unconsolidated entities	(1,337)	(6,756)	(6,051)

Net income from continuing operations	22,862	23,300	24,633
Discontinued operations:
Income from discontinued operations, net of tax	286	—	—
Gain on sale of discontinued operations, net of tax	2,155	—	—

Net income from discontinued operations	2,441	—	—

Net income before allocation to noncontrolling interest	25,303	23,300	24,633
Net loss attributable to noncontrolling interest	—	108	119

Net income attributable to common stockholders	$25,303	$23,408	$24,752

Earnings per share—basic:
Net income from continuing operations attributable to common stockholders	0.70	0.67	0.69
Net income from discontinued operations attributable to common stockholders	0.07	—	—

Net income attributable to common stockholders per share—basic	0.77	0.67	0.69

Earnings per share—diluted:
Net income from continuing operations attributable to common stockholders	0.66	0.64	0.67
Net income from discontinued operations attributable to common stockholders	0.07	—	—

Net income attributable to common stockholders per share—diluted	0.73	0.64	0.67

Weighted average number of shares outstanding:
Basic	32,808	34,723	35,909
Diluted	34,660	36,306	36,959

The accompanying notes are an integral part of these consolidated statements.

THE ADVISORY BOARD COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended March 31,
	2012	2013	2014
Net income attributable to common stockholders	$25,303	$23,408	$24,752
Other comprehensive income:
Net unrealized gains (losses) on marketable securities, net of tax	1,326	55	(2,802)

Comprehensive income	$26,629	$23,463	$21,950

The accompanying notes are an integral part of these consolidated financial statements.

THE ADVISORY BOARD COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Common Shares		Additional Paid-in Capital	Retained Earnings	Accumulated Elements of Other Comprehensive Income (Loss)	Treasury Stock	Noncontrolling Interest	Total
	Stock	Amount
Balance as of March 31, 2011	32,020,476	$225	$267,242	$164,697	$(120)	$(283,204)	$—	$148,840
Proceeds from exercise of stock options	1,775,510	8	31,026	—	—	—	—	31,034
Vesting of restricted stock units, net of shares withheld to satisfy minimum employee tax withholding	150,548	2	(2,421)	—	—	—	—	(2,419)
Excess tax benefits from stock-based awards	—	—	7,593	—	—	—	—	7,593
Proceeds from issuance of common stock under employee stock purchase plan	6,684	—	222	—	—	—	—	222
Stock-based compensation expense	—	—	11,986	—	—	—	—	11,986
Purchases of treasury stock	(223,438)	—	—	—	—	(6,580)	—	(6,580)
Change in net unrealized gains (losses) on available-for-sale marketable securities, net of income taxes of ($654)	—	—	—	—	1,326	—	—	1,326
Net income	—	—	—	25,303	—	—	—	25,303

Balance as of March 31, 2012	33,729,780	$235	$315,648	$190,000	$1,206	$(289,784)	$—	$217,305
Proceeds from exercise of stock options	1,470,978	12	24,137	—	—	—	—	24,149
Vesting of restricted stock units, net of shares withheld to satisfy minimum employee tax withholding	202,865	1	(4,140)	—	—	—	—	(4,139)
Excess tax benefits from stock-based awards	—	—	20,535	—	—	—	—	20,535
Proceeds from issuance of common stock under employee stock purchase plan	7,748	—	363	—	—	—	—	363
Stock-based compensation expense	—	—	13,913	—	—	—	—	13,913
Release of Southwind earn-out payable in common stock	112,408	1	5,338	—	—	—	—	5,339
Retirement of treasury stock	—	(70)	—	(307,714)	—	307,784	—	—
Stock split	—	172	(172)	—	—	—	—	—
Purchases of treasury stock	(385,314)	—	—	—	—	(18,000)	—	(18,000)
Change in net unrealized gains (losses) on available-for-sale marketable securities, net of income taxes of ($33)	—	—	—	—	55	—	—	55
Net income	—	—	—	23,408	—	—	(108)	23,300

Balance as of March 31, 2013	35,138,465	$351	$375,622	$(94,306)	$1,261	$—	$(108)	$282,820
Proceeds from exercise of stock options	1,323,728	13	22,023	—	—	—	—	22,036
Vesting of restricted stock units, net of shares withheld to satisfy minimum employee tax withholding	227,202	2	(5,920)	—	—	—	—	(5,918)
Excess tax benefits from stock-based awards	—	—	19,476	—	—	—	—	19,476
Proceeds from issuance of common stock under employee stock purchase plan	8,962	—	514	—	—	—	—	514
Stock-based compensation expense	—	—	18,217	—	—	—	—	18,217
Retirement of treasury stock	—	(3)	—	(21,914)	—	21,917	—	—
Purchases of treasury stock	(376,532)	—	—	—	—	(21,917)	—	(21,917)
Change in net unrealized gains (losses) on available-for-sale marketable securities, net of income taxes of ($1,760)	—	—	—	—	(2,802)	—	—	(2,802)
Net income	—	—		24,752	—	—	(119)	24,633

Balance as of March 31, 2014	36,321,825	$363	$429,932	$(91,468)	$(1,541)	$—	$(227)	$337,059

The accompanying notes are an integral part of these consolidated statements.

THE ADVISORY BOARD COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended March 31,
	2012	2013	2014
Cash flows from operating activities:
Net income before allocation to noncontrolling interest	$25,303	$23,300	$24,633
Adjustments to reconcile net income before allocation to noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	14,817	20,308	30,420
Deferred income taxes	304	641	7,795
Excess tax benefits from stock-based awards	(7,593)	(20,535)	(19,476)
Stock-based compensation expense	11,986	13,913	18,217
Amortization of marketable securities premiums	1,296	2,031	2,667
Gain on sale of discontinued operations	(3,510)	—	—
Gain on investment in common stock warrants	(450)	(100)	—
Equity in loss of unconsolidated entities	1,337	6,756	6,051
Changes in operating assets and liabilities:
Membership fees receivable	(103,667)	(87,672)	(63,077)
Prepaid expenses and other current assets	—	(7,469)	7,741
Deferred incentive compensation and other charges	(7,143)	(20,133)	(12,645)
Deferred revenues	131,743	110,099	72,137
Accounts payable and accrued liabilities	17,564	50,290	4,277
Acquisition-related earn-out payments	(112)	(3,011)	(2,212)
Accrued incentive compensation	5,082	2,342	7,065
Other long-term liabilities	6,950	(7,499)	(6,891)

Net cash provided by operating activities	93,907	83,261	76,702

Cash flows from investing activities:
Purchases of property and equipment	(30,369)	(36,979)	(44,058)
Capitalized external use software development costs	(2,825)	(3,393)	(5,071)
Cash paid for acquisition, net of cash acquired	(12,829)	(31,887)	(46,036)
Proceeds from sale of discontinued operations, net of selling costs	7,803	1,050	—
Investments in and loans to unconsolidated entities	(10,000)	(4,358)	(15,641)
Redemptions of marketable securities	25,480	35,376	56,647
Purchases of marketable securities	(65,990)	(66,710)	(71,419)

Net cash used in investing activities	(88,730)	(106,901)	(125,578)

Cash flows from financing activities:
Proceeds from issuance of common stock from exercise of stock options	31,026	24,137	22,023
Withholding of shares to satisfy minimum employee tax withholding for vested restricted stock units	(2,421)	(4,140)	(5,920)
Contributions from noncontrolling interest	—	100	—
Credit facility issuance costs	—	(769)	—
Proceeds from issuance of common stock under employee stock purchase plan	222	363	514
Excess tax benefits from stock-based awards	7,593	20,535	19,476
Acquisition-related earn-out payments	(4,753)	(1,400)	—
Purchases of treasury stock	(6,580)	(17,999)	(21,917)

Net cash provided by financing activities	25,087	20,827	14,176

Net increase / (decrease) in cash and cash equivalents	30,264	(2,813)	(34,700)
Cash and cash equivalents, beginning of period	30,378	60,642	57,829

Cash and cash equivalents, end of period	$60,642	$57,829	$23,129

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$7,605	$3,491	$(633)

The accompanying notes are an integral part of these consolidated statements.

THE ADVISORY BOARD COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business description

The Advisory Board Company (individually and collectively with its subsidiaries, the “Company”) provides best practices research and analysis, business intelligence and performance technology software, and consulting and management services through discrete programs to hospitals, health systems, pharmaceutical and biotechnology companies, health care insurers, medical device companies, and colleges, universities, and other health care-focused organizations and educational institutions. Members of each renewable membership program are typically charged a fixed annual fee and have access to an integrated set of services that may include best practices research studies, executive education seminars, customized research briefs, cloud-based access to the program’s content database, and performance technology software.

Note 2. Summary of significant accounting policies

Basis of presentation and consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and a consolidated variable interest entity. The Company uses the equity method to account for equity investments in instances in which it owns common stock or securities deemed to be in-substance common stock and has the ability to exercise significant influence, but not control, over the investee and for all investments in partnerships or limited liability companies where the investee maintains separate capital accounts for each investor. Investments in which the Company holds securities that are not in-substance common stock, or holds common stock or in-substance common stock, but has little or no influence are accounted for using the cost method. All significant intercompany transactions and balances have been eliminated.

On June 18, 2012, the Company completed a two -for-one split of its outstanding shares of common stock in the form of a stock dividend. Each stockholder of record received one additional share of common stock for each share of common stock owned at the close of business on May 31, 2012. Share numbers and per share amounts presented in the accompanying consolidated financial statements and these notes thereto for dates before June 18, 2012 have been restated to reflect the impact of the stock split.

Correction of prior period financial statements

Software cost capitalization errors

During the fiscal year ended March 31, 2014, the Company identified errors related to prior periods. These errors were attributable to the omission of certain payroll-related benefits from the Company’s capitalization of software development costs. The impact of the errors in the prior periods was not material to the Company in any of those periods; however, an adjustment to correct the aggregate amount of the prior period errors would have been material to the Company’s current year statement of income. The Company has applied the guidance for accounting changes and error correction and has corrected these errors for all prior periods presented by revising the consolidated financial statements and other financial information included herein. The Company has also corrected an error related to the timing of a prior period acquisition-related earn-out fair value adjustment. The understatement of the liability of $1.0 million as of March 31, 2012 was corrected during the fiscal year ended March 31, 2013. In connection with the revision for the software cost capitalization error, the Company has revised the affected financial statements to correct the error in the proper period. Periods not presented herein will be revised, as applicable, as they are included in future filings.

The following are the previously stated and corrected balances of the affected line items of the consolidated statements of operations, consolidated cash flows, and consolidated balance sheets presented in this Form 10-K for the periods or as of the date presented (in thousands):

	Year Ended March 31, 2013
	As reported	Adjustments	As adjusted
Cost of services, excluding depreciation and amortization	$240,037	$(2,432)	237,605
Depreciation and amortization	19,885	423	20,308
Operating income, net	43,466	2,009	45,475
Income from continuing operations before provision for income taxes and equity in loss of unconsolidated entities	46,070	2,009	48,079
Provision for income taxes	(17,259)	(764)	(18,023)
Net income before allocation to noncontrolling interest	22,055	1,245	23,300
Net income attributable to common stockholders	22,163	1,245	23,408
Earnings per share:
Net income attributable to common stockholders per share—basic	$0.64	0.03	$0.67
Net income attributable to common stockholders per share—diluted	$0.61	0.03	$0.64
Comprehensive income	22,218	1,245	23,463

Statement of cash flows:
Net income before allocation to noncontrolling interest	22,055	1,245	23,300
Depreciation and amortization	19,885	423	20,308
Deferred income taxes	261	380	641
Other long-term liabilities	(7,499)	—	(7,499)
Net cash provided by operating activities	81,827	1,434	83,261
Purchases of property and equipment	(35,545)	(1,434)	(36,979)
Net cash used in investing activities	(105,467)	(1,434)	(106,901)

	Year Ended March 31, 2012
	As reported	Adjustments	As adjusted
Cost of services, excluding depreciation and amortization	$198,112	$(175)	$197,937
Depreciation and amortization	14,108	161	14,269
Operating income, net	36,358	14	36,372
Income from continuing operations before provision for income taxes and equity in loss of unconsolidated entities	39,392	14	39,406
Provision for income taxes	(15,203)	(4)	(15,207)
Net income before allocation to noncontrolling interest	25,293	10	25,303
Net income attributable to common stockholders	25,293	10	25,303
Earnings per share:
Net income attributable to common stockholders per share—basic	$0.77	$—	$0.77
Net income attributable to common stockholders per share—diluted	$0.73	$—	$0.73
Comprehensive income	26,619	10	26,629

Statement of cash flows:
Net income before allocation to noncontrolling interest	$25,293	$10	$25,303
Depreciation and amortization	14,656	161	14,817
Deferred income taxes	(85)	389	304
Other long-term liabilities	5,950	1,000	6,950
Net cash provided by operating activities	92,732	1,175	93,907
Purchases of property and equipment	(29,194)	(1,175)	(30,369)
Net cash used in investing activities	(87,555)	(1,175)	(88,730)

	As of March 31, 2013
	As reported	Adjustments	As adjusted
Property and equipment, net	$71,174	$2,398	$73,572
Deferred income taxes, net of current portion	3,888	(895)	2,993
Total assets	896,430	1,503	897,933
Accumulated deficit	(95,809)	1,503	(94,306)
Total stockholders’ equity	281,317	1,503	282,820
Total liabilities and stockholders’ equity	896,430	1,503	897,933

Membership fees receivable and deferred revenue errors

During the fiscal year ended March 31, 2014, the Company identified immaterial errors in previously reported amounts of membership fees receivable and deferred revenue. The consolidated balance sheet at March 31, 2013 was adjusted to correct these errors resulting in an increase in membership fees receivable of $18.7 million, an increase in current deferred revenue of $11.8 million, and an increase in deferred revenue, net of current of $6.9 million. The amounts presented above “as reported” as of March 31, 2013 reflect these previous error corrections.

Similar errors affecting membership fees receivable and deferred revenue were identified and corrected in the consolidated statement of cash flows for the fiscal years ended March 31, 2013 and 2012. For the fiscal year ended March 31, 2012, the operating cash outflow related to membership fees receivable as reported of $104.2 million was decreased by $0.5 million and the operating cash inflow related to deferred revenue as reported of $132.3 million was decreased by the same amount. For the fiscal year ended March 31, 2013, the operating cash outflow related to membership fees receivable as reported of $68.4 million was increased by $19.3 million and the operating cash inflow related to deferred revenue as reported of $90.8 million was increased by the same amount. These error corrections are not included in the error corrections summarized above.

These corrections have no effect on the previously reported consolidated statements of income or stockholders’ equity for any period. The errors affected only balances within changes in working capital reported in cash flows from operating activities. Total cash flows from operating activities were unaffected by the corrections.

Use of estimates in preparation of consolidated financial statements

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These accounting principles require the Company to make certain estimates, judgments, and assumptions. For cases where the Company is required to make certain estimates, judgments, and assumptions, the Company believes that the estimates, judgments, and assumptions upon which it relies are reasonable based upon information available to the Company at the time that these estimates, judgments, and assumptions are made. These estimates, judgments, and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenue and expenses during the periods presented. To the extent there are material differences between these estimates, judgments, or assumptions and actual results, the Company’s financial statements will be affected. The Company’s estimates, judgments, and assumptions may include: estimates of bad debt reserves; estimates to establish employee bonus and commission accruals; estimates of the fair value of contingent earn-out liabilities; estimates of the useful lives of acquired or internally developed intangible assets; estimates of the fair value of goodwill and intangibles and evaluation of impairment; determination of when investment impairments are other-than-temporary; estimates of the recoverability of deferred tax assets; and estimates of the potential for future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.

Cash equivalents and marketable securities

Included in cash equivalents are marketable securities with original maturities of three months or less at purchase. Investments with original maturities of more than three months are classified as marketable securities.

Current marketable securities have maturity dates within twelve months of the balance sheet date. As of March 31, 2013 and 2014, the Company’s marketable securities consisted of U.S. government-sponsored enterprise obligations and various state tax-exempt notes and bonds. The Company’s marketable securities, which are classified as available-for-sale, are carried at fair market value based on quoted market prices. The net unrealized gains and losses on available-for-sale marketable securities are excluded from net income attributable to common stockholders and are included within accumulated other comprehensive income, net of tax. The specific identification method is used to compute the realized gains and losses on the sale of marketable securities.

Allowance for uncollectible revenue

The Company’s ability to collect outstanding receivables from its members has an effect on the Company’s operating performance and cash flows. The Company records an allowance for uncollectible revenue as a reduction of revenue based on its ongoing monitoring of members’ credit and the aging of receivables. To determine the allowance for uncollectible revenue, the Company examines its collections history, the age of accounts receivable in question, any specific member collection issues that have been identified, general market conditions, and current economic trends. Membership fees receivable balances are not collateralized.

Property and equipment

Property and equipment consists of leasehold improvements, furniture, fixtures, equipment, capitalized internal use software development costs, and acquired developed technology. Property and equipment is stated at cost, less accumulated depreciation and amortization. In certain membership programs, the Company provides software applications under a hosting arrangement where the software application resides on the Company’s or its service providers’ hardware. The members do not take delivery of the software and only receive access to the software during the term of their membership agreement.

Computer software development costs that are incurred in the preliminary project stage for internal use software are expensed as incurred. During the development stage, direct consulting costs and payroll and payroll-related costs for employees that are directly associated with each project are capitalized and amortized over the estimated useful life of the software once it is placed into operation. Internally developed capitalized software is classified as software within property and equipment and is amortized using the straight-line method over its estimated useful life, which is generally five years. Replacements and major improvements are capitalized, while maintenance and repairs are charged to expense as incurred. Amortization expense for internally developed capitalized software for the fiscal years ended March 31, 2012, 2013, and 2014, recorded in depreciation and amortization on the consolidated statements of income, was approximately $3.8 million, $4.8 million, and $9.2 million, respectively.

The acquired developed technology is classified as software within property and equipment because the developed software application resides on the Company’s or its service providers’ hardware. Amortization for acquired developed software is included in depreciation and amortization on the consolidated statements of income. Acquired developed software is amortized over a weighted average estimated useful life of six years based on the cash flow estimate used to determine the value of the intangible asset. The amount of acquired developed software amortization included in depreciation and amortization for the fiscal years ended March 31, 2012, 2013, and 2014 was approximately $0.9 million, $0.9 million, and $1.7 million, respectively.

Furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term. There are no capitalized leases included in property and equipment. The amount of depreciation expense recognized on plant, property and equipment during the fiscal years ended March 31, 2012, 2013, and 2014 was $5.2 million, $8.4 million, and $11.5 million, respectively.

Business combinations

The Company records acquisitions using the purchase method of accounting. All of the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration are recognized at their fair value on the acquisition date. All subsequent changes to a valuation allowance or uncertain tax position that relate to the acquired company and existed at the acquisition date that occur both within the measurement period and as a result of facts and circumstances that existed at the acquisition date are recognized as an adjustment to goodwill. All other changes in valuation allowance are recognized as a reduction or increase to expense or as a direct adjustment to additional paid-in capital as required. Any acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life. Acquisition-related costs are recorded as expenses in the consolidated financial statements. The results of operations of acquired businesses are included in the consolidated financial statements from the acquisition date.

Goodwill and other intangible assets

The excess cost of an acquisition over the fair value of the net assets acquired is recorded as goodwill. The primary factors that generate goodwill are the value of synergies between the acquired entities and the Company and the acquired assembled workforce, neither of which qualifies as an identifiable intangible asset. The Company’s goodwill and other intangible assets with indefinite lives are not amortized, but rather tested for impairment on an annual basis on March 31, or more frequently if events or changes in circumstances indicate potential impairment. The Company has concluded that its reporting units used to assess goodwill impairment are the same as its operating segments.

When testing for impairment, the Company first performs a qualitative assessment on a reporting unit to determine whether further quantitative impairment testing is necessary. If an initial qualitative assessment identifies that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is performed. If the quantitative testing indicates that goodwill is impaired, the carrying value of goodwill is written down to fair value. If the quantitative testing is performed, the Company would determine the fair value of its reporting units based on the income approach. Under the income approach, the fair value of a reporting unit is calculated based on the present value of estimated future cash flows. Based on the Company’s qualitative assessment as of March 31, 2014, management believed that no reporting unit was at risk of failing an impairment test that would result in an impairment charge. No quantitative testing was deemed necessary.

Other intangible assets consist of capitalized software for sale and acquired intangibles. The Company capitalizes consulting costs and payroll and payroll-related costs for employees directly related to building a software product for sale once technological feasibility is established. The Company determines that technological feasibility is established by the completion of a detailed program design or, in its absence, completion of a working model. Once the software product is ready for general availability, the Company ceases capitalizing costs and begins amortizing the intangible asset on a straight-line basis over its estimated useful life. The weighted average estimated useful life of capitalized software is five years. Other intangible assets include those assets that arise from business combinations and that consist of developed technology, non-competition covenants, trademarks, contracts, and customer relationships that are amortized, on a straight-line basis, over six months to twelve years. Finite-lived intangible assets are required to be amortized over their useful lives and are evaluated for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Recovery of long-lived assets (excluding goodwill)

The Company records long-lived assets, such as property and equipment, at cost. The carrying value of long-lived assets is reviewed for possible impairment whenever events or changes in circumstances suggest the carrying value of a long-lived asset may not be fully recoverable. The test for recoverability is made using an estimate of the undiscounted expected future cash flows and, if required, the impairment loss is measured as the amount that the carrying value of the asset exceeds the asset’s fair value if the asset is not recoverable. The Company considers expected cash flows and estimated future operating results, trends, and other available information in assessing whether the carrying value of assets is impaired. If it is determined that an asset’s carrying value is impaired, a write-down of the carrying value of the identified asset will be recorded as an operating expense on the consolidated statements of income in the period in which the determination is made.

Fair value of financial instruments

The Company’s short-term financial instruments consist of cash and cash equivalents, membership fees receivable, accrued expenses, and accounts payable. The carrying value of the Company’s financial instruments as of March 31, 2013 and 2014 approximates their fair value due to their short-term nature. The Company’s marketable securities consisting of U.S. government-sponsored enterprise obligations and various state tax-exempt notes and bonds are classified as available-for-sale and are carried at fair market value based on quoted market prices. The Company’s financial instruments also include cost method investments in private entities. These investments are in preferred securities that are not marketable; therefore management has concluded that it is not practicable to estimate the fair value of these financial instruments.

Derivative instruments

The Company holds warrants to purchase common stock in an entity that meet the definition of a derivative. Derivative instruments are carried at fair value on the consolidated balance sheets. Gains or losses from changes in the fair value of the warrants are recognized on the consolidated statements of income in the period in which they occur.

Revenue recognition

Revenue is recognized when (1) there is persuasive evidence of an arrangement, (2) the fee is fixed or determinable, (3) services have been rendered and payment has been contractually earned, and (4) collectibility is reasonably assured. Fees are generally billable when a letter of agreement is signed by the member, and fees receivable during the subsequent twelve month period and related deferred revenue are recorded upon the commencement of the membership or collection of fees, if earlier. In many of the Company’s higher priced programs and membership agreements with terms that are greater than one year, fees may be billed on an installment basis.

The Company’s membership agreements with its customers generally include more than one deliverable. Deliverables are determined based upon the availability and delivery method of the services and may include: best practices research; executive education curricula; cloud-based content, databases, and calculators; performance or benchmarking reports; diagnostic tools; interactive advisory support; and performance technology software. Access to such deliverables is generally available on an unlimited basis over the membership period. When an agreement contains multiple deliverables, the Company reviews the deliverables to determine if they qualify as separate units of accounting. In order for deliverables in a multiple-deliverable arrangement to be treated as separate units of accounting, the deliverables must have standalone value upon delivery, and delivery or performance of undelivered items in an arrangement with a general right of return must be probable. If the Company determines that there are separate units of accounting, arrangement consideration at the inception of the membership period is allocated to all deliverables based on the relative selling price method in accordance with the selling price hierarchy. Because of the unique nature of the Company’s products, neither vendor specific objective evidence nor third-party evidence is available. Therefore, the Company utilizes best estimate of selling price to allocate arrangement consideration in multiple element arrangements.

The Company’s membership programs may contain certain deliverables that do not have standalone value and therefore are not accounted for separately. In general, the deliverables in membership programs are consistently available throughout the membership period, and, as a result, the consideration is recognized ratably over the membership period. When a service offering includes unlimited and limited service offerings, revenue is recognized over the appropriate service period, either ratably, if the service is consistently available, or, if the service is not consistently available, upon the earlier of the delivery of the service or the completion of the membership period, provided that all other criteria for recognition have been met.

Certain membership programs incorporate hosted performance technology software. In many of these agreements, members are charged set-up fees in addition to subscription fees for access to the hosted cloud-based software and related membership services. Both set-up fees and subscription fees are recognized ratably over the term of the membership agreement, which is generally three years, and is consistent with the pattern of the delivery of services under these arrangements. Upon launch of a new program that incorporates software, all program revenue is deferred until the program is generally available for release to the Company’s membership, and then recognized ratably over the remainder of the contract term of each agreement.

The Company also performs professional services sold under separate agreements that include management and consulting services. The Company recognizes professional services revenues on a time-and-materials basis as services are rendered.

Deferred incentive compensation and other charges

Incentive compensation to employees related to the negotiation of new and renewal memberships, license fees to third-party vendors for tools, data, and software incorporated in specific memberships that include performance technology software, and other direct and incremental costs associated with specific memberships are deferred and amortized over the term of the related memberships.

Deferred compensation plan

Effective July 1, 2013, the Company implemented a Deferred Compensation Plan (the “Plan’’) for certain employees to provide an opportunity to defer compensation on a pre-tax basis. The Plan provides for deferred amounts to be credited with investment returns based upon investment options selected by participants from alternatives designated from time to time by the plan administrative committee. Investment earnings associated with the Plan’s assets are included in other income, net while changes in individual participant account balances are recorded as compensation expense in the consolidated statements of income. The Plan also allows the Company to make discretionary contributions at any time based on individual or overall Company performance, which may be subject to a different vesting schedule than elective deferrals, and provides that the Company may make contributions in an amount equal to the amount of any 401(k) plan matching contribution that is not credited to the participant’s 401(k) account due to such employee’s participation in the Plan. The Company did not make any discretionary contributions to the Plan in the fiscal year ended March 31, 2014. The income earned and expense incurred related to the Plan was immaterial for the fiscal year ended March 31, 2014.

Operating leases

The Company recognizes rent expense under operating leases on a straight-line basis over the non-cancelable term of the lease, including free-rent periods. Lease-incentives relating to allowances provided by landlords are amortized over the term of the lease as a reduction of rent expense. The Company recognizes sublease income on a straight-line basis over the term of the sublease, including free rent periods and escalations, as a reduction of rent expense. Costs associated with acquiring a subtenant, including broker commissions and tenant allowances, are amortized over the sublease term as a reduction of sublease income.

Stock-based compensation

The Company has several stock-based compensation plans which are described more fully in Note 15, “Stock-based compensation.” These plans provide for the granting of stock options and restricted stock units

(“RSUs”) to employees, non-employee members of the Company’s Board of Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company. Stock-based compensation cost is measured at the grant date of the stock-based awards based on their fair values, and is recognized as an expense in the consolidated statements of income over the vesting periods of the awards. The fair value of RSUs is determined as the fair market value of the underlying shares on the date of grant. The Company calculates the fair value of all stock option awards, with the exception of the stock options issued with market-based conditions, on the date of grant using the Black-Scholes model. The fair value of stock options issued with market-based conditions is calculated on the date of grant using a lattice option-pricing model. Forfeitures are estimated based on historical experience at the time of grant and adjusted, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company bases its fair value estimates on assumptions it believes to be reasonable but that are inherently uncertain.

Other income, net

Other income, net for the fiscal year ended March 31, 2012 includes $2.4 million of interest income earned from the Company’s marketable securities, a $0.1 million gain on foreign exchange rates, and a $0.5 million gain on an investment in common stock warrants. Other income, net for the fiscal year ended March 31, 2013 includes $3.4 million of interest income earned from the Company’s marketable securities, a $0.5 million loss on foreign exchange rates, $0.3 million in credit facility fees, and a $0.1 million gain on an investment in common stock warrants. Other income, net for the fiscal year ended March 31, 2014 includes $3.3 million of interest income earned from the Company’s marketable securities, a $0.2 million loss on foreign exchange rates, $0.6 million in credit facility fees, and a $0.2 million realized gain on sale of marketable securities.

Income taxes

Deferred income taxes are determined using the asset and liability method. Under this method, temporary differences arise as a result of the difference between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax law and tax rates on the date of the enactment of the change.

Discontinued operations

The Company presents the assets and liabilities of programs which meet the criteria for discontinued operations separately in the consolidated balance sheets. In addition, the results of operations for those discontinued operations are presented as such in the Company’s consolidated statements of income. For periods prior to the program qualifying for discontinued operations, the Company reclassifies the results of operations to discontinued operations. In addition, the net gain or loss (including any impairment loss) on the disposal is presented as discontinued operations when recognized. The change in presentation for discontinued operations does not have any impact on the Company’s financial condition or results of operations. The Company combines the operating, investing, and financing portions of cash flows attributable to discontinued operations with the respective cash flows from continuing operations on the consolidated statements of cash flows.

Concentrations of risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of membership fees receivable, cash and cash equivalents, and marketable securities. The credit risk with respect to membership fees receivable is generally diversified due to the large number of entities comprising the Company’s membership base, and the Company establishes allowances for potential credit losses. No one member accounted for more than 1.5% of revenue for any period presented. The Company maintains cash and cash equivalents and marketable securities with financial institutions. Marketable securities consist of U.S.

government-sponsored enterprise obligations and various state tax-exempt notes and bonds. The Company performs periodic evaluations of the relative credit ratings related to the cash, cash equivalents, and marketable securities.

In the fiscal year ended March 31, 2012, 2013, and 2014, the Company generated approximately 3%, 4%, and 3%, of revenue, respectively, from members outside the United States. The Company’s limited international operations subject the Company to risks related to currency exchange fluctuations. Prices for the Company’s services sold to members located outside the United States are sometimes denominated in local currencies. Increases in the value of the U.S. dollar against local currencies in countries where the Company has members may result in a foreign exchange loss recognized by the Company.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to common stockholders by the number of weighted average common shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to common stockholders by the number of weighted average common shares increased by the dilutive effects of potential common shares outstanding during the period. The number of potential common shares outstanding is determined in accordance with the treasury stock method, using the Company’s prevailing tax rates. Certain potential common share equivalents were not included in the computation because their effect was anti-dilutive.

A reconciliation of basic to diluted weighted average common shares outstanding is as follows (in thousands):

	Year Ended March 31,
	2012	2013	2014
Basic weighted average common shares outstanding	32,808	34,723	35,909
Effect of dilutive outstanding stock-based awards	1,742	1,583	1,050
Dilutive impact of earn-out liability	110	—	—

Diluted weighted average common shares outstanding	34,660	36,306	36,959

In the fiscal years ended March 31, 2012, 2013, and 2014, 78,000, 341,000, and 1.0 million shares, respectively, related to share-based compensation awards have been excluded from the calculation of the effect of dilutive outstanding stock-based awards shown above because their effect was anti-dilutive.

Recent accounting pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates (“ASUs”) to the FASB’s Accounting Standards Codification. The Company considers the applicability and impact of all recent ASUs. ASUs not listed below were assessed and determined to be not applicable or are expected to have minimal impact on the Company’s consolidated financial position and results of operations.

In July 2013, the FASB issued accounting guidance related to income taxes, which requires entities to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when settlement in this manner is available under the tax law. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, with early adoption permitted. The Company will adopt this guidance for its fiscal year beginning April 1, 2014. The Company does not expect the adoption of this guidance to have a material effect on its financial position or results of operations.

Note 3. Acquisitions

Care Team Connect, Inc.

On October 7, 2013, the Company completed the acquisition for cash of all of the issued and outstanding capital stock of Care Team Connect, Inc. (“Care Team Connect”), a provider of comprehensive care management workflow solutions. The acquisition enhances the Company’s existing suite of population health technologies and service offerings and affirms the Company’s position as a leader in the care management market. The total purchase price, net of cash acquired, was $34.6 million.

The total purchase price was allocated to the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values as of October 7, 2013. The Company’s fair value of identifiable tangible and intangible assets was determined by using estimates and assumptions in combination with a valuation using an income approach from a market participant perspective. Of the total estimated purchase price, $13.8 million was allocated to accounts receivable, $0.2 million to fixed assets, $13.5 million to assumed liabilities, which consists of $4.2 million of acquired current deferred revenue, $7.7 million of acquired long-term deferred revenue, $0.9 million of accounts payable, and $0.7 million to deferred tax liabilities. Of the total estimated purchase price, $9.3 million was allocated to intangible assets, which consist of the value assigned to acquired technology related intangibles of $5.4 million, customer relationship related intangibles of $2.8 million, and existing customer contracts of $1.1 million. The acquired intangible assets have estimated lives ranging from three years to twelve years based on the cash flow estimates used to create the valuation models of each identifiable asset with a weighted average amortization period of 8.2 years. Approximately $24.8 million of the total estimated purchase price was allocated to goodwill, which represents synergistic benefits expected to be generated from scaling Care Team Connect’s offerings across the Company’s large membership base. Goodwill is not deductible for tax purposes.

Acquisition related transaction costs of $0.3 million, including legal, accounting, and other professional fees directly related to the acquisition, are included in general and administrative expenses on the consolidated statements of income for the fiscal year ended March 31, 2014. The financial results of Care Team Connect are included in the consolidated financial statements from the date of acquisition. Pro forma financial information for this acquisition has not been presented because the effects were not material to the Company’s historical consolidated financial statements.

Medical Referral Source, Inc.

On July 8, 2013, the Company completed the acquisition for cash of all of the issued and outstanding capital stock of Medical Referral Source, Inc. (“MRS”) to supplement its existing physician referral programs and to provide new growth opportunities. The total purchase price, net of cash acquired, was $11.5 million.

The total purchase price was allocated to the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values as of July 8, 2013. The Company’s fair value of identifiable tangible and intangible assets was determined by using estimates and assumptions in combination with a valuation using an income approach from a market participant perspective. Of the total estimated purchase price, $0.7 million was allocated to accounts receivable, $0.2 million to deferred tax assets, and $0.4 million to assumed liabilities, which consists of $0.3 million of acquired deferred revenue and $0.1 million of accounts payable. Of the total estimated purchase price, $2.1 million was allocated to intangible assets, which consist of the value assigned to acquired technology related intangibles of $1.7 million and customer relationship related intangibles of $0.4 million. The acquired intangible assets have estimated lives ranging from three years to eight years based on the cash flow estimates used to create the valuation models of each identifiable asset with a weighted average amortization period of 4.0 years. Approximately $8.9 million of the total estimated purchase price was allocated to goodwill, which represents synergistic benefits expected to be generated from scaling MRS’s offerings across the Company’s large membership base. Goodwill is no t deductible for tax purposes.

Acquisition related transaction costs of $0.1 million, including legal, accounting, and other professional fees directly related to the acquisition, are included in general and administrative expenses on the consolidated statements of income for the fiscal year ended March 31, 2014. The financial results of MRS are included in the consolidated financial statements from the date of acquisition. Pro forma financial information for this acquisition has not been presented because the effects were not material to the Company’s historical consolidated financial statements.

360Fresh, Inc.

On November 15, 2012, the Company acquired for cash all of the issued and outstanding capital stock of 360Fresh, Inc. (“360Fresh”), a provider of clinical data analytics. The transaction enhances the Company’s existing suite of physician performance management solutions through the addition of technology that transforms the data from medical records into actionable insights to improve patient quality, reduce costs, and enhance productivity for health systems. The total purchase price, net of cash acquired, of $19.5 million consisted of an initial payments of $17.0 million of cash, and the fair value of estimated additional contingent cash payments of $2.5 million. The contingent cash payments, which will not exceed $8.0 million and have no guaranteed minimum, will become due and payable to the former stockholders of 360Fresh if certain revenue targets are achieved over evaluation periods beginning at the acquisition date and extending through August 15, 2014. Upward adjustments totaling $0.1 million were made to the fair value of the liabilities for such contingent cash payments during the fiscal year ended March 31, 2014. The total liability recorded in cost of services on the consolidated statements of income was $2.6 million as of March 31, 2014. See Note 5, “Fair value measurements,” for additional information.

The total purchase price was allocated to the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values as of November 15, 2012. The Company’s fair value of identifiable tangible and intangible assets was determined by using estimates and assumptions in combination with a valuation using an income approach from a market participant perspective. Of the total estimated purchase price, $0.3 million was allocated to acquired accounts receivable and $4.1 million was allocated to assumed liabilities, which consist of $4.0 million of deferred tax liabilities and $0.1 million of acquired deferred revenue. Of the total estimated purchase price, $9.9 million was allocated to intangible assets, which consist of the value assigned to acquired technology related intangibles of $9.8 million and employee related intangibles of $0.1 million. The acquired technology and employee related intangibles have estimated lives ranging from four years to seven years based on the cash flow estimates used to create the valuation models of each identifiable asset with a weighted average amortization period of 7.0 years. Approximately $13.4 million of the total estimated purchase price was allocated to goodwill, which represents synergistic benefits expected to be generated from incorporating 360Fresh’s technology capabilities into the Company’s software programs and scaling their existing products across the Company’s large membership base. Goodwill is not deductible for tax purposes.

Acquisition related transaction costs of $0.3 million, including legal, accounting, and other professional fees directly related to the acquisition, are included in general and administrative expenses on the consolidated statements of income for the fiscal year ended March 31, 2013. The financial results of 360Fresh are included in the consolidated financial statements from the date of acquisition. Pro forma financial information for this acquisition has not been presented because the effects were not material to the Company’s historical consolidated financial statements.

ActiveStrategy, Inc.

On October 1, 2012, the Company acquired for cash all of the issued and outstanding capital stock of ActiveStrategy, Inc. (“ActiveStrategy”), a Philadelphia-based performance improvement technology and consulting firm with innovative solutions for tracking and augmenting organizational effectiveness. This transaction enhances the Company’s existing performance improvement technology capabilities. The total purchase price, net of cash acquired, was $14.9 million. The total purchase price was paid in cash.

The total purchase price was allocated to the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values as of October 1, 2012. The Company’s fair value of identifiable tangible and intangible assets was determined by using estimates and assumptions in combination with a valuation using an income approach from a market participant perspective. Of the total estimated purchase price, $1.5 million was allocated to net acquired tangible assets, which consist of accounts receivable of $1.3 million, deferred tax assets, net of $0.9 million, and other current assets of $0.3 million, net of $1.0 million of acquired deferred revenue. Of the total estimated purchase price, $5.5 million was allocated to intangible assets, which consist of the value assigned to acquired technology related intangibles of $3.0 million, customer relationship and employee related intangibles of $1.0 million, and trademarks of $1.5 million. The acquired intangible assets have estimated lives ranging from four years to eleven years based on the cash flow estimates used to create the valuation models of each identifiable asset with a weighted average amortization period of 7.2 years. Approximately $7.9 million of the total estimated purchase price was allocated to goodwill, which represents synergistic benefits expected to be generated from scaling ActiveStrategy’s offerings across the Company’s large membership base. Goodwill is not deductible for tax purposes.

Acquisition related transaction costs of $0.2 million, including legal, accounting, and other professional fees directly related to the acquisition, are included in general and administrative expenses on the consolidated statements of income for the fiscal year ended March 31, 2013. The financial results of ActiveStrategy are included in the consolidated financial statements from the date of acquisition. Pro forma financial information for this acquisition has not been presented because the effects were not material to the Company’s historical consolidated financial statements.

PivotHealth

On August 1, 2011, the Company acquired for cash substantially all the assets of PivotHealth, LLC (“PivotHealth”), a leading physician practice management firm. The Company acquired PivotHealth to supplement its existing physician practice management capabilities and provide new growth opportunities with the addition of PivotHealth’s expertise in long-term physician practice management. The total purchase price, net of cash acquired, of $19.8 million consisted of an initial payment of $16.9 million of cash and the fair value of estimated additional contingent cash payments of $2.9 million. The additional contingent cash payments, which have no guaranteed minimum or maximum, will become due and payable to the former owner of the PivotHealth business if certain revenue targets are achieved over evaluation periods beginning at the acquisition date and extending through December 31, 2014. A $1.0 million downward adjustment was made to the fair value of the liabilities for such contingent cash payments during the fiscal year ended March 31, 2014. This adjustment was recorded in cost of services on the consolidated statements of income and eliminated the liability as of March 31, 2014. See Note 5, “Fair value measurements,” for additional information.

The total purchase price was allocated to the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values as of August 1, 2011. The Company’s fair value of identifiable tangible and intangible assets was determined by using estimates and assumptions in combination with a valuation using an income approach from a market participant perspective. Of the total estimated purchase price, $1.8 million was allocated to acquired tangible assets, $1.0 million was allocated to assumed liabilities, and $6.4 million was allocated to intangible assets, which consist of the value assigned to customer related intangibles of $6.0 million, primarily customer relationships and trademarks, and employee related intangibles of $0.4 million. The acquired customer and employee related intangibles have estimated lives ranging from six months to nine years based on the cash flow estimates used to create the valuation models of each identifiable asset with a weighted average amortization period of 6.5 years. Approximately $12.6 million of the total estimated purchase price was allocated to goodwill, which represents synergistic benefits expected to be generated from scaling PivotHealth’s offerings across the Company’s large membership base. Goodwill is deductible for tax purposes.

Acquisition related transaction costs of $0.4 million, including legal, accounting, and other professional fees directly related to the acquisition, are included in general and administrative expenses on the consolidated statements of income for the fiscal year ended March 31, 2012. The financial results of PivotHealth are included in the consolidated financial statements from the date of acquisition. Pro forma financial information for this acquisition has not been presented because the effects were not material to the Company’s historical consolidated financial statements.

Note 4. Discontinued operations

On January 20, 2012, the Company sold its OptiLink business for $8.9 million in cash, net of selling costs. The OptiLink business employed approximately 35 employees who were transferred to the buyer. The components of discontinued operations included in the consolidated statements of income consisted of the following (in thousands):

	Year Ended March 31,
	2012	2013	2014
Revenue	$4,985	$—	$—
Costs and expenses:
Cost of services	4,330	—	—
Member relations and marketing	189	—	—
Gain on disposal	3,510	—	—

Income from discontinued operations before provision for income taxes	3,976	—	—
Provision for income taxes	(1,535)	—	—

Net income from discontinued operations, net of provision for income taxes	$2,441	$—	$—

Note 5. Fair value measurements

Financial assets and liabilities

The estimated fair values of financial instruments are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision. The Company’s financial instruments consist primarily of cash, cash equivalents, marketable securities, and common stock warrants. In addition, contingent earn-out liabilities resulting from business combinations are recorded at fair value. The following methods and assumptions are used to estimate the fair value of each class of financial assets or liabilities that are valued on a recurring basis.

Cash and cash equivalents. This includes all cash and liquid investments with an original maturity of three months or less from the date acquired. The carrying amount approximates fair value because of the short maturity of these instruments. Cash equivalents also consist of money market funds with fair values based on quoted market prices. The Company’s cash and cash equivalents are held at major commercial banks.

Marketable securities. The Company’s marketable securities, consisting of U.S. government-sponsored enterprise obligations and various state tax-exempt notes and bonds, are classified as available-for-sale and are carried at fair market value based on quoted market prices.

Common stock warrants. The Company holds warrants to purchase common stock in an entity that provides technology tools and support services to health care providers, including the Company’s members. The warrants are exercisable for up to 6,015,000 of the shares of the entity if and when certain performance criteria are met. The warrants meet the definition of a derivative and are carried at fair value in other non-current assets on the consolidated balance sheets. Gains or losses from changes in the fair value of the warrants are recognized in other income, net on the consolidated statements of income. See Note 11, “Other non-current assets,” for additional information. The fair value of these warrants is determined using a Black-Scholes-Merton model. Key inputs into this methodology are the estimate of the underlying value of the common shares of the entity that issued the warrants and the estimate of level of performance criteria that will be achieved. The entity that issued the warrants is privately held and the estimate of performance criteria to be met is specific to the Company. These inputs are unobservable and are considered key estimates made by the Company.

Contingent earn-out liabilities. This class of financial liabilities represents the Company’s estimated fair value of the contingent earn-out liabilities related to acquisitions based on probability assessments of certain performance achievements during the earn-out periods. Contingent earn-out liabilities are included in other long-term liabilities on the consolidated balance sheets. See Note 3, “Acquisitions,” for additional information.

Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The valuation can be determined using widely accepted valuation techniques, such as the market approach (comparable market prices) and the income approach (present value of future income or cash flow). As a basis for applying a market-based approach in fair value measurements, GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable market-based inputs other than Level 1 inputs, such as quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity, such as discounted cash flow methodologies.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy. There were no significant transfers between Level 1, Level 2, or Level 3 during the fiscal year ended March 31, 2013 or 2014.

The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the necessary disclosures are as follows (in thousands):

	Fair value as of March 31, 2013	Fair value measurement as of March 31, 2013 using fair value hierarchy
		Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents (1)	$57,829	$57,829	$—	$—
Available-for-sale marketable securities (2)	156,839	—	156,839	—
Common stock warrants (3)	550	—	—	550
Financial liabilities
Contingent earn-out liabilities (4)	15,200	—	—	15,200

	Fair value as of March 31, 2014	Fair value measurement as of March 31, 2014 using fair value hierarchy
		Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents (1)	$23,129	$23,129	$—	$—
Available-for-sale marketable securities (2)	164,396	—	164,396	—
Common stock warrants (3)	550	—	—	550
Financial liabilities
Contingent earn-out liabilities (4)	8,750	—	—	8,750

(1)	Fair value is based on quoted market prices.
(2)	Fair value is determined using quoted market prices of the assets. For further detail, see Note 6, “Marketable securities.” The Company changed the classification of its marketable securities from Level 1 to Level 2 within the fair value hierarchy during the fiscal year ended March 31, 2014. The investments affected by this change are U.S. government-sponsored securities and tax exempt obligations of states that do not have observable prices in active markets. The Company concluded that these investments are more appropriately classified as Level 2 within the fair value hierarchy. The March 31, 2013 classification has been changed to conform to the revised presentation. The impact of this change is immaterial and has no effect on the previously reported consolidated statements of income, stockholders’ equity, cash flows or balance sheets.
(3)	The fair value of the common stock warrants as of March 31, 2013 and 2014 was calculated to be $0.40 per share and $0.44 per share, respectively, using a Black-Scholes-Merton model. The significant assumptions as of March 31, 2013 were as follows: risk-free interest rate of 1.0%; expected term of 6.22 years; expected volatility of 39.38%; dividend yield of 0%; weighted average share price of $1.00 per share; and warrants expected to become exercisable of approximately 1,400,000 shares. The significant assumptions as of March 31, 2014 were as follows: risk-free interest rate of 1.7%; expected term of 5.22 years; expected volatility of 36.77%; dividend yield of 0%; weighted average share price of $1.12 per share; and a range of warrants expected to become exercisable of between 1,000,000 and 1,400,000 shares.
(4)	This fair value measurement is based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value using the income approach. In developing these estimates, the Company considered certain performance projections, historical results, and general macro-economic environment and industry trends.

Common stock warrants

The Company’s fair value estimate of the common stock warrants received in connection with its June 2009 investment was zero as of the investment date. Changes in the fair value of the common stock warrants subsequent to the investment date are recognized in earnings in the periods during which the estimated fair value changes. The change in the fair value of the common stock warrants during the fiscal year ended March 31, 2013 was driven primarily by a change in the underlying value of the common stock, offset in part by a slight decrease in the estimated performance targets that will be achieved. There was no change in the fair value of the warrants for the fiscal year ended March 31, 2014. The following table represents a reconciliation of the change in the fair value of the common stock warrants for the fiscal years ended March 31, 2013 and 2014 (in thousands):

	As of March 31,
	2013	2014
Beginning balance	$450	$550
Fair value change in common stock warrants (1)	100	—

Ending balance	$550	$550

(1)	Amounts were recognized in other income, net on the consolidated statements of income.

Contingent earn-out liabilities

The Company entered into an earn-out agreement in connection with its acquisition of Southwind on December 31, 2009. The additional contingent payments, which have no guaranteed maximum, become due and payable to the former owners of the Southwind business if certain milestones are met over the evaluation periods beginning at the acquisition date and extending through December 31, 2014. The fair value of the Southwind earn-out liability is impacted by changes in estimates regarding expected operating results and an applied discount rate, which was 16% as of March 31, 2014. Prior to March 31, 2013, the liability was impacted by changes in the Company’s stock price. The Company’s fair value estimate of the Southwind earn-out liability was $5.6 million as of the date of acquisition. On October 31, 2012, the Company transferred 112,408 shares of its common stock to the former owners of Southwind to satisfy the component of the contingent obligation payable in the Company’s common stock, which reduced the related earn-out liability by $5.4 million. As of March 31, 2014, $14.7 million had been earned and paid in cash and shares to the former owners of the Southwind business. As of March 31, 2014, based on current facts and circumstances, the estimated aggregate fair value of the remaining contingent obligation was $6.1 million, which will be paid in cash at various intervals through April 2016, if earned, over the evaluation periods which extend through December 31, 2014.

The Company’s fair value estimate of the 360Fresh earn-out liability, which is payable in cash in November 2014, was $2.5 million as of the date of acquisition. The fair value of the 360Fresh earn-out liability is impacted by changes in estimates regarding expected operating results and a discount rate, which was 19.0% as of March 31, 2014. As of March 31, 2014, based on current facts and circumstances, the estimated aggregate fair value of the remaining contingent obligation was $2.6 million. See Note 3, “Acquisitions,” for additional information regarding the 360Fresh acquisition and related earn-out liability.

The Company’s fair value estimate of the PivotHealth earn-out liability, which is payable in cash, was $2.9 million as of the date of acquisition. The estimated aggregate fair value of the contingent obligation for PivotHealth as of March 31, 2014 was $0. The fair value of the PivotHealth earn-out liability is impacted by changes in estimates regarding expected operating results as of March 31, 2014. See Note 3, “Acquisitions,” for additional information regarding the PivotHealth acquisition and related earn-out liability.

Changes in the fair value of the contingent earn-out liabilities subsequent to the acquisition date, including changes arising from events that occurred after the acquisition date, such as changes in the Company’s estimate of performance achievements, discount rates, and stock price, are recognized in earnings in the periods during which the estimated fair value changes. The following table represents a reconciliation of the change in the contingent earn-out liabilities for the fiscal years ended March 31, 2013 and 2014 (in thousands):

	As of March 31,
	2013	2014
Beginning balance	$21,200	$15,200
Fair value change in Southwind contingent earn-out liability (1)	5,600	(3,350)
Fair value change in Cielo contingent earn-out liability (1)	400	—
Fair value change in 360 Fresh contingent earn-out liability (1)	—	100
Fair value change in PivotHealth contingent earn-out liability (1)	(2,200)	(1,000)
Southwind earn-out payment	(10,600)	(2,200)
Cielo earn-out payment	(1,700)	—
Addition of 360Fresh contingent earn-out liability	2,500	—

Ending balance	$15,200	$8,750

(1)	Amounts were recognized in cost of services on the consolidated statements of income.

Non-recurring fair value measurements

During the fiscal year ended March 31, 2014, the Company recognized a gain of $4.0 million on the conversion of notes receivable from Evolent Health, Inc., (“Evolent”) into Series B convertible preferred stock of Evolent Health LLC (“Evolent LLC”). See Note 10, “Investments in and advances to unconsolidated entities,” for additional information. The amount of the gain was based on the excess of the fair value of the Series B convertible preferred stock received over the carrying value of the notes receivable exchanged. The fair value of the Series B convertible preferred stock used to calculate the gain was determined by reference to the per share price of issuances of the Series B convertible preferred stock by Evolent LLC to a third party at the same time as the Company exchanged its notes receivable. As this transaction was not made in an active market, this measure is considered a Level 2 fair value measurement.

Non-financial assets and liabilities

Certain assets and liabilities are not measured at fair value on an ongoing basis but instead are measured at fair value on a non-recurring basis, so that such assets and liabilities are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment). During the fiscal years ended March 31, 2013 and 2014, no fair value adjustments or material fair value measurements were required for non-financial assets or liabilities.

Note 6. Marketable securities

The aggregate value, amortized cost, gross unrealized gains, and gross unrealized losses on available-for-sale marketable securities are as follows (in thousands):

	As of March 31, 2014
	Fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses
U.S. government-sponsored enterprises	$29,291	$30,344	$—	$1,053
Tax exempt obligations of states	135,105	136,653	1,060	2,608

	$164,396	$166,997	$1,060	$3,661

	As of March 31, 2013
	Fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses
U.S. government-sponsored enterprises	$25,430	$25,347	$83	$—
Tax exempt obligations of states	131,409	129,550	2,715	856

	$156,839	$154,897	$2,798	$856

The following table summarizes marketable securities maturities (in thousands):

	As of March 31, 2014
	Fair market value	Amortized cost
Matures in less than 1 year	$2,426	$2,404
Matures after 1 year through 5 years	44,867	44,536
Matures after 5 years through 10 years	87,956	89,436
Matures after 10 years through 20 years	29,147	30,621

	$164,396	$166,997

The following tables show the gross unrealized losses and fair value of the Company’s investments as of March 31, 2014 with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	Less than 12 months		12 months or more		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
U.S. government-sponsored enterprises	$26,828	$1,016	$2,463	$37	$29,291	$1,053
Tax exempt obligations of states	53,617	841	42,865	1,767	96,482	2,608

	$80,445	$1,857	$45,328	$1,804	$125,773	$3,661

The were $0.5 million in gross realized gains on sales of available-for-sale investments and $0.4 million in gross realized losses on sales of available-for-sale investments for the fiscal year ended March 31, 2014. There were no gross realized gains or losses on sales of available-for-sale investments for the fiscal years ended March 31, 2012 and 2013.

The weighted average maturity on all marketable securities held by the Company as of March 31, 2014 was approximately 7.1 years. Pre-tax net unrealized losses on the Company’s investments of $2.6 million as indicated

above were caused by the increase in market interest rates compared to the average interest rate of the Company’s marketable securities portfolio. Of this amount, a gain of $22,323 is related to investments that mature before March 31, 2015. The Company purchased certain of its investments at a premium or discount to their relative fair values. The Company does not intend to sell these investments and it is not more likely than not that it will be required to sell the investments before recovery of the amortized cost bases, which may be maturity. There are eighteen tax exempt obligations of states and ten tax exempt obligations of U.S. government-sponsored enterprises with unrealized losses that have existed for less than one year. The Company does not consider these investments to be other-than-temporarily impaired as of March 31, 2014. The Company has reflected the net unrealized gains and losses, net of tax, in accumulated other comprehensive income on the consolidated balance sheets. The Company uses the specific identification method to determine the cost of marketable securities that are sold.

Note 7. Membership fees receivable

Membership fees receivable consist of the following (in thousands):

	As of March 31,
	2013	2014
Billed fees receivable	$76,594	$87,476
Unbilled fees receivable	299,493	367,271

Membership fees receivable, gross	376,087	454,747
Allowance for uncollectible revenue	(5,766)	(6,850)

Membership fees receivable, net	$370,321	$447,897

Billed fees receivable represent invoiced membership fees. Unbilled fees receivable represent fees due to be billed to members who have elected to pay for their membership on an installment basis. All of the unbilled fees recorded are expected to be billed in the next twelve months.

Note 8. Property and equipment

Property and equipment consists of the following (in thousands):

	As of March 31,
	2013	2014
Leasehold improvements	$29,953	$39,425
Furniture, fixtures and equipment	36,502	43,112
Software	65,589	100,808

Property and equipment, gross	132,044	183,345
Accumulated depreciation and amortization	(58,472)	(80,888)

Property and equipment, net	$73,572	$102,457

The Company evaluates its long-lived assets for impairment when changes in circumstances exist that suggests the carrying value of a long-lived asset may not be fully recoverable. If an indication of impairment exists, and the Company’s net book value of the related assets is not fully recoverable based upon an analysis of its estimated undiscounted future cash flows, the assets are written down to their estimated fair value. The Company did not recognize any impairment losses on any of its long-lived assets during the fiscal year ended March 31, 2013 or 2014.

As of March 31, 2013 and 2014, the carrying value of internally developed capitalized software was $30.7 million and $46.0 million, respectively.

Note 9. Goodwill and intangibles

Included in the Company’s goodwill and intangibles balances are goodwill and acquired intangibles and internally developed capitalized software for sale. Goodwill is not amortized as it has an estimated infinite life. Goodwill is reviewed for impairment at least annually as of March 31, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company believes that no such impairment indicators existed during the fiscal years ended March 31, 2012, 2013, or 2014. There was no impairment of goodwill recorded in the fiscal year ended March 31, 2012, 2013, or 2014.

Changes in the carrying amount of goodwill are as follows (in thousands):

	As of March 31,
	2013	2014
Beginning of year	$74,235	$95,540
Goodwill acquired	21,305	33,884

Ending balance	$95,540	$129,424

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, which range from six months to twelve years. As of March 31, 2014, the weighted average remaining useful life of acquired intangibles was approximately 5.6 years. As of March 31, 2014, the weighted average remaining useful life of internally developed intangibles was approximately 4.2 years.

The gross and net carrying balances and accumulated amortization of intangibles are as follows (in thousands):

		As of March 31, 2013			As of March 31, 2014
	Weighted average useful life	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangibles
Internally developed intangible for sale:
Capitalized software	5.0	$6,438	$(1,018)	$5,420	$11,508	$(2,266)	$9,242
Acquired intangibles:
Developed software	6.1	19,250	(4,659)	14,591	19,250	(7,875)	11,375
Customer relationships	8.1	12,700	(4,735)	7,965	15,910	(6,800)	9,110
Trademarks	6.2	4,200	(2,118)	2,082	4,200	(2,680)	1,520
Non-compete agreements	4.3	1,400	(633)	767	1,400	(900)	500
Customer contracts	4.7	5,199	(3,643)	1,556	6,299	(4,291)	2,008

Total other intangibles		$49,187	$(16,806)	$32,381	$58,567	$(24,812)	$33,755

Amortization expense for intangible assets for the fiscal years ended March 31, 2012, 2013, and 2014, recorded in depreciation and amortization on the consolidated statements of income, was approximately $5.1 million, $5.8 million, and $8.0 million, respectively. The following approximates the aggregate amortization expense to be recorded in depreciation and amortization on the consolidated statements of income for each of the following five fiscal years ending March 31, 2015 through 2019: $8.8 million, $6.0 million, $5.5 million, $4.9 million, and $3.7 million, respectively, and $3.7 million thereafter.

Note 10. Investments in and advances to unconsolidated entities

In August 2011, the Company entered into an agreement with UPMC to establish Evolent for the purpose of driving provider-led, value-driven care with innovative technology, integrated data and analytics, and services. The Company provided $10.0 million and other non-cash contributions to Evolent for an initial equity interest of 44% in Series A convertible preferred stock of Evolent and the right to appoint one person to Evolent’s board of directors. The Company exercises significant influence over Evolent, but does not control Evolent and is not the primary beneficiary of Evolent’s activities. At the time of formation, the Series A convertible preferred shares of Evolent were deemed to be in-substance common stock. As a result, the Company’s investment in Evolent was accounted for under the equity method of accounting, with the Company’s proportionate share of the income or loss recognized in the consolidated statements of income. In addition, a member of the Company’s Board of Directors serves as the chief executive officer of Evolent.

During the period from January 2013 through July 2013, the Company provided interim funding to Evolent in the form of a convertible term note bearing interest at a rate of 8% per year, with such interest accruing on a daily basis and compounded annually. The carrying balance of the note receivable was $4.4 million as of March 31, 2013. The Company provided additional funding of $5.6 million during the period from April 2013 to July 2013. The Company’s proportionate share of the losses recognized by Evolent during the six month period from April 1, 2013 through September 30, 2013 exceeded the Company’s investment balance. As a result, the Company’s proportionate share of the excess losses was applied to the Company’s notes receivable from Evolent at a rate consistent with the Company’s interest in Evolent’s outstanding debt, which was 44%. The carrying balance of the notes receivable was decreased by $4.0 million during the six months ended September 30, 2013 to reflect the Company’s portion of Evolent’s losses after the Company’s equity investment balance was reduced to zero.

In September 2013, Evolent completed a reorganization in connection with a new round of equity financing (the “Series B Issuance”). Evolent’s reorganization included the creation of Evolent Health Holdings, Inc. (“Holdings”) and the conversion of Evolent into Evolent LLC, a limited liability company that is treated as a partnership for tax purposes. As a result and immediately following the reorganization, Holdings owned 57% of the equity interests in Evolent LLC. Holdings has no other operations other than its investment in Evolent LLC. The Company, together with certain other investors, also holds direct equity interests in Evolent LLC, which will continue as the operating company that will conduct the Evolent business. The Company participated in the Series B Issuance by providing $9.6 million in cash and converting $10.1 million in principal and accrued interest of the convertible term note described above in exchange for 1,302,172 Series B convertible preferred shares in Evolent LLC and the right to appoint an additional person to the boards of directors of both Evolent LLC and Holdings. The conversion of all outstanding principal and accrued interest under the note into equity securities generated a $4.0 million gain. The gain is included in equity in loss of unconsolidated entities on the consolidated statements of income for the fiscal year ended March 31, 2014. Immediately following the Series B Issuance and reorganization, the Company owned 23.6% of Holdings through its Series A convertible preferred investment and 11.5% of Evolent LLC through its Series B convertible preferred investment.

On the date of the Series B Issuance, the Company re-evaluated the accounting for its investment in Holdings’ Series A convertible preferred stock. The Company determined that its Series A convertible preferred investment in Holdings should be accounted for under the cost method instead of the equity method since the investment no longer qualified as in-substance common stock. The carrying balance of the Company’s Series A convertible preferred investment in Holdings was $0 as of March 31, 2014.

Evolent LLC maintains separate capital accounts for each of its shareholders; therefore, the Company accounts for its Series B convertible preferred investment in Evolent LLC under the equity method. During the fiscal year ended March 31, 2014, the Company’s proportionate share of the losses of Evolent LLC that was applied to the carrying value of its investment in Evolent LLC was $3.8 million. In addition, $0.4 million related to amortization of basis differences related to identified intangible assets was applied to the carrying value of its investment in Evolent LLC. As a result, the carrying balance of the Company’s investment in Series B convertible preferred shares of Evolent LLC was $15.9 million as of March 31, 2014. Because of Evolent LLC’s treatment as a partnership for tax purposes, the losses of Evolent LLC pass through to the Company and the other shareholders. The Company’s proportionate share of the losses of Evolent LLC are recorded net of the estimated tax benefit that the Company believes will be realized from the losses in equity in loss of unconsolidated entities on the consolidated statements of income. As a result of uncertainty associated with the realization of the deferred tax assets resulting from the tax benefit of the Evolent LLC losses, the Company has provided a full valuation allowance against this deferred tax asset as of March 31, 2014.

As of March 31, 2014, the Company owned 23.1% of Holdings through its Series A convertible preferred investment and 11.3% of Evolent LLC through its Series B convertible preferred investment. The decrease in the equity interest occurred in January 2014 and is a result of Holdings completing a third round of equity financing (the “Series B-1 Issuance”), as well as an additional equity investment from a vendor.

The Company’s proportionate share of the losses of Evolent during the fiscal years ended March 31, 2012 and March 31, 2013 was $1.3 million and $7.9 million, respectively. During the fiscal year ended March 31, 2014, the Company’s proportionate share of the losses of Evolent was $10.1 million. During the fiscal year ended March 31, 2014, the Company’s proportionate share of the losses of Evolent that was applied to the carrying value of its investment in Series A convertible preferred stock of Evolent was $1.9 million. Equity in loss of unconsolidated entities on the consolidated statements of income for the fiscal year ended March 31, 2013 includes a dilution gain of $1.1 million which the Company recognized in connection with Evolent’s July 2012 financing round. Evolent LLC is in the early stages of its business plan and, as a result, the Company expects both Holdings and its majority-owned subsidiary Evolent LLC to continue to incur losses in the future. The Company’s investment in Evolent LLC is evaluated for impairment whenever events or changes in circumstances indicate that there may be an other-than-temporary decline in value. As of March 31, 2014, the Company believes that no impairment charge is necessary.

The following is a summary of the financial position of Evolent LLC, as of the dates presented (unaudited, in thousands):

As of March 31, 2014
Assets:
Current assets	$78,692
Non-current assets	20,151

Total assets	$98,843

Liabilities and Members’ Equity:
Current liabilities	$35,453
Non-current liabilities	3,173

Total liabilities	38,626
Redeemable equity	78,360
Members’ equity	(18,143)

Total liabilities and members’ equity	$98,843

The following is a summary of the operating results of Evolent LLC for the periods presented (unaudited, in thousands):

	Year Ended March 31,
	2012	2013	2014
Revenue	$—	$—	$35,788
Operating expenses	—	—	(54,497)
Depreciation and amortization	—	—	(1,381)
Interest, net	—	—	16
Taxes	—	—	—

Net loss	$—	$—	$(20,074)

The following is a summary of the financial position of Holdings (or its predecessor) as of the dates presented (unaudited, in thousands):

	As of
	March 31, 2013	March 31, 2014
Assets:
Current assets	$9,842	$—
Non-current assets	10,571	48,172

Total assets	$20,413	$48,172

Liabilities and Members’ Equity:
Current liabilities	$11,716	$—
Non-current liabilities	10,116	—

Total liabilities	21,832	—
Redeemable shares	—	38,680
Members’ equity	(1,419)	9,492

Total liabilities and members’ equity	$20,413	$48,172

The following is a summary of the operating results of Holdings (or its predecessor) for the periods presented (unaudited, in thousands):

	Year Ended March 31,
	2012	2013	2014
Revenue	$1,480	$13,082	$25,671
Operating expenses	(4,445)	(36,183)	(45,617)
Depreciation and amortization	(9)	(1,038)	(1,208)
Interest, net	7	(149)	(820)
Taxes	—	333	(8)
Gain from deconsolidation	—	—	46,246
Income/loss from investments	—	—	(7,141)

Net loss	$(2,967)	$(23,955)	$17,123

Note 11. Other non-current assets

In June 2009, the Company invested in the convertible preferred stock of a private company that provides technology tools and support services to health care providers, including the Company’s members. In addition, the Company entered into a licensing agreement with that company. As part of its investment, the Company received warrants to purchase up to 6,015,000 shares of the company’s common stock at an exercise price of $1.00 per share as certain performance criteria are met. The warrants are exercisable through June 19, 2019. The warrants contain a net settlement feature and therefore are considered to be a derivative financial instrument. No adjustment was made to the fair value of the warrants during the fiscal year ended March 31, 2014. The warrants are recorded at their fair value, which was estimated at $550,000 as of March 31, 2013 and $550,000 as of March 31, 2014, and are included in other non-current assets on the consolidated balance sheets. The change in the fair value of the warrants is recorded in other income, net on the consolidated statements of income. For additional information regarding the fair value of these warrants, see Note 5, “Fair value measurements.” The convertible preferred stock investment is recorded at cost, and the carrying amount of this investment as of March 31, 2014 of $5.0 million is included in other non-current assets on the consolidated balance sheets. The convertible preferred stock accrues dividends at an annual rate of 8% that are payable if and when declared by the investee’s board of directors. As of March 31, 2014, no dividends had been declared by the investee or recorded by the Company. This investment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of this asset may not be recoverable. The Company believes that no such impairment indicators existed during the fiscal year ended March 31, 2013 or 2014.

Note 12. Noncontrolling interest

On July 5, 2012, the Company entered into an agreement with an entity created for the sole purpose of providing consulting services for the Company on an exclusive basis. The Company’s relationship with the entity is governed by a services agreement and other documents that provide the entity’s owners the conditional right to require the Company to purchase their ownership interests (“Put Option”) at any time after certain conditions have been satisfied through December 31, 2014. As of March 31, 2014, these conditions had not been satisfied. These agreements also provide the Company a conditional right to require the entity’s owners to sell their ownership interests to the Company (“Call Option”) at any time between July 5, 2013 and December 31, 2014. The equity interest in this entity is classified as a redeemable noncontrolling interest, which is presented outside of permanent equity as the redemption is not solely within the Company’s control. The redeemable noncontrolling interest is recorded at its initial fair value of $0.1 million and has not been subsequently adjusted, as management’s current judgment is that it is not probable that the Put Option will become exercisable prior to its expiration due to uncertainty in the achievement of certain performance conditions specified in the agreement. If the Put Option were to become exercisable in the future, the estimated maximum total redemption amount of the redeemable noncontrolling interest under the Put Option would be approximately $7.5 million, which would be recorded as a reduction to net income available to common stockholders in the period when it is determined that exercise of the Put Option is probable.

The Company has determined that this entity meets the definition of a variable interest entity over which it has significant influence and, as a result, has consolidated the results of this entity into its consolidated financial statements. noncontrolling interest represents the entity’s owners’ claims on consolidated investments where the Company owns less than a 100% interest. As of March 31, 2014, the Company has a 0% ownership interest in this entity. The Company records these interests at their initial fair value, adjusting the basis prospectively for the noncontrolling holders’ share of the respective consolidated investments’ results of operations and applicable changes in ownership.

Note 13. Revolving credit facility

On July 30, 2012, the Company entered into a $150.0 million five -year senior secured revolving credit facility under a credit agreement with a syndicate of lenders. The Company incurred financing fees of $0.8 million in relation to this transaction. Under the revolving credit facility, up to $150.0 million principal amount of borrowings and other credit extensions may be outstanding at any time, subject to compliance with specified financial ratios and the satisfaction of other customary conditions to borrowing. The maximum principal amount available under the credit agreement may be increased by up to an additional $50.0 million in minimum increments of $10.0 million at the Company’s election upon the satisfaction of specified conditions. The credit agreement contains a sublimit for up to $5.0 million principal amount of swing line loans outstanding at any time and a sublimit for the issuance of up to $10.0 million of letters of credit outstanding at any time. The facility loans may be borrowed, repaid and reborrowed from time to time during the term of the facility and will mature and be payable in full on July 30, 2017. Consequently, the amount outstanding under the revolving credit facility at the end of a period may not be reflective of the total amounts outstanding during such period.

Amounts borrowed under the revolving credit facility generally will bear interest at an annual rate calculated, at the Company’s option, on the basis of either (a) an alternate base rate plus the applicable margin for alternate base rate loans under the credit agreement, which ranges from 0.75% to 1.5% based on the Company’s total leverage ratio, or (b) an adjusted London interbank offered rate (“LIBOR”) plus the applicable margin for eurocurrency loans under the credit agreement, which ranges from 1.75% to 2.50% based on the Company’s total leverage ratio. The Company is required to pay a commitment fee on the unutilized portion of the facility at an annual rate of between 0.25% and 0.40% based on the Company’s total leverage ratio.

As of March 31, 2013 and 2014, there were no amounts outstanding under the revolving credit facility and $150.0 million was available for borrowing.

The Company is required under the revolving credit facility to satisfy three financial ratios on a quarterly basis. The Company was in compliance with these financial covenants as of March 31, 2014.

Note 14. Stockholders’ equity

In May 2013, the Company’s Board of Directors authorized an increase in its cumulative share repurchase program to $450 million of the Company’s common stock. The Company repurchased 223,438 shares, 385,314 shares, and 376,532 shares of its common stock at a total cost of approximately $6.6 million, $18.0 million, and $21.9 million in the fiscal years ended March 31, 2012, 2013, and 2014, respectively, pursuant to its share repurchase program. The total amount of common stock purchased from inception under the program as of March 31, 2014 was 16,026,626 shares at a total cost of $340.9 million. All repurchases to date have been made in the open market and have been retired as of March 31, 2014. No minimum number of shares subject to repurchase has been fixed and the share repurchase authorization has no expiration date. The Company has funded, and expects to continue to fund, its share repurchases with cash on hand, proceeds from the sale of marketable securities, and cash generated from operations. As of March 31, 2014, the remaining authorized repurchase amount was $87.2 million.

During the fiscal year ended March 31, 2014, the Company retired 376,532 shares of its treasury stock. Upon retirement, these shares resumed the status of authorized but unissued stock. The treasury stock retirement resulted in reductions to common stock of $3,000, treasury stock of $21.9 million, and retained earnings of $21.9 million. During the fiscal year ended March 31, 2013, the Company retired 13,650,094 shares of its treasury stock. Upon retirement, these shares resumed the status of authorized but unissued stock. The treasury stock retirement resulted in reductions to common stock of $70,000, treasury stock of $307.8 million, and retained earnings of $307.7 million. A total of 16,026,626 shares of treasury stock have been retired to date. There was no effect on the total stockholders’ equity position as a result of the retirement.

On May 1, 2012, the Company’s Board of Directors approved a two -for-one split of the Company’s common stock to be effected in the form of a stock dividend. As a result of this action, one additional share was issued on June 18, 2012 for each share held by stockholders of record at the close of business on May 31, 2012. The stock split did not have an impact on the Company’s consolidated financial position or results of operations. Share and per share amounts presented in the consolidated financial statements for dates before June 18, 2012 have been restated to reflect the impact of the stock split.

Note 15. Stock-based compensation

Equity incentive plans

The Company issues awards, including stock options and RSUs, under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) and 2009 Stock Incentive Plan (the “2009 Plan”), and issued such awards through September 11, 2009 under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”). Upon approval of the 2009 Plan by the Company’s stockholders on September 11, 2009, the 2006 Plan was frozen with respect to new awards.

On September 13, 2011, the Company’s stockholders approved an amendment to the 2009 Plan that increased the number of shares of common stock authorized for issuance under the plan by 2,500,000 shares. On September 5, 2013, the Company’s stockholders approved an amendment to the 2009 Plan that increased the number of shares of common stock authorized for issuance under the plan by 2,125,000 shares. The aggregate number of shares of the Company’s common stock available for issuance under the 2009 Plan, as amended, may not exceed 6,735,000, plus the shares that remained available for issuance under the 2006 Plan as of June 26, 2009 and the number of shares subject to outstanding awards under the 2006 Plan that, on or after such date, cease for any reason to be subject to such awards (other than reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares). On September 5, 2013, the Company’s stockholders also approved an amendment to the 2009 Plan that increased the maximum term for stock option and freestanding stock appreciation rights awards granted under the plan from five years to seven years. Stock-based awards granted under the 2006 Plan have a five -year maximum contractual term and stock-based awards granted under the 2009 Plan have a seven -year maximum contractual term. The aggregate number of shares of the Company’s common stock available for issuance under the 2005 Plan may not exceed 3,200,000, plus the shares that remained available for issuance under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) as of November 15, 2005 and shares subject to outstanding awards under the 2001 Plan that, on or after such date, cease for any reason to be subject to such awards (other than reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares). Stock-based awards granted under the 2005 Plan have a seven -year maximum contractual term. As of March 31, 2014, there were 2,384,443 shares available for issuance under the 2009 Plan and 715,670 shares available for issuance under the 2005 Plan.

The 2009 Plan and the 2005 Plan (the “Plans”) are administered by the Compensation Committee of the Company’s Board of Directors, which has the authority to determine which officers, directors, employees, and other service providers are awarded options or share awards pursuant to the Plans and to determine the terms of the awards. Grants may consist of treasury shares or newly issued shares. Options are rights to purchase common stock of the Company at the fair market value on the date of grant. The exercise price of a stock option or other equity-based award is equal to the closing price of the Company’s common stock on the date of grant. The Company generally awards non-qualified options, but the Plans permit the issuance of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Holders of options do not participate in dividends, if any, until after the exercise of the award. RSUs are equity settled stock-based compensation arrangements of a number of shares of the Company’s common stock. RSU holders do not participate in dividends, if any, nor do they have voting rights until the restrictions lapse.

Stock option activity. During the fiscal years ended March 31, 2012, 2013, and 2014, the Company granted 601,412, 361,844, and 536,958 stock options, respectively, with a weighted average exercise price of $24.98, $44.00, and $51.71, respectively. The weighted average fair values of the stock option grants are listed in the stock option valuation section below. During the fiscal years ended March 31, 2012, 2013, and 2014, participants exercised 1,775,510, 1,477,219, and 1,327,358 options for a total intrinsic value of $27.1 million, $44.3 million, and $53.7 million, respectively. Intrinsic value is calculated as the number of shares exercised times the Company’s stock price at exercise less the exercise price of the option.

The following table summarizes the changes in common stock options during the fiscal years ended March 31, 2012, 2013, and 2014 for all of the stock incentive plans described above.

	Year Ended March 31,
	2012		2013		2014
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of year	5,059,198	$16.40	3,812,228	$17.05	2,692,353	$21.06
Granted	601,412	24.98	361,844	44.00	536,958	51.71
Exercised	(1,775,510)	17.48	(1,477,219)	16.35	(1,327,358)	16.60
Forfeited	(72,872)	20.33	(4,500)	9.26	(71,630)	32.93

Outstanding, end of year	3,812,228	$17.05	2,692,353	$21.06	1,830,323	$32.82	(1)

Exercisable, end of year					680,978	$19.57	(2)

(1)	The weighted average remaining contractual term for the fiscal year ended March 31, 2014 is approximately three years and the aggregate intrinsic value is $57.7 million.
(2)	The weighted average remaining contractual term for the fiscal year ended March 31, 2014 is approximately two years and the aggregate intrinsic value is $30.4 million.

The aggregate intrinsic value shown in the footnotes of the table above is the sum of the amounts by which the quoted market price of the Company’s common stock exceeded the exercise price of the options as of March 31, 2014, for those options for which the quoted market price was in excess of the exercise price. This amount changes over time based on changes in the fair market value of the Company’s common stock. During the fiscal years ended March 31, 2012, 2013, and 2014, 729,182, 710,972, and 850,087 options, respectively, vested with fair values of $3.0 million, $3.8 million, and $5.3 million, respectively.

The following table summarizes the exercise prices and contractual lives of all options outstanding under the stock incentive plans described above as of March 31, 2014:

	Options Outstanding and Exercisable
Range of Exercise Prices	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life - Years
$ 0.00 – $ 9.99	219,906	$9.26	2.1
10.00 – 19.99	284,332	16.85	2.0
20.00 – 29.99	471,791	24.62	2.9
30.00 – 39.99	5,000	34.06	2.7
40.00 – 49.99	730,776	46.15	4.3
50.00 – 59.99	11,253	57.88	6.4
60.00 – 69.99	107,265	66.06	6.9

$ 0.00 – $69.99	1,830,323	$32.82	3.5

Restricted stock unit activity. During the fiscal years ended March 31, 2012, 2013, and 2014, the Company granted 464,700, 342,240, and 550,384 RSUs, respectively, the majority of which vest in four equal annual installments on the anniversary of the grant date. The valuation of RSUs is determined as the fair market value of the underlying shares on the date of grant. The weighted average grant date fair value of RSUs granted for the fiscal years ended March 31, 2012, 2013, and 2014 was $24.81, $44.39, and $53.64, respectively. During the fiscal years ended March 31, 2012, 2013, and 2014, participants vested in 226,168, 292,020, and 346,310 RSUs, respectively, for a total intrinsic value of $7.2 million, $13.6 million, and $17.2 million, respectively. Intrinsic value is calculated as the number of shares vested times the Company’s closing stock price at the vesting date. Of the RSUs vested in the fiscal years ended March 31, 2012, 2013, and 2014, 75,662, 89,155, and 119,108 shares, respectively, were withheld to satisfy minimum employee tax withholding.

The following table summarizes the changes in RSUs during the fiscal years ended March 31, 2012, 2013, and 2014 for all of the stock incentive plans described above.

	Year Ended March 31,
	2012		2013		2014
	Number of RSUs	Weighted Average Grant Date Fair Value	Number of RSUs	Weighted Average Grant Date Fair Value	Number of RSUs	Weighted Average Grant Date Fair Value
Non-vested, beginning of year	664,218	$17.34	896,640	$20.77	943,206	$29.50
Granted	464,700	$24.81	342,240	$44.39	550,384	$53.64
Forfeited	(6,110)	$23.53	(3,654)	$19.98	(36,818)	$39.88
Vested	(226,168)	$18.92	(292,020)	$20.26	(346,310)	$26.53

Non-vested, end of year	896,640	$20.77	943,206	$29.50	1,110,462	$42.05

Employee stock purchase plan

The Company sponsors an employee stock purchase plan (“ESPP”) for all eligible employees. Under the ESPP, employees authorize payroll deductions from 1% to 15% of their eligible compensation to purchase shares of the Company’s common stock. Under the ESPP, shares of the Company’s common stock may be purchased at the end of each fiscal quarter at 95% of the closing price of the Company’s common stock. A total of 1,684,000 shares of the Company’s common stock are authorized under the ESPP. As of March 31, 2014, a total of 1,487,207 shares were available for issuance under the ESPP. During the fiscal years ended March 31, 2012, 2013, and 2014, the Company issued 6,684, 7,748, and 8,962 shares, respectively, under the ESPP at an average price of $33.17, $46.77, and $57.31 per share, respectively. The compensation expense related to the ESPP recorded in the fiscal years ended March 31, 2012, 2013, and 2014 was not material to the consolidated financial statements.

Valuation assumptions and equity based award activity

As discussed in Note 2, “Summary of significant accounting policies,” determining the estimated fair value of stock-based awards is judgmental in nature and involves the use of significant estimates and assumptions, including the term of the stock-based awards, risk-free interest rates over the vesting period, expected dividend rates, the price volatility of the Company’s shares, and forfeiture rates of the awards.

Stock option valuation

The Company calculates the fair value of all stock option awards, with the exception of the stock options issued with market-based conditions, on the date of grant using the Black-Scholes model. The expected term for its stock options is determined through analysis of historical data on employee exercises, vesting periods of awards, and post-vesting employment termination behavior. The risk-free interest rate is based on U.S. Treasury bonds issued with life terms similar to the expected life of the grant. Volatility is calculated based on historical volatility of the daily closing price of the Company’s common stock continuously compounded with a look-back period similar to the terms of the expected life of the grant. The Company has not declared or paid any cash dividends on its common stock since the closing of its initial public offering and does not currently anticipate declaring or paying any cash dividends. The timing and amount of future cash dividends, if any, is periodically evaluated by the Company’s Board of Directors and would depend upon, among other factors, the Company’s earnings, financial condition, cash requirements, and contractual restrictions.

The following average key assumptions were used in the valuation of stock options granted in each respective period:

	Year Ended March 31,
	2012	2013	2014
Stock option grants:
Risk-free interest rate	0.66% – 2.22%	0.43% – 1.15%	0.34% – 1.71%
Expected lives in years	3.00 – 5.25	3.25 – 5.50	3.25 – 5.50
Expected volatility	36.7% – 41.6%	33.2% – 40.7%	30.4% – 38.0%
Dividend yield	—%	—%	—%
Weighted average exercise price of options granted	24.98	44.00	51.71
Weighted average grant date fair value of options granted	8.24	13.33	14.77
Number of options granted	601,412	361,844	536,958

Valuation for restricted stock units

RSUs are valued at the grant date closing price of the Company’s common stock as reported by The NASDAQ Stock Market LLC (“NASDAQ”).

Valuation for employee stock purchase rights

The value of employee stock purchase rights for shares of stock purchased under the ESPP is determined as the fair market value of the underlying shares on the date of purchase as determined by the closing price of the Company’s common stock as reported by NASDAQ, less the purchase price, which is 95% of the closing price of the Company’s common stock. The ESPP enrollment begins on the first day of the quarter. Stock purchases occur on the last day of the quarter, with only eligible employee payroll deductions for the period used to calculate the shares purchased. There is no estimate of grant date fair value or estimated forfeitures, since actual compensation expense was recorded in the period on the purchase date. The fair value of employee stock purchase rights is equivalent to a 5% discount of the purchase date closing price.

Forfeitures

Forfeitures are estimated based on historical experience at the time of grant and adjusted, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense is recognized on a straight-line basis, net of an estimated forfeiture rate, for only those shares expected to vest over the requisite service period of the award, which is generally the option vesting term, and can range from six months to four years. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods. The Company analyzes forfeiture rates using four separate groups, one group for members of the Company’s Board of Directors, two separate groups of executives based on seniority, and one group for general employees. In the fiscal year ended March 31, 2014, the Company decreased its estimated forfeiture rate for the general employee group from 15%, to 10%. Forfeiture rates for the remaining groups are 0%, 1%, and 5% for members of the Company’s Board of Directors and two separate groups of executives based on seniority, respectively.

Compensation expense

The Company recognized stock-based compensation expense in the following consolidated statements of income line items for stock options and RSUs and for shares issued under the Company’s ESPP, for the fiscal years ended March 31, 2012, 2013, and 2014 (in thousands, except per share amounts):

	Year Ended March 31,
	2012	2013	2014
Stock-based compensation expense included in:
Costs and expenses:
Cost of services	$3,440	$3,975	$5,527
Member relations and marketing	2,133	2,643	3,688
General and administrative	6,413	7,295	9,002
Depreciation and amortization	—	—	—

Total costs and expenses	11,986	13,913	18,217

Operating income	(11,986)	(13,913)	(18,217)

Net income attributable to common stockholders	$(7,359)	$(8,686)	$(11,204)

Impact on diluted earnings per share	$(0.21)	$(0.24)	$(0.30)

There are no stock-based compensation costs capitalized as part of the cost of an asset.

Stock-based compensation expense by award type is shown below (in thousands):

	Year Ended March 31,
	2012	2013	2014
Stock-based compensation expense by award type:
Stock options	$5,072	$5,000	$4,846
Restricted stock units	6,914	8,913	13,371
Employee stock purchase rights	—	—	—

Total stock-based compensation	$11,986	$13,913	$18,217

As of March 31, 2014, $43.4 million of total unrecognized compensation cost related to stock-based compensation was expected to be recognized over a weighted average period of 2.9 years.

Tax benefits

The benefits of tax deductions in excess of recognized book compensation expense are reported as a financing cash inflow in the consolidated statements of cash flows. Approximately $7.6 million, $20.5 million, and $19.5 million of tax benefits associated with the exercise of employee stock options and restricted stock units were recorded as cash from financing activities in the fiscal years ended March 31, 2012, 2013, and 2014, respectively.

Note 16. Income taxes

The provision for income taxes consists of the following (in thousands):

	Year Ended March 31,
	2012	2013	2014
Current	$14,903	$17,382	$11,413
Deferred	304	641	7,795

Provision for income taxes	$15,207	$18,023	$19,208

The provision for income taxes differs from the amount of income taxes determined by applying the applicable income tax statutory rates to income before provision for income taxes as follows:

	Year Ended March 31,
	2012	2013	2014
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State income tax, net of U.S. federal income tax benefit	5.5%	5.9%	6.0%
Tax-exempt interest income	(1.5)%	(2.0)%	(1.7)%
Washington, D.C. QHTC income tax credits	(3.1)%	(5.4)%	(4.0)%
Other permanent differences, net	2.7%	4.0%	3.2%

Effective tax rate on continuing operations	38.6%	37.5%	38.5%

Deferred income taxes are provided for temporary differences between the tax bases of assets and liabilities and their reported amounts on the consolidated financial statements. The tax effect of these temporary differences is presented below (in thousands):

	As of March 31,
	2013	2014
Deferred income tax assets (liabilities):
Tax credit carryforwards	$10,848	$11,199
Deferred compensation accrued for financial reporting purposes	8,592	11,692
Stock-based compensation	8,548	8,942
Acquired net operating loss carryforwards	3,279	5,444
Reserve for uncollectible revenue	2,355	2,812
Book/tax basis difference in investment in unconsolidated entities	—	1,677
Unrealized losses on available-for-sale securities	—	1,270
Acquired intangibles and goodwill	195	—
Other	778	1,628

Total deferred tax assets	34,595	44,664
Valuation allowance	—	(1,677)

Total deferred tax assets, net of valuation allowance	34,595	42,987

Capitalized software development costs	(14,648)	(22,659)
Deferred incentive compensation and other deferred charges	(5,968)	(9,234)
Acquired intangibles and goodwill	—	(5,097)
Unrealized gains on available-for-sale securities	(680)	—
Depreciation	(2,417)	(1,616)
Other	(225)	(426)

Total deferred tax liabilities	(23,938)	(39,032)

Net deferred income tax assets	$10,657	$3,955

The Company has $15.6 million of U.S. federal and state net operating loss carryforwards available at March 31, 2014 as a result of recent acquisitions. These carryforwards will be used to offset future income but maybe limited by the change in ownership rules in Section 382 of the Internal Revenue Code. These net operating loss carryforwards will expire through 2021. The Company anticipates it will be able to use all of its acquired net operating loss carryforwards. In estimating future tax consequences, the Company generally considers all expected future events in the determination and evaluation of deferred tax assets and liabilities. The Company believes that its estimated future ordinary taxable income will be sufficient for the full realization of its deferred income tax assets other than its investment in unconsolidated subsidiaries which may generate a capital loss. The effect of future changes in existing laws or rates is not considered in the determination and evaluation of deferred tax assets and liabilities until the new tax laws or rates are enacted.

The Company has recorded a deferred tax asset resulting from the book tax basis difference in investment in unconsolidated entities. The Company has recorded a $1.7 million valuation allowance related to this asset.

The Company uses a more-likely-than-not recognition threshold based on the technical merits of the tax position taken for the financial statement recognition and measurement of a tax position. If a tax position does not meet the more-likely-than-not initial recognition threshold, no benefit is recorded in the financial statements. The Company does not currently anticipate that the total amounts of unrecognized tax benefits (of which the amount was $0 as of March 31, 2013 and 2014 ) will significantly change within the next twelve months. The Company classifies interest and penalties on any unrecognized tax benefits as a component of the provision for income taxes. No interest or penalties were recognized in the consolidated statements of income for the fiscal years ended March 31, 2012, 2013, or 2014. The Company files income tax returns in U.S. federal and state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state, and local tax examinations for filings in major tax jurisdictions before 2010.

Washington, D.C. income tax incentives

The Office of Tax and Revenue of the Government of the District of Columbia (the “Office of Tax and Revenue”) provides regulations that modify the income and franchise tax, sales and use tax, and personal property tax regulations for Qualified High Technology Companies (“QHTC”) doing business in the District of Columbia.

In February 2006, the Company received notification from the Office of Tax and Revenue that its certification as a QHTC under the New E-conomy Transformation Act of 2000 had been accepted effective as of January 1, 2004. As a QHTC, the Company’s Washington, D.C. statutory income tax rate was 0.0% through calendar year 2008 and 6.0% thereafter, compared to 9.975% prior to this qualification. Under that Act, the Company is also eligible for certain Washington, D.C. income tax credits and other benefits. As of March 31, 2014, the Company has $17.2 million of Washington, D.C. tax credits with expiration dates ranging from 2017 to 2024.

Note 17. Commitments and contingencies

Operating leases

The Company leases approximately 70% of its headquarters space under an operating lease (the “Lease”) that expires in 2019. Leasehold improvements related to leases are depreciated over the term of the Lease and totaled approximately $17.5 million, net, and $25.3 million, net, as of March 31, 2013 and 2014, respectively. The terms of the Lease contain provisions for rental escalation, and the Company is required to pay its portion of executory costs such as taxes, insurance, and operating expenses. The remaining space in our headquarters facility is under a sublease expiring in 2017. The sublease contains provisions for annual rental escalations with no obligation to pay additional executory costs noted above.

The Company leases office space under operating leases in Austin, Texas; Nashville, Tennessee; Vernon Hills, Illinois; Evanston, Illinois; San Francisco, California; Ann Arbor, Michigan; Plymouth Meeting,

Pennsylvania; Tucson, Arizona; and London, England. The Company also leases office space in Chennai, India through its Indian subsidiary, ABCO Advisory Services India Private Ltd. The lease expiration dates are March 2021 for the Texas leases, April 2020 for the Tennessee leases, March 2015 for the Illinois leases, August 2017 for the California lease, December 2014 for the Michigan lease, September 2016 for the Pennsylvania lease, August 2014 for the Arizona lease, July 2014 for the England lease, and December 2016 for the India lease. The Company recognized rental and executory expenses of $11.9 million, $14.2 million, and $17.4 million in the fiscal years ended March 31, 2012, 2013, and 2014, respectively, related to these leases. The Company subleases office space in Nashville, Tennessee. The total of minimum rentals to be received in the future under non-cancelable subleases as of March 31, 2014 is $0.2 million.

The following table details the future minimum lease payments under the Company’s current leases, excluding rental escalation and executory costs (in thousands):

Year Ending March 31,
2015	13,563
2016	13,200
2017	13,054
2018	10,733
2019	10,382
Thereafter	6,112

Total	$67,044

Purchase obligation

The Company entered into a non-cancelable agreement for the purchase of data. As of March 31, 2014, the Company’s minimum obligation in connection with this agreement extends through May 2019. The minimum payments expected to be made under this agreement for each of the following five fiscal years ending March 31, 2015 through 2019 are: $5.0 million, $5.0 million, $3.0 million, $2.0 million, and $1.0 million, respectively.

Benefit plan

The Company sponsors a defined contribution 401(k) plan (the “401(k) Plan”) for all employees who have reached the age of 21. The Company provides discretionary matching contributions in the range of 0% to 100%, which percentage is determined by the Company after the end of the applicable plan year, of an employee’s contribution up to a maximum of 4% of base salary. Contributions to the 401(k) Plan for the fiscal years ended March 31, 2012, 2013, and 2014 were approximately $2.9 million, $2.7 million, and $4.6 million, respectively.

Litigation

From time to time, the Company is subject to ordinary routine litigation incidental to its normal business operations. As of March 31, 2014, the Company was not a party to, and its property was not subject to, any material legal proceedings.

Note 18. Segments and geographic areas

Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker of an enterprise. Under this definition, the Company contains two operating segments as of March 31, 2014. Both segments have similar economic characteristics, provide similar products and services sold to the same or very similar customers, and have similar sales and distribution procedures. Consequently, the Company has one reportable segment for financial statement purposes.

Substantially all of the Company’s identifiable assets are located in the United States. The following table sets forth revenue information for each geographic area for the fiscal years ended March 31, 2012, 2013, and 2014 (in thousands):

	Year Ended March 31,
	2012	2013	2014
United States	$357,937	$434,640	$504,211
Other countries	12,408	16,197	16,385

Total revenue	$370,345	$450,837	$520,596

Note 19. Quarterly financial data (unaudited)

Unaudited summarized financial data by quarter for the fiscal years ended March 31, 2013 and 2014 are as follows (in thousands, except per share amounts):

	Fiscal 2013 Quarter Ended
	June 30,	September 30,	December 31,	March 31,
Revenue	$104,142	$110,758	$116,231	$119,706
Operating income	$10,365	$12,490	$9,736	$12,884
Income from continuing operations before provision for income taxes and equity in loss of unconsolidated entities	$10,941	$13,178	$10,474	$13,486
Net income attributable to common stockholders	$4,627	$7,647	$4,592	$6,542
Earnings per share:
Basic	0.14	0.22	0.13	0.19
Diluted	0.13	0.21	0.13	0.18

	Fiscal 2014 Quarter Ended
	June 30,	September 30,	December 31,	March 31,
Revenue	$123,216	$128,341	$131,038	$138,001
Operating income	$10,738	$11,390	$7,875	$17,183
Income from continuing operations before provision for income taxes and equity in loss of unconsolidated entities	$11,261	$12,481	$8,235	$17,915
Net income attributed to common stockholders	$3,692	$9,002	$3,771	$8,287
Earnings per share:
Basic	0.10	0.25	0.10	0.23
Diluted	0.10	0.24	0.10	0.22

As described in Note 2, “Summary of significant accounting policies,” the Company revised certain items in the consolidated financial statements for the fiscal year ended March 31, 2013, and certain quarters within fiscal year ended March 31, 2013 to correct an error attributable to the omission of certain payroll-related benefits from the Company’s capitalization of software development costs. The impact of the errors in the prior periods was not material to the Company in any of those periods; however, an adjustment to correct the aggregate amount of the prior period errors would have been material to the Company’s current year statement of income. The Company has applied the guidance for accounting changes and error correction and has corrected these errors for all prior periods presented by revising the consolidated financial statements and other financial information included in this report. The Company has also corrected an error related to the timing of a prior period acquisition-related earn-out fair value adjustment. The understatement of the liability as of March 31, 2012 was corrected during fiscal 2013.

In connection with the revision for the software cost capitalization error, the Company has revised the affected financial statements to correct the error in the proper period. The correction of the foregoing errors for the fiscal 2013 periods, which is included in the table above, resulted in a net increase to previously reported operating income of $1.3 million, $0.3 million, $0.2 million and $0.2 million for the quarters ended June 30, 2012, September 30, 2012, December 31, 2012, and March 31, 2013, respectively. Net income attributed to common stockholders increased approximately $0.8 million, $0.2 million, $0.2 million and $0.1 million for the quarters ended June 30, 2012, September 30, 2012, December 31, 2012, and March 31, 2013, respectively. Basic earnings per share increased approximately $.03 for the quarter ended June 30, 2012 and $.01 for the quarter ended in March 31, 2013. There was no impact to basic earnings per share for the quarters ended September 30, 2012 or December 31, 2012.

The Company has concluded that the errors are not material to any of the previously reported interim financial statements. Nevertheless, the affected interim financial statements will be revised when reissued in future periodic filings.

Note 20. Subsequent events

On May 5, 2014, the Company completed the acquisition for cash of HealthPost, Inc., a technology firm with a cloud-based ambulatory scheduling solution to supplement the Company’s existing suite of Crimson programs. The total purchase price was approximately $ 26.0 million. The Company is in the process of finalizing the purchase price allocation and valuation of certain intangible assets.

THE ADVISORY BOARD COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30, 2014	March 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,886	$23,129
Marketable securities, current	2,402	2,452
Membership fees receivable, net	476,908	447,897
Prepaid expenses and other current assets	26,553	27,212
Deferred income taxes, current	6,944	5,511

Total current assets	539,693	506,201
Property and equipment, net	116,252	102,457
Intangible assets, net	32,909	33,755
Deferred incentive compensation and other charges	77,802	86,147
Marketable securities, net of current portion	85,018	161,944
Goodwill	153,028	129,424
Investments in and advances to unconsolidated entities	12,509	15,857
Other non-current assets	5,370	5,550

Total assets	$1,022,581	$1,041,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue, current	$460,312	$459,827
Accounts payable and accrued liabilities	70,122	77,815
Accrued incentive compensation	16,624	28,471

Total current liabilities	547,058	566,113
Deferred revenue, net of current portion	137,889	127,532
Deferred income taxes, net of current portion	7,515	1,556
Other long-term liabilities	8,633	8,975

Total liabilities	701,095	704,176

Redeemable noncontrolling interest	6,763	100
The Advisory Board Company’s stockholders’ equity:
Preferred stock, par value $0.01; 5,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, par value $0.01; 135,000,000 shares authorized, 35,996,976 and 36,321,825 shares issued and outstanding as of September 30, 2014 and March 31, 2014, respectively	360	363
Additional paid-in capital	432,178	429,932
Accumulated deficit	(117,498)	(91,468)
Accumulated other comprehensive loss	(317)	(1,541)

Total stockholders’ equity controlling interest	314,723	337,286
Equity attributable to noncontrolling interest	—	(227)

Total stockholders’ equity	314,723	337,059

Total liabilities and stockholders’ equity	$1,022,581	$1,041,335

The accompanying notes are an integral part of these consolidated balance sheets.

THE ADVISORY BOARD COMPANY AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Revenue	$144,220	$128,341	$286,040	$251,557

Costs and expenses:
Cost of services, excluding depreciation and amortization	74,078	69,857	148,296	135,807
Member relations and marketing	26,792	22,198	53,368	44,386
General and administrative	24,573	18,010	47,285	35,996
Depreciation and amortization	9,679	6,886	18,757	13,240

Operating income	9,098	11,390	18,334	22,128
Other (expense) income, net	(851)	1,091	(141)	1,614

Income before provision for income taxes and equity in loss of unconsolidated entities	8,247	12,481	18,193	23,742
Provision for income taxes	(710)	(4,805)	(4,643)	(9,140)
Equity in (loss) income of unconsolidated entities	(1,197)	1,326	(3,347)	(1,907)

Net income before allocation to noncontrolling interest	6,340	9,002	10,203	12,695
Net loss and accretion to redemption value of noncontrolling interest	150	—	(6,890)	—

Net income attributable to common stockholders	$6,490	$9,002	$3,313	$12,695

Earnings per share
Net income attributable to common stockholders per share—basic	$0.18	$0.25	$0.09	$0.36
Net income attributable to common stockholders per share—diluted	$0.18	$0.24	$0.09	$0.35
Weighted average number of shares outstanding:
Basic	36,191	35,883	36,301	35,686
Diluted	36,703	36,897	36,871	36,758

The accompanying notes are an integral part of these consolidated financial statements.

THE ADVISORY BOARD COMPANY AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Net income attributable to common stockholders	$6,490	$9,002	$3,313	$12,695
Other comprehensive income:
Net unrealized gains (losses) on available-for-sale securities, net of income taxes of $272 and ($71) for the three months ended September 30, 2014 and 2013, respectively, and $833 and ($2,115) for the six months ended September 30, 2014 and 2013, respectively	414	(117)	1,224	(3,451)

Comprehensive income	$6,904	$8,885	$4,537	$9,244

The accompanying notes are an integral part of these consolidated financial statements.

THE ADVISORY BOARD COMPANY AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income before allocation to noncontrolling interest	$10,203	$12,695
Adjustments to reconcile net income before allocation to noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	18,757	13,240
Deferred income taxes	2,639	(737)
Excess tax benefits from stock-based awards	(2,118)	(12,839)
Stock-based compensation expense	11,716	9,066
Amortization of marketable securities premiums	1,018	1,358
Loss on investment in common stock warrants	180	—
Equity in loss of unconsolidated entities	3,347	1,907
Changes in operating assets and liabilities:
Membership fees receivable	(27,496)	(16,825)
Prepaid expenses and other current assets	2,777	8,340
Deferred incentive compensation and other charges	8,345	(5,958)
Deferred revenue	10,090	25,459
Accounts payable and accrued liabilities	(4,620)	6,281
Acquisition-related earn-out payments	(3,073)	(1,812)
Accrued incentive compensation	(11,847)	(4,922)
Other long-term liabilities	(342)	316

Net cash provided by operating activities	19,576	35,569

Cash flows from investing activities:
Purchases of property and equipment	(26,634)	(23,585)
Capitalized external use software development costs	(2,522)	(2,309)
Investment in and loans to unconsolidated entities	—	(15,641)
Cash paid for acquisition, net of cash acquired	(25,830)	(11,482)
Redemptions of marketable securities	77,988	43,189
Purchases of marketable securities	—	(19,824)

Net cash provided by (used in) investing activities	23,002	(29,652)

Cash flows from financing activities:
Proceeds from issuance of common stock from exercise of stock options	2,382	13,497
Withholding of shares to satisfy minimum employee tax withholding for vested restricted stock units	(7,611)	(5,796)
Proceeds from issuance of common stock under employee stock purchase plan	304	256
Excess tax benefits from stock-based awards	2,118	12,839
Contributions from noncontrolling interest	—	—
Purchases of treasury stock	(36,014)	(11,159)

Net cash (used in) provided by financing activities	(38,821)	9,637

Net increase in cash and cash equivalents	3,757	15,554
Cash and cash equivalents, beginning of period	23,129	57,829

Cash and cash equivalents, end of period	$26,886	$73,383

The accompanying notes are an integral part of these consolidated financial statements.

THE ADVISORY BOARD COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business description and basis of presentation

The Advisory Board Company (individually and collectively with its subsidiaries, the “Company”) provides insight-driven performance improvement solutions to hospitals, health systems, pharmaceutical and biotechnology companies, health care insurers, medical device companies, and colleges, universities, and other health care-focused organizations and educational institutions. Members of each renewable membership program are typically charged a fixed annual fee and have access to an integrated set of services that may include best practices research studies, executive education seminars, customized research briefs, cloud-based access to the program’s content database, and performance technology software.

The unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for reporting on Form 10-Q. Accordingly, certain information and footnote disclosures required for complete financial statements are not included herein. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes as reported in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2014.

The unaudited consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and a consolidated variable interest entity. The Company uses the equity method to account for equity investments in instances in which it owns common stock or securities deemed to be in-substance common stock and has the ability to exercise significant influence, but not control, over the investee and for all investments in partnerships or limited liability companies where the investee maintains separate capital accounts for each investor. Investments in which the Company holds securities that are not in-substance common stock, or holds common stock or in-substance common stock but has little or no influence over the investee, are accounted for using the cost method. All significant intercompany transactions and balances have been eliminated. Certain prior-period amounts have been reclassified to conform to the current-period presentation.

In November 2014, the Company elected to change its fiscal year-end from March 31 to December 31. The change in fiscal year will become effective for the Company’s present fiscal year. As a result, the present fiscal year, which began on April 1, 2014, will end on December 31, 2014 rather than on March 31, 2015. The Company intends to file a Transition Report on Form 10-KT for the nine-month transition period beginning April 1, 2014 and ending December 31, 2014 (“Transition Period”). This Quarterly Report on Form 10-Q for the three and six months ended September 30, 2014 is for the second three-month period within the Transition Period. The Company’s next full fiscal year will be for the fiscal year beginning January 1, 2015 and ending December 31, 2015.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the consolidated financial position, results of operations, and cash flows as of the dates and for the periods presented have been included. The consolidated balance sheet presented as of March 31, 2014 has been derived from the financial statements that have been audited by the Company’s independent registered public accounting firm. The consolidated results of operations for the three and six months ended September 30, 2014 may not be indicative of the results that may be expected for the Company’s transitional period ending December 31, 2014, or any other period.

Note 2. Recent accounting pronouncements

Recently adopted

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40). This ASU requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. It requires an assessment for a period of one year after the date that the financial statements are issued. Further, based on certain conditions and circumstances, additional disclosures may be required. This ASU is effective beginning with the first annual period ending after December 15, 2016, and for all annual and interim periods thereafter. Early application is permitted. The Company does not expect this ASU to have an impact on the Company’s consolidated financial statements or related disclosures.

In July 2013, the FASB issued accounting guidance related to income taxes, which requires entities to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when settlement in this manner is available under the tax law. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, with early adoption permitted. The Company adopted this guidance on April 1, 2014. Adoption did not have a material effect on the Company’s financial position or results of operations.

Recently issued

In May 2014, the FASB issued accounting guidance related to revenue recognition. The new standard supersedes most of the existing revenue recognition guidance under GAAP, and requires revenue to be recognized when goods or services are transferred to a customer in an amount that reflects the consideration a company expects to receive. The new standard may require more judgment and estimates while recognizing revenue, which could result in additional disclosures to the financial statements. The standard is effective for the Company in the year ending December 31, 2017. The Company is currently evaluating the revenue recognition impact this guidance will have once implemented.

Note 3. Acquisitions

HealthPost, Inc.

On May 5, 2014, the Company completed the acquisition for cash of all of the issued and outstanding capital stock of HealthPost, Inc. (“HealthPost”), a technology firm with a cloud-based ambulatory scheduling solution that will supplement the Company’s existing suite of Crimson programs. The total purchase price, net of cash acquired, was $25.8 million.

The total purchase price was allocated to the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values as of May 5, 2014. The Company’s fair value of identifiable tangible and intangible assets was determined by using estimates and assumptions in combination with a valuation using an income approach from a market participant perspective. Of the total estimated purchase price, $1.5 million was allocated to accounts receivable and $1.9 million was allocated to assumed liabilities, which consists of $0.8 million of acquired current deferred revenue and $1.1 million of deferred tax liabilities. Of the total estimated purchase price, $2.6 million was allocated to intangible assets, which consist of the value assigned to acquired technology related intangibles of $1.2 million, customer relationship related intangibles of $1.0 million, employee related intangibles of $0.2 million, and existing customer contracts of $0.2 million. The acquired intangible assets have estimated lives ranging from one year to seven years based on the cash flow estimates used to create the valuation models of each identifiable asset with a weighted average amortization period of 4.2 years. Approximately $23.6 million of the total purchase price was allocated to goodwill, which represents synergistic benefits expected to be generated from scaling HealthPost’s offerings across the Company’s large membership base. This amount includes a $0.3 million adjustment in the quarter ended September 30, 2014 related to small changes in the acquired deferred revenue balance and customer related intangibles. Goodwill is not deductible for tax purposes.

The financial results of HealthPost are included in the Company’s consolidated financial statements from the date of acquisition. Pro forma financial information for this acquisition has not been presented because the effects were not material to the Company’s historical consolidated financial statements.

Care Team Connect, Inc.

On October 7, 2013, the Company completed the acquisition for cash of all of the issued and outstanding capital stock of Care Team Connect, Inc. (“Care Team Connect”), a provider of comprehensive care management workflow solutions. The acquisition enhances the Company’s existing suite of population health technologies and service offerings. The total purchase price, net of cash acquired, was $34.6 million.

The total purchase price was allocated to the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values as of October 7, 2013. The Company’s fair value of identifiable tangible and intangible assets was determined by using estimates and assumptions in combination with a valuation using an income approach from a market participant perspective. Of the total estimated purchase price, $13.8 million was allocated to accounts receivable, $0.2 million to fixed assets, and $13.5 million was allocated to assumed liabilities, which consists of $7.7 million of acquired long-term deferred revenue, $4.2 million of acquired current deferred revenue, $0.9 million of accounts payable, and $0.7 million of deferred tax liabilities. Of the total estimated purchase price, $9.3 million was allocated to intangible assets, which consist of the value assigned to acquired technology related intangibles of $5.4 million, customer relationship related intangibles of $2.8 million, and existing customer contracts of $1.1 million. The acquired intangible assets have estimated lives ranging from three years to twelve years based on the cash flow estimates used to create the valuation models of each identifiable asset with a weighted average amortization period of 8.2 years. Approximately $24.8 million of the total purchase price was allocated to goodwill, which represents synergistic benefits expected to be generated from scaling Care Team Connect’s offerings across the Company’s large membership base. Goodwill is not deductible for tax purposes.

The financial results of Care Team Connect are included in the Company’s consolidated financial statements from the date of acquisition. Pro forma financial information for this acquisition has not been presented because the effects were not material to the Company’s historical consolidated financial statements.

Medical Referral Source, Inc.

On July 8, 2013, the Company completed the acquisition for cash of all of the issued and outstanding capital stock of Medical Referral Source, Inc. (“MRS”) to supplement its existing physician referral programs and to provide new growth opportunities. The total purchase price, net of cash acquired, was $11.5 million.

The total purchase price was allocated to the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values as of July 8, 2013. The Company’s fair value of identifiable tangible and intangible assets was determined by using estimates and assumptions in combination with a valuation using an income approach from a market participant perspective. Of the total estimated purchase price, $0.7 million was allocated to accounts receivable, $0.2 million to deferred tax assets, and $0.4 million to assumed liabilities, which consists of $0.3 million of acquired deferred revenue and $0.1 million of accounts payable. Of the total estimated purchase price, $2.1 million was allocated to intangible assets, which consist of the value assigned to acquired technology related intangibles of $1.7 million and customer relationship related intangibles of $0.4 million. The acquired intangible assets have estimated lives ranging from three years to eight years based on the cash flow estimates used to create the valuation models of each identifiable asset with a weighted average amortization period of 4.0 years. Approximately $8.9 million was allocated to goodwill, which represents synergistic benefits expected to be generated from scaling MRS’s offerings across the Company’s large membership base. Goodwill is not deductible for tax purposes.

The financial results of MRS are included in the Company’s consolidated financial statements from the date of acquisition. Pro forma financial information for this acquisition has not been presented because the effects were not material to the Company’s historical consolidated financial statements.

Note 4. Fair value measurements

Financial assets and liabilities

The estimated fair values of financial instruments are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision. The Company’s financial instruments consist primarily of cash, cash equivalents, marketable securities, and common stock warrants. In addition, contingent earn-out liabilities resulting from business combinations are recorded at fair value. The following methods and assumptions are used to estimate the fair value of each class of financial assets or liabilities that is valued on a recurring basis.

Cash and cash equivalents. This includes all cash and liquid investments with an original maturity of three months or less from the date acquired. The carrying amount approximates fair value because of the short maturity of these instruments. Cash equivalents consist of money market funds with original maturity dates of less than three months for which the fair value is based on quoted market prices. The Company’s cash and cash equivalents are held at major commercial banks.

Marketable securities. The Company’s marketable securities, consisting of U.S. government-sponsored enterprise obligations and various state tax-exempt notes and bonds, are classified as available-for-sale and are carried at fair market value based on quoted market prices.

Common stock warrants. The Company holds warrants to purchase common stock in an entity that provides technology tools and support services to health care providers, including the Company’s members. The warrants are exercisable for up to 6,015,000 shares of the entity if and as certain performance criteria are met. The warrants meet the definition of a derivative and are carried at fair value in other non-current assets on the accompanying consolidated balance sheets. Gains or losses from changes in the fair value of the warrants are recognized in other (expense) income, net on the accompanying consolidated statements of income. See Note 9, “Other non-current assets,” for additional information. The fair value of the warrants is determined using a Black-Scholes-Merton model. Key inputs into this methodology are the estimate of the underlying value of the common shares of the entity that issued the warrants and the estimate of the level of performance criteria that will be achieved. The entity that issued the warrants is privately held and the estimate of performance criteria to be met is specific to the Company. These inputs are unobservable and are considered key estimates made by the Company.

Contingent earn-out liabilities. This class of financial liabilities represents the Company’s estimated fair value of the contingent earn-out liabilities related to acquisitions based on probability assessments of certain performance achievements during the earn-out periods. The performance targets are specific to the operation of the acquired company subsequent to the acquisition. These inputs are unobservable and are considered key estimates made by the Company. Contingent earn-out liabilities are included in accounts payable and accrued liabilities and other long-term liabilities on the accompanying consolidated balance sheets.

Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The valuation can be determined using widely accepted valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). As a basis for applying a market-based approach in fair value measurements, GAAP establishes a fair value hierarchy that prioritizes into three broad levels the inputs to valuation techniques used to measure fair value. The following is a brief description of those three levels:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable market-based inputs other than Level 1 inputs, such as quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity, such as discounted cash flow methodologies.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy. There were no significant transfers between Level 1, Level 2, or Level 3 during the six months ended September 30, 2014 or 2013.

The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the necessary disclosures are as follows (in thousands):

	Fair value as of September 30, 2014	Fair value measurement as of September 30, 2014 using fair value hierarchy
		Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$26,886	$26,886	$—	$—
Available-for-sale marketable securities	87,420	—	87,420	—
Common stock warrants (1)	370	—	—	370
Financial liabilities
Contingent earn-out liabilities (2)	5,175	—	—	5,175

	Fair value as of March 31, 2014	Fair value measurement as of March 31, 2014 using fair value hierarchy
		Level 1	Level 2	Level 3
Financial assets
Cash and cash equivalents	$23,129	$23,129	$—	$—
Available-for-sale marketable securities	164,396	—	164,396	—
Common stock warrants (1)	550	—	—	550
Financial liabilities
Contingent earn-out liabilities (2)	8,750	—	—	8,750

(1)	The fair value of the common stock warrants as of September 30, 2014 and March 31, 2014 was calculated to be $0.20 and $0.31 per share, respectively, using a Black-Scholes-Merton model. The significant assumptions as of September 30, 2014 were as follows: risk-free interest rate of 1.8% ; expected term of 4.72 years; expected volatility of 70.42% ; dividend yield of 0.0% ; weighted average share price of $0.49 per share; and expected warrants to become exercisable of approximately 1,776,500 shares. The significant assumptions as of March 31, 2014 were as follows: risk-free interest rate of 1.7% ; expected term of 5.22 years; expected volatility of 67.55% ; dividend yield of 0.0% ; weighted average share price of $0.49 per share; and expected warrants to become exercisable of approximately 1,776,500 shares.
(2)	This fair value measurement is based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value using the income approach. In developing these estimates, the Company considered certain performance projections, historical results, and general macroeconomic environment and industry trends.

Common stock warrants

The Company’s fair value estimate of the common stock warrants received in connection with its June 2009 investment was zero as of the investment date. Changes in the fair value of the common stock warrants subsequent to the investment date are recognized in earnings in the periods during which the estimated fair value changes. There was no change in the fair value of the common stock warrants during the three months ended September 30, 2014. The change in the fair value of the common stock warrants during the six months ended September 30, 2014 was driven primarily primarily by the net impact of changes in the underlying assumptions. There was no change in the fair value of the common stock warrants during the three and six months ended September 30, 2013. The following table represents a reconciliation of the change in the fair value of the common stock warrants for the three and six months ended September 30, 2014 and 2013, (in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Beginning balance	$370	$550	$550	$550
Fair value change in common stock warrants (1)	—	—	(180)	—

Ending balance	$370	$550	$370	$550

(1)	Amounts were recognized in other (expense) income, net on the accompanying consolidated statements of income.

Contingent earn-out liabilities

The Company entered into an earn-out agreement in connection with its acquisition of Southwind Health Partners, L.L.C. and Southwind Navigator, LLC (together, “Southwind”) on December 31, 2009. The additional contingent payments, which have no maximum, become due and payable to the former owners of the Southwind business if certain milestones are met over the evaluation periods beginning at the acquisition date and extending through December 31, 2014. The fair value of the Southwind earn-out liability is impacted by changes in estimates regarding expected operating results and an applied discount rate, which was 15% as of September 30, 2014. As of September 30, 2014, $17.8 million had been earned and paid in cash and shares to the former owners of the Southwind business. As of September 30, 2014, based on current facts and circumstances, the estimated aggregate fair value of the remaining contingent obligation to be earned over the remaining evaluation period, which extends through December 31, 2014, was $2.9 million. If earned, the remaining estimated fair value will be paid at various intervals with the final payment to occur in February 2016.

The Company entered into an earn-out agreement in connection with its acquisition of PivotHealth, LLC (“PivotHealth”) on August 1, 2011. The additional contingent cash payments, which have no guaranteed minimum or maximum, will become due and payable to the former owner of the PivotHealth business if certain revenue targets are achieved over evaluation periods beginning at the acquisition date and extending through August 31, 2014. Final payment of the earn-out, if any, will occur in November 2014. The estimated aggregate fair value of the contingent obligation for PivotHealth as of September 30, 2014 was $0.

The Company entered into an earn-out agreement in connection with its acquisition of 360Fresh, Inc. (“360Fresh”) on November 15, 2012. The contingent cash payments, which will not exceed $8.0 million and have no guaranteed minimum, will become due and payable to the former stockholders of 360Fresh if certain revenue targets are achieved over evaluation periods beginning at the acquisition date through December 31, 2015. Final payment of the earn-out, if any, will occur in February 2016. The Company’s fair value estimate of the 360Fresh earn-out liability was $2.5 million as of the date of acquisition. The estimated aggregate fair value of the contingent obligation for 360Fresh as of September 30, 2014 was $2.2 million. The fair value of the 360Fresh earn-out liability is impacted by changes in estimates regarding expected operating results and a discount rate, which was 19.0% as of September 30, 2014.

Changes in the fair value of the contingent earn-out liabilities subsequent to the acquisition date, including changes arising from events that occurred after the acquisition date, such as changes in the Company’s estimate of performance achievements, discount rates, and stock price, are recognized in earnings in the periods during which the estimated fair value changes. The following table represents a reconciliation of the change in the contingent earn-out liabilities for the three and six months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Beginning balance	$5,850	$14,500	$8,750	$15,200
Fair value change in Southwind contingent earn-out liability (1)	(100)	—	(100)	400
Fair value change in PivotHealth contingent earn-out liability (1)	—	(1,000)	—	(1,000)
Fair value change in 360Fresh contingent earn-out liability (1)	(300)	100	(400)	400
Southwind earn-out payments	(275)	(400)	(3,075)	(1,800)

Ending balance	$5,175	$13,200	$5,175	$13,200

(1)	Amounts were recognized in cost of services on the accompanying consolidated statements of income.

Non-financial assets and liabilities

Certain assets and liabilities are not measured at fair value on an ongoing basis but instead are measured at fair value on a non-recurring basis, so that such assets and liabilities are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment). During the six months ended September 30, 2014 and 2013, no fair value adjustments or material fair value measurements were required for non-financial assets or liabilities.

Note 5. Marketable securities

The aggregate fair value, amortized cost, gross unrealized gains, and gross unrealized losses on available-for-sale marketable securities are as follows (in thousands):

	As of September 30, 2014
	Fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses
U.S. government-sponsored enterprises	$9,943	$10,500	$—	$557
Tax exempt obligations of states	77,477	77,464	723	710

	$87,420	$87,964	$723	$1,267

	As of March 31, 2014
	Fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses
U.S. government-sponsored enterprises	$29,291	$30,344	$—	$1,053
Tax exempt obligations of states	135,105	136,653	1,060	2,608

	$164,396	$166,997	$1,060	$3,661

The following table summarizes marketable securities maturities (in thousands):

	As of September 30, 2014
	Fair market value	Amortized cost
Matures in less than 1 year	$2,402	$2,392
Matures after 1 year through 5 years	11,332	11,113
Matures after 5 years through 10 years	50,458	50,554
Matures after 10 years through 20 years	23,228	23,905

	$87,420	$87,964

The following table shows the gross unrealized losses and fair value of the Company’s investments as of September 30, 2014 with unrealized losses that are not deemed to be other-than-temporarily impaired aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	Less than 12 months		12 months or more		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
U.S. government-sponsored enterprises	$—	$—	$9,943	$557	$9,943	$557
Tax exempt obligations of states	—	—	44,621	710	44,621	710

	$—	$—	$54,564	$1,267	$54,564	$1,267

There were no gross realized gains or losses on sales of available-for-sale investments during the three months ended September 30, 2014. There were $0.7 million in gross realized gains on sales of available-for-sale investments and $0.4 million in gross realized losses on sales of available-for-sale investments during the six months ended September 30, 2014. There were $0.3 million in gross realized gains on sales of available-for-sale investments and $0.3 million in gross realized losses on sales of available-for-sale investments during both the three and six months ended September 30, 2013. The weighted average maturity on all marketable securities held by the Company as of September 30, 2014 was approximately 8.0 years. Pre-tax net unrealized losses on the Company’s investments of $0.5 million indicated above were caused by the increase in market interest rates compared to the average interest rate of the Company’s marketable securities portfolio. The Company purchased certain of its investments at a premium or discount to their relative face values. There are 17 tax exempt obligations of states and four tax exempt obligations of U.S. government-sponsored enterprises with unrealized losses. At September 30, 2014, the Company did not intend to sell these investments, and it was not more likely than not that it will be required to sell the investments, before recovery of the amortized cost bases, which may be maturity. The Company does not consider these investments to be other-than-temporarily impaired as of September 30, 2014. The Company has reflected the net unrealized gains and losses, net of tax, in accumulated other comprehensive income on the accompanying consolidated balance sheets. However, the Company may choose to sell these investments at some future point prior to maturity to fund acquisitions or for other purposes. In the event investments with unrealized losses are sold prior to maturity, such losses would become realized and recorded in other (expense) income, net in the consolidated statements of income. The Company uses the specific identification method to determine the cost of marketable securities that are sold.

Note 6. Property and equipment

Property and equipment consists of leasehold improvements, furniture, fixtures, equipment, capitalized internal use software development costs, and acquired developed technology. Property and equipment is stated at cost, less accumulated depreciation and amortization. In certain membership programs, the Company provides software applications under a hosting arrangement where the software application resides on the Company’s or its service providers’ hardware. The members do not take delivery of the software and only receive access to the software during the term of their membership agreement. Software development costs that are incurred in the preliminary project stage are expensed as incurred. During the development stage, direct consulting costs and payroll and payroll-related costs for employees that are directly associated with each project are capitalized and amortized over the estimated useful life of the software once placed into operation. Capitalized software is amortized using the straight-line method over its estimated useful life, which is generally five years. Replacements and major improvements are capitalized, while maintenance and repairs are charged to expense as incurred.

The acquired developed technology is classified as software within property and equipment because the developed software application resides on the Company’s or its service providers’ hardware. Amortization for acquired developed software is included in depreciation and amortization on the Company’s consolidated statements of income. Developed software obtained through acquisitions is amortized over its useful life based on the cash flow estimates used to determine the value of the assets at acquisition. As of September 30, 2014, the weighted average useful life of existing acquired developed software was approximately six years. The amount of acquired developed software amortization included in depreciation and amortization for the three and six months ended September 30, 2014 was approximately $0.7 million and $1.3 million, respectively. The amount of acquired developed software amortization included in depreciation and amortization for the three and six months ended September 30, 2013 was approximately $0.4 million and $0.6 million, respectively.

Furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term. There are no capitalized leases included in property and equipment for the periods presented. The amount of depreciation expense recognized on plant, property, and equipment during the three and six months ended September 30, 2014 was $3.5 million and $6.8 million, respectively. The amount of depreciation expense recognized on plant, property, and equipment during the three and six months ended September 30, 2013 was $2.7 million and $5.1 million, respectively.

Internally developed capitalized software is classified as software within property and equipment and has an estimated useful life of five years. As of September 30, 2014 and March 31, 2014, the carrying value of internally developed capitalized software was $55.9 million and $46.0 million, respectively. Amortization expense for internally developed capitalized software for the three and six months ended September 30, 2014, recorded in depreciation and amortization on the accompanying consolidated statements of income, was approximately $3.1 million and $5.9 million, respectively. Amortization expense for internally developed capitalized software for the three and six months ended September 30, 2013, was approximately $2.0 million and $3.8 million, respectively.

Property and equipment consists of the following (in thousands):

	As of
	September 30, 2014	March 31, 2014
Leasehold improvements	$44,692	$39,425
Furniture, fixtures, and equipment	47,611	43,112
Software	118,893	100,808

Property and equipment, gross	211,196	183,345
Accumulated depreciation and amortization	(94,944)	(80,888)

Property and equipment, net	$116,252	$102,457

The Company evaluates its long-lived assets for impairment when changes in circumstances exist that suggest the carrying value of a long-lived asset may not be fully recoverable. If an indication of impairment exists, and the Company’s net book value of the related assets is not fully recoverable based upon an analysis of its estimated undiscounted future cash flows, the assets are written down to their estimated fair value. The Company did not recognize any material impairment losses on any of its long-lived assets during the six months ended September 30, 2014 or 2013.

Note 7. Goodwill and intangibles

Included in the Company’s goodwill and intangibles balances are goodwill and acquired intangibles and internally developed capitalized software for sale. Goodwill is not amortized because it has an estimated indefinite life. Goodwill is reviewed for impairment at least annually as of March 31, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company believes that no such impairment indicators existed during the six months ended September 30, 2014 or 2013. There was no impairment of goodwill recorded in the six months ended September 30, 2014 or 2013.

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, which range from six months to twelve years. As of September 30, 2014, the weighted average remaining useful life of acquired intangibles was approximately 5.4 years. As of September 30, 2014, the weighted average remaining useful life of internally developed intangibles was approximately 4.0 years.

The gross and net carrying balances and accumulated amortization of intangibles are as follows (in thousands):

		As of September 30, 2014			As of March 31, 2014
	Weighted average useful life	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangibles
Internally developed intangible for sale:
Capitalized software	5.0	$14,014	$(3,390)	$10,624	$11,508	$(2,266)	$9,242
Acquired intangibles:
Developed software	6.1	19,250	(9,450)	9,800	19,250	(7,875)	11,375
Customer relationships	8.1	16,910	(7,957)	8,953	15,910	(6,800)	9,110
Trademarks	6.2	4,200	(2,898)	1,302	4,200	(2,680)	1,520
Non-compete agreements	4.3	1,600	(1,115)	485	1,400	(900)	500
Customer contracts	4.7	6,449	(4,704)	1,745	6,299	(4,291)	2,008

Total intangibles		$62,423	$(29,514)	$32,909	$58,567	$(24,812)	$33,755

Amortization expense for intangible assets for the three and six months ended September 30, 2014, recorded in depreciation and amortization on the accompanying consolidated statements of income, was approximately $2.4 million and $4.7 million, respectively. Amortization expense for intangible assets for the three and six months ended September 30, 2013 was approximately $1.9 million and $3.7 million, respectively. The following approximates the aggregate amortization expense to be recorded in depreciation and amortization on the consolidated statements of income for the remaining three months of the Transition Period ending December 31, 2014 and for each of the following five years ending December 31, 2015 through 2018: $2.4 million, $7.7 million, $6.5 million, $6.0 million, and $5.1 million, respectively, and $5.2 million thereafter.

Note 8. Investments in and advances to unconsolidated entities

In August 2011, the Company entered into an agreement with UPMC to establish Evolent Health, Inc. (“Evolent”) for the purpose of driving provider-led, value-driven care with innovative technology, integrated data and analytics, and services. The Company provided $10.0 million and other non-cash contributions to Evolent for an initial equity interest of 44% in Series A convertible preferred stock of Evolent and the right to appoint one person to Evolent’s board of directors. Prior to the reorganization in September 2013 discussed below, the Company exercised significant influence over Evolent, but did not control Evolent and was not the primary beneficiary of Evolent’s activities. At the time of formation, the Series A convertible preferred shares of Evolent were deemed to be in-substance common stock. As a result, the Company’s investment in Evolent was accounted for under the equity method of accounting, with the Company’s proportionate share of the income or loss recognized in the consolidated statements of income. In addition, a member of the Company’s Board of Directors serves as the chief executive officer of Evolent.

In September 2013, Evolent completed a reorganization in connection with a new round of equity financing (the “Series B Issuance”). Evolent’s reorganization included the creation of Evolent Health Holdings, Inc. (“Holdings”) and the conversion of Evolent into Evolent Health LLC (“Evolent LLC”), a limited liability company that is treated as a partnership for tax purposes. As a result of the reorganization and assuming all shares are converted to common, Holdings owned approximately 57% of the equity interests in Evolent LLC. Holdings has no other operations other than its investment in Evolent LLC. The Company, together with certain other investors, also holds direct equity interests in Evolent LLC, which is the operating company that conducts the Evolent business. The Company participated in the Series B Issuance by providing $9.6 million in cash and converting $10.1 million in principal and accrued interest of a convertible term note in exchange for 1,302,172 Series B convertible preferred shares in Evolent LLC and the right to appoint an additional person to the boards of directors of both Evolent LLC and Holdings. Immediately following the Series B Issuance and reorganization and assuming all shares are converted to common, the Company owned 23.6% of Holdings through its Series A convertible preferred stock investment and 11.5% of Evolent LLC through its Series B convertible preferred stock investment. As of September 30, 2014, and assuming all shares are converted to common, the Company owned 23.3% of Holdings through its Series A convertible preferred stock investment and 11.4% of Evolent LLC through its Series B convertible preferred stock investment.

On the date of the Series B Issuance, the Company re-evaluated the accounting for its investment in Holdings’ Series A convertible preferred stock. The Company determined that its Series A convertible preferred stock investment in Holdings should be accounted for under the cost method instead of the equity method since the investment no longer qualified as in-substance common stock. The carrying balance of the Company’s Series A convertible preferred stock investment in Holdings was $0 as of September 30, 2014. Evolent LLC maintains separate capital accounts for each of its members; therefore, the Company accounts for its Series B convertible preferred stock investment in Evolent LLC under the equity method. As a result of the earnings and loss allocation methodology provided for in the Evolent LLC Operating Agreement and Evolent’s cumulative net loss position, the Company currently is allocated approximately 20% of the Evolent LLC losses. During the three and six months ended September 30, 2014, the Company’s share of the losses of Evolent LLC that was applied to the carrying value of its investment in Evolent LLC was $1.2 million and $3.3 million, respectively, which includes $0.2 million and $0.4 million, respectively related to amortization of basis differences related to identified intangible assets.

The carrying balance of the Company’s investment in Series B convertible preferred shares of Evolent LLC was $12.5 million as of September 30, 2014. Because of Evolent LLC’s treatment as a partnership for tax purposes, the losses of Evolent LLC pass through to the Company and the other members. The Company’s proportionate share of the losses of Evolent LLC is recorded net of the estimated tax benefit that the Company believes will be realized from the losses in equity in loss of unconsolidated entities on the consolidated statements of income. Currently, the Company does not believe it is more likely than not that such tax benefits will be realized, and as a result, has provided a full valuation allowance against the deferred tax asset resulting from these benefits.

As of September 30, 2013, the Company owned 23.6% of Holdings through its Series A convertible preferred stock investment and 11.5% of Evolent LLC through its Series B convertible preferred investment. The Company’s share of the income recognized by Evolent during the three months ended September 30, 2013 totaled $1.3 million and the share of the losses recognized by Evolent during the six months ended September 30,

2013 totaled $1.9 million which exceeded the Company’s investment balance. As a result, a portion of the Company’s share of the losses was recognized at a rate consistent with the Company’s interest in Evolent’s outstanding debt as of June 30, 2013, or 44%. The income (loss) for the three and six months ended September 30, 2013 includes a $4.0 million gain on the conversion of a note receivable into equity securities.

Evolent LLC is in the early stages of its business plan and, as a result, the Company expects both Holdings and its majority-owned subsidiary, Evolent LLC, to continue to incur losses in the future.

The following is a summary of the financial position of Evolent LLC, as of the dates presented (unaudited, in thousands):

	As of
	September 30, 2014	March 31, 2014
Assets:
Current assets	$71,086	$78,692
Non-current assets	26,978	20,151

Total assets	$98,064	$98,843

Liabilities and Members’ Equity:
Current liabilities	$50,668	$35,333
Non-current liabilities	3,639	3,173

Total liabilities	54,307	38,506
Redeemable equity	24,153	33,306
Members’ equity	19,604	27,031

Total liabilities and members’ equity	$98,064	$98,843

Redeemable equity and Members’ equity reported in previous periods have been reclassified to conform to current period presentation.

The following is a summary of the operating results of Evolent LLC (or its predecessor) for the periods presented (unaudited, in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Revenue	$29,896	$12,688	$54,085	$20,214
Operating expenses	(35,363)	(18,001)	(68,956)	(34,030)
Depreciation and amortization	(698)	(456)	(1,339)	(852)
Interest, net	54	(401)	112	(660)
Taxes	(6)	(6)	(13)	(16)

Net loss	$(6,117)	$(6,176)	$(16,111)	$(15,344)

Note 9. Other non-current assets

In June 2009, the Company invested in the convertible preferred stock of a private company that provides technology tools and support services to health care providers, including the Company’s members. In addition, the Company entered into a licensing agreement with that company. As part of its investment, the Company received warrants to purchase up to 6,015,000 shares of the company’s common stock at an exercise price of $1.00 per share as certain performance criteria are met. The warrants are exercisable through June 19, 2019. The warrants contain a net settlement feature and therefore are considered to be a derivative financial instrument. The warrants are recorded at their estimated fair value, which was $370,000 as of September 30, 2014 and $550,000 as of March 31, 2014, and are included in other non-current assets on the accompanying consolidated balance sheets. The change in the estimated fair value of the warrants is recorded in other (expense) income, net on the accompanying consolidated statements of income. For additional information regarding the fair value of these warrants, see Note 4, “Fair value measurements.” The convertible preferred stock investment is recorded at cost, and the carrying amount of this investment of $5.0 million as of September 30, 2014 is included in other non-current assets on the accompanying consolidated balance sheets. The convertible preferred stock accrues dividends at an annual rate of 8% that are payable if and when declared by the investee’s board of directors. As of September 30, 2014, no dividends had been declared by the investee or recorded by the Company. This investment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of this asset may not be recoverable. The Company believes that no such impairment indicators existed during the six months ended September 30, 2014 or 2013.

Note 10. Noncontrolling interest

In July 2012, the Company entered into an agreement with an entity created for the sole purpose of providing consulting services for the Company on an exclusive basis. The Company’s relationship with the entity is governed by a services agreement and other documents that provide the entity’s owners the conditional right to require the Company to purchase their ownership interests (“Put Option”), for a price based on a formula set forth in the agreement, at any time after certain conditions have been satisfied through December 31, 2014. These agreements also provide the Company a conditional right to require the entity’s owners to sell their ownership interests to the Company (“Call Option”) over the same period. In April 2014, an amendment to these agreements provided for an extension of both the Put Option and Call Option to be exercisable through June 30, 2015.

As of September 30, 2014, the conditions to exercise the Put Option or the Call Option had not been satisfied. The equity interest in this entity is classified as a redeemable noncontrolling interest, which is presented outside of permanent equity, as the redemption is not solely within the Company’s control. As of June 30, 2014, management determined that it was probable that the Put Option would become exercisable prior to its expiration. As a result, the redeemable noncontrolling interest was increased to the estimated redemption amount as of June 30, 2014 of $7.1 million from its carrying value of $(0.1) million. The accretion of the redemption value was recorded as an adjustment to additional paid-in capital on the accompanying consolidated balance sheet as the Company had an accumulated deficit and recorded as a reduction to net income attributable to common stockholders. As of September 30, 2014, management continues to believe that it is probable that the Put Option will become exercisable prior to its expiration. The total adjustment during the six months ended September 30, 2014 was $6.9 million.

Prior to June 30, 2014, management had determined that exercisability was not probable. Any change in the redemption value based on the formula set forth in the agreement will be accounted for as accretion in the period in which the change in redemption value occurs. The Company believes any additional change in the redemption value will not be material to the Company’s financial statements. The Company recorded a $0.2 million gain and a $6.9 million loss for the three months and six months ended September 30, 2014, respectively, in net income available to common stockholders and accretion to redemption value of noncontrolling interest related to the change in redemption value.

The Company has determined that this entity meets the definition of a variable interest entity over which it has significant influence and, as a result, has consolidated the results of this entity into its consolidated financial statements. The noncontrolling interest represents the entity’s owners’ claims on consolidated investments where the Company owns less than a 100% interest. As of September 30, 2014, the Company had a 0% ownership interest in this entity. The Company records these interests at their initial fair value, adjusting the basis prospectively for the noncontrolling holders’ share of the respective consolidated investments’ results of operations and applicable changes in ownership.

Note 11. Revolving credit facility

In July 2012, the Company entered into a $150.0 million five-year senior secured revolving credit facility under a credit agreement with a syndicate of lenders. Under the revolving credit facility, up to $150.0 million principal amount of borrowings and other credit extensions may be outstanding at any time, subject to compliance with specified financial ratios and the satisfaction of other customary conditions to borrowing. The maximum principal amount available under the credit agreement may be increased by up to an additional $50.0 million in minimum increments of $10.0 million at the Company’s election upon the satisfaction of specified conditions. The credit agreement contains a sublimit for up to $5.0 million principal amount of swing line loans outstanding at any time and a sublimit for the issuance of up to $10.0 million of letters of credit outstanding at any time. The facility loans may be borrowed, repaid and reborrowed from time to time during the term of the facility and will mature and be payable in full on July 30, 2017. Consequently, the amount outstanding under the revolving credit facility at the end of a period may not be reflective of the total amounts outstanding during such period.

Amounts borrowed under the revolving credit facility generally will bear interest at an annual rate calculated, at the Company’s option, on the basis of either (a) an alternate base rate plus the applicable margin for alternate base rate loans under the credit agreement, which ranges from 0.75% to 1.50% based on the Company’s total leverage ratio, or (b) an adjusted LIBO rate plus the applicable margin for eurocurrency loans under the credit agreement, which ranges from 1.75% to 2.50% based on the Company’s total leverage ratio. The Company is required to pay a commitment fee on the unutilized portion of the facility at an annual rate of between 0.25% and 0.40% based on the Company’s total leverage ratio.

As of September 30, 2014, there were no amounts outstanding under the revolving credit facility and $150.0 million was available for borrowing.

The Company is required under the revolving credit facility to satisfy three financial ratios on a quarterly basis. The Company was in compliance with these financial covenants as of September 30, 2014.

Note 12. Stockholders’ equity

On May 8, 2013, the Company’s Board of Directors authorized the Company to repurchase an additional $100 million of the Company’s common stock under its share repurchase program, bringing the total authorized repurchase amount under the program to $450 million since its inception. The Company repurchased 366,897 and 731,559 shares of its common stock at a total cost of approximately $18.0 million and $36.0 million in the three and six months ended September 30, 2014, respectively, pursuant to its share repurchase program. The Company repurchased 87,041 and 205,921 shares of its common stock at a total cost of approximately $5.0 million and $11.2 million in the three and six months ended September 30, 2013, respectively, pursuant to the program. The total amount of common stock purchased from inception under the program as of September 30, 2014 was 16,758,185 shares at a total cost of $398.8 million. All repurchases to date have been made in the open market, and all repurchased shares have been retired as of September 30, 2014. No minimum number of shares subject to repurchase has been fixed, and the share repurchase authorization has no expiration date. The Company has funded, and expects to continue to fund, its share repurchases with cash on hand, proceeds from the sale of marketable securities, and cash generated from operations. As of September 30, 2014, the remaining authorized repurchase amount was $51.2 million.

During the six months ended September 30, 2014, the Company retired 731,559 shares of its treasury stock. Upon retirement, these shares resumed the status of authorized but unissued stock. The treasury stock retirement resulted in reductions to common stock of $7,300, treasury stock of $36.0 million, and retained earnings of $35.9 million. A total of 16,758,185 shares of treasury stock have been retired to date. There was no effect on the total stockholders’ equity position as a result of the retirement.

Note 13. Stock-based compensation

On June 23, 2014, the Compensation Committee of the Board of Directors approved a grant of 947,117 nonqualified stock options and 101,474 restricted stock units (“RSUs”) to certain executive officers of the Company. The awards are subject to both performance-based and market-based conditions and portions will vest, with all awards vesting if the highest levels are achieved, based upon the achievement of specified levels of both sustained contract value and sustained stock price during the performance period, which could extend to March 31, 2019. The vesting of the RSUs is also subject to a one-year service condition, which requires the recipient to remain employed with the Company for at least the year following the date on which the applicable performance and market conditions were achieved. The Company has concluded that it is probable that all awards will vest at the highest level of achievements over a five year period. The estimated requisite service period, which includes the current estimate of the time to achieve the performance and market conditions at the highest level is five years for the stock options and six years for the RSUs, inclusive of the one-year service condition. The options and RSUs are included in the subsequent tables.

The following table summarizes the changes in common stock options granted under the Company’s stock incentive plans during the six months ended September 30, 2014 and 2013:

	Six Months Ended September 30,
	2014		2013
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding, beginning of period	1,830,323	$32.82	2,692,353	$21.06
Granted	1,144,973	52.28	429,693	48.13
Exercised	(145,930)	16.33	(830,633)	16.26
Forfeited	—	—	(41,802)	27.36
Cancellations	—	—	—	—

Outstanding, end of period	2,829,366	$41.55	2,249,611	$27.89

Exercisable, end of period	940,286	$25.64

The weighted average fair value of options granted with performance and market conditions, valued using a lattice model, during the six months ended September 30, 2014 is estimated at $13.82 per share on the date of grant using the following weighted average assumptions: risk-free interest rate of 1.7%; an expected life of approximately 5 years; volatility of 30%; and dividend yield of 0.0% over the expected life of the option.

The weighted average fair value of all other options granted during the six months ended September 30, 2014 is estimated at $17.72 per share on the date of grant using the following weighted average assumptions: risk-free interest rate of 1.7%; an expected life of approximately 5.47 years; volatility of 30.65%; and dividend yield of 0.0% over the expected life of the option.

The following table summarizes the changes in RSUs granted under the Company’s stock incentive plans during the six months ended September 30, 2014 and 2013:

	Six Months Ended September 30,
	2014		2013
	Number of RSUs	Weighted average grant date fair value	Number of RSUs	Weighted average grant date fair value
Non-vested, beginning of period	1,110,462	$42.05	943,206	$29.50
Granted	335,177	42.89	394,328	48.76
Forfeited	(4,076)	48.83	(22,316)	36.08
Vested	(387,377)	32.27	(339,710)	26.50

Non-vested, end of period	1,054,186	$45.88	975,508	$38.18

The weighted average fair value of RSUs granted with performance and market conditions, valued using a lattice model, during the six months ended September 30, 2014 is estimated at $15.75 per share on the date of grant using the following weighted average assumptions: risk-free interest rate of 1.7%; an expected life of approximately 5 years; volatility of 30%; and dividend yield of 0.0% over the expected life of the RSUs. No RSUs with performance and market conditions vested during the six months ended September 30, 2014.

The Company recognized stock-based compensation expense in the following consolidated statements of income line items for stock options and RSUs, for the three and six months ended September 30, 2014 and 2013 (in thousands, except per share amounts):

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Stock-based compensation expense included in:
Costs and expenses:
Cost of services	$1,916	$1,284	$4,005	$2,689
Member relations and marketing	1,141	925	2,222	1,901
General and administrative	3,118	2,198	5,489	4,476
Depreciation and amortization	—	—	—	—

Total costs and expenses	6,175	4,407	11,716	9,066

Operating income	(6,175)	(4,407)	(11,716)	(9,066)

Net income	$(5,643)	$(2,710)	$(8,994)	$(5,576)

Impact on diluted earnings per share	$(0.15)	$(0.08)	$(0.24)	$(0.15)

There are no stock-based compensation costs capitalized as part of the cost of an asset.

As of September 30, 2014, $62.0 million of total unrecognized compensation cost related to outstanding options and non-vested RSUs was expected to be recognized over a weighted average period of 3.2 years.

Note 14. Income taxes

The effective tax rates were 8.6% and 38.5% for the three months ended September 30, 2014 and 2013, respectively. The effective income tax rates were 25.5% and 38.5% for the six months ended September 30, 2014 and 2013, respectively. The effective tax rates for the three and six months ended September 30, 2014 were impacted by a discrete tax benefit of $2.5 million related to federal research and development credits from 2012 and 2013.

The Company uses a more-likely-than-not recognition threshold based on the technical merits of the tax position taken for the financial statement recognition and measurement of a tax position. If a tax position does not meet the more-likely-than-not initial recognition threshold, no benefit is recorded in the financial statements. The Company does not currently anticipate that the total amounts of unrecognized tax benefits will significantly change within the next 12 months. The Company classifies interest and penalties on any unrecognized tax benefits as a component of the provision for income taxes. No interest or penalties were recognized in the consolidated statements of income for the six months ended September 30, 2014 or 2013. The Company files income tax returns in U.S. federal and state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state, and local tax examinations for filings in major tax jurisdictions before 2010.

Note 15. Earnings per share

Basic earnings per share is computed by dividing net income attributable to common stockholders by the number of weighted average common shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to common stockholders by the number of weighted average common shares and potentially dilutive common shares outstanding during the period. The number of potential common shares outstanding is determined in accordance with the treasury stock method, using the Company’s prevailing tax rates. Certain potential common share equivalents were not included in the computation because their effect was anti-dilutive.

A reconciliation of basic to diluted weighted average common shares outstanding is as follows (in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Basic weighted average common shares outstanding	36,191	35,883	36,301	35,686
Effect of dilutive outstanding stock-based awards	512	1,014	570	1,072

Diluted weighted average common shares outstanding	36,703	36,897	36,871	36,758

In the three months ended September 30, 2014 and 2013, 0.8 million and 1.0 million shares, respectively, related to share-based compensation awards have been excluded from the calculation of the effect of dilutive outstanding stock-based awards shown above because their effect was anti-dilutive. In the six months ended September 30, 2014 and 2013, 0.8 million and 1.1 million shares, respectively, related to share-based compensation awards have been excluded from the calculation of the effect of dilutive outstanding stock-based awards shown above because their effect was anti-dilutive.

As of September 30, 2014, the Company had 1.0 million nonqualified stock options and 0.2 million RSUs that contained either performance or market conditions, or both and therefore are treated as contingently issuable awards. These awards are excluded from the diluted EPS until the reporting period in which necessary conditions are achieved. To the extent all necessary conditions have not yet been satisfied, the number of contingently issuable shares included in diluted EPS shall be based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the contingency period. As of September 30, 2014, none of these contingently issuable awards have been included within the diluted EPS calculation.

Royall Acquisition Co. and Subsidiaries

Consolidated Financial Statements

As of June 30, 2012, 2013 and 2014 and for the period December 23,

2011 to June 30, 2012 and years ended June 30, 2013 and 2014

(Successor) and period July 1, 2011 to December 22, 2011

(Predecessor)

Royall Acquisition Co. and Subsidiaries

Index

June 30, 2014

Independent Auditor’s Report

To the Board of Directors of Royall Acquisition Co.:

We have audited the accompanying consolidated financial statements of Royall & Company Holding, Inc. and its subsidiaries (the “Predecessor Company”), which comprise the consolidated statements of comprehensive income, changes in stockholder’s equity and cash flows for the period from July 1, 2011 to December 22, 2011.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Predecessor Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the Predecessor Company’s consolidated statements of comprehensive income, changes in stockholder’s equity and cash flows for the period from July 1, 2011 to December 22, 2011 in accordance with accounting principles generally accepted in the United States of America.

Richmond, Virginia

January 2, 2015

Independent Auditor’s Report

To the Board of Directors of Royall Acquisition Co.:

We have audited the accompanying consolidated financial statements of Royall Acquisition Co. and its subsidiaries (the “Successor Company”), which comprise the consolidated balance sheets as of June 30, 2014, June 30, 2013 and June 30, 2012, and the related consolidated statements of comprehensive income, changes in stockholder’s equity and cash flows for the years ended June 30, 2014, 2013 and the period from December 23, 2011 to June 30, 2012.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Successor Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Successor Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Successor Company at June 30, 2014, June 30, 2013 and June 30, 2012, and the results of their operations and their cash flows for the years ended June 30, 2014, 2013 and the period from December 23, 2011 to June 30, 2012 in accordance with accounting principles generally accepted in the United States of America.

Richmond, Virginia

January 2, 2015

Royall Acquisition Co. and Subsidiaries

Consolidated Balance Sheets

June 30, 2012, 2013 and 2014

	Successor
	2012	2013	2014

Assets
Current assets
Cash and cash equivalents	$1,205,117	$7,343,376	$7,350,632
Accounts receivable, net	12,576,975	16,160,893	16,956,470
Current taxes receivable	—	—	338,729
Prepaid expenses and other	710,124	793,141	892,261
Costs advanced for clients	145,611	355,668	611,355

Total current assets	14,637,827	24,653,078	26,149,447

Property and equipment
Equipment and furniture	1,538,044	3,038,963	3,946,681
Internally developed software	6,636,655	7,443,578	8,750,264
Leasehold improvements	408,414	1,699,831	3,497,149

Total property and equipment	8,583,113	12,182,372	16,194,094

Less accumulated depreciation and amortization	(1,369,056)	(4,242,391)	(7,352,840)

Net property and equipment	7,214,057	7,939,981	8,841,254

Deferred financing costs	6,585,545	6,328,802	3,839,517
Customer relationships, net	78,608,416	74,572,616	71,587,016
Other intangible assets, net	—	—	765,600
Goodwill	293,819,388	293,819,388	296,287,472

Total assets	$400,865,233	$407,313,865	$407,470,306

Liabilities and Stockholder’s Equity
Current liabilities
Current maturities of notes payable	$5,320,000	$3,372,935	$1,830,000
Accounts payable	1,014,522	876,509	1,008,108
Accrued expenses	4,256,219	5,104,342	6,538,573
Current taxes payable	—	64,007	—
Deferred revenue	1,766,375	4,833,471	3,205,854

Total current liabilities	12,357,116	14,251,264	12,582,535

Deferred rent	—	852,045	832,570
Deferred tax liability	13,100,369	16,878,836	20,082,221
Notes payable, less current maturities	174,845,648	168,600,479	247,338,381

Total liabilities	200,303,133	200,582,624	280,835,707

Stockholder’s equity
Common stock - 1,000 shares authorized and outstanding at June 30, 2012, 2013 and 2014; par value $0.01 per share	10	10	10
Additional paid-in capital	202,251,128	202,251,128	202,251,128
Retained earnings (Accumulated deficit)	(1,689,038)	4,480,103	(75,616,539)

Total stockholder’s equity	200,562,100	206,731,241	126,634,599

Total liabilities and stockholder’s equity	$400,865,233	$407,313,865	$407,470,306

The accompanying notes are an integral part of the financial statements.

Royall Acquisition Co. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended June 30, 2012, 2013 and 2014

	Predecessor	Successor
	Period Ended December 22, 2011	Period Ended June 30, 2012	Year Ended June 30, 2013	Year Ended June 30, 2014

Revenue	$32,720,889	$45,768,178	$88,615,775	$104,632,341
Postage expenses	(3,128,382)	(3,418,611)	(6,831,872)	(8,090,529)
Printing, mailshop, data processing and other production expenses	(4,823,941)	(5,189,374)	(10,973,401)	(11,744,601)
Personnel and benefits expenses	(12,103,062)	(14,003,813)	(28,767,284)	(31,611,705)
Occupancy expenses	(588,725)	(639,669)	(1,531,713)	(1,755,535)
Depreciation and amortization expense	(2,014,348)	(3,476,702)	(6,943,079)	(7,339,171)
Travel and workshop expenses	(628,930)	(910,689)	(1,647,939)	(1,822,465)
Selling, general and administrative expenses	(1,129,146)	(1,702,729)	(4,610,394)	(4,023,356)

Operating income	8,304,355	16,426,591	27,310,093	38,244,979

Other expenses
Interest expense	(2,995,625)	(8,835,870)	(16,004,414)	(15,769,395)
Transaction expenses	(1,159,661)	(5,996,466)	—	—
Amortization of deferred financing costs	(330,382)	(604,706)	(1,267,973)	(5,351,157)
Other loss	(857)	(349)	(20,508)	(51,675)

Net income before income taxes	3,817,830	989,200	10,017,198	17,072,752
Income tax expense	(1,570,395)	(2,678,238)	(3,848,057)	(6,669,394)

Net income (loss)	$2,247,435	$(1,689,038)	$6,169,141	$10,403,358

Total comprehensive income (loss)	$2,247,435	$(1,689,038)	$6,169,141	$10,403,358

The accompanying notes are an integral part of the financial statements.

Royall Acquisition Co. and Subsidiaries

Consolidated Statements of Changes in Stockholder’s Equity

Years Ended June 30, 2012, 2013 and 2014

	Common Stock		Series A Preferred Stock		Additional Paid in Capital	Retained Earnings / (Accumulated Deficit)
	Shares	Amount					Total

Balance at June 30, 2011 (Predecessor)	110,400	$1,104	63,883	$639	$59,837,447	$(3,311,221)	$56,527,969
Net income						2,247,435	2,247,435

Balance at December 22, 2011 (Predecessor)	110,400	1,104	63,883	639	59,837,447	(1,063,786)	58,775,404

Stock cancellation	(110,400)	(1,104)	(63,883)	(639)	(59,837,447)		(59,839,190)
Elimination of predecessor accumulated deficit						1,063,786	1,063,786

Balance at December 23, 2011 (Successor)	—	—	—	—	—	—	—

Issuance of Shares	1,000	10			202,251,128		202,251,138
Net loss						(1,689,038)	(1,689,038)

Balance at June 30, 2012 (Successor)	1,000	10	—	—	202,251,128	(1,689,038)	200,562,100

Net income						6,169,141	6,169,141

Balance at June 30, 2013 (Successor)	1,000	10	—	—	202,251,128	4,480,103	206,731,241

Dividends paid to Royall Holdings LLC						(90,500,000)	(90,500,000)
Net income						10,403,358	10,403,358

Balance at June 30, 2014 (Successor)	1,000	$10	—	$—	$202,251,128	$(75,616,539)	$126,634,599

The accompanying notes are an integral part of the financial statements.

Royall Acquisition Co. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended June 30, 2012, 2013 and 2014

	Predecessor	Successor
	Period Ended December 22, 2011	Period Ended June 30, 2012	Year Ended June 30, 2013	Year Ended June 30, 2014

Operating activities
Net income (loss)	$2,247,435	$(1,689,038)	$6,169,141	$10,403,358
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	2,014,347	3,476,702	6,943,079	7,339,171
Deferred income tax expense (benefit)	(3,713,433)	2,678,238	3,778,467	3,562,116
Amortization of deferred financing costs	330,382	604,706	1,267,973	5,351,153
Loss on interest rate derivative agreements	52,106	23,747	2,025	161
Capitalization of subordinated debt interest	—	665,648	1,127,766	832,467
Loss on disposal of assets	857	349	23,424	57,670
Amortization of deferred rent	—	—	302,045	(19,475)
Changes in operating assets and liabilities
Receivables	(14,331,113)	9,623,739	(3,583,918)	(795,577)
Prepaid expenses and other	34,934	(154,196)	(85,045)	(99,281)
Costs advanced for clients	(2,236,525)	2,222,802	(210,057)	(255,687)
Accounts payable	1,146,345	(1,881,893)	703,532	144,611
Accrued expenses	3,063,624	1,105,577	848,123	1,022,648
Current taxes payable	2,810,077	(1,572,404)	64,007	(183,551)
Deferred revenue	25,432,360	(24,639,495)	3,067,096	(1,627,617)

Net cash provided by (used in) operating activities	16,851,396	(9,535,518)	20,417,658	25,732,167

Investing activities
Acquisitions, net of cash acquired	—	(362,861,191)	—	(4,588,417)
Capital expenditures	(639,667)	(959,061)	(3,948,172)	(4,137,126)

Net cash used in investing activities	(639,667)	(363,820,252)	(3,948,172)	(8,725,543)

Financing activities
Issuance of Common stock	—	202,251,138	—	—
Dividends paid to Royall Holdings, LLC	—	—	—	(90,500,000)
Payments under interest rate swap agreement	(253,099)	—	—	—
Payments of Refinance term loan	(1,165,625)	—	—	—
Borrowings under Senior Term loan	—	112,000,000	—	—
Payments under Senior Term Loan	—	—	(5,820,000)	(106,180,000)
Borrowings under Senior Debt Facility Refinance term loan	—	—	—	183,000,000
Payments under Senior Debt Facility Refinance term loan	—	—	—	(457,500)
Borrowings under Subordinate Mezzanine Debt	—	64,000,000	—	—
Borrowings under revolving credit facility	—	3,500,000	—	—
Payments under revolving credit facility	(2,800,000)	—	(3,500,000)	—
Payments of deferred financing costs	—	(7,190,251)	(1,011,227)	(2,861,868)

Net cash provided by (used in) financing activities	(4,218,724)	374,560,887	(10,331,227)	(16,999,368)

Net increase in cash	11,993,005	1,205,117	6,138,259	7,256
Cash and cash equivalents
Beginning of year	40,804	—	1,205,117	7,343,376

End of year	$12,033,809	$1,205,117	$7,343,376	$7,350,632

Supplemental disclosures of noncash investing and financing activities
Equipment acquired through obligations outstanding in accounts payable	$57,611	$452,055	$160,510	$147,498
Recognition of a deferred tax benefit resulting from tax-deductible goodwill in excess of book goodwill	$—	$—	$—	$577,916

The accompanying notes are an integral part of the financial statements.

Royall Acquisition Co. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2012, 2013 and 2014

1.	Description of Business

Royall Acquisition Co. (“Acquisition”), a Delaware corporation, is a holding company that conducts no operating activities and owns no significant assets other than through its interests in its subsidiaries. Acquisition’s subsidiaries provide response driven marketing and consultation services under contracts to colleges and universities located primarily in the United States.

The consolidated financial statements include the accounts of Acquisition, Acquisition’s wholly owned subsidiary, Royall & Company Holding, Inc. (“Holding”), Holding’s wholly owned subsidiary, Royall & Company (“Royall”), and Royall’s wholly owned subsidiary, Advancement Services, Inc. (“ASI”). Together, Acquisition, Holding, Royall and ASI together are referred to as the “Company”.

On December 23, 2011, Acquisition acquired 100% of the outstanding stock and voting interests of Holding from its shareholders for $365 million, including $280.8 million to Holding’s shareholders and $16.7 million in fees and expenses (the “Purchase Transaction”). Acquisition obtained $95.3 million of these funds by refinancing Holding’s credit facilities (the “2011 Refinancing”), with the balance coming from newly raised equity.

Acquisition’s cost of acquiring Holding has been pushed-down to establish a new accounting basis for Holding beginning as of December 23, 2011. Accordingly, the accompanying consolidated financial statements are presented for two periods, Predecessor and Successor, which related to the accounting periods preceding and succeeding the Purchase Transaction. The Predecessor and Successor periods have been separated by a vertical line on the face of the consolidated financial statements to highlight the fact that the financial information for such periods has been prepared under two different historical-cost bases of accounting. References to “Predecessor 2012” refer to the period from July 1, 2011 through December 22, 2011 and references to “Successor 2012” refer to the period from December 23, 2011 through June 30, 2012.

On May 7, 2014, Royall acquired substantially all the assets of Hardwick-Day, Inc. (“Hardwick Day”), an enrollment optimization consulting firm, for $4.8 million, of which $4.6 million was paid in cash at closing and $250,000 was placed in escrow for post-closing adjustments. The escrow balance was reconciled and settled in November 2014 for approximately $250,000.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Purchase Accounting

The application of purchase accounting requires that the total purchase price of an acquired entity be allocated to the fair value of assets acquired and liabilities assumed, with the amount in excess of fair values being recorded as goodwill. Fair values of identified intangible assets are determined based on future expected discounted cash flows for customer relationships, current replacement costs for computer software, and comparable transaction values for similar intangibles.

Royall Acquisition Co. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2012, 2013 and 2014

The following table summarizes the fair values of the Holding assets acquired and liabilities assumed as of December 23, 2011:

Fair Value of Consideration Transferred:
Cash	$365,000,000

Total fair value of consideration transferred	$365,000,000

Recognized Amounts of Identifiable Assets Acquired and Liabilities Assumed:
Current assets, including cash of $2,138,809	$27,287,611
Property and equipment	7,230,019
Intangible assets subject to amortization Customer relationships	80,716,000
Current liabilities	(33,630,887)
Deferred tax liability	(10,422,131)

Net recognized amounts of identifiable assets acquired	71,180,612

Goodwill	$293,819,388

The following table summarizes the fair values of the Hardwick Day assets acquired and liabilities assumed as of May 7, 2014:

Fair Value of Consideration Transferred:
Cash	$4,588,417
Deferred Payment Obligations	250,000

Total fair value of consideration transferred	$4,838,417

Recognized Amounts of Identifiable Assets Acquired and Liabilities Assumed:
Property and equipment	$100,000
Intangible assets subject to amortization
Customer relationships	1,062,000
Know how	792,000
Current liabilities	(161,583)

Net recognized amounts of identifiable assets acquired	1,792,417

Goodwill	$3,046,000

Revenue Recognition

Revenues are recognized when the service obligations associated with the contracts have been fulfilled. Deferred revenue is recorded when a service obligation has not been fulfilled, but the cash has been paid or is payable to the Company.

Receivables

Accounts receivable primarily represent amounts due from clients for marketing and consulting services provided. The Company grants credit to clients, substantially all of whom are colleges and universities located throughout the United States. The Company provides an allowance for doubtful collections that is

Royall Acquisition Co. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2012, 2013 and 2014

based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the client. An allowance for doubtful collections of $0, $136,446, and $109,519 related to financially troubled clients has been recorded as of June 30, 2012, 2013 and 2014, respectively.

Accounts receivable at June 30, 2012, 2013 and 2014 include unbilled receivables of $4,805,744, $5,010,228 and $6,204,568, respectively.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Costs advanced for clients

Costs incurred for client projects that have not yet been billed are stated at cost.

Property and equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of comprehensive income.

The Company’s policy for assigning useful lives is as follows:

Office equipment and furniture	3-7 years
Internally developed software	3-5 years
Leasehold improvements	4-10 years

Intangible Assets

Intangible assets are stated at fair value as of the date of acquisition. Amortization is computed using the straight-line method over the estimated lives of the intangible assets, as follows:

Customer Relationships acquired in December 2011	20 years
Customer Relationships acquired in May 2014	15 years
Know how acquired in May 2014	5 years

The gross and net carrying balances and accumulated amortization of intangibles are as follows:

Intangible Assets	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer Relationships
June 30, 2012	80,716,000	(2,107,584)	78,608,416
June 30, 2013	80,716,000	(6,143,384)	74,572,616
June 30, 2014	81,778,000	(10,190,984)	71,587,016

Other Intangible Assets
June 30, 2012	—	—	—
June 30, 2013	—	—	—
June 30, 2014	792,000	(26,400)	765,600

Royall Acquisition Co. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2012, 2013 and 2014

Amortization expense related to the Company’s intangible assets amounted to $1,486,415 for Predecessor 2012, $2,107,584 for Successor 2012, and $4,035,800 and $4,074,000 for the years ended June 30, 2013 and 2014, respectively.

Estimated annual amortization expense related to the Company’s intangible assets is as follows:

Year Ending June 30,	Amount
2015	$4,265,000
2016	4,265,000
2017	4,265,000
2018	4,265,000
2019	4,238,600
2020 and thereafter	51,054,016

$72,352,616

Goodwill

Goodwill represents the excess of the cost of an acquired business over the fair value of the identifiable and intangible assets acquired and liabilities assumed in a business combination. The Company tests goodwill for impairment annually on June 30, or whenever events occur or circumstances change that would more likely than not reduce the fair value of its reporting unit below its carrying amount. Determining the fair value of reporting units involves the use of significant estimates and assumptions. The estimate of the fair value of the Company’s reporting unit is based on management’s projection of revenues, gross margin, operating costs and cash flows considering historical and estimated future results, general economic and market conditions as well as the impact of planned business strategies.

For its annual impairment test for the year ended June 30, 2014, the Company followed authoritative guidance that permits the Company to first assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If based on this assessment the Company determines it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. The results of this qualitative assessment performed as of June 30, 2014 indicated that the fair value of the business exceeded its carrying value and, therefore, the Company’s goodwill was not impaired.

In June 2008, Holding obtained approximately $105 million of goodwill deductible for tax purposes through its acquisition of Royall. As the transaction through which this goodwill originated was accounted for under Financial Accounting Standard no. 141, or FAS 141, “Business Combinations,” the Company continues to follow those rules in accounting for the benefit of tax amortization from excess tax goodwill over book goodwill (component 2 goodwill). As such, the Company reduces goodwill generated from business combinations accounted for under FAS 141 when the benefit from tax amortization of component 2 goodwill results in a reduction in current income taxes payable.

Royall Acquisition Co. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2012, 2013 and 2014

The details of the goodwill balance are as follows:

	2012	2013	2014
Balance as of beginning of period
Goodwill	$—	$293,819,388	$293,819,388
Accumulated impairment losses	—	—	—

	—	293,819,388	293,819,388
Goodwill acquired	293,819,388	—	3,046,000
Reducution in current taxes payable as a result of amortization of goodwill for tax purposes	—	—	(577,916)

Balance as of end of year
Goodwill	293,819,388	293,819,388	296,287,472
Accumulated impairment losses	—	—	—

	$293,819,388	$293,819,388	$296,287,472

Impairment of long-lived assets

The carrying value of long-lived assets is evaluated when certain events and circumstances indicate that the carrying amount may exceed fair value. The fair value is calculated using undiscounted projected cash flows produced by the asset, or the appropriate grouping of assets, over the remaining life of such assets and their eventual disposition. If the undiscounted projected cash flows are less than the carrying amount, an impairment will be recognized. No impairments have been recognized in the years ended June 30, 2012, 2013 and 2014.

Software developed for internal use

The Company capitalizes certain costs incurred in connection with developing internal use software. Software development costs that do not meet capitalization criteria are expensed immediately.

Software development projects and associated hardware are summarized below as of June 30, 2012, 2013 and 2014:

	2012	2013	2014

Net balance as of beginning of year	$—	$5,521,241	$4,150,681
Additions	6,636,655	812,393	1,307,277
Amortization expense	(1,115,414)	(2,182,861)	(2,331,935)
Disposals	—	(92)	—

Net balance as of end of year	$5,521,241	$4,150,681	$3,126,023

Postage expense

The amounts billed for the reimbursement of postage expense are recognized as a component of gross revenues, and the expense is reflected as an operating cost.

Royall Acquisition Co. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2012, 2013 and 2014

Advertising

The costs of advertising the Company’s services are generally expensed as incurred. Total advertising costs amounted to $137,078 for Predecessor 2012, $59,084 for Successor 2012 and $67,039 and $58,720 for the years ended June 30, 2013 and 2014, respectively.

Income taxes

The Company and its subsidiaries file a consolidated U.S. income tax return. Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. Deferred tax assets are subject to periodic assessment as to recoverability and valuation allowances are recognized if it is determined that it is more likely than not that the benefits will not be realized. In evaluating whether it is more likely than not that the Company will recover these deferred tax assets, future taxable income, the reversal of existing temporary differences and tax planning strategies are considered.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently issued accounting pronouncements

In May 2014, the Financial Accounting Standards Board issued new accounting guidance regarding revenue recognition requirements. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective for reporting periods beginning after December 15, 2016. The new guidance is to be applied retrospectively to each reporting period presented or retrospectively with the cumulative effect of initially applying the new guidance at the date of initial application. We are currently assessing the impact that the adoption of the new accounting guidance will have on our consolidated financial statements.

3.	Accrued Expenses

Accrued expenses at June 30, 2012, 2013 and 2014 consist of the following:

	2012	2013	2014

Incentive Compensation Payable	$1,601,779	$1,693,774	$2,948,714
Interest Payable	1,770,358	2,433,287	1,535,764
Other	884,082	977,281	2,054,095

	$4,256,219	$5,104,342	$6,538,573

Royall Acquisition Co. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2012, 2013 and 2014

4.	Notes Payable

Notes payable at June 30, 2012, 2013 and 2014 consist of the following:

	2012	2013	2014

Revolving credit facilities	$3,500,000	$—	$—
Senior term loan	112,000,000	106,180,000	182,542,500
Subordinated notes, including capitalized interest	64,665,648	65,793,414	66,625,881

	180,165,648	171,973,414	249,168,381
Less: Current portion	5,320,000	3,372,935	1,830,000

Long-term portion	$174,845,648	$168,600,479	$247,338,381

In March 2014, the Company replaced its Senior Debt Facility (defined below) with a new $198,000,000 Credit Facility Agreement (“Senior Debt Facility Refinance”) pursuant to which $183,000,000 was borrowed on a term basis. The Senior Debt Facility Refinance, together with the Company’s cash reserves, financed a dividend transaction pursuant to which a $90,500,000 dividend was made to the Company’s stockholder.

The $183,000,000 term loan has scheduled maturities of principal which commenced June 30, 2014 and additional payments of principal required based on the Company’s annual operating performance for the fiscal year ended June 30, 2015 and each fiscal year thereafter. The term loan bears interest, based on the Company’s election, at LIBOR (but not less than 1.0%) plus an applicable margin, currently 4.25%. The Company can also choose to pay prime rate plus an applicable margin, currently 3.25%, or 6.5% total. The Company’s election as of June 30, 2014 was to carry the loan primarily at LIBOR plus the applicable margin, resulting in a rate of 5.25%. The Company estimates that the fair market value of the debt approximates carrying value due to the variable nature of the interest rates.

The Senior Debt Facility Refinance contains a provision commencing the year ending June 30, 2015 for 50% of excess cash flow (as defined) to be used for unscheduled prepayments of the term loan. This amount is reduced to 0% of excess cash flow (as defined) once the Company reaches a specified level in its financial covenants.

The Company also has available, pursuant to the Senior Debt Facility Refinance, a $15,000,000 revolving credit facility, bearing interest at the same rates as the $183,000,000 term loan.

The Senior Debt Facility Refinance contains various financial and other covenants with which the Company must comply for so long as amounts are outstanding under either the term or revolving loans. These include covenants limiting the amount of indebtedness, requiring a minimum level of earnings before interest, taxes, depreciation and amortization, and limiting the amount of certain payments to a multiple of cash flow. The Company was in compliance with all covenants under the Senior Debt Facility Refinance at June 30, 2014.

The Company incurred financing costs totaling $2,824,961 to obtain the Senior Debt Facility Refinance. These costs have been capitalized and are being amortized to interest expense over the life of the Senior Debt Facility Refinance. During the year ended June 30, 2014, amortization of Senior Debt Facility Refinance deferred financing costs totaled $248,668.

During the 2011 Refinancing, the Company entered into a $127,000,000 Credit Facility Credit Agreement (“Senior Debt Facility”) with a group of lenders, pursuant to which $112,000,000 was borrowed on a term basis.

Royall Acquisition Co. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2012, 2013 and 2014

The $112,000,000 term loan had scheduled maturities of principal which commenced January 1, 2013 and additional payments of principal required based on the Company’s annual operating performance for the fiscal year ended June 30, 2013 and each fiscal year thereafter. The Company amended the Senior Debt Facility in December 2012 (“2012 Amendment”) to amend certain covenants and the interest rate payable under the facility. The term loan bore interest, based on the Company’s election, at LIBOR (but not less than 1.25%) plus an applicable margin. The Company could also choose to pay prime rate plus an applicable margin, currently 3.5%, or 6.75% total.

The Senior Debt Facility contained a provision for up to 50% of excess cash flow (as defined) to be used for unscheduled prepayments of the term loan. This amount was reduced to 25% of excess cash flow (as defined) or eliminated if the Company reaches a specified level in its financial covenants. For the year ended June 30, 2013, the required principal prepayment of $3,480,342 was paid on April 2, 2013 as part of a $4,000,000 principal prepayment on the term loan.

The Senior Debt Facility contained various financial and other covenants with which the Company must comply for so long as amounts are outstanding under either the term or revolving loans. These included covenants limiting the amount of capital expenditures, limiting the amount of indebtedness, requiring a minimum level of earnings before interest, taxes and depreciation, and limiting the amount of certain payments to a multiple of cash flow. The Company was in compliance with all covenants under the Senior Debt Facility at June 30, 2012 and 2013.

The Company incurred financing costs totaling $5,559,079 to obtain the Senior Debt Facility and $766,835 to amend the facility as part of the 2012 Amendment. These costs were capitalized and amortized to interest expense over the life of the Senior Debt Facility. Amortization of deferred financing costs from the Senior Debt Facility totaled $0 for Predecessor 2012, $483,182 for Successor 2012 and $1,012,226 and $4,830,506 for the years ended June 30, 2013 and 2014, respectively.

Also during the 2011 Refinancing, the Company issued $64,000,000 of Senior Subordinated Notes due on December 23, 2018. The Company amended the Senior Subordinated Notes in December 2012 and again in March 2014 to amend certain covenants and the interest rate payable under the notes. These notes bear interest at 11.75%, of which 11.0% is paid on a quarterly basis and 0.75% is capitalized as additional principal. The full amount of the notes, including the additional principal, is due in full upon maturity. The Senior Subordinated Notes also contain various financial and other covenants with which the Company must comply until the principal is repaid. These covenants are identical to those contained within the Senior Debt Facility, but with less restrictive thresholds for compliance, so that if the Company is in compliance with its covenants under the Senior Debt Facility it will also be in compliance with the covenants contained within the Senior Subordinated Notes.

The Company incurred financing costs totaling $1,631,172 to obtain the Senior Subordinated Notes, $244,392 to amend the notes in December 2012 and $36,907 to amend the notes in March 2014. These costs have been capitalized and are being amortized to interest expense over the seven year life of the Senior Subordinated Notes. Amortization of deferred financing costs from the Senior Subordinated Notes totaled $0 for Predecessor 2012, $121,524 for Successor 2012 and $255,747 and $271,977 for the years ended June 30, 2013 and 2014, respectively.

Royall Acquisition Co. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2012, 2013 and 2014

Aggregate maturities of notes payable as of June 30, 2014 are as follows:

Year Ending	Amount
2015	$1,830,000
2016	1,830,000
2017	1,830,000
2018	177,052,500
2019	66,625,881

$249,168,381

Cash payments for interest were $1,545,386 for Predecessor, $7,884,683 for Successor 2012 and $14,257,440 and $15,818,134 for the years ended June 30, 2013 and 2014, respectively.

5.	Related Parties

For Predecessor 2012, the Company incurred expenses of $215,322 pursuant to a management services agreement dated June 5, 2008 between Holding and its majority shareholder. This agreement provided for annual payments of $450,000 in exchange for management and advisory services.

Concurrent with the 2011 Purchase Transaction, the Company entered into new management services agreements with its two largest investors. These agreements provide for annual payments totaling $1.5 million in exchange for management and advisory services. For Successor 2012 and the years ended June 30, 2013 and 2014, the Company paid $782,170, $1,543,779 and $1,537,222, respectively, pursuant to the agreement in place subsequent to the closing of the 2011 Purchase Transaction.

6.	Consulting Contracts

The Company has consulting agreements with former Royall stockholders, as follows:

•	With the Chairman of the Board, formerly Royall’s majority shareholder, an agreement to provide services through June 30, 2015 for $250,000 per annum.

•	With the Managing Director, an agreement to provide services through February 2013 for $500,000 per annum.

7.	Employee Benefit Plans

The Company continues to participate in the 401(k) profit sharing retirement plan previously adopted by Royall and effective January 1, 1997. Eligible participants are substantially all employees. Salary deferrals are limited to specific dollar amounts determined by the Internal Revenue Code. The Company may match up to a uniform percentage of employee salary deferrals each year. The Company may also make a discretionary profit sharing contribution each year in addition to the salary deferral match contribution. Total Company expense amounted to $166,772 for Predecessor 2012, $232,648 for Successor 2012 and $419,504 and $439,281 for the years ended June 30, 2013 and 2014, respectively.

Royall Acquisition Co. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2012, 2013 and 2014

8.	Income Taxes

The Company’s provision for income taxes consisted of the following:

	Predecessor	Successor
	Period Ended December 22, 2011	Period Ended June 30, 2012	Year Ended June 30, 2013	Year Ended June 30, 2014

Current income tax expense
Federal	$4,744,061	$—	$69,590	$2,759,650
State	539,767	—	—	347,628

Total	5,283,828	—	69,590	3,107,278
Deferred income tax expense
Federal	(3,362,928)	2,398,843	3,377,036	3,093,433
State	(350,505)	279,395	401,431	468,683

Total	(3,713,433)	2,678,238	3,778,467	3,562,116

Total income tax expense	$1,570,395	$2,678,238	$3,848,057	$6,669,394

The significant components of the Company’s estimated deferred tax assets and liabilities as of June 30, 2012, 2013 and 2014 is as follows:

	2012	2013	2014

Deferred tax assets:
Net operating loss carryforward	$2,964,753	$1,337,737	$—
Deferred financing costs	23,769	66,190	62,853
Deferred rent	—	115,102	125,999
Interest rate cap	50,837	14,406	—
Alternative minimum tax	—	69,590	—
Intangible assets	—	—	326,040
Other	4,176	5,220	53,216

Total deferred tax assets	3,043,535	1,608,245	568,108

Deferred tax liabilities:
Depreciation	(338,556)	(715,278)	(825,428)
Customer relationships	(13,786,612)	(13,718,993)	(13,729,618)
Goodwill	(1,252,359)	(3,828,372)	(6,082,362)
Intangible assets	(766,377)	(224,438)	(12,921)

Total deferred tax liabilities	(16,143,904)	(18,487,081)	(20,650,329)

Net deferred tax liability	$(13,100,369)	$(16,878,836)	$(20,082,221)

Royall Acquisition Co. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2012, 2013 and 2014

The reconciliation of the reported estimated income tax expense to the amount that would result by applying the US federal statutory tax rate to net income or loss is as follows:

	Predecessor	Successor
	Period Ended December 22, 2011	Period Ended June 30, 2012	Year Ended June 30, 2013	Year Ended June 30, 2014

Tax expense at US federal statutory rate	$1,336,241	$336,328	$3,405,847	$5,804,736
Tax expense at state corporate rate	189,262	279,395	401,431	816,311
Nondeductible transaction expenses	268,489	2,038,798	—	—
Other nondeductible items	(223,597)	23,717	40,779	48,347

Income tax expense	$1,570,395	$2,678,238	$3,848,057	$6,669,394

Cash payments for income taxes were $2,473,751 for Predecessor 2012, $1,573,801 for Successor 2012 and $0 and $3,290,000 for the years ended June 30, 2013 and 2014, respectively.

The accounting for uncertain tax provisions prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. The accounting for uncertain tax positions also provides guidance on derecognition, classification, interest and penalties, disclosure and transition. The Company has not identified any uncertain tax positions.

The Company is subject to audits and examinations of its tax returns by tax authorities in various jurisdictions, including the Internal Revenue Service (“IRS”). Management regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of provisions for income taxes. The Company is not currently under examination by any tax authorities. Certain of the Company’s tax years 2012 and forward remain open for audit by the IRS and various state governments.

9.	Lease Commitments

The Company currently leases approximately 86,000 square feet of office space in three buildings within one office park in Virginia under an operating lease expiring in April 2022 (“Virginia Lease”) and 4,000 square feet of office space in an office building in Minneapolis under an operating lease expiring in July 2015. There is a provision in the Virginia Lease for two optional extension terms of five years each.

Future minimum lease payments under this lease consists of the following:

Year Ending	Amount
2015	$1,558,263
2016	1,519,844
2017	1,534,059
2018	1,554,333
2019	1,575,012
2020 and thereafter	5,402,268

Total minimum lease payments	$13,143,779

Rent expense for all operating leases amounted to $492,122 for Predecessor 2012, $528,784 for Successor 2012 and $1,294,669 and $1,471,109 for the years ended June 30, 2013 and 2014, respectively.

Royall Acquisition Co. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2012, 2013 and 2014

10.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. As of June 30, 2012, 2013 and 2013, the Company had $0, $7,093,376 and $7,100,632 of cash deposits in excess of federally insured limits being held by a federally insured financial depository institution, respectively. The carrying value of cash and cash equivalents approximates fair value.

11.	Quarterly Financial Information (Unaudited)

Unaudited financial data by quarter for the fiscal year ended June 30, 2014 are as follows:

	1st Quarter 2014	2nd Quarter 2014	3rd Quarter 2014	4th Quarter 2014

Revenue	$16,793,217	$28,649,566	$31,577,289	$27,612,269
Postage expenses	(1,147,507)	(2,766,054)	(3,098,890)	(1,078,078)
Printing, mailshop, data processing and other production expenses	(3,076,586)	(4,390,096)	(4,033,408)	(244,511)
Personnel and benefits expenses	(7,173,101)	(7,290,363)	(8,270,178)	(8,878,063)
Occupancy expenses	(442,752)	(437,285)	(426,389)	(449,109)
Depreciation and amortization expense	(1,775,522)	(1,830,956)	(1,841,567)	(1,891,126)
Travel and workshop expenses	(515,539)	(307,978)	(402,037)	(596,911)
Selling, general and administrative expenses	(793,952)	(1,011,189)	(974,711)	(1,243,504)

Operating income	1,868,258	10,615,645	12,530,109	13,230,967
Other expenses
Interest expense	(3,733,991)	(3,758,556)	(3,850,578)	(4,426,270)
Amortization of deferred financing costs	(336,356)	(336,356)	(4,423,897)	(254,548)
Other gain (loss)	45	(51,000)	5,675	(6,395)

Net income (loss) before income taxes	(2,202,044)	6,469,733	4,261,309	8,543,754
Income tax (expense) benefit	860,228	(2,527,401)	(1,664,680)	(3,337,541)

Net income (loss)	$(1,341,816)	$3,942,332	$2,596,629	$5,206,213

Total comprehensive income (loss)	$(1,341,816)	$3,942,332	$2,596,629	$5,206,213

12.	Subsequent Events

The preparation of these financial statements includes an evaluation of subsequent events through January 2, 2015, which is the date on which the financial statements were issued.

On December 10, 2014, Acquisition’s stockholder and The Advisory Board Company (“ABCO”) entered into a Stock Purchase Agreement whereby ABCO will acquire all of the outstanding shares of Acquisition for $850 million. After the close of the transaction, the Company will operate as a subsidiary of ABCO. The completion of the transaction is subject to the satisfaction of customary closing conditions, including the expiration of waiting periods and the receipt of approvals under the Hart-Scott-Rodino Antitrust Improvements Act. The transaction is projected to close in January 2015.

Royall Acquisition Co. and Subsidiaries

Unaudited Consolidated Financial Statements

September 30, 2014, June 30, 2014 and September 30, 2013

Royall Acquisition Co. and Subsidiaries

Index

September 30, 2014

Royall Acquisition Co. and Subsidiaries

Unaudited Consolidated Balance Sheets

September 30, 2014, June 30, 2014 and September 30, 2013

	September 30, 2014	June 30, 2014	September 30, 2013
Assets
Current assets
Cash and cash equivalents	$14,177,046	$7,350,632	$21,638,277
Accounts receivable, net	30,590,346	16,956,470	21,864,483
Current taxes receivable	—	338,729	—
Prepaid expenses and other	880,627	892,261	765,029
Costs advanced for clients	4,409,884	611,355	1,898,934

Total current assets	50,057,903	26,149,447	46,166,723

Property and equipment
Equipment and furniture	4,605,392	3,946,681	3,334,501
Internally developed software	9,042,193	8,750,264	7,819,671
Leasehold improvements	3,636,163	3,497,149	2,416,960

Total property and equipment	17,283,748	16,194,094	13,571,132
Less accumulated depreciation and amortization	(8,263,378)	(7,352,840)	(5,008,528)

Net property and equipment	9,020,370	8,841,254	8,562,604

Deferred financing costs	3,584,865	3,839,517	5,992,446
Customer relationships, net	70,560,366	71,587,016	73,563,666
Other intangible assets, net	726,000	765,600	—
Goodwill	296,287,472	296,287,472	293,819,388

Total assets	$430,236,976	$407,470,306	$428,104,827

Liabilities and Stockholder’s Equity
Current liabilities
Current maturities of notes payable	$1,830,000	$1,830,000	$3,947,522
Accounts payable	3,599,181	1,008,108	2,275,562
Accrued expenses	7,465,258	6,538,573	4,230,989
Current taxes payable	1,374,000	—	1,510,000
Deferred revenue	24,914,210	3,205,854	27,905,360

Total current liabilities	39,182,649	12,582,535	39,869,433
Deferred rent	829,361	832,570	853,628
Deferred tax liability	17,644,685	20,082,221	14,492,283
Notes payable, less current maturities	247,006,831	247,338,381	167,500,058

Total liabilities	304,663,526	280,835,707	222,715,402

Stockholder’s equity
Common stock - 1,000 shares authorized and outstanding at September 30, 2014, June 30, 2014 and September 30, 2013; par value $0.01 per share	10	10	10
Additional paid-in capital	202,251,128	202,251,128	202,251,128
Retained earnings / (Accumulated deficit)	(76,677,688)	(75,616,539)	3,138,287

Total stockholder’s equity	125,573,450	126,634,599	205,389,425

Total liabilities and stockholder’s equity	$430,236,976	$407,470,306	$428,104,827

The accompanying notes are an integral part of the financial statements.

Royall Acquisition Co. and Subsidiaries

Unaudited Consolidated Statements of Comprehensive Income

Three Months Ended September 30, 2014 and 2013

	Three Months Ended September 30,
	2014	2013
Revenue	$22,329,770	$16,793,217
Postage expenses	(1,618,043)	(1,147,507)
Printing, mailshop, data processing and other production expenses	(4,050,098)	(3,076,586)
Personnel and benefits expenses	(9,237,994)	(7,173,101)
Occupancy expenses	(456,045)	(442,752)
Depreciation and amortization expense	(1,976,788)	(1,775,522)
Travel and workshop expenses	(813,721)	(515,539)
Selling, general and administrative expenses	(896,202)	(793,952)

Operating income	3,280,879	1,868,258
Other expenses
Interest expense	(4,466,640)	(3,733,991)
Transaction expenses	(318,462)	—
Amortization of deferred financing costs	(254,652)	(336,356)
Other gain	6,647	45

Net loss before income taxes	(1,752,228)	(2,202,044)
Income tax benefit	691,079	860,228

Net loss	$(1,061,149)	$(1,341,816)

Total comprehensive loss	$(1,061,149)	$(1,341,816)

The accompanying notes are an integral part of the financial statements.

Royall Acquisition Co. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

Three Months Ended September 30, 2014 and 2013

	Three Months Ended September 30,
	2014	2013
Operating activities
Net loss	$(1,061,149)	$(1,341,816)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,976,788	1,775,522
Deferred income tax expense	(2,437,536)	(2,386,553)
Amortization of deferred financing costs	254,652	336,356
Capitalization of subordinated debt interest	125,950	248,753
Gain on disposal of assets	—	403
Deferred rent	(3,209)	1,583
Changes in operating assets and liabilities
Receivables	(13,633,876)	(5,703,590)
Prepaid expenses and other	11,634	28,112
Costs advanced for clients	(3,798,529)	(1,543,266)
Accounts payable	2,512,552	1,119,259
Accrued expenses	926,685	(873,353)
Current taxes receivable / payable	1,712,729	1,445,993
Deferred revenue	21,708,356	23,071,889

Net cash provided by operating activities	8,295,047	16,179,292

Investing activities
Capital expenditures	(1,011,133)	(1,109,804)

Net cash used in investing activities	(1,011,133)	(1,109,804)

Financing activities
Payments of Senior Debt Facility term loan	—	(774,587)
Payments of Senior Debt Facility Refinance term loan	(457,500)	—

Net cash used in financing activities	(457,500)	(774,587)

Net increase in cash	6,826,414	14,294,901
Cash and cash equivalents
Beginning of year	7,350,632	7,343,376

End of year	$14,177,046	$21,638,277

Supplemental disclosures of noncash investing and financing activities
Equipment acquired through obligations outstanding in accounts payable	$226,019	$440,304

The accompanying notes are an integral part of the financial statements.

Royall Acquisition Co. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

September 30, 2014, June 30, 2014 and September 30, 2013

1.	Description of Business

Royall Acquisition Co. (“Acquisition”), a Delaware corporation, is a holding company that conducts no operating activities and owns no significant assets other than through its interests in its subsidiaries. Acquisition’s subsidiaries provide response driven marketing and consultation services under contracts to colleges and universities located primarily in the United States.

The consolidated financial statements include the accounts of Acquisition, Acquisition’s wholly owned subsidiary, Royall & Company Holding, Inc. (“Holding”), Holding’s wholly owned subsidiary, Royall & Company (“Royall”), and Royall’s wholly owned subsidiary, Advancement Services, Inc. (“ASI”). Together, Acquisition, Holding, Royall and ASI together are referred to as the “Company”.

These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information. Accordingly, certain information and footnote disclosures required for complete financial statements are not included herein. These financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Royall Acquisition Co. and Subsidiaries Consolidated Financial Statements as of and for the year ended June 30, 2014.

Because of the seasonal nature of our marketing and consultation services, the results of operations for the three months ended September 30, 2014 and 2013 are not indicative of such results for the full fiscal year.

2.	Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board issued new accounting guidance regarding revenue recognition requirements. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective for reporting periods beginning after December 15, 2016. The new guidance is to be applied retrospectively to each reporting period presented or retrospectively with the cumulative effect of initially applying the new guidance at the date of initial application. We are currently assessing the impact that the adoption of the new accounting guidance will have on our consolidated financial statements.

3.	Accounts Receivable

Accounts receivable at September 30, 2014, June 30, 2014 and September 30, 2013 include unbilled receivables of $9,668,093, $6,204,568 and $5,429,559, respectively.

4.	Software Developed for Internal Use

Software development projects and associated hardware are summarized below as of September 30, 2014, June 30, 2014 and September 30, 2013:

	September 30, 2014	June 30, 2014	September 30, 2013

Net balance as of beginning of year	$3,126,023	$4,150,681	$4,150,681
Additions	291,929	1,307,277	376,093
Amortization expense	(602,565)	(2,331,935)	(563,746)
Disposals	—	—	—

Net balance as of end of period	$2,815,387	$3,126,023	$3,963,028

Royall Acquisition Co. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

September 30, 2014, June 30, 2014 and September 30, 2013

5.	Intangible Assets and Goodwill

Intangible assets are stated at fair value as of the date of acquisition. Amortization is computed using the straight-line method over the estimated lives of the intangible assets, as follows:

Customer Relationships acquired in December 2011	20 years
Customer Relationships acquired in May 2014	15 years
Know how acquired in May 2014	5 years

The gross and net carrying balances and accumulated amortization of intangibles are as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible Assets
Customer Relationships
September 30, 2014	81,778,000	(11,217,634)	70,560,366
June 30, 2014	81,778,000	(10,190,984)	71,587,016
September 30, 2013	80,716,000	(7,152,334)	73,563,666

Other Intangible Assets
September 30, 2014	792,000	(66,000)	726,000
June 30, 2014	792,000	(26,400)	765,600
September 30, 2013	—	—	—

Amortization expense related to the Company’s intangible assets amounted to $1,066,250 and $1,008,950 for the three months ended September 30, 2014 and 2013, respectively.

Goodwill is reviewed for impairment at least annually as of June 30, or whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable. The Company believes that no such impairment indicators existed during the three months ended September 30, 2014 or 2013. There was no impairment of goodwill recorded in the three months ended September 30, 2014 or 2013.

6.	Accrued Expenses

Accrued expenses at September 30, 2014, June 30, 2014 and September 30, 2013 consist of the following:

	September 30, 2014	June 30, 2014	September 30, 2013

Incentive compensation payable	$967,773	$2,948,714	$613,754
Interest payable	1,514,508	1,535,764	1,392,689
Production expenses	1,965,624	275,407	1,050,542
Due to related parties	1,172,998	172,998	87,501
Other	1,844,355	1,605,690	1,086,503

	$7,465,258	$6,538,573	$4,230,989

Royall Acquisition Co. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

September 30, 2014, June 30, 2014 and September 30, 2013

7.	Notes Payable

Notes payable at September 30, 2014, June 30, 2014 and September 30, 2013 consist of the following:

	September 30, 2014	June 30, 2014	September 30, 2013

Revolving credit facilities	$—	$—	$—
Senior term loan	182,085,000	182,542,500	105,405,413
Subordinated notes, including capitalized interest	66,751,831	66,625,881	66,042,167

	248,836,831	249,168,381	171,447,580
Less: Current portion	1,830,000	1,830,000	3,947,522

Long-term portion	$247,006,831	$247,338,381	$167,500,058

We were in compliance with all covenants under our debt agreements at September 30, 2014, June 30, 2014 and September 30, 2013.

8.	Lease Commitments

The Company currently leases approximately 86,000 square feet of office space in three buildings within one office park in Virginia under an operating lease expiring in April 2022 (“Virginia Lease”) and 4,000 square feet of office space in an office building in Minneapolis under an operating lease expiring in July 2015. There is a provision in the Virginia Lease for two optional extension terms of five years each.

9.	Subsequent Events

The preparation of these financial statements includes an evaluation of subsequent events through January 2, 2015, which is the date on which the financial statements were issued.

On December 10, 2014, Acquisition’s stockholder and The Advisory Board Company (“ABCO”) entered into a Stock Purchase Agreement whereby ABCO will acquire all of the outstanding shares of Acquisition for $850 million. After the close of the transaction, the Company will operate as a subsidiary of ABCO. The completion of the transaction is subject to the satisfaction of customary closing conditions, including the expiration of waiting periods and the receipt of approvals under the Hart-Scott-Rodino Antitrust Improvements Act. The transaction is projected to close in January 2015.

PROSPECTUS

THE ADVISORY BOARD COMPANY

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell, from time to time, in one or more offerings and series, together or separately:

•	Shares of common stock

•	Shares of preferred stock, which may be represented by depositary shares

•	Warrants to purchase our shares of common stock, shares of preferred stock or depositary shares

•	Rights to purchase shares of common stock

We will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the securities we are offering. The applicable prospectus supplement also will contain information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement. It is important that you read both this prospectus and the applicable prospectus supplement before you invest in the securities.

We, or one or more selling security holders to be identified in a prospectus supplement, may offer the securities directly to investors, through agents designated from time to time by them or us, or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” on page 18 of this prospectus.

Our common stock is listed on the Global Select Market of The NASDAQ Stock Market LLC and is traded under the NASDAQ symbol “ABCO.” On January 16, 2015, the last reported sale price of our common stock on the NASDAQ was $48.08 per share. The address of our principal executive offices is 2445 M Street, N.W., Washington, D.C., 20037, and our telephone number is (202) 266-5600.

Investing in our securities involves risks. See “Risk Factors” on page 4 of this prospectus for risks relating to an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated January 20, 2015

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we or any selling security holder offer securities covered by this registration statement, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

You should rely only on the information provided or incorporated by reference into this prospectus, any applicable prospectus supplement and any applicable free writing prospectus that we prepare and distribute. Neither we nor any selling security holder have authorized anyone to provide you with different or additional information. Neither we nor any selling security holder are making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement or the documents incorporated by reference into this prospectus or into any applicable prospectus supplement is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference into the prospectus and any applicable prospectus supplement, which we have referred you to in “Incorporation of Certain Information by Reference” on page 22 of this prospectus, before making an investment decision. Information incorporated by reference into this prospectus after the date of this prospectus may add, update or change information contained in this prospectus. Any information in subsequent filings and any applicable prospectus supplement that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

When used in this prospectus, except where the context otherwise requires, the terms “we,” “us,” “our” and “the Advisory Board” refer to The Advisory Board Company and its consolidated subsidiaries.

Special Note Regarding Forward-Looking Statements

Some of the statements in this prospectus and in the information incorporated by reference into this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, financial position, levels of activity, performance or achievements to be materially different from any future results, financial position, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or similar words. You should read statements that contain these words carefully because they discuss our expectations concerning our future results of operations or financial position, or present other forward-looking information. There may be events in the future, however, that we are not able to control or predict accurately. The risks described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended March 31, 2014, and in the other information contained or incorporated by reference into this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations that we describe in the forward-looking statements. The occurrence of the events described in such risks and other information could have a material adverse effect on our business, results of operations and financial position.

We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on any forward-looking statement included or incorporated by reference into this prospectus, which applies only as of the date appearing on the cover page of the applicable document. Except as required by applicable law, we expressly disclaim any duty to update our forward-looking statements, and the estimates and assumptions associated with them, after the date on which we make such statements, whether to reflect changes in circumstances or our expectations, the occurrence of unanticipated events, or otherwise.

Our Company

We are a leading provider of insight-driven performance improvement software and solutions to the rapidly changing health care and higher education industries. Through our subscription-based membership programs, we leverage our intellectual capital to help our clients, which we refer to as our members, solve their most critical business problems. As of September 30, 2014, we served over 4,700 members, including over 3,900 hospitals, health systems and other health care organizations, and approximately 600 colleges and universities.

We launched our first health care program in 1986 and our first higher education program in 2007. Since becoming a public company in 2001, we have increased the number of discrete programs we offer from 13 to 63 as of September 30, 2014. Our health care programs address a range of clinical and business issues, including physician alignment and engagement, network management and growth strategy, value-based care and population health, revenue cycle, clinical operations, and supply chain. Our higher education programs support colleges and universities in enrollment management, academic programming and student learning, faculty recruitment and retention, student advising and success, alumni affairs and advancement, and college and university operations.

We were incorporated in Maryland in 1979 and reincorporated in Delaware in 2001. The address of our principal executive offices is 2445 M Street, N.W., Washington, D.C., 20037, and our telephone number is (202) 266-5600. We maintain a corporate Internet website at www.advisory.com. The contents of our website are not a part of this prospectus.

Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and each subsequent Annual Report on Form 10-K we file and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference into this prospectus or any prospectus supplement, before making a decision to invest in our securities. See “Where You Can Find Additional Information” for information about how can view these documents. Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks.

Use of Proceeds

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale by us of the securities described in this prospectus will be added to our general funds and may be used:

•	to meet our working capital requirements;

•	to redeem or repurchase outstanding securities;

•	to repay or refinance indebtedness;

•	to finance acquisitions; or

•	for other general corporate purposes.

If we do not use the net proceeds immediately, we may temporarily invest them in short-term investments.

We will not receive the net proceeds from any sale of securities by any selling security holder.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the fiscal periods indicated.

	Six Months Ended September 30,	Year Ended March 31,
	2014	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	8.17x	11.32x	14.42x	15.87x	13.69x	9.85x

We compute our ratio of earnings to fixed charges by dividing pre-tax income (loss) from continuing operations, before adjustment for income or loss from equity investees, plus fixed charges and less capitalized interest, by fixed charges. Fixed charges consist of interest expense, including interest expense from amortized premiums, discounts and capitalized expenses related to indebtedness, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases, which we estimate to be one-third of such payments.

We had no preference equity securities outstanding in any of the foregoing fiscal periods. Accordingly, no ratio of combined fixed charges and preference dividends to earnings is presented.

Description of Common Stock

The following is a summary of the material terms of the common stock of the Advisory Board under our restated certificate of incorporation, which we refer to as our charter, our amended and restated bylaws, which we refer to as our bylaws, and the General Corporation Law of the State of Delaware, or DGCL. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, our charter, our bylaws and the DGCL. For information on how you can view copies of our charter and bylaws, see the section entitled “Where You Can Find Additional Information.” You are urged to read our charter and bylaws in their entirety.

Authorized and Outstanding Capital Stock

We are authorized to issue 140,000,000 shares of capital stock, each with a par value of $0.01, consisting of 135,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of January 12, 2015, 38,521,118 shares of our common stock and no shares of our preferred stock were issued and outstanding.

Our charter provides that, notwithstanding the provisions of the DGCL, the number of authorized shares of our common stock may be increased or decreased (but not below the number of shares then outstanding) from time to time by the affirmative vote of the holders of a majority of our outstanding capital stock entitled to vote.

Common Stock Terms

Voting Rights

Except as otherwise expressly required by law or provided for in our charter, each holder of the common stock is entitled to cast one vote for each share of common stock held by such holder upon any matter which is properly considered and acted upon by common stockholders at any annual or special meeting of stockholders. There is no provision in our charter providing for a different number of votes per share for approval of any matter at a meeting of stockholders.

Unless otherwise required by law or provided for in our charter, the presence, in person or represented by proxy, of the holders of a majority of the capital stock issued and outstanding and entitled to vote on any matter will constitute a quorum for the purpose of considering such matter at a meeting of stockholders. Except in the election of directors (as described below), when a quorum is present at any stockholder meeting, the affirmative vote of a majority of the votes cast on any matter is necessary to approve the matter, unless the matter is one upon which a different vote is required by the DGCL or prescribed by our charter or bylaws. There are no provisions of our charter or bylaws that require a different percentage of votes or a different exercise of voting power for purposes of determining the presence of a quorum or, other than the election of directors, approval of any matter at a meeting of stockholders.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Holders of the common stock do not have any cumulative voting rights.

Liquidation, Dissolution and Winding Up

Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the common stock will be entitled to receive ratably our assets and funds available for distribution after payments to creditors and the holders of any outstanding preferred stock.

Dividends

Subject to the rights of holders of any outstanding preferred stock, holders of common stock will be entitled to receive such dividends and other distributions in cash, stock or property of the Advisory Board when, as and if declared thereon by our board of directors from time to time out of our assets or funds legally available for such dividends and distributions.

Other Rights

Holders of the common stock do not have any preemptive, subscription, conversion, redemption or sinking fund rights.

Assessment

All outstanding shares of the common stock are, and the common stock to be outstanding upon the closing of any offering of common stock made by this prospectus and any prospectus supplement will be, fully paid and nonassessable.

Anti-Takeover Effects of Provisions of Charter and Bylaws

Our charter and bylaws contain provisions that could have the effect of delaying or deferring a change in control of our company.

The charter provisions that could have anti-takeover effects:

•	provide that the number of directors that will constitute the entire board of directors will be determined by a resolution of a majority of the board;

•	provide that any vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office;

•	provide that a special meeting of stockholders may be called only by a majority of the directors then in office, by the chairman of the board of directors, or by any holder or holders of at least 40% of the outstanding shares of capital stock then entitled to vote on any matter for which the special meeting is being called;

•	prohibit our stockholders from taking action by written consent in lieu of a meeting with respect to any actions that are required to be taken or that may be taken by our stockholders at any annual or special meeting of stockholders; and

•	as described under “Description of Preferred Stock,” provide authority for the board of directors without stockholder approval to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more classes or series, with terms and conditions, and having rights, privileges and preferences, to be determined by the board of directors.

In addition, the bylaws establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special stockholder meeting.

The rights and privileges of holders of the common stock may be adversely affected by the rights, privileges and preferences of holders of shares of any class or series of preferred stock which our board of directors may designate and we may issue from time to time. Among other actions, by authorizing the issuance of shares of preferred stock with particular voting, conversion or other rights, the board of directors could adversely affect the voting power of the holders of the common stock and otherwise could discourage any attempt to effectuate a change in control of the Advisory Board, even if such a transaction would be beneficial to the interests of our stockholders.

Our charter also provides that our board of directors may adopt a stockholders rights plan (as defined in our charter), but only if the rights plan:

•	is ratified by the affirmative vote of the holders of a majority of the votes cast of our capital stock then outstanding and entitled to vote on the election of directors and present in person or by proxy at the next meeting of stockholders;

•	by its terms expires within 37 months from the date of adoption, unless extended by the affirmative vote of the holders of a majority of the voting power of our shares of capital stock then entitled to vote at an election of directors; and

•	permits the rights issued thereunder to be redeemed at any time upon the affirmative vote of the holders of a majority of the voting power of our shares of capital stock then entitled to vote at an election of directors.

Section 203 of the Delaware General Corporation Law

Our charter provides that Advisory Board will not be governed by Section 203 of the DGCL, as permitted by Section 203(b)(1) thereof. This section of the DGCL, if we had not opted out of it, would have prohibited us for three years from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, and with the affiliates of such stockholders, unless our board of directors or other stockholders approved the business combination in the prescribed manner. Because we have elected in our charter to opt out of Section 203, the statute’s prohibitions do not apply to us.

Listing

Our common stock is listed on the Global Select Market of The NASDAQ Stock Market LLC and is traded under the NASDAQ symbol “ABCO.”

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Description of Preferred Stock

The following description sets forth certain general terms of preferred stock which we may issue. The terms of any class or series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, our charter, our bylaws, the certificate of designations relating to each particular class or series of the preferred stock, which will be filed with the SEC at or before the issuance of the class or series of preferred stock, and the DGCL. Copies of our charter and bylaws are incorporated by reference into this prospectus. For information on how you can view copies of these documents, see the section entitled “Where You Can Find Additional Information.” You are urged to read our charter and bylaws in their entirety.

Terms of the Preferred Stock

Under our charter, we are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, we had no shares of preferred stock outstanding and 5,000,000 shares of preferred stock available for issuance.

Our board of directors has broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, subject to any applicable rights of holders of shares of any class or series of preferred stock outstanding from time to time. The charter authorizes the board of directors from time to time and without further stockholder action to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of preferred stock in one or more classes or series and in such amounts as may be determined by the board of directors. The board of directors may fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as are stated in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series. The power of the board of directors to fix the terms of any such class or series of preferred stock will include, without limitation, the authority to provide that any such class or series may be:

•	subject to redemption at such time or times and at such price or prices as are stated by the board of directors in such resolution or resolutions;

•	entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series as are stated by the board of directors in such resolution or resolutions;

•	entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Advisory Board as are stated by the board of directors in such resolution or resolutions; and

•	convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Advisory Board at such price or prices or at such rates of exchange and with such adjustments as are stated by the board of directors in such resolution or resolutions.

Unless otherwise specified in the applicable prospectus supplement, American Stock Transfer & Trust Company will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

Our rights and the rights of holders of our securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of the Advisory Board upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent the Advisory Board itself may be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Description of Depositary Shares

General

We may issue receipts for depositary shares, each of which depositary receipts will represent a fractional interest of a share of a particular class or series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred stock by us to the preferred stock depositary, we will cause the preferred stock depositary to issue, on behalf of the Advisory Board, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt will be available from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the deposit agreement will have the terms described below.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into other securities.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.

From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred stock depositary.

Voting of Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the Advisory Board, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

The depositary shares, as such, will not be convertible into common stock or any other securities or property of the Advisory Board. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock, other shares of preferred stock of the Advisory Board or other shares of capital stock, and we will agree that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not converted. No fractional shares of common stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common stock as reported on the NASDAQ Global Select Market on the last business day before the conversion.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such an amendment has been approved by the existing holders of at least 66 2⁄3% of the depositary shares evidenced by the depositary receipts then outstanding. Subject to certain exceptions in the depositary agreement, no amendment may impair the right of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all moneys and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depositary if the holders of a majority of each series of preferred stock affected by such termination consent to such termination, whereupon the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred stock depositary with respect to such depositary receipts. In addition, the deposit agreement will automatically terminate if (1) all outstanding depositary shares shall have been redeemed, (2) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of the Advisory Board and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (3) each share of the related preferred stock shall have been converted into securities of the Advisory Board not so represented by depositary shares.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts, however, will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed that are outside of those duties expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any such resignation or removal will take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a specified combined capital and surplus.

Miscellaneous

The preferred stock depositary will forward to holders of depositary receipts any reports and communications from us which are received by the preferred stock depositary with respect to the related preferred stock.

Neither the preferred stock depositary nor we will be liable if, by law or any circumstances beyond its control, it is prevented from or delayed in performing its obligations under the deposit agreement. The obligations of the Advisory Board and the preferred stock depositary under the deposit agreement will be limited to the performance of their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

If the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on such claims, requests or instructions received from us.

Description of Warrants

We may issue by means of this prospectus warrants for the purchase of our common stock, preferred stock or depositary shares. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the agreement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of the warrants to be issued, including, among other terms, the following, where applicable:

•	the title and issuer of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of material U.S. federal income tax consequences; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Warrants may be exchanged for new warrants of different denominations. If in registered form, the warrants may be presented for registration of transfer. The warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.

Holders of stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as our stockholders.

Description of Rights

We may issue rights to our stockholders for the purchase of shares of common stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the rights to be issued, including, among other terms, the following, where applicable:

•	the date for determining the shareholders entitled to the rights distribution;

•	the aggregate number shares of common stock purchasable upon exercise of such rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which such rights may be transferable separately;

•	the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

•	any material U.S. federal income tax consequences; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

Book-Entry Securities

We may issue the securities offered by means of this prospectus in whole or in part in book-entry form. As a result, beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If securities are issued in book-entry form, they will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depositary. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee of such depositary to a successor depositary or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the respective amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depositary, who are called participants. Such accounts will be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depositary’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or nominee will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such securities. None of us, our officers and members of our board of directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depositary for a series of securities at any time is unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, at any time and in our sole discretion, and subject to any limitations described in the applicable prospectus supplement relating to such securities, we may determine not to have any securities of such series represented by one or more global securities and, in this event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

Plan of Distribution

We may sell the securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

We will describe in a prospectus supplement the terms of the offering of the securities, including the following:

•	the names of any underwriters;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities of the series may be listed; and

•	any other information we think is important.

If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We may sell offered securities through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

We also may sell offered securities directly.

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents, and describe their compensation, in a prospectus supplement.

Some of any such underwriters, dealers and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may act from time to time as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with the Conduct Rules of the Financial Industry Regulatory Authority, Inc. regarding the offer and sale of securities of an affiliate.

We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make relating to those liabilities.

We may authorize underwriters, dealers and agents to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

To facilitate the offering of the securities, any underwriters, dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters, dealers or agents may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities or any such other securities, the underwriters, dealers or agents may bid for, and purchase, such securities or any such other securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, dealers or agents are not required to engage in these activities, and may end any of these activities at any time.

Some or all of the securities may be new issues of securities with no established trading market. Any underwriter to which securities are sold by us for public offering and sale may make a market in such securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

Our security holders may use this prospectus in connection with resales of shares of our common stock or other securities. The applicable prospectus supplement will identify the selling security holders, their beneficial ownership of the securities, the securities which the selling security holders intend to sell, any material relationships between us and the selling security holders and the plan of distribution for these securities, as set forth above. Some selling security holders may be deemed to be underwriters under the Securities Act in connection with the securities they resell, and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, any selling security holders will receive all of the proceeds from the resale of our securities and will pay all underwriting discounts, commissions and agent’s commissions, if any.

Legal Matters

The validity of the securities offered by means of this prospectus has been passed upon for us by Hogan Lovells US LLP. Any underwriters will be advised by their own legal counsel on matters relating to any offering.

Experts

The consolidated financial statements of the Advisory Board appearing in the Advisory Board’s Annual Report (Form 10-K) for the year ended March 31, 2014, and the effectiveness of the internal control over financial reporting of the Advisory Board and its consolidated subsidiaries as of March 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of Royall & Company Holding, Inc. and Royall Acquisition Co. included in Exhibit 99.1 of our Current Report on Form 8-K/A dated January 9, 2015 incorporated into this prospectus by reference have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find Additional Information

We have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to the Advisory Board and the securities that may be offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement, including the exhibits and schedules to the registration statement and the reports, statements or other information we file with the SEC, may be examined and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0300. Our SEC filings, including the registration statement, are also available to you on the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We maintain a website at www.advisory.com. Information on our website is not a part of this prospectus.

Incorporation of Certain Information by Reference

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered a part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), including filings made after the date of this prospectus, to the extent not superseded, until this offering is complete:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2014;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and September 30, 2014;

•	our Current Reports on Form 8-K filed on September 5, 2014, December 11, 2014, January 9, 2015, January 12, 2015 (as amended by the Current Report on Form 8-K/A filed on January 20, 2015) and January 20, 2015; and

•	the description of our common stock contained in our Current Report on Form 8-K filed on January 20, 2015, and any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered copies of any of the documents incorporated by reference into this prospectus, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference into those documents, without charge, by written or oral request directed to:

The Advisory Board Company

2445 M Street, NW

Washington, D.C. 20037

Attention: Investor Relations

Telephone: 202-266-7538

4,700,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch	Morgan Stanley	Barclays

Co-managers

SunTrust Robinson Humphrey	Wells Fargo Securities

Piper Jaffray	William Blair

Raymond James	Stifel

Mitsubishi UFJ Securities	Regions Securities LLC

January     , 2015